Filed Pursuant to Rule 424(b)(3)

Registration File No. 333-119217

Prospectus Supplement

Interests in

BANKFINANCIAL AND SUBSIDIARIES

ASSOCIATE INVESTMENT PLAN

and

Offering of Up to 1,230,193 Shares of

BANKFINANCIAL CORPORATION

Common Stock

In connection with the conversion of BankFinancial MHC, Inc. from the mutual to the stock form of organization and related stock offering, BankFinancial Corporation is allowing participants in the BankFinancial and Subsidiaries Associate Investment Plan to invest all or a portion of their accounts in the common stock of BankFinancial Corporation. Based upon the value of the plan assets at March 31, 2005, the trustee of the plan could purchase up to 1,230,193 shares of the common stock, assuming a purchase price of $10.00 per share. This prospectus supplement relates to the initial election of plan participants to direct the trustee of the plan to invest all or a portion of their plan accounts in the BankFinancial Corporation Stock Fund at the time of the conversion and stock offering.

BankFinancial Corporation prospectus, dated April 15, 2005, is attached to this prospectus supplement. It contains detailed information regarding the conversion and stock offering, BankFinancial Corporation common stock and the financial condition, results of operations and business of BankFinancial, F.S.B. This prospectus supplement provides information regarding the plan. You should read this prospectus supplement together with the prospectus and keep both for future reference.

For a discussion of risks that you should consider, see “Risk Factors” beginning on page 18 of the prospectus.

The interests in the plan and the offering of the common stock have not been approved or disapproved by the Office of Thrift Supervision, the Securities and Exchange Commission or any other federal or state agency. Any representation to the contrary is a criminal offense.

The securities offered in this prospectus supplement are not deposits or accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

This prospectus supplement may be used only in connection with offers and sales by BankFinancial Corporation of interests or shares of common stock pursuant to the plan. No one may use this prospectus supplement to reoffer or resell interests or shares of common stock acquired through the plan.

You should rely only on the information contained in this prospectus supplement and the attached prospectus. BankFinancial Corporation, BankFinancial, F.S.B. and the plan have not authorized anyone to provide you with information that is different.

This prospectus supplement does not constitute an offer to sell or solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation in that jurisdiction. Neither the delivery of this prospectus supplement and the prospectus nor any sale of common stock shall under any circumstances imply that there has been no change in the affairs of BankFinancial Corporation, BankFinancial, F.S.B. or the Plan since the date of this prospectus supplement, or that the information contained in this prospectus supplement or incorporated by reference is correct as of any time after the date of this prospectus supplement.

The date of this prospectus supplement is April 15, 2005.

THE OFFERING

Securities Offered	BankFinancial Corporation is offering stock units in the BankFinancial and Subsidiaries Associate Investment Plan (the “Plan”). The stock units represent indirect ownership of BankFinancial Corporation’s common stock through the BankFinancial Corporation Stock Fund being established under the Plan in connection with the stock offering. Assuming a purchase price of $10 per share in the stock offering, the Plan may acquire up to 1,230,193 shares of BankFinancial Corporation common stock in the stock offering. Only employees of BankFinancial, F.S.B. may become participants in the Plan and only participants may purchase stock units in the BankFinancial Corporation Stock Fund. Your investment in stock units in connection with the stock offering through the BankFinancial Corporation Stock Fund, is subject to the purchase priorities contained in the Plan of Conversion and Reorganization of BankFinancial MHC, Inc.

Information with regard to the Plan is contained in this prospectus supplement and information with regard to the financial condition, results of operations and business of BankFinancial, F.S.B. is contained in the attached prospectus. The address of the principal executive office of BankFinancial, F.S.B. is 15W060 North Frontage Road, Burr Ridge, Illinois 60527.

Purchase Priorities	In connection with the stock offering, you may elect to transfer all or part of your account balances in the Plan to the BankFinancial Corporation Stock Fund, to be used to purchase units in the employer stock fund which will consist of common stock issued in the offering plus a percentage of cash. All Plan participants are eligible to direct a transfer of funds to the BankFinancial Corporation Stock Fund. However, such directions are subject to the purchase priorities in the plan of conversion and reorganization as follows: (1) eligible account holders, (2) tax-qualified employee benefit plans of BankFinancial, F.S.B., including the employee stock ownership plan and the Plan, (3) supplemental eligible account holders, and (4) other members. An eligible account holder is a depositor whose deposit account(s) totaled $50.00 or more on March 31, 2003. A supplemental eligible account holder is a depositor whose deposit account(s) totaled $50.00 or more on March 31, 2005. Other members are depositors as of April 10, 2005 and borrowers as of January 1, 1999 whose borrowings remained outstanding as of April 10, 2005. If you fall into subscription offering categories (1), (3) or (4), you have subscription rights to purchase stock units representing an ownership interest in shares of BankFinancial Corporation common stock in the subscription offering and you may use funds in the Plan to pay for the stock units. You may also be able to purchase shares of BankFinancial Corporation common stock in the subscription offering even though you are unable to purchase through subscription offering categories (1), (3) or (4) if BankFinancial, F.S.B. determines to allow the Plan to purchase stock units through subscription offering category (2), reserved for its tax-qualified employee plans, including the employee stock ownership plan and the Plan. The trustee of the BankFinancial Corporation Stock Fund will purchase common stock in the stock offering in accordance with your directions. No later than the closing date of the subscription offering period, the amount that you elect to transfer from your existing account balances for the purchase of stock units in the BankFinancial Corporation Stock Fund in connection with the stock offering will be removed from your existing accounts and transferred to an interest-bearing account, pending the closing of the offering. At the close of the stock offering, and subject to a determination as to whether all or any portion of your order may be filled (based on your purchase priority and whether the stock offering is oversubscribed or whether the Plan will purchase through its individual priority category 2), all or a portion of the amount that you have transferred to purchase stock units will be applied to the purchase of such stock units.

In the event the stock offering is oversubscribed, i.e. there are more orders for common stock than shares available for sale in the offering, and the trustee is unable to use the full amount allocated by you to purchase common stock in the offering, the amount that cannot be invested in common stock and any interest earned will be reinvested in the ING VP Money Market Portfolio. It will then be up to you to utilize the internet or automated telephone line to direct the assets into the funds of your choosing. If you fail to direct the investment of your account balances towards the purchase of stock units in the BankFinancial Corporation Stock Fund in connection with the stock offering, your account balances will remain in the investment funds of the Plan as previously directed by you.

Composition of and Purpose of Stock Units	The BankFinancial Corporation Stock Fund, which is being established in the Plan in connection with the stock offering, will invest in the common stock of BankFinancial Corporation. In addition, the BankFinancial Corporation Stock Fund will maintain a cash component for liquidity purposes. Liquidity is required to facilitate daily transactions such as investment transfers or distributions from the BankFinancial Corporation Stock Fund. Accordingly, a stock unit will consist of a percentage interest in both the common stock and cash held in the BankFinancial Corporation Stock Fund. Unit values (similar to the stock’s share price) and the number of units (similar to number of shares) are used to communicate the dollar value of a participant’s account. Initially, a stock unit will consist of the value of one share of BankFinancial Corporation at $10 per share and $0.40 in cash for a total value of $10.40. Following the stock offering, each day the stock unit value of the BankFinancial Corporation Stock Fund will be determined by dividing the total number of units held in the fund by all participants as of the previous day’s end. The change in stock unit value reflects the day’s change in stock price, any cash dividends accrued and the interest earned on the cash component of the fund, less any investment management fees. The market value and unit holdings of your account in the BankFinancial Corporation Stock Fund is reported to you on your quarterly statements.

Value of Plan Assets	As of March 31, 2005, the market value of the assets of the Plan was approximately $12,567,687.73, of which approximately $12,301,936.81 is eligible to purchase stock units in the offering. The Plan administrator informed each participant of the value of his or her account balance under the Plan as of March 31, 2005.

Election to Purchase Stock Units Representing an Ownership Interest in Common Stock in the Stock Offering	In connection with the stock offering, the Plan will permit you to direct the trustee to transfer all or part of the funds that represent your current beneficial interest in the assets of the Plan to the BankFinancial Corporation Stock Fund. The trustee of the Plan will subscribe for BankFinancial Corporation common stock offered for sale in connection with the stock offering, in accordance with each participant’s direction. In order to purchase stock units representing an ownership interest in common stock in the offering through the Plan, the minimum investment is $260.00, of which $250.00 will be invested in 25 shares of BankFinancial Corporation and $10.00 will establish the cash buffer for the fund. The trustee will pay $10.00 per share, which will be the same price paid by all other persons who purchase shares in the offering.

How to Order	You will be instructed as to how to utilize the internet if you wish to elect to transfer all or a portion of your account balance in the Plan to the BankFinancial Corporation Stock Fund for the purchase of stock units in connection with the stock offering, provided that you invest at least $260.00 to purchase 25 units consisting of 25 shares Plan plus a $10.00 cash buffer for a total initial value of $10.40 per unit. If you wish to use all or part of your account balance in the Plan to purchase stock units in connection with the stock offering, you should indicate that decision through your internet election. If you do not wish to make an election at this time, you do not need to take any action.

If you wish to purchase stock units in connection with the stock offering and do not have access to a computer with internet access, access to a computer with internet access will be made available to you upon request to your immediate supervisor or to Patricia Smith at (630) 242-7062.

In addition, you must also complete a Participant Confirmation and Acknowledgement Form. The Participant Confirmation and Acknowledgement Form acknowledges that you have received the Prospectus and Prospectus Supplement, have read the “Risk Factors” set forth in the Prospectus on page 18, and provides information on which priority category you are in, including information on your accounts, if any, at BankFinancial, F.S.B.

Note: You will not be permitted to purchase units initially through telephone transfers.

Order Deadline

If you wish to purchase stock units in connection with the stock offering with your Plan account balances, you must complete an internet election no later than 3:00 p.m., Central Daylight Time, on Monday, May 9, 2005.

In addition, you must complete the Participant Confirmation and Acknowledgement Form and send it to BankFinancial’s Main office, Attention: Patricia M. Smith, at 15W060 North Frontage Road, Burr Ridge, Illinois 60527 no later than 3:00 p.m., Central Daylight Time, on Monday, May 9, 2005. If you work at a branch location, you may fax a completed form to Ms. Smith at (630) 242-7562, or hand in your completed Form to your branch manager no later than 3:00 p.m., Central Daylight Time, on Monday, May 9, 2005.

Irrevocability of Transfer Direction	You may not change your election to transfer amounts to the BankFinancial Corporation Stock Fund in connection with the stock offering. Your election is irrevocable until after the stock offering has concluded. You will, however, continue to have the ability to transfer amounts not directed towards the purchase of stock units amongst all of the other investment funds on a daily basis.

Direction to Purchase Stock Units	You will also be able to purchase stock units representing an ownership interest in stock after the offering through investment in the BankFinancial Corporation Stock Fund. You may direct that your future contributions or your account balance in the Plan be transferred to the BankFinancial Corporation Stock Fund. After the stock offering, the trustee of the Plan will acquire common stock in open market transactions at the prevailing price. You may change your investment allocation only as permitted by BankFinancial’s

Insider Trader policies. This means that there will be periods of time during which you cannot acquire stock or change your allocations. Special restrictions may apply to transfers directed to and from the BankFinancial Corporation Stock Fund by participants who are subject to the provisions of Section 16(b) of the Securities Exchange Act of 1934, as amended, relating to the purchase and sale of securities by officers, directors and principal stockholders of BankFinancial Corporation.

Voting Rights of Common Stock	The Plan provides that you may direct the trustee how to vote any shares of BankFinancial Corporation common stock held by the BankFinancial Corporation Stock Fund and credited to your account on matters voted upon by stockholders of BankFinancial Corporation. If the trustee does not receive your voting instructions with respect to these matters, the Plan administrator will exercise those rights as it determines in its discretion and will direct the trustee accordingly. All voting instructions will be kept confidential.

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DESCRIPTION OF THE PLAN

Introduction

BankFinancial, F.S.B. established a profit sharing plan and trust effective July 1, 1993, originally known as the Financial Federal Trust & Savings Bank and Subsidiaries Employee Investment Plan, subsequently renamed the BankFinancial and Subsidiaries Associate Investment Plan, which was amended and restated effective January 1, 2002 (referred to as the “Plan”). The Plan is a tax-qualified plan with a cash or deferred compensation feature established in accordance with the requirements under Section 401(a) and Section 401(k) of the Internal Revenue Code of 1986, as amended (the “Code”).

BankFinancial, F.S.B. intends that the Plan, in operation, will comply with the requirements under Section 401(a) and Section 401(k) of the Code. BankFinancial, F.S.B. will adopt any amendments to the Plan that may be necessary to ensure the continuing qualified status of the Plan under the Code and applicable Treasury Regulations.

Employee Retirement Income Security Act (“ERISA”). The Plan is an “individual account plan” other than a “money purchase pension plan” within the meaning of ERISA. As such, the Plan is subject to all of the provisions of Title I (Protection of Employee Benefit Rights) and Title II (Amendments to the Code Relating to Retirement Plans) of ERISA, except to the funding requirements contained in Part 3 of Title I of ERISA which by their terms do not apply to an individual account plan (other than a money purchase plan). The Plan is not subject to Title IV (Plan Termination Insurance) of ERISA. The funding requirements contained in Title IV of ERISA are not applicable to participants or beneficiaries under the Plan.

Reference to Full Text of Plan. The following portions of this prospectus supplement summarize certain provisions of the Plan. They are not complete and are qualified in their entirety by the full text of the Plan. Copies of the Plan are available to all employees by filing a request with the Plan administrator c/o BankFinancial, F.S.B., 15W060 North Frontage Road, Burr Ridge, Illinois 60527. You are urged to read carefully the full text of the Plan.

Eligibility and Participation

You are eligible to participate in the Plan if you have completed 250 hours of service during your initial six months of employment with BankFinancial, F.S.B. and have attained age 21. For eligibility purposes, your years of service with Success Bancshares, Inc. or Success National Bank will be taken into account. You may begin participating in the Plan on January 1, April 1, July 1, or October 1 coinciding with or next following the date you have satisfied the eligibility requirements. Leased employees and certain nonresident aliens who have no earned income from sources within the United States are not eligible to participate in the Plan. The Plan year is January 1 to December 31 (the “Plan Year”).

As of March 31, 2005, there were approximately 378 active accounts in the Plan and 298 employees participating by making elective deferral contributions.

Contributions Under the Plan

Employee Salary Deferrals. You are permitted to defer on a pre-tax basis up to 50% of your compensation, subject to certain restrictions imposed by the Code, and to have that

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amount contributed to the Plan on your behalf. For purposes of the Plan, “compensation” means your total taxable compensation as reported on your Form W-2 (including amounts contributed pursuant to a salary reduction agreement and which are not includible in the gross income of the participant under Code Sections 125, 132(f)(4) for Plan Years beginning after December 31, 2000, 402(e)(3), 402(h)(1)(B), 403(b) or 457(b), and employee contributions described in Code Section 414(h)(2) that are treated as employer contributions). In 2005, the annual compensation of each participant taken into account under the Plan is limited to $210,000. Limits established by the Internal Revenue Service are subject to increase pursuant to an annual cost-of-living adjustment, as permitted by the Code. You may elect to modify the amount contributed to the Plan by filing a new elective deferral agreement with the Plan administrator once per calendar quarter.

Employer Matching Contributions. BankFinancial, F.S.B. may make discretionary matching contributions to the Plan equal to a uniform percentage of the amount of salary reduction you elect to defer, which percentage will be determined each year by BankFinancial, F.S.B. The matching contribution will be based on up to 5% of your payroll period compensation.

Qualified Non-Elective Contributions. BankFinancial, F.S.B. may also make a qualified non-elective contribution equal to a uniform percentage of your compensation determined each year on behalf of each non-highly compensated participant. You must be actively employed on the last day of the Plan Year to share in the qualified non-elective contribution for the year.

Discretionary Profit Sharing Contributions. BankFinancial, F.S.B. may make a discretionary profit sharing contribution. You must complete a year of service during the Plan Year and be actively employed on the last day of the Plan Year to share in the discretionary profit sharing contribution.

Limitations on Contributions

Limitations on Employee Salary Deferrals. For the Plan Year beginning January 1, 2005, the amount of your before-tax contributions may not exceed $14,000 per calendar year. This amount will be increased by $1,000 in 2006 and thereafter may be adjusted periodically by law, based on changes in the cost of living. Contributions in excess of this limit are known as excess deferrals. If you defer amounts in excess of this limitation, your gross income for federal income tax purposes will include the excess in the year of the deferral. In addition, unless the excess deferral is distributed before April 15 of the following year, it will be taxed again in the year distributed. Income on the excess deferral distributed by April 15 of the immediately succeeding year will be treated, for federal income tax purposes, as earned and received by you in the tax year in which the contribution is made.

If you are age 50 or older, you may elect to defer additional amounts (called “catch-up contributions”) to the Plan. The additional amounts may be deferred regardless of any other limitations on the amount that you may defer to the Plan. The maximum “catch-up contribution” that you can make in 2005 is $4,000. This amount will be increased to $5,000 in 2006 After 2006, the maximum catch-up contribution may increase for cost-of-living adjustments.

Limits on Contributions to Your Account. Generally, the law imposes a maximum limit on the amount of contributions you may receive under the Plan. This limit applies to all

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contributions made by BankFinancial, F.S.B. on your behalf, all contributions you make to the Plan and any other amounts allocated to any of your accounts during the Plan Year, excluding earnings and any transfers/rollovers. For the year 2005, the maximum limit on annual additions that can be allocated to your account under this and all other deferred contribution plans maintained by BankFinancial, F.S.B. and its affiliates, in the aggregate, cannot exceed the lesser of $42,000 (as indexed) or 100% of your annual compensation. For this purpose, compensation includes your salary deferrals.

Limitation on Plan Contributions for Highly Compensated Employees. Special provisions of the Code limit the amount of employee deferrals and employer matching contributions that may be made to the Plan in any year on behalf of highly compensated employees, in relation to the amount of employee deferrals and employer matching contributions made by or on behalf of all other employees eligible to participate in the Plan. A highly compensated employee includes any employee who (1) was a 5% owner of BankFinancial Corporation at any time during the current or preceding year, or (2) had compensation for the preceding year of more than $90,000 and, if BankFinancial Corporation so elects, was in the top 20% of employees by compensation for the preceding year. The dollar amounts in the foregoing sentence may be adjusted annually to reflect increases in the cost of living. If these limitations are exceeded, the level of deferrals by highly compensated employees may have to be adjusted.

Allocation of Contributions

BankFinancial, F.S.B.’s discretionary profit sharing contribution will be allocated to your account in the same proportion that your compensation in excess of the Social Security Taxable Wage Base (also called “excess compensation”) plus your compensation bears to the total “excess compensation” plus compensation of all eligible participants. However, the maximum amount that can be allocated to you in this first step is 5.7% of your “excess compensation” plus your compensation. If, after the first step of the allocation process, there still remains a portion of BankFinancial, F.S.B.’s discretionary profit sharing contribution that has not yet been allocated, then the remainder will be allocated to you in the same proportion that your compensation bears to the total compensation of all participants.

In the event BankFinancial, F.S.B. maintains two or more plans providing for an allocation or benefit in excess of a portion of your compensation, then the allocation above may be adjusted. The Plan administrator will notify you if your allocation is affected. For any short Plan Year, the Social Security Taxable Wage Base will be prorated. These contributions will vest according to the vesting schedule.

In addition to BankFinancial, F.S.B.’s contributions to your account, your account will be credited annually with a share of the investment earnings or losses of the trust fund.

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Benefits Under the Plan

Vesting. At all times, you have a fully vested, nonforfeitable interest in your salary deferrals and in the employer’s qualified non-elective contributions made to the Plan. To earn a Year of Service, you must be credited with at least 500 hours of service during any Plan Year. Other employer contributions vest in accordance with the following schedule:

Years of Service	Percentage
2	25%
3	50%
4	75%
5	100%

However, an employee (other than a former Success employee) who has completed three years of service as of February 25, 2003 may elect to have his vested percentage determined under the vesting schedule in effect prior to the amendment and restatement of the Plan. The prior vesting schedule is as follows:

Years of Service	Percentage
1	0%
2	0%
3	100%

Withdrawals and Distributions from the Plan

Applicable federal law requires the Plan to impose substantial restrictions on the right of a Plan participant to withdraw amounts held for his or her benefit under the Plan prior to the participant’s termination of employment with BankFinancial, F.S.B. A substantial federal tax penalty may also be imposed on withdrawals made prior to the participant’s attainment of age 59 ½, regardless of whether such a withdrawal occurs during his or her employment with BankFinancial, F.S.B. or after termination of employment.

Retirement Benefits. You will be entitled to all of your accounts under the Plan when you reach your normal retirement age (age 65). You may also remain employed past your normal retirement age and retire instead on your late retirement date. You will be entitled to all your accounts under the Plan on your late retirement date.

Termination of Employment Prior to Retirement Age. If you terminate employment for reasons other than death, disability or retirement, you will be entitled to receive only the vested percentage of your account balance.

Disability Benefits. If you become disabled while a participant, you will be entitled to 100% of your account balance. Payment of your disability benefits will be made to you as if you had retired.

Death Benefits. If you die while in the employ of BankFinancial, F.S.B., your entire account balance will be used to provide your beneficiary with a death benefit. If you terminate employment with BankFinancial, F.S.B. and subsequently die, your beneficiary will be entitled to the vested percentage of your remaining account balance at the time of your death.

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In-Service Distributions. Generally, you may receive a distribution from the Plan prior to your termination of employment if you satisfy certain conditions. You may be entitled to receive a pre-retirement distribution of amounts credited to your account in which you are vested and are otherwise available to you under the Plan if you have reached age 59 ½.

Hardship Withdrawal. If you satisfy certain conditions, the Plan administrator may direct the Plan trustee to distribute up to 100% of your account balance attributable to your salary reduction election in the event of a financial hardship.

Loans. Plan participants may obtain loans from their accounts, provided they satisfy certain requirements. Loans are limited to the lesser of $50,000, reduced by the excess, if any, of the participant’s highest outstanding balance of loans from the Plan during the one-year period prior to the date of the loan over the participant’s current outstanding balance of loans, or half of the participant’s vested account balance. No loan will be made in an amount less than $1,000 nor will any loan be made if a prior loan is currently outstanding.

Form of Benefit Payment. All distributions from the Plan will be made in a lump-sum payment in cash directly to you, as a rollover, or in a combination with a partial distribution to you and the remainder rolled over. If your vested benefit under the Plan exceeds $1,000, you must consent to the distribution. If your vested benefit under the Plan does not exceed $1,000, your benefit must be distributed to you as soon as possible following the event that entitles you to a distribution.

Investment of Contributions and Account Balances

All amounts credited to your accounts under the Plan are held in the Plan trust (the “Trust”) which is administered by the trustee appointed by BankFinancial, F.S.B.’s Board of Directors. BankFinancial, F.S.B. has established procedures to permit you do direct the investment of contributions made by you or on your behalf to the Plan. These are called “Participant Direction Procedures.” You should request a copy of these Procedures from the Administrator.

Prior to the effective date of the offering, you were provided the opportunity to direct the investment of your account into one of the following funds:

1.	ING T. Rowe Price Diversified Mid Cap Growth Portfolio

2.	AIM V.I. Premier Equity Fund

3.	Fidelity VIP Growth Portfolio

4.	ING UBS U.S. Large Cap Equity Portfolio

5.	AIM V.I. Core Equity Fund

6.	ING VP Growth and Income Portfolio

7.	ING Van Kampen Equity and Income Portfolio

8.	ING VP Intermediate Bond Portfolio

9.	ING Fixed Account

10.	ING VP Money Market Portfolio

In connection with the offering, the Plan now provides that in addition to the funds specified above, you may direct the trustee, or its representative, to invest all or a portion of your account in the BankFinancial Corporation Stock Fund. You may elect to have both past contributions and earnings, as well as future contributions to your account invested among the

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funds listed above. If you fail to provide an effective investment direction, your contributions will be invested in the ING VP Money Market Portfolio until such time as you provide an effective investment direction. Transfers of past contributions and the earnings thereon do not affect the investment mix of future contributions. You may change your investment directions at any time. This may be done either by filing a form or by telephone or other electronic medium. You may also redirect the investment of your investment accounts such that a percentage of any one or more investment accounts may be transferred to any one or more other investment accounts either by filing a form or by telephone or other electronic medium.

Performance History

The following table provides performance data with respect to the investment funds available under the Plan through March 31, 2005:

FUND RETURNS THROUGH MARCH 31, 2005

Stock Funds	Monthly Return	Year to Date	Last 12 Months	5 Calendar Years Annualized	10 Calendar Years Annualized
ING T. Rowe Price Diversified Mid Cap Growth Portfolio/Janus Aspen Series Mid Cap Growth Portfolio	-1.32%	-3.62%	9.73%	-16.39%	7.35%[1]

AIM V.I. Premier Equity Fund	-1.52%	-1.45%	2.99%	-9.68%	6.71%

Fidelity VIP Growth Portfolio	-2.05%	-4.11%	-2.71%	-9.75%	8.09%

ING UBS U.S. Large Cap Equity Portfolio	-0.86%	-1.51%	8.61%	-6.39%	2.08%[2]

AIM V.I. Core Equity Fund	-1.73%	-0.80%	6.98%	-7.78%	8.28%

ING VP Growth and Income Portfolio	-0.42%	-0.19%	1.71%	6.79%	6.51%

ING Van Kampen Equity and Income Portfolio/Janus Aspen Series Balanced Portfolio	-1.33%	-0.58%	5.94%	0.10%	11.15%[3]

ING VP Intermediate Bond Portfolio	0.42%	0.19%	1.71%	6.79%	6.51%

ING Fixed Account	0.71%	0.91%	3.93%	5.18%	5.69%

ING VP Money Market Portfolio	0.13%	0.32%	0.55%	1.71%	3.14%

[1]	The latter fund listed was replaced with the first fund listed after the close of business on December 3, 2004. The performance shown is based on the replaced fund until December 3, 2004 and on the new fund thereafter.

[2]	ING UBS U.S. Large Cap Equity/American Century VP Cap Apr was “folded into” this fund. This 2.08% figure represents appreciation since the Fund’s inception on November 28, 1997.

[3]	The latter fund listed was replaced with the first fund listed after the close of business on December 3, 2004. The performance shown is based on the replaced fund until December 3, 2004 and on the new fund thereafter.

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The following is a description of each of the Plan’s investment funds (grouped together by type):

AGGRESSIVE GROWTH

Funds in this category carry the highest relative risk rating of “Aggressive.” Small cap, mid cap and “specialty” funds are in this category, employing investment styles of growth, value or “blend.” These funds seek capital appreciation by investing primarily in stocks of small-and medium-sized companies. Generally, these companies are striving to develop new products or markets and have above-average earnings growth potential. Because of their smaller size, they may face greater business risk, and investments in these funds generally carry much higher risk than other domestic equity funds. “Specialty” or “sector” funds invest in stocks of companies in a particular industry. This narrow focus can significantly increase the risk and volatility of such funds.

•	ING T. Rowe Price Diversified Mid Cap Growth Portfolios. This Fund contains a diversified portfolio that seeks long-term growth of capital by investing primarily in common stocks selected for their growth potential and by normally investing at least 80 percent of its equity assets in medium-sized companies. The portfolio manager selects investments using a combination of fundamental “bottom-up” analysis and “top-down” quantitative strategies in an effort to identify companies with superior long-term growth. Since this fund may invest substantially all of its assets in common stocks, the main risk is that the value of the stocks it holds might decrease in response to the activities of an individual company or in response to general market and/or economic conditions. Performance may also be affected by risks specific to certain types of investments, such as foreign securities, and derivative investments. Additional risks include active and frequent trading risks, mid cap growth risks, over the counter risks.

Note: Prior to December 3, 2004, the amounts invested in this Fund were invested in the Janus Aspen Series Mid Cap Growth Portfolio.

GROWTH

Funds in this category can have a relative risk rating of “Moderate” or “Aggressive.” Funds with fewer holdings and a relatively narrow focus merit the risk level of “Aggressive.” Overall, these funds invest primarily in stocks of larger U.S. companies, employing an investment style of growth, value or “blend.” The funds seek long-term growth of capital. Funds emphasizing growth stocks will typically have higher price/earnings ratios and make little or no dividend payments. Large capitalization companies tend to be more established, with lower relative volatility, than more aggressive small- and mid-cap stock funds.

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AIM V.I. Premier Equity Fund. The fund seeks to achieve long-term growth of capital with income as a secondary objective by investing, normally, at least 80 percent of its net assets, plus the amount of any borrowings for investment purposes, in equity securities, including convertible securities. The Fund may also invest in preferred stocks and debt instruments that have prospects for growth of capital. The principal risks of this Fund include the fluctuation of the price of securities due to several factors including the

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historical and prospective earnings of the issuer, the value of its assets, general economic conditions, interest rates, investor perceptions and market liquidity.

•	Fidelity VIP Growth Portfolio. This Fund seeks to achieve capital appreciation though primarily investing in common stocks of companies that it believes have above-average growth potential (may include both domestic and foreign stock). Risks to which the Fund is subjected include stock market volatility, foreign exposure, issuer-specific changes, and “growth” investing.

•	ING UBS U.S. Large Cap Equity Portfolio. This Fund seeks long-term growth of capital and future income by investing at least 80 percent of its net assets in U.S. equity securities, including dividend-paying securities, common stock, and preferred stock. The Fund generally emphasized large capitalization stocks, but may also include small and intermediate capitalization stocks. The Fund is subject to a variety of risks including active or frequent trading risks, derivatives risks, market and company risks, over the counter risks, small and mid-capitalization risks, and stock risks.

GROWTH & INCOME (STOCKS)

Funds in this category have a relative risk rating of “Moderate.” Funds seek long-term growth of capital or a combination of growth and income by investing primarily in stocks of larger, mature companies. The investment styles exhibited are value and “blend.” Stocks are selected for price appreciation and for the value of the current income provided through dividends. These funds generally exhibit a lower level of price volatility, due to the types of companies they favor, such as those able to pay dividends.

•	AIM V.I. Core Equity Fund. This Fund seeks growth of capital by investing at least 80 percent of its net assets in equity securities including convertible securities, of established companies that have long-term above-average growth in earning, and growth companies that the Fund managers believe have the potential above-average growth in earnings. Risks associated with this Fund include the historical and prospective earnings of the issuer, the value of its assets, general economic conditions, interest rates, investor perceptions, and market liquidity.

•	ING VP Growth and Income Portfolio. This Fund seeks to maximize capital appreciation and investment income through investments in a diversified portfolio of common stocks and securities convertible into common stock. Under normal market conditions this Fund invests at least 65 percent of its total assets in common stocks that the Fund’s subadviser believes have significant potential for capital appreciation or income growth or both. The principal risks of this Fund include market volatility and sensitivity to interest rates, especially for stocks of medium-sized and smaller companies.

•

ING Van Kampen Equity and Income Portfolio. This Fund seeks total return, consisting of long-term capital appreciation and current income, by investing in primarily income-producing equity instruments and investment grade quality debt securities or unrated securities of comparable quality. Under normal circumstances, the Fund invests at least 80% of its net assets in equity and income securities at the time of investment. The Fund employs a value style of investing, seeking well-established, undervalued

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companies that the subadviser believes offer the potential for income and long-term growth of capital. The principal risks of this Fund include active and frequent trading risks, asset allocation risk, credit risk, derivatives risk, foreign markets risk, interest rate risk, market fluctuation, pre-payment or call risk, and mid –capitalization company risk.

Note: Prior to December 3, 2004, the amount invested in this Fund were invested in the Janus Aspen Series Balanced Portfolio.

INCOME

Funds in this category run the spectrum of relative risk from “Conservative” to “Moderate” to “Aggressive.” Risk is assessed in relative terms among fixed income instruments, not in relation to more volatile equities. Investors here are primarily seeking income or growth of income, with less emphasis on capital appreciation. Aggressive fixed-income funds are those that may have significant investments in below-investment grade bonds (“junk bonds”) or bonds of foreign issuers. The investment style for such funds would be high yield or international bond. Funds with a “Moderate” risk evaluation can invest in investment grade corporate bonds, mortgages, government bonds and, to a lesser degree, preferred stock, foreign or convertible bonds. Conservative funds are short-term bond funds focusing solely on Treasury Bills and other highly-rated, short-term (e.g. 90 day) securities.

•	ING VP Intermediate Bond Portfolio. This Fund seeks to maximize total return consistent with reasonable risk, through investments in a diversified portfolio consisting primarily of investment grade bonds, and debt securities. It is anticipated that capital appreciation and investment income will both be major factors in achieving total return. Under normal market conditions, the Fund will invest at least 80 percent of its assets in a portfolio of bonds, including but not limited to corporate, government and mortgage bonds, which, at the time of investment, are rated investment grade (for example, rated at least BBB by Standard & Poor’s Rating Group or Baa by Moody’s Investors Service, Inc.) or have an equivalent rating by a nationally recognized statistical rating organization, or of comparable quality if unrated. This Fund’s principal risks include those generally attributable to debt investing such as sensitivity to rising interest rates, length of maturity, and issuer default.

STABILITY OF PRINCIPAL

Funds here will have a relative risk rating of “Conservative.” Funds are invested in conservative investment options that seek – but not necessarily guarantee – to hold the principal value of an investment stable through all market conditions. These options may credit a stated rate of return or minimum periodic interest rate that may vary. Dividend rates and income levels fluctuate with market conditions and are not guaranteed. These investment options, including money market portfolios, are neither insured nor guaranteed by the U.S. government.

•	ING Fixed Account. The primary objective of this Fund is the stability of principal. The Fund guarantees a minimum rate of interest. Once the rate is credited, the interest becomes part of the principal and the investment increases through compound interest.

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•	ING VP Money Market Portfolio. This Fund seeks to provide high current return, consistent with preservation of capital and liquidity, through investment in high-quality money market instruments, including high-quality fixed income securities denominated in U.S. dollars, with short remaining maturities. While the risks associated with this Fund are relatively low, they nevertheless include a weak economy, strong equity markets, and changes by the Federal Reserve and its monetary policies.

An investment in any of the funds listed above is not a deposit of a bank and is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency. As with any mutual fund investment, there is always a risk that you may lose money on your investment in any of the funds listed above.

INVESTMENT IN COMMON STOCK OF BANKFINANCIAL CORPORATION

In connection with the conversion and stock offering, the Plan now offers the BankFinancial Corporation Stock Fund as an additional choice to these investments options. The BankFinancial Corporation Stock Fund invests primarily in the common stock of BankFinancial Corporation. In connection with the stock offering, you may direct the trustee to invest up to 100% of your Plan account in the BankFinancial Corporation Stock Fund as a one-time special election. Subsequent to the stock offering, you may elect to invest all or a portion of your payroll deduction contributions in the BankFinancial Corporation Stock Fund. Subsequent to the stock offering, you may also elect to transfer into the BankFinancial Corporation Stock Fund all or a portion of your accounts currently invested in other funds under the Plan.

The BankFinancial Corporation Stock Fund consists primarily of investments in the common stock of BankFinancial Corporation and a small percentage in a money market fund. After the stock offering, the trustee of the Plan will maintain approximately 96% of the fund’s value invested in shares of the common stock of BankFinancial Corporation and 4% in a money market fund both of which make up the unitized stock fund. Cash dividends received by the Fund will be similarly invested. Participants in the plan will own units in this fund.

As of the date of this prospectus supplement, none of the shares of BankFinancial Corporation common stock have been issued or are outstanding and there is no established market for shares of BankFinancial Corporation common stock. Accordingly, there is no record of the historical performance of the BankFinancial Corporation Stock Fund. Performance of the BankFinancial Corporation Stock Fund depends on a number of factors, including the financial condition and profitability of BankFinancial Corporation and BankFinancial, F.S.B. and market conditions for shares of BankFinancial Corporation common stock generally.

Investments in the BankFinancial Corporation Stock Fund involve special risks common to investments in the shares of common stock of BankFinancial Corporation.

For a discussion of material risks you should consider, see “Risk Factors” beginning on page 18 of the attached prospectus.

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Administration of the Plan

The Trustee and Custodian. The trustee of the Plan is ING National Trust. ING National Trust serves as trustee for all the investments funds under the Plan, including during the offering period for BankFinancial Corporation common stock. Following the offering period, ING National Trust will also serve as the trustee of the BankFinancial Corporation Stock Fund.

Plan Administrator. Pursuant to the terms of the Plan, the Plan is administered by the Plan administrator. The address of the Plan administrator is BankFinancial, F.S.B., Attention: Patricia M. Smith, 15W060 North Frontage Road, Burr Ridge, Illinois 60527, telephone number (630) 242-7062. The Plan administrator is responsible for the administration of the Plan, interpretation of the provisions of the Plan, prescribing procedures for filing applications for benefits, preparation and distribution of information explaining the Plan, maintenance of Plan records, books of account and all other data necessary for the proper administration of the Plan, preparation and filing of all returns and reports relating to the Plan which are required to be filed with the U.S. Department of Labor and the Internal Revenue Service, and for all disclosures required to be made to participants, beneficiaries and others under Sections 104 and 105 of ERISA.

Reports to Plan Participants. The Plan administrator will furnish you a statement at least quarterly showing the balance in your account as of the end of that period, the amount of contributions allocated to your account for that period, and any adjustments to your account to reflect earnings or losses (if any).

Amendment and Termination

It is the intention of BankFinancial, F.S.B. to continue the Plan indefinitely. Nevertheless, BankFinancial, F.S.B. may terminate the Plan at any time. If the Plan is terminated in whole or in part, then regardless of other provisions in the Plan, you will have a fully vested interest in your accounts. BankFinancial, F.S.B. reserves the right to make any amendment or amendments to the Plan that do not cause any part of the trust to be used for, or diverted to, any purpose other than the exclusive benefit of participants or their beneficiaries; provided, however, that BankFinancial, F.S.B. may make any amendment it determines necessary or desirable, with or without retroactive effect, to comply with ERISA.

Merger, Consolidation or Transfer

In the event of a merger or consolidation of the Plan with another plan, or the transfer of the trust assets to another plan, the Plan requires that the benefits you will receive in the event the Plan terminates immediately after such merger, consolidation, or transfer of the trust assets must be at least equal to the benefits you would have received had the Plan terminated immediately prior to the merger.

Federal Income Tax Consequences

The following is a brief summary of the material federal income tax aspects of the Plan. You should not rely on this summary as a complete or definitive description of the material federal income tax consequences relating to the Plan. Statutory provisions change, as do their

11

interpretations, and their application may vary in individual circumstances. Finally, the consequences under applicable state and local income tax laws may not be the same as under the federal income tax laws. Please consult your tax advisor with respect to any distribution from the Plan and transactions involving the plan.

As a “tax-qualified retirement plan,” the Code affords the Plan special tax treatment, including:

(1) the sponsoring employer is allowed an immediate tax deduction for the amount contributed to the Plan each year;

(2) participants pay no current income tax on amounts contributed by the employer on their behalf; and

(3) earnings of the Plan are tax-deferred, thereby permitting the tax-free accumulation of income and gains on investments.

BankFinancial, F.S.B. will administer the Plan to comply with the requirements of the Code as of the applicable effective date of any change in the law.

Lump-Sum Distribution. A distribution from the Plan to a participant or the beneficiary of a participant will qualify as a lump-sum distribution if it is made within one taxable year, on account of the participant’s death, disability or separation from service, or after the participant attains age 59 ½, and consists of the balance credited to participants under the Plan and all other profit sharing plans, if any, maintained by BankFinancial, F.S.B. The portion of any lump-sum distribution required to be included in your taxable income for federal income tax purposes consists of the entire amount of the lump-sum distribution, less the amount of after-tax contributions, if any, you have made to this Plan and any other profit sharing plans maintained by BankFinancial, F.S.B., which is included in the distribution.

BankFinancial Corporation Common Stock Included in Lump-Sum Distribution. If a lump-sum distribution includes BankFinancial Corporation common stock, the distribution generally will be taxed in the manner described above, except that the total taxable amount may be reduced by the amount of any net unrealized appreciation with respect to BankFinancial Corporation common stock; that is, the excess of the value of BankFinancial Corporation common stock at the time of the distribution over its cost or other basis of the securities to the trust. The tax basis of BankFinancial Corporation common stock, for purposes of computing gain or loss on its subsequent sale, equals the value of BankFinancial Corporation common stock at the time of distribution, less the amount of net unrealized appreciation. Any gain on a subsequent sale or other taxable disposition of BankFinancial Corporation common stock, to the extent of the amount of net unrealized appreciation at the time of distribution, will constitute long-term capital gain, regardless of the holding period of BankFinancial Corporation common stock. Any gain on a subsequent sale or other taxable disposition of BankFinancial Corporation common stock, in excess of the amount of net unrealized appreciation at the time of distribution, will be considered long-term capital gain. The recipient of a distribution may elect to include the amount of any net unrealized appreciation in the total taxable amount of the distribution, to the extent allowed by regulations to be issued by the Internal Revenue Service.

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Distributions: Rollovers and Direct Transfers to Another Qualified Plan or to an Individual Retirement Account. You may roll over virtually all distributions from the Plan to another qualified plan or to an individual retirement account in accordance with the terms of the other plan or account.

Additional Employee Retirement Income Security Act (“ERISA”) Considerations

As noted above, the Plan is subject to certain provisions of ERISA, including special provisions relating to control over the Plan’s assets by participants and beneficiaries. The Plan’s feature that allows you to direct the investment of your account balances is intended to satisfy the requirements of Section 404(c) of ERISA relating to control over plan assets by a participant or beneficiary. The effect of this is two-fold. First, you will not be deemed a “fiduciary” because of your exercise of investment discretion. Second, no person who otherwise is a fiduciary, such as BankFinancial, F.S.B., the Plan administrator, or the Plan’s trustee is liable under the fiduciary responsibility provision of ERISA for any loss that results from your exercise of control over the assets in your Plan account.

Because you will be entitled to invest all or a portion of your account balance in the Plan in units of BankFinancial Corporation common stock, the regulations under Section 404(c) of the ERISA require that the Plan establish procedures that ensure the confidentiality of your decision to purchase, hold, or sell employer securities, except to the extent that disclosure of such information is necessary to comply with federal or state laws not preempted by ERISA. These regulations also require that your exercise of voting and similar rights with respect to the common stock be conducted in a way that ensures the confidentiality of your exercise of these rights.

Securities and Exchange Commission Reporting and Short-Swing Profit Liability

Section 16 of the Securities Exchange Act of 1934 imposes reporting and liability requirements on officers, directors, and persons beneficially owning more than 10% of public companies such as BankFinancial Corporation. Section 16(a) of the Securities Exchange Act of 1934 requires the filing of reports of beneficial ownership. Within 10 days of becoming an officer, director or person beneficially owning more than 10% of the shares of BankFinancial Corporation, a Form 3 reporting initial beneficial ownership must be filed with the Securities and Exchange Commission. Changes in beneficial ownership, such as purchases, sales and gifts generally must be reported periodically, either on a Form 4 within 2 business days after the change occurs, or annually on a Form 5 within 45 days after the close of BankFinancial Corporation’s fiscal year. Discretionary transactions in and beneficial ownership of the common stock through the BankFinancial Corporation Stock Fund of the Plan by officers, directors and persons beneficially owning more than 10% of the common stock of BankFinancial Corporation generally must be reported to the Securities and Exchange Commission by such individuals.

In addition to the reporting requirements described above, Section 16(b) of the Securities Exchange Act of 1934 provides for the recovery by BankFinancial Corporation of profits realized by an officer, director or any person beneficially owning more than 10% of BankFinancial Corporation’s common stock resulting from non-exempt purchases and sales of BankFinancial Corporation common stock within any six-month period.

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The Securities and Exchange Commission has adopted rules that provide exemptions from the profit recovery provisions of Section 16(b) for all transactions in employer securities within an employee benefit plan, provided certain requirements are met. These requirements generally involve restrictions upon the timing of elections to acquire or dispose of employer securities for the accounts of Section 16(b) persons.

Except for distributions of common stock due to death, disability, retirement, termination of employment or under a qualified domestic relations order, persons affected by Section 16(b) are required to hold shares of common stock distributed from the Plan for six months following such distribution and are prohibited from directing additional purchases of units within the BankFinancial Corporation stock fund for six months after receiving such a distribution.

Financial Information Regarding Plan Assets

Audited financial statements prepared by Crowe Chizek and Company LLC, representing the net assets available for Plan benefits and the change in net assets available for Plan benefits at December 31, 2003, are attached to this prospectus supplement.

LEGAL OPINION

The validity of the issuance of the common stock has been passed upon by Luse Gorman Pomerenk & Schick, P.C., Washington, D.C., which firm acted as special counsel to BankFinancial, F.S.B. in connection with BankFinancial Corporation’s stock offering.

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BANKFINANCIAL AND SUBSIDIARIES ASSOCIATE INVESTMENT PLAN

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

December 31, 2003 and 2002

	2003	2002
ASSETS
Investments (Note 4)	$9,293,016	$6,465,026

NET ASSETS AVAILABLE FOR BENEFITS	$9,293,016	$6,465,026

See accompanying notes to financial statements.

2.

BANKFINANCIAL AND SUBSIDIARIES ASSOCIATE INVESTMENT PLAN

STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

Year ended December 31, 2003

Additions to net assets attributed to:
Investment income (Note 4)
Net appreciation in fair value of investments	$840,532
Interest and dividends	92,165

932,697

Contributions
Employer	705,337
Participant salary deferrals	926,628
Participant rollovers	267,023

1,898,988

Total additions	2,831,685

Deductions from net assets attributed to:
Benefits paid to participants	874,719
Administrative expenses	355
Return of excess deferrals	1,075

Total deductions	876,149

Net increase prior to transfer	1,955,536

Transfer in (Note 7)	872,454

Net assets available for benefits
Beginning of year	6,465,026

End of year	$9,293,016

See accompanying notes to financial statements.

3.

Filed Pursuant to Rule 424(b)(3)

Registration File No. 333-119217

PROSPECTUS

BANKFINANCIAL CORPORATION

(Proposed Holding Company for BankFinancial, F.S.B.)

Up to 24,466,250 Shares of Common Stock

BankFinancial Corporation, a Maryland corporation, is offering shares of common stock for sale in connection with the conversion of BankFinancial MHC, Inc. from the mutual to the stock form of organization. All shares of common stock are being offered for sale at a price of $10.00 per share. Shares of our common stock have been approved for trading on the Nasdaq National Market under the symbol “BFIN.”

We are offering up to 21,275,000 shares of common stock for sale on a best efforts basis. We may sell up to 24,466,250 shares of common stock because of demand for the shares or changes in market conditions, without resoliciting subscribers. We must sell a minimum of 15,725,000 shares in order to complete the offering.

We are offering the shares of common stock in a “subscription offering” in the following descending order of priority:

•	First, to depositors of BankFinancial, F.S.B. with aggregate account balances of at least $50 on March 31, 2003.

•	Second, to BankFinancial, F.S.B.’s tax-qualified employee benefit plans.

•	Third, to depositors of BankFinancial, F.S.B. with aggregate account balances of at least $50 on March 31, 2005.

•	Fourth, to depositors of BankFinancial, F.S.B. as of April 10, 2005 and to borrowers of BankFinancial, F.S.B. as of January 1, 1999 whose borrowings remained outstanding as of April 10, 2005.

Shares of common stock not purchased in the subscription offering may be offered for sale to the general public in a “community offering.” We also may offer for sale shares of common stock not purchased in the subscription offering or community offering through a “syndicated community offering” managed by Sandler O’Neill & Partners, L.P.

The minimum number of shares of common stock you may order is 25 shares. The offering is expected to expire at 12:00 noon, Central time, on May 16, 2005. We may extend this expiration date without notice to you until June 30, 2005, unless the Office of Thrift Supervision approves a later date, which may not be beyond June 8, 2007. Once submitted, orders are irrevocable unless the offering is terminated or is extended beyond June 30, 2005, or the number of shares of common stock to be sold is increased to more than 24,466,250 shares or decreased to less than 15,725,000 shares. If the offering is extended beyond June 30, 2005, or if the number of shares of common stock to be sold is increased to more than 24,466,250 shares or decreased to less than 15,725,000 shares, we will promptly return, with interest, all funds previously delivered to us to purchase shares of common stock in the offering, and subscribers may be resolicited with the approval of the Office of Thrift Supervision. Funds received during the offering will be held in a segregated account at BankFinancial, F.S.B. or another insured depository institution and will earn interest at our passbook savings rate.

Sandler O’Neill & Partners, L.P. will assist us in selling shares of our common stock on a best efforts basis. Sandler O’Neill & Partners, L.P. is not required to purchase any shares of the common stock that are being offered for sale. Purchasers will not pay a commission to purchase shares of common stock in the offering.

This investment involves a degree of risk, including the possible loss of your investment.

Please read “ Risk Factors” beginning on page 18.

TERMS OF THE OFFERING

Price: $10.00 per Share

	Minimum	Maximum	Adjusted Maximum
Number of shares	15,725,000	21,275,000	24,466,250
Gross offering proceeds	$157,250,000	$212,750,000	$244,662,500
Estimated offering expenses	$2,670,230	$3,129,770	$3,394,010
Estimated net proceeds	$154,579,770	$209,620,230	$241,268,490
Estimated net proceeds per share	$9.83	$9.85	$9.86

These securities are not deposits or accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

Neither the Securities and Exchange Commission, the Office of Thrift Supervision, nor any state securities regulator has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Sandler O’Neill & Partners, L.P.

The date of this prospectus is April 15, 2005.

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ABOUT THIS PROSPECTUS

The words “we,” “our” and other similar references are intended to refer to BankFinancial MHC, Inc. and its subsidiaries (including BankFinancial Corporation, a federal corporation, and BankFinancial, F.S.B.) when relating to matters and time periods prior to the completion of the conversion and the offering, and to refer to BankFinancial Corporation, a Maryland corporation, and its subsidiaries (including BankFinancial, F.S.B.) when referring to matters and time periods after completion of the conversion and the offering. In addition, unless otherwise indicated, references to BankFinancial Corporation mean BankFinancial Corporation, the Maryland corporation.

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SUMMARY

The following summary highlights selected information in this prospectus. It may not contain all the information that is important to you. For additional information, you should read this entire prospectus carefully, including the consolidated financial statements and the notes to the consolidated financial statements.

BankFinancial, F.S.B.

BankFinancial, F.S.B. is a full-service, community-oriented savings bank with total assets of $1.493 billion, total net loans of $1.092 billion and total deposits of $1.116 billion at December 31, 2004. We provide financial services to individuals, families and businesses through our 16 full-service banking offices, located in Cook, DuPage, Lake and Will Counties, Illinois. Originally organized in 1924, BankFinancial, F.S.B. reorganized into the mutual holding company structure in January 1999. BankFinancial, F.S.B. is currently the wholly owned subsidiary of BankFinancial Corporation, a federal corporation, which is the wholly owned subsidiary of BankFinancial MHC, Inc., a federal mutual holding company.

BankFinancial, F.S.B.’s business consists primarily of accepting deposits from the general public and investing those deposits, together with funds generated from operations and borrowings, in multi-family mortgage loans, nonresidential real estate loans, commercial and construction loans and commercial leases, as well as one- to four-family residential mortgage loans and agency securities and mortgage-backed securities. In addition, we sell variable annuities and securities through our Wealth Management Group, and we sell title insurance, property and casualty insurance, fixed annuities and other insurance products through Financial Assurance Services, one of our two wholly-owned subsidiaries. We design our service delivery channels to suit the needs of our customers, with an emphasis on delivering services electronically and on-demand at our customers’ convenience.

BankFinancial, F.S.B.’s executive offices are located at 15W060 North Frontage Road, Burr Ridge, Illinois 60527. Our telephone number at this address is (800) 894-6900. Our website address is www.bankfinancial.com.

BankFinancial Corporation

BankFinancial Corporation is a newly-formed Maryland corporation that will own all of the outstanding shares of common stock of BankFinancial, F.S.B. upon completion of the mutual-to-stock conversion and the offering. BankFinancial Corporation has not engaged in any business to date.

Our executive offices are located at 15W060 North Frontage Road, Burr Ridge, Illinois 60527. Our telephone number at this address is (630) 242-7700.

Our Organizational Structure

In January 1999, BankFinancial, F.S.B.’s mutual predecessor reorganized into the mutual holding company form of organization by forming BankFinancial MHC, Inc. BankFinancial MHC owns 100% of the outstanding shares of common stock of BankFinancial Corporation, a federal corporation. BankFinancial MHC is a mutual holding company that has no stockholders. BankFinancial Corporation, a federal corporation, owns 100% of the outstanding shares of common stock of BankFinancial, F.S.B. BankFinancial Corporation, a federal corporation, has not issued shares of stock to the public.

Pursuant to the terms of BankFinancial MHC’s plan of conversion and reorganization, BankFinancial MHC will convert from a mutual holding company to the stock holding company corporate structure. As part of the conversion, we are offering for sale in a subscription offering, and, if necessary, a community offering and a syndicated community offering, shares of common stock of BankFinancial Corporation, a Maryland corporation. Upon the completion of the conversion and offering, BankFinancial MHC and BankFinancial Corporation, the federal corporation, will cease to exist.

Business Strategy

Our primary business strategy for the past five years has been to transform BankFinancial, F.S.B. from a traditional savings bank to a multi-faceted financial institution with a diversified balance sheet and enhanced capabilities in commercial banking products and services, while expanding our geographic presence in the Chicago metropolitan area and developing managerial and technological resources and infrastructure capable of supporting future growth. In pursuing these objectives, we improved the composition of our deposits, expanded our multi-family and commercial real estate lending, and implemented additional commercial lending and leasing capabilities and product lines. We also added expertise in information technology and expanded our mergers and acquisitions capabilities. In November 2001, we acquired Success Bancshares and its wholly owned subsidiary, Success National Bank. The following represent the major results of our business strategy as of December 31, 2004.

•	We increased multi-family mortgage loans, nonresidential real estate loans, construction and land loans and commercial loans and leases to $728.2 million, or 66.2% of our total loan portfolio at December 31, 2004, compared to $125.0 million, or 13.1% of our total loan portfolio at December 31, 2000. As a result, our allowance for loan losses increased to 1.00% of total loans, compared to 0.78% of total loans at December 31, 2000. Our ratio of nonperforming loans to total loans was 0.59% at December 31, 2004, and 0.72% at December 31, 2000.

•	We increased our commercial demand deposits to $61.9 million, or 5.5% of total deposits at December 31, 2004, compared to $18.8 million, or 2.2% of total deposits at December 31, 2000, through targeted marketing programs and the acquisition of Success Bancshares.

•	We increased our core deposits (savings, money market, noninterest bearing demand and NOW accounts) to $675.4 million, or 60.5% of total deposits, at December 31, 2004, compared to $306.1 million, or 36.6% of total deposits, at December 31, 2000 through new product development, marketing and the acquisition of Success Bancshares.

•	We added nine branch offices in Chicago and its northern and western suburbs, as well as new capabilities in merchant processing and business cash management, through our acquisition of Success Bancshares, de novo branching and internal development.

•	We reduced our total Federal Home Loan Bank funding by $19.2 million since December 31, 2000, even though we assumed $53.7 million of Federal Home Loan Bank advances in 2001 through our acquisition of Success Bancshares.

•	We reduced our future funding costs in 2003 by restructuring $170.0 million of Federal Home Loan Bank borrowings and retiring $15.0 million of subordinated debt underlying the 8.95% trust preferred securities that we assumed through our acquisition of Success Bancshares.

•	We added title insurance capabilities to our existing property and casualty, life and disability insurance operations at our subsidiary, Financial Assurance Services.

We believe that these actions will facilitate our investment of the net proceeds of the offering. We intend to continue to pursue our business strategy after the conversion and the offering, subject to changes necessitated by future market conditions and other factors. We also intend to focus on the following:

•	Expanding our banking franchise through acquisitions and branching. We will attempt to use the net proceeds from the offering, as well as our new stock holding company structure, to expand our market footprint through acquisitions of banks, savings institutions and other financial service providers in the Chicago metropolitan area and through limited de novo branching. We plan to explore acquisition opportunities involving other banks and thrifts, and possibly financial service companies, when and as they arise, as a means of supplementing internal growth, filling gaps in our current geographic footprint and expanding our customer base, product lines and internal capabilities. We may also consider establishing de novo branches or acquiring financial institutions in other Midwestern states. We will attempt to identify institutions that we believe will fit well with our current franchise objectives and corporate culture.

We have no current arrangements or agreements to acquire other banks, thrifts and financial service companies or branch offices. However, we have had, and intend to continue to have, discussions with local financial institutions to determine whether they would be interested in exploring the possibility of our acquiring them after the offering is completed and we have sufficient capital resources to fund an acquisition. In addition, we have participated in, and intend to continue to participate in, sales processes initiated on behalf of local financial institutions that have made a decision to explore the possibility of a sale. We also have explored, and intend to continue to explore, the possibility of acquiring financial service companies, including leasing companies and insurance agencies, and engaging in limited de novo branching. We are presently investigating the feasibility of establishing a small number of de novo branches in the Chicago metropolitan area, but have no current plans to engage in extensive de novo branching, and we have no current arrangements or agreements, and have filed no regulatory applications, to establish de novo branches. There can be no assurance that we will be able to consummate any acquisitions or establish any new branches. See “Risk Factors—Our Ability to Successfully Conduct Acquisitions Will Affect Our Ability to Grow Our Franchise and Compete Effectively in Our Marketplace.”

•	Growing our loan portfolio and emphasis on business banking. We intend to continue to emphasize the origination of higher interest margin multi-family mortgage loans, nonresidential real estate loans, construction and land loans and commercial loans and leases as market conditions, federal regulations and other factors permit. We also intend to continue to expand our commercial banking capabilities by adding experienced commercial bankers to our team, with a particular emphasis on individuals with commercial and industrial lending experience, and to enhance our direct marketing efforts to local businesses.

•

Maintaining the quality of our loan portfolio. Maintaining the quality of our loan and lease portfolio is a key factor in managing our growth. We will continue to use customary risk management techniques, such as independent internal and external loan reviews, risk-focused portfolio credit analysis and field inspections of collateral in overseeing the performance of our loan portfolio.

•	Achieving efficient growth by leveraging our existing operational and management resources. We have invested significant resources in developing a management team and a technological infrastructure that are capable of managing a larger asset and deposit base than we currently have. As a result, we have residential, commercial and consumer loan departments staffed with experienced professionals who are capable of promoting the continued growth and oversight of our loan portfolio, and we intend to approach future growth opportunities with a view toward achieving improved economies of scale.

•	Increasing our noninterest income by diversifying products and services. We have sought to supplement our interest income by increasing our fee income from new products and services. We will attempt to improve our noninterest income by continuing to offer wealth management services (variable annuities and securities), fixed annuities, property, casualty, life and disability insurance products, and title insurance products and services.

See “Management’s Discussion and Analysis of Financial Condition and Results of Operations —Overview of Financial Condition and Results of Operations—Significant Strategic Initiatives and Impact on Results of Operations” for a further discussion of our business strategy.

Impact on Our Results of Operations

Certain actions that we have taken have adversely impacted our results of operations for the years ended December 31, 2004 and 2003. Specifically, we restructured $170.0 million of Federal Home Loan Bank borrowings in July 2003 to reduce our future funding costs, maintain better protection against changes in market interest rates and increase our flexibility in pricing deposits. The restructuring resulted in a prepayment penalty, which caused us to incur significant expense for the early extinguishment of debt during the year ended December 31, 2003 and to record yield adjustment amortization expense during years ended December 31, 2004 and 2003, as described below. We also incurred non-cash impairment losses during the years ended December 31, 2004 and 2003 due to our determination that certain declines in the fair value of floating rate preferred stocks issued by two government sponsored entities, Fannie Mae and Freddie Mac, that are part of our investment portfolio constituted other-than-temporary impairments under the applicable Securities and Exchange Commission Staff Accounting Bulletin.

We had net income of $1.5 million for the year ended December 31, 2004 compared to a net loss of $9.6 million for the year ended December 31, 2003. The 2004 results were negatively affected by $2.5 million in yield adjustment amortization expense, pre-tax, relating to the prepayment penalty that we incurred in our restructuring $170.0 million of Federal Home Loan Bank borrowings in July 2003. In addition, we recorded $8.8 million in impairment losses, pre-tax, on our Fannie Mae and Freddie Mac floating rate preferred stocks due to our application of Securities and Exchange Commission Staff Accounting Bulletin No. 59 (“SAB No. 59”) to these securities. See “Business of BankFinancial, F.S.B.—Securities Activities—Equity Securities.” Combined, the yield adjustment amortization expense relating to the prepayment penalty and the impairment losses relating to the Fannie Mae and Freddie Mac floating rate preferred stocks reduced net income for the year ended December 31, 2004 by $6.8 million, after-tax (based on a combined effective federal and state tax rate of 39.75%).

We incurred a net loss of $9.6 million for the year ended December 31, 2003, compared to net income of $5.0 million for the year ended December 31, 2002. The net loss for the year ended December 31, 2003 was due in part to $8.3 million of expense, pre-tax, for the early extinguishment of debt and $4.1 million in yield adjustment amortization expense, pre-tax, relating to the prepayment penalty that we incurred in restructuring the Federal Home Loan Bank borrowings in July 2003, and $12.5 million in impairment losses, pre-tax, that we recorded during 2003 on our Fannie Mae and Freddie Mac floating rate preferred stocks due to the application of SAB No. 59 to these securities. See “Business of BankFinancial, F.S.B.—Securities Activities—Equity Securities.” Combined, the expense for the early extinguishment of debt and the and yield adjustment amortization expense relating to the prepayment penalty, and the impairment losses relating to the Fannie Mae and Freddie Mac floating rate preferred stocks, reduced net income for the year ended December 31, 2003 by $15.3 million, after-tax (based on a combined effective federal and state tax rate of 38.74%).

For a more complete discussion of our financial condition and results of operations, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” including the subsection entitled “Overview of Financial Condition and Results of Operations.”

Reasons for the Conversion

Our primary reasons for converting and raising additional capital through the offering are:

•	to provide additional financial resources to pursue future acquisition opportunities and limited de novo branching opportunities as discussed above in “—Business Strategy—Expanding our banking franchise through acquisitions and branching.” We have no current arrangements or agreements to acquire other banks, thrifts and financial service companies or branch offices, and we have no current arrangements or agreements, and have filed no regulatory applications, to establish de novo branches;

•	to support our internal growth through lending in communities we serve or may serve in the future;

•	to enhance our existing products and services and to support the development of new products and services;

•	to improve our overall competitive position;

•	to repay term debt we incurred in acquiring Success Bancshares and in funding the redemption of the trust preferred securities that we assumed from Success Bancshares;

•	to provide better capital management tools, including the ability to pay dividends and to repurchase shares of our common stock; and

•	to retain and attract qualified personnel by establishing stock benefit plans for management and employees, including a stock option plan, a stock recognition and retention plan and an employee stock ownership plan.

Terms of the Conversion and the Offering

Under BankFinancial MHC’s plan of conversion and reorganization, our organization will convert to a fully public form of holding company structure. In connection with the conversion, we are offering between 15,725,000 and 21,275,000 shares of common stock to eligible depositors and borrowers of BankFinancial, F.S.B., to our employee benefit plans and, to the extent shares remain available, to the general public. The number of shares of common stock to be sold may be increased up to 24,466,250 as a result of demand for the shares or changes in the market for financial institution stocks. Unless the number of shares of common stock to be offered is increased to more than 24,466,250 or decreased to less than 15,725,000, or the offering is extended beyond June 30, 2005, subscribers will not have the opportunity to change or cancel their stock orders.

The purchase price of each share of common stock to be issued in the offering is $10.00. All investors will pay the same purchase price per share. Investors will not be charged a commission to purchase shares of common stock. Sandler O’Neill & Partners, L.P., our marketing advisor in the offering, will use its best efforts to assist us in selling shares of our common stock. Sandler O’Neill is not obligated to purchase any shares of common stock in the offering.

Persons Who May Order Shares of Common Stock in the Offering

We are offering the shares of common stock in a “subscription offering” in the following descending order of priority:

(1)	First, to depositors of BankFinancial, F.S.B. with aggregate account balances of at least $50 on March 31, 2003.

(2)	Second, to BankFinancial, F.S.B.’s tax-qualified employee benefit plans.

(3)	Third, to depositors of BankFinancial, F.S.B. with aggregate account balances of at least $50 on March 31, 2005.

(4)	Fourth, to depositors of BankFinancial, F.S.B. as of April 10, 2005 and to borrowers of BankFinancial, F.S.B. as of January 1, 1999 whose borrowings remained outstanding as of April 10, 2005.

Shares of common stock not purchased in the subscription offering may be offered for sale to the general public in a “community offering,” with a preference given to natural persons residing in the Illinois Counties of Cook, DuPage, Lake and Will. The community offering may begin concurrently with, during or promptly after the subscription offering as we may determine at any time. We also may offer for sale shares of common stock not purchased in the subscription offering or community offering through a “syndicated community offering” managed by Sandler O’Neill & Partners, L.P.

We have the right to accept or reject, in our sole discretion, orders received in the community offering or syndicated community offering. We have not established any set criteria for determining whether to accept or reject a purchase order in the community offering or the syndicated community offering, and, accordingly, any determination to accept or reject purchase orders in the community offering and the syndicated community offering will be based on the facts and circumstances known to us at the time.

If we receive orders for more shares than we are offering, we may not be able to fully or partially fill your order. Shares will be allocated first to categories in the subscription offering. A detailed description of share allocation procedures can be found in the section entitled “The Conversion; Plan of Distribution.”

How We Determined the Offering Range and the $10.00 Per Share Offering Price

The amount of common stock that we are offering is based on an independent appraisal of the estimated market value of BankFinancial Corporation, assuming the conversion and the offering are completed. RP Financial, LC., our independent appraiser, has estimated that, as of April 1, 2005, this market value ranged from $157.3 million to $212.8 million, with a midpoint of $185.0 million. Based on this valuation and a $10.00 per share price, the number of shares of common stock being offered for sale by us will range from 15,725,000 shares to 21,275,000 shares. The $10.00 per share price was selected primarily because it is the price most commonly used in mutual-to-stock conversions of financial institutions. RP Financial’s appraisal is based in part on our financial condition and results of operations, the effect of the additional capital raised by the sale of shares of common stock in the offering and an analysis of a peer group of ten publicly traded savings bank and thrift holding companies that RP Financial considered comparable to us.

The following table presents a summary of selected pricing ratios for BankFinancial Corporation and our peer group companies identified by RP Financial. Our pro forma price-to-core earnings multiple is based on earnings for the year ended December 31, 2004, while information for the peer group companies is based on earnings for the year ended December 31, 2004 or the latest available trailing twelve-month period. Compared to the average pricing of the peer group, our pro forma pricing ratios at the maximum of the offering range indicated a premium of 75.1% on a price-to-core earnings basis, a discount of 40.7% on a price-to-book value basis and a discount of 43.6% on a price-to-tangible book value basis. The pricing ratios result from our generally having higher levels of equity but lower earnings than the companies in the peer group on a pro forma basis. Our board of directors, in reviewing and approving the valuation, considered the range of price-to-core earnings multiples and the range of price-to-book value ratios and price-to-tangible book value ratios at the different amounts of shares to be sold in the offering. The appraisal did not consider one valuation approach to be more important than the other. Instead, the appraisal concluded that these ranges represented the appropriate balance of the two approaches to valuing BankFinancial Corporation, and the number of shares to be sold, in comparison to the identified peer group institutions. Specifically, in approving the valuation, the board believed that BankFinancial Corporation would not be able to sell its shares at a price-to-book value that was in line with the peer group without unreasonably exceeding the peer group on a price-to-core earnings basis. The estimated appraised value and the resulting premium/discount took into consideration the potential financial impact of the conversion and offering.

	Pro forma price-to-core earnings multiple		Pro forma price-to-book value ratio	Pro forma price-to-tangible book value ratio
BankFinancial Corporation
Maximum	34.31	x	76.28%	82.39%
Minimum	25.36		68.21	74.93

Valuation of peer group companies as of April 1, 2005
Averages	19.59	x	128.70%	146.11%
Medians	18.38		128.10	145.55

RP Financial considered our price-to-earnings multiple to be less meaningful, as we reported a low level of net income for the period reviewed by RP Financial (the year ended December 31, 2004). RP Financial calculated an estimate of our core earnings by excluding the effects on our earnings of impairment losses we recognized during 2003 and 2004 on floating rate preferred stock issued by Fannie Mae and Freddie Mac, and gains on the sale of securities and loans. RP Financial then calculated our price-to-core earnings multiples presented in the above table based upon its calculation of our estimated core earnings.

RP Financial estimated our core earnings for the year ended December 31, 2004 as follows:

Amount
(In thousands)
Net income	$1,457
Add back: Loss on impairment of securities held for sale (1)	5,298
Subtract: Gain on sale of assets (1)	(554)

Estimated core earnings	$6,201

(1)	Calculated after tax at an effective combined federal and state tax rate of 39.75%.

The independent appraisal does not indicate per share market value. Do not assume or expect that the valuation of BankFinancial Corporation as indicated above means that, after the conversion and the offering, the shares of common stock will trade at or above the $10.00 offering price. Furthermore, the pricing ratios presented above were utilized by RP Financial to estimate our market value and not to compare the relative value of shares of our common stock with the value of the capital stock of the peer group. The value of the capital stock of a particular company may be affected by a number of factors such as financial performance, asset size and market location.

The independent appraisal will be updated prior to the completion of the conversion. If the appraised value decreases below $157.3 million or increases above $244.7 million, we will promptly return, with interest, all funds previously delivered to us to purchase shares of common stock in the offering, and subscribers may be resolicited with the approval of the Office of Thrift Supervision. For a more complete discussion of the amount of common stock we are offering for sale and the independent appraisal, see “The Conversion; Plan of Distribution—Determination of Share Price and Number of Shares to be Issued.”

After-Market Stock Price Performance Provided by Independent Appraiser

The appraisal report prepared by RP Financial included examples of after-market stock price performance for transactions completed during the three-month period ended March 31, 2005. The following table presents stock price appreciation information for all standard mutual-to-stock conversions completed between January 1, 2004 and March 31, 2005. The information shown in the following table for mutual-to-stock conversions completed in 2004 was not included in the appraisal report.

Mutual-to-Stock Conversion Offerings with Completed Closing Dates between January 1, 2004 and March 31, 2005

Transaction	Conversion Date	Appreciation from Initial Trading Date
		1 day	1 week	1 month	Through April 1, 2005
Royal Financial, Inc. – IL	01/21/05	16.0%	26.0%	25.4%	20.0%
Third Century Bancorp, Inc. – IN	06/30/04	13.2	10.5	12.5	37.4
SE Financial Corp. – PA	05/06/04	(0.5)	(1.5)	(6.0)	17.5
New Alliance Bancshares, Inc. – CT	04/02/04	51.7	45.3	36.5	40.0
Average		20.1%	20.1%	14.3%	28.7%

The following table presents stock price performance information for all standard mutual-to-stock conversions completed between January 1, 2003 and March 31, 2005. The information shown in the following table was not included in the appraisal report.

Mutual-to-Stock Conversion Offerings with Completed Closing Dates between January 1, 2003 and March 31, 2005

Transaction	Conversion Date	Appreciation from Initial Trading Date
		1 day	1 week	1 month	Through April 1, 2005
Royal Financial, Inc. – IL	01/21/05	16.0%	26.0%	25.4%	20.0%
Third Century Bancorp, Inc. – IN	06/30/04	13.2	10.5	12.5	37.4
SE Financial Corp. – PA	05/06/04	(0.5)	(1.5)	(6.0)	17.5
New Alliance Bancshares, Inc. – CT	04/02/04	51.7	45.3	36.5	40.0
KNBT Bancorp, Inc. – PA	11/03/03	68.8	67.5	70.5	53.0
Rainier Pacific Fin. Group – WA	10/21/03	69.9	66.0	61.9	58.8
Community First Bancorp, Inc. – KY	06/27/03	20.0	20.0	20.5	27.5
Rantoul First Bank, s.b. – IL	04/02/03	15.1	20.0	23.5	50.0
Provident Fin. Services, Inc. – NJ	01/16/03	55.0	56.5	51.5	71.0
CCSB Financial Corp. – MO	01/09/03	20.0	23.1	25.0	50.0
Average		32.9%	33.3%	32.1%	42.5%

Stock prices of some mutual-to-stock conversions have decreased, and not increased. For example, while the above table illustrates an average appreciation of 32.1% after one month of trading, the stock of one company was trading below its initial offering price after one month of trading. In addition, the one-month appreciation in stock prices of mutual-to-stock conversions completed in 2005 and 2004 was significantly less than the one-month appreciation in stock prices of mutual-to-stock conversions completed in 2003. Both of the tables above present only short-term historical information on stock price performance, which may not be indicative of the longer-term performance of such stock prices. They are also not intended to predict how shares of our common stock may perform following the conversion and the offering. The historical information in the tables may not be meaningful to you because the data were calculated using a small sample and the transactions from which the data were derived occurred primarily during a low market interest rate environment, during which time the trading prices for financial institution stocks typically increase.

The market price in any particular company’s stock is subject to various factors, including the amount of proceeds a company raises and management’s ability to deploy proceeds (such as through investments, the acquisition of other financial institutions or other businesses, the payment of dividends and common stock repurchases). In addition, stock prices may be affected by general market conditions, the interest rate environment, the market for financial institutions, merger or takeover transactions, the presence of professional and other investors who purchase stock on speculation, as well as other unforeseeable events not necessarily in the control of management or the board of directors.

RP Financial advised the board of directors that the appraisal was prepared in conformance with the regulatory appraisal methodology. That methodology requires a valuation based on an analysis of the trading prices of comparable public companies whose stocks have traded for at least one year prior to the valuation date. RP Financial also advised the board of directors that the aftermarket trading experience of recent transactions was considered in the appraisal as a general indicator of current market conditions, but was not relied upon as a primary valuation methodology.

Our board of directors carefully reviewed the information provided to it by RP Financial through the appraisal process, but did not make any determination regarding whether prior standard mutual-to-stock conversions have been undervalued, nor did the board draw any conclusions regarding how the historical data reflected above may affect BankFinancial Corporation’s appraisal. Instead, the board of directors engaged RP Financial to help it understand the regulatory process as it applies to the appraisal and to advise the board of directors as to how much capital BankFinancial Corporation would be required to raise under the regulatory appraisal guidelines.

There can be no assurance that our stock price will not trade below $10.00 per share, as has been the case for some mutual-to-stock conversions. Before you make an investment decision, we urge you to carefully read this prospectus, including, but not limited to, the section entitled “Risk Factors” beginning on page 18.

Limits on How Much Common Stock You May Purchase

The minimum number of shares of common stock that may be purchased is 25. Generally, no individual, or individual exercising subscription rights through a qualifying account held jointly, may purchase more than 50,000 shares of common stock. If any of the following persons purchases shares of common stock, their purchases, in all categories of the offering, when combined with your purchases, cannot exceed 75,000 shares:

•	your spouse or relatives of you or your spouse living in your house;

•	most companies, trusts or other entities in which you are a trustee, have a substantial beneficial interest or hold a senior management position; or

•	other persons who may be your associates or persons acting in concert with you.

See the detailed descriptions of “acting in concert” and “associate” in “The Conversion; Plan of Distribution—Limitations on Common Stock Purchases.”

How You May Purchase Shares of Common Stock

In the subscription offering and community offering, you may pay for your shares only by:

(1)	personal check, bank check or money order, payable to BankFinancial Corporation; or

(2)	authorizing us to withdraw funds from the types of BankFinancial, F.S.B. deposit accounts designated on the stock order form.

BankFinancial, F.S.B. is not permitted to knowingly lend funds to anyone for the purpose of purchasing shares of common stock in the offering. Additionally, you may not use a check drawn on a BankFinancial, F.S.B. line of credit or a check written by someone other than you to pay for shares of common stock.

You can subscribe for shares of common stock in the offering by delivering a signed and completed original stock order form, together with full payment or authorization to withdraw from one or more of your BankFinancial, F.S.B. deposit accounts, as long as we receive the stock order form before 12:00 Noon, Central time, May 16, 2005, which is the end of the offering period. Checks will be deposited with BankFinancial, F.S.B. or another insured depository institution upon receipt. We will pay interest at BankFinancial, F.S.B.’s passbook savings rate from the date funds are received until completion or termination of the conversion and the offering. Withdrawals from certificates of deposit to purchase shares of common stock in the offering may be made without incurring an early withdrawal penalty; however, if a withdrawal results in a certificate account with a balance less than the applicable minimum balance requirement, the certificate will be canceled at the time of withdrawal without penalty and the remaining balance will earn interest at the current passbook rate subsequent to the withdrawal. All funds authorized for withdrawal from deposit accounts with BankFinancial, F.S.B. must be in the accounts at the time the stock order is received. However, funds will not be withdrawn from the accounts until the completion of the offering and will earn interest at the applicable deposit account rate until that time. A hold will be placed on those funds when your stock order is received, making the designated funds unavailable to you. After we receive your order, your order cannot be changed or canceled unless the number of shares of common stock to be offered is increased to more than 24,466,250 or decreased to less than 15,725,000, or the offering is extended beyond June 30, 2005.

By signing the stock order form, you are acknowledging receipt of a prospectus and that the shares of common stock are not deposits or savings accounts that are federally insured or otherwise guaranteed by BankFinancial, F.S.B., the Federal Deposit Insurance Corporation or any other government agency.

You may be able to subscribe for shares of common stock using funds in your individual retirement account, or IRA. However, shares of common stock must be purchased through and held in a self-directed retirement account, such as those offered by a brokerage firm. By regulation, BankFinancial, F.S.B.’s individual retirement accounts are not self-directed, so they cannot be used to purchase or hold shares of our common stock. If you wish to use some or all of the funds in your BankFinancial, F.S.B. individual retirement account to purchase our common stock, the applicable funds must be transferred to a self-directed account maintained by an independent trustee, such as a brokerage firm, and the purchase must be made through that account. If you do not have such an account, you will need to establish one before placing your stock order. It may take several weeks to transfer your BankFinancial, F.S.B. individual retirement account to an independent trustee, so please allow yourself sufficient time to take this action. An annual administrative fee may be payable to the independent trustee. Because individual circumstances differ and processing of retirement fund orders takes additional time, we recommend that you contact our Conversion Center promptly, preferably at least two weeks before the end of the offering period, for assistance with purchases using your individual retirement account or any other retirement account that you may have. Whether you may use such funds for the purchase of shares in the stock offering may depend on time constraints and, possibly, limitations imposed by the brokerage firm or institution where the funds are held.

Delivery of Stock Certificates

Certificates representing shares of common stock sold in the offering will be mailed to the persons entitled thereto at the certificate registration address noted on the order form, as soon as practicable following consummation of the offering and receipt of all necessary regulatory approvals. It is possible that, until certificates for the common stock are delivered to purchasers, purchasers might not be able to sell the shares of common stock that they ordered, even though the common stock will have begun trading.

How We Intend to Use the Proceeds From the Offering

We estimate net proceeds from the offering will be between $154.6 million and $209.6 million, or $241.3 million if the offering range is increased by 15%. Approximately $77.3 million to $104.8 million of the net proceeds, or $120.6 million if the offering range is increased by 15%, will be invested in BankFinancial, F.S.B. BankFinancial Corporation intends to retain between $77.3 million and $104.8 million of the net proceeds, or $120.6 million if the offering range is increased by 15%, and we intend to utilize these funds as follows. First, a portion of the net proceeds retained by BankFinancial Corporation will be used to repay $30.0 million of term debt incurred in our acquisition of Success Bancshares and our redemption of the trust preferred securities assumed in that acquisition. Second, a portion of the net proceeds retained by BankFinancial Corporation will be used for a loan to the employee stock ownership plan to fund its purchase of shares of common stock (between $12.6 million and $17.0 million, or $19.6 million if the offering is increased by 15%). And third, BankFinancial Corporation intends to retain the remaining funds of between $34.7 million and $57.8 million of the net proceeds, or $71.1 million if the offering range is increased by 15%. BankFinancial Corporation may use the remaining funds for investments, to pay cash dividends, to repurchase shares of common stock and other corporate purposes discussed below.

Funds invested in BankFinancial, F.S.B. will be used to support increased lending and new products and services. The net proceeds retained by BankFinancial Corporation and BankFinancial, F.S.B. also may be used for future business expansion through acquisitions of banking or financial services companies or by establishing off-site ATMs and a limited number of de novo branches as discussed above in “—Business Strategy—Expanding our banking franchise through acquisitions and branching.” We have no current arrangements or agreements to acquire other banks, thrifts and financial service companies or branch offices, and we have no current arrangements or agreements, and have filed no regulatory applications, to establish de novo branches. Initially, a substantial portion of the net proceeds will be invested in short-term investments, investment-grade debt obligations and mortgage-backed securities.

Please see the section of this prospectus entitled “How We Intend to Use the Proceeds From the Offering” for more information on the proposed use of the proceeds from the offering.

You May Not Sell or Transfer Your Subscription Rights

Office of Thrift Supervision regulations prohibit you from transferring your subscription rights. If you order shares of common stock in the subscription offering, you will be required to state that you are purchasing the shares of common stock for yourself and that you have no agreement or understanding to sell or transfer your subscription rights. We intend to take legal action, including reporting persons to federal or state regulatory agencies, against anyone who we believe has sold or given away his or her subscription rights. We will not accept your order if we have reason to believe that you have sold or transferred your subscription rights. You may not add the names of others for joint stock registration unless they were eligible to purchase shares of common stock in the subscription offering at your date of eligibility. In addition, the stock order form requires that you list all deposit accounts, giving all names on each account and the account number at the applicable eligibility date. Your failure to provide this information, or providing incomplete or incorrect information, may result in a loss of part or all of your share allocation, if there is an oversubscription.

Deadline for Orders of Common Stock

If you wish to purchase shares of common stock in the offering, we must receive a properly completed original stock order form, together with full payment for the shares of common stock, by the Conversion Center no later than 12:00 noon, Central time, on May 16, 2005, unless we extend this deadline. A postmark prior to May 16, 2005 will not entitle you to purchase shares of common stock unless we receive the envelope by May 16, 2005. You may submit your order form by mail using the return envelope provided, by overnight courier to the indicated address on the order form, or by delivery to our Conversion Center. Once we receive it, your order is irrevocable unless the offering is terminated or extended beyond June 30, 2005 or the number of shares of common stock to be sold is decreased to less than 15,725,000 shares or increased to more than 24,466,250 shares. If the offering is extended beyond June 30, 2005, or if the number of shares of common stock to be sold is decreased to less than 15,725,000 shares or is increased to more than 24,466,250 shares, we will promptly return, with interest, all funds previously delivered to us to purchase shares of common stock in the offering, and subscribers may be resolicited with the approval of the Office of Thrift Supervision.

Although we will make reasonable attempts to provide a prospectus and offering materials to holders of subscription rights, the subscription offering and all subscription rights will expire at 12:00 noon, Central time, on May 16, 2005, whether or not we have been able to locate each person entitled to subscription rights.

Steps We May Take if We do Not Receive Orders for the Minimum Number of Shares

If we do not receive orders for at least 15,725,000 shares of common stock, we may take several steps in order to issue the minimum number of shares of common stock in the offering range. Specifically, we may:

•	increase the purchase and ownership limitations; and

•	seek the approval of the Office of Thrift Supervision to extend the offering beyond the June 30, 2005 expiration date, so long as we resolicit subscriptions that we have previously received in the offering.

In addition, we may terminate the offering at any time prior to the special meeting of members of BankFinancial MHC that is being called to vote upon the conversion, and at any time after member approval with the approval of the Office of Thrift Supervision.

Purchases by Officers and Directors

We expect our directors and executive officers, together with their associates, to subscribe for 389,000 shares of common stock in the offering, or 2.1% of the shares to be sold at the midpoint of the offering range. The purchase price paid by them for their subscribed shares will be the same $10.00 per share price paid by all other persons who purchase shares of common stock in the offering. Purchases by directors, executive officers and their associates will be included in determining whether the required minimum number of shares has been subscribed for in the offering.

Benefits to Management and Potential Dilution to Stockholders Following the Conversion

We expect our tax-qualified employee stock ownership plan to purchase up to 8% of the shares of common stock that we sell in the offering, or 1,702,000 shares of common stock, assuming we sell the maximum of the shares proposed to be sold. If we receive orders for more shares of common stock than the maximum of the offering range, the employee stock ownership plan will have first priority to purchase shares over this maximum, up to a total of 8% of the shares of common stock sold in the offering. We reserve the right to purchase shares of common stock in the open market following the offering in order to fund the employee stock ownership plan. This plan is a tax-qualified retirement plan for the benefit of all our employees. Purchases by the employee stock ownership plan will be included in determining whether the required minimum number of shares has been sold in the offering. Assuming the employee stock ownership plan purchases 1,702,000 shares in the offering, we will recognize additional compensation expense of $17.0 million over a 20-year period, assuming the shares of common stock have a fair market value of $10.00 per share for the full 20-year period. If, in the future, the shares of common stock have a fair market value greater or less than $10.00, the compensation expense will increase or decrease accordingly.

We also intend to implement a stock-based recognition and retention plan and a stock option plan no earlier than six months after completion of the conversion. Stockholder approval of these plans will be required. If adopted within 12 months following the completion of the conversion, the stock recognition and retention plan will reserve a number of shares equal to not more than 4% of the shares sold in the offering, or up to 851,000 shares of common stock at the maximum of the offering range, for awards to key employees and directors, at no cost to the recipients. If adopted within 12 months following the completion of the conversion, the stock option plan will reserve a number of shares equal to not more than 10% of the shares of common stock sold in the offering, or up to 2,127,500 shares of common stock at the maximum of the offering range, for key employees and directors upon their exercise. If the stock recognition and retention plan and the stock option plan are adopted after one year from the date of the completion of the conversion, such plans would be permitted to and may grant or award shares of common stock and options greater than 4% and/or 10%, respectively, of the shares of common stock sold in the offering, although such plans, including the amounts awarded under such plans, may remain subject to supervisory restrictions. We have not yet determined whether we will present these plans for stockholder approval within 12 months following the completion of the conversion or whether we will present these plans for stockholder approval more than 12 months following the completion of the conversion.

If the shares of common stock awarded under the stock recognition and retention plan come from authorized but unissued shares of common stock, stockholders would experience dilution of up to approximately 3.8% in their ownership interest in BankFinancial Corporation. If the shares of common stock issued upon the exercise of options granted under the stock option plan come from authorized but unissued shares of common stock, stockholders would experience dilution of approximately 9.1% in their ownership interest in BankFinancial Corporation. Awards made under these plans would be subject to vesting over a period of years.

The following table summarizes the number of shares of common stock and aggregate dollar value of grants (valuing each share granted at the offering price of $10.00) that are expected under the stock recognition and retention plan and the stock option plan if such plans are adopted within one year following the completion of the conversion and the offering. The table also shows the dilution to stockholders if all these shares are issued from authorized but unissued shares, instead of shares purchased in the open market. A portion of the stock grants shown in the table below may be made to non-management employees.

	Number of Shares to be Granted or Purchased			Dilution Resulting From Issuance of Shares for Stock Benefit Plans	Value of Grants (1)
	At Minimum of Offering Range	At Maximum of Offering Range	As a Percentage of Common Stock to be Issued in the Offering (2)		At Minimum of Offering Range	At Maximum of Offering Range
					(Dollars in thousands)
Employee stock ownership plan	1,258,000	1,702,000	8.0%	7.4	$12,580	$17,020
Stock recognition and retention plan	629,000	851,000	4.0	3.8	6,290	8,510
Stock option plan	1,572,500	2,127,500	10.0	9.1	4,277	5,787

Total	3,459,500	4,680,500	22.0%	18.0%	$23,147	$31,317

(1)	The actual value of restricted stock grants will be determined based on their fair value as of the date grants are made. For purposes of this table, fair value is assumed to be the same as the offering price of $10.00 per share. The fair value of stock options has been estimated at $2.72 per option using the Black-Scholes option pricing model with the following assumptions: a grant-date share price and option exercise price of $10.00; dividend yield of 0%; an expected option life of 6.5 years; a risk free interest rate of 4.27%; and a volatility rate of 12.72% based on an index of publicly traded thrift institutions. The actual expense of the stock option plan will be determined by the grant-date fair value of the options, which will depend on a number of factors, including the valuation assumptions used in the option pricing model ultimately adopted which may or may not be Black-Scholes.

(2)	The stock option plan and stock recognition and retention plan may award a greater number of options and shares, respectively, if the plans are adopted more than one year after the completion of the conversion, although such plans may remain subject to supervisory restrictions.

The actual value of restricted stock grants will be determined based on their fair value (the market price of shares of common stock of BankFinancial Corporation) as of the date grants are made. The stock recognition and retention plan, which is subject to stockholder approval, cannot be implemented until at least six months after the completion of the conversion. The following table presents the total value of all shares to be available for award and issuance under the stock recognition and retention plan, assuming the shares for the plan are purchased or issued in a range of market prices from $8.00 per share to $18.00 per share.

Share Price	629,000 Shares Awarded at Minimum of Offering Range	740,000 Shares Awarded at Midpoint of Offering Range	851,000 Shares Awarded at Maximum of Offering Range	978,650 Shares Awarded at Maximum of Offering Range, As Adjusted
(In thousands, except share price information)
$ 8.00	$5,032	$5,920	$6,808	$7,829
$10.00	6,290	7,400	8,510	9,787
$12.00	7,548	8,880	10,212	11,744
$14.00	8,806	10,360	11,914	13,701
$16.00	10,064	11,840	13,616	15,658
$18.00	11,322	13,320	15,318	17,616

The grant-date fair value of the options granted under the stock option plan will be based, in part, on the price of shares of common stock of BankFinancial Corporation at the time the options are granted, which, subject to stockholder approval, cannot be implemented until at least six months after the completion of the conversion. The value will also depend on the various assumptions utilized in the option pricing model ultimately adopted. The following table presents the total estimated value of the options to be available for grant under the stock option plan, assuming the market price and exercise price for the stock options are equal and the range of market prices for the shares are $8.00 per share to $18.00 per share.

Exercise Price	Grant-Date Fair Value Per Option	1,572,500 Options at Minimum of Range	1,850,000 Options at Midpoint of Range	2,127,500 Options at Maximum of Range	2,446,625 Options at Maximum of Range, As Adjusted
		(In thousands, except share price information)
$8.00	$2.18	$3,428	$4,033	$4,640	$5,334
10.00	2.72	4,277	5,032	5,787	6,655
12.00	3.26	5,126	6,031	6,936	7,976
14.00	3.81	5,991	7,048	8,106	9,322
16.00	4.35	6,840	8,047	9,255	10,643
18.00	4.90	7,705	9,065	10,425	11,988

The tables presented above are provided for informational purposes only. There can be no assurance that our stock price will not trade below $10.00 per share. Before you make an investment decision, we urge you to carefully read this prospectus, including, but not limited to, the section entitled “Risk Factors” beginning on page 18.

Market for Common Stock

We have received approval for shares of our common stock to be listed on the Nasdaq National Market under the symbol “BFIN.” See “Market for the Common Stock.”

Our Dividend Policy

It is our current expectation that we are reasonably likely to declare a dividend within 12 months following the completion of the conversion. However, we may not be able to, or may decide not to, pay dividends at such time or at any other time in the future, and persons who need or desire dividend income should not purchase shares of our common stock with the expectation that we will pay dividends on the shares of common stock.

Tax Consequences

As a general matter, the conversion will not be a taxable transaction for federal or state income tax purposes to BankFinancial MHC, BankFinancial Corporation, BankFinancial, F.S.B. or persons eligible to subscribe in the subscription offering.

Conditions to Completion of the Conversion and the Offering

We cannot complete the conversion and the offering unless:

•	The plan of conversion and reorganization is approved by at least a majority of votes eligible to be cast by members of BankFinancial MHC (consisting of depositors and certain borrowers of BankFinancial, F.S.B.). A special meeting of members to consider and vote upon the plan of conversion and reorganization has been set for June 8, 2005;

•	We have received orders to purchase at least the minimum number of shares of common stock offered; and

•	We receive the final approval of the Office of Thrift Supervision to complete the conversion and the offering.

How You Can Obtain Additional Information

Our branch office personnel may not, by law, assist with investment-related questions about the offering. If you have any questions regarding the conversion or the offering, please call or visit our Conversion Center, toll free, at 1-(888) 409-5600, Monday through Friday between 10:00 a.m. and 4:00 p.m., Central time. The Conversion Center is located at our Hazel Crest office, 3700 W. 183rd Street, Hazel Crest, Illinois 60429. The Conversion Center will be closed on weekends and bank holidays.

TO ENSURE THAT EACH PERSON RECEIVES A PROSPECTUS AT LEAST 48 HOURS PRIOR TO THE EXPIRATION DATE OF MAY 16, 2005 IN ACCORDANCE WITH FEDERAL LAW, NO PROSPECTUS WILL BE MAILED ANY LATER THAN FIVE DAYS PRIOR TO MAY 16, 2005 OR HAND-DELIVERED ANY LATER THAN TWO DAYS PRIOR TO MAY 16, 2005.

RISK FACTORS

You should consider carefully the following risk factors in evaluating an investment in the shares of common stock.

Our Nonresidential Real Estate Loans, Multi-family Mortgage Loans, Construction and Land Loans, Commercial Loans and Commercial Leases Expose Us to Increased Credit Risks.

At December 31, 2004, our portfolio of nonresidential real estate loans totaled $248.8 million, or 22.6% of total loans, our portfolio of multi-family mortgage loans totaled $240.6 million, or 21.9% of total loans, our portfolio of construction and land loans totaled $60.0 million, or 5.4% of total loans, our portfolio of commercial loans totaled $92.5 million, or 8.4% of total loans and our portfolio of commercial leases totaled $86.4 million, or 7.9% of total loans. We plan to continue to originate these types of loans and retain them in our portfolio, although we may participate portions of some of these loans to other financial institutions. These types of loans generally have greater credit risk than one- to four-family residential mortgage loans because repayment of the loans often depends on the successful business operations of the borrower. These loans typically have larger loan balances to single borrowers or groups of related borrowers compared to one- to four-family residential mortgage loans. Many of our borrowers also have more than one nonresidential real estate, multi-family mortgage, construction or commercial loan or lease outstanding with us. Consequently, an adverse development involving one or more loans or credit relationships can expose us to significantly greater risk of loss compared to an adverse development involving a one- to four-family residential mortgage loan. For a complete discussion of our loss history with respect to our nonresidential real estate, multi-family mortgage, construction and commercial loans, see “Business of BankFinancial, F.S.B.—Delinquent Loans, Other Real Estate Owned and Classified Assets—Allowance for Loan Losses.”

Our Concentration of Loans in the Healthcare Industry Exposes Us to Increased Credit Risk.

At December 31, 2004, we had $46.1 million of loans to healthcare providers, including loans to nursing homes and hospice care companies and leases to hospitals for equipment. These loans represented 4.2% of our total loan portfolio as of that date. Of these loans, $23.9 million, or 53.9%, were collateralized by real estate. The remainder consisted of working capital lines of credit secured by government accounts receivable, of which we are a joint payee, or by leased equipment. Loans to healthcare providers have unique credit risks. A healthcare provider’s income stream is subject to many factors beyond the control of the healthcare provider, including the risk that the provider will not be reimbursed for all services provided. The State of Illinois has experienced budget shortfalls in recent years, causing delays in state reimbursement for healthcare costs. Government reimbursement rates are also subject to change, including retroactive adjustments. For example, a significant overpayment to a healthcare provider can result in the provider owing significant governmental repayments to the federal or state government. A healthcare provider’s profitability also depends on its ability to maintain certain levels of occupancy. Unexpected declines in occupancy rates can restrict a provider’s cash flow. Any of these factors can impair the ability of our healthcare provider borrowers to make loan repayments, which could result in significant loss to us.

At December 31, 2004, we had not taken any charge-offs on these types of loans, but we have established specific loan loss reserve allowances in the amount of $958,000 for loans to four borrowers with an aggregate principal balance of $6.7 million. In addition, based on deficiencies in debt service coverage requirements, we classified as substandard loans to one borrower, which had an aggregate principal balance of $3.2 million, even though we did not establish a specific loan loss allowance for these loans. All of these borrowers were current on their loan payments to us as of December 31, 2004.

The Net Realizable Value of Our Investment Securities Could Be Lower than the Fair Values Assigned to Them Under Accounting Principles Generally Accepted in the United States of America.

We determine the fair value of our investment securities in accordance with the guidance set forth in Statement of Financial Accounting Standards 115, “Accounting for Certain Investments in Debt and Equity Securities,” and Statement of Financial Accounting Standards 107, “Disclosures about Fair Value of Financial Instruments.” Pursuant to this guidance, we determine fair value based on the most recent quoted market price for the security as of the applicable balance sheet date. We use quoted market prices to determine the amount of any unrealized losses that must be reflected in our other comprehensive income and the net book value of our investment securities. Similarly, if we determine that a security is other than temporarily impaired pursuant to SAB No. 59, we use quoted market prices to determine the amount of the impairment loss and the adjusted cost basis for the security.

If a quoted market price for a specific security is not available as of or at a time close to the applicable balance sheet date (generally no less recent than the date of the previous quarter-end) due to a lack of trading activity, we estimate its fair value based on the quoted market price of another security with similar characteristics, adjusted to reflect objectively measurable differences such as coupon rates and reset dates. In the absence of quoted market prices for the same or a similar security, or if there is no recognized market for the security, we use other valuation techniques to determine fair value, such as obtaining broker-dealer valuations or estimating fair value based on valuation modeling.

The fair value assigned to a security under Statement of Financial Accounting Standards 115 and Statement of Financial Accounting Standards 107 may differ from the price for which the security could be sold in a market transaction. Among other things, when fair value is based on the quoted market price for a security, adjustments to reflect discounts that could arise in the context of an actual sale, including block trade, illiquidity and other discounts resulting from the inability of the market to absorb the number of shares of the security offered for sale, are not considered. Consequently, the price at which the security could be sold in a market transaction could be significantly lower than the quoted market price for the security, particularly if the quoted market price is based on trades involving a small number of shares, the security has an infrequent trading history, the market for the security is illiquid, or a large number of shares must be sold.

The risk that there will be a material difference between the fair value that we assign to a security and its net realizable value is particularly significant for the Fannie Mae and Freddie Mac floating rate preferred stocks that we hold in our investment portfolio. Based on impairment testing that we conducted in accordance with SAB No. 59, we recorded an impairment loss, pre-tax, in the amount of $12.5 million against our income for the year ended December 31, 2003, and an additional impairment loss, pre-tax, in the amount of $8.8 million against our income for the year ended December 31, 2004. See “Business of BankFinancial, F.S.B.—Securities Activities—Equity Securities.” In arriving at the amount of the impairment loss, we determined the fair value of each Fannie Mae and Freddie Mac floating rate preferred stock based on the quoted market price for the last trade that occurred for the security during the applicable financial statement period. Some of the trades involved a small number of shares and thus did not appear to reflect large block trade discounts.

Our portfolio of Fannie Mae and Freddie Mac floating rate preferred stocks constituted 30.7% of the combined fair value of the securities held in our investment portfolio at December 31, 2004 and 5.5% of our total assets at that date. Our securities portfolio constituted 18.0% of our total assets at December 31, 2004. Based on the size of our holdings, it is possible that large block trade discounts could substantially reduce the net realizable value of one or more of the Fannie Mae and Freddie Mac floating rate preferred stocks in the event that we were to sell shares in a market transaction. In addition, some of the Fannie Mae and Freddie Mac floating rate preferred stock issuances that we own have traded infrequently or sporadically, which further increases the risk that the quoted market prices for these securities may be higher than the prices for which we could sell shares in a market transaction.

Future Impairment Losses Could be Required on the Fannie Mae and Freddie Mac Floating Rate Preferred Stocks That We Own

We own shares of Fannie Mae and Freddie Mac floating rate preferred stocks with an adjusted cost basis of $79.4 million at December 31, 2004. The adjusted cost basis takes into account the impairment losses that we recorded in accordance with SAB No. 59 for these securities in 2004 and 2003. See “—The Net Realizable Value of Our Investment Securities Could Be Lower than the Fair Values Assigned to Them Under Accounting Principles Generally Accepted in the United States of America” and “Business of BankFinancial, F.S.B.—Securities Activities—Equity Securities.”

At December 31, 2004, the combined fair value of the Fannie Mae and Freddie Mac floating rate preferred stocks was $77.5 million, or $1.9 million lower than their combined adjusted cost basis as of that date. None of this difference has been recognized as a charge against net income due to our determination at December 31, 2004 that the unrealized losses representing such difference did not constitute other-than-temporary impairments as of that date. See “Business of BankFinancial, F.S.B.—Securities Activities—Equity Securities.” If we determine in one or more future reporting periods that any difference between the fair value of a Fannie Mae and Freddie Mac floating preferred stock that we own and its adjusted cost basis is an other-than-temporary impairment, we would be required to record an additional pre-tax impairment loss against our income in an amount equal to such difference.

A number of factors or combination of factors could cause us to conclude in one or more future reporting periods that an unrealized loss existing with respect to one or more of the Fannie Mae and Freddie Mac floating rate preferred stocks constitutes an other-than-temporary impairment. These factors include, but are not limited to, an increase in the severity of the unrealized loss on a particular security, an increase in the continuous duration of the unrealized loss without an improvement in value, a change in our intent or ability to hold the security for a period of time sufficient to allow for the forecasted recovery, or changes in market conditions and/or industry or issuer specific factors that would render us unable to forecast a full recovery in value, including adverse developments concerning Fannie Mae or Freddie Mac.

Adverse developments have recently occurred concerning Fannie Mae. The Office of Federal Housing Enterprise and the Securities and Exchange Commission have determined that Fannie Mae did not properly apply certain accounting principles generally accepted in the United States of America to its financial statements from 2001 through the second quarter of 2004. Fannie Mae has concluded that its financial statements for those periods should not be relied upon and has agreed to restate them. Fannie Mae has not filed a quarterly report on Form 10-Q for the quarter ended September 30, 2004 or an annual report on Form 10-K for the year ended December 31, 2004, and has announced that it will delay the further public reporting of its financial results until it completes the restatement. The timing of the issuance of restated and current financial statements is uncertain.

As a result of these and other issues, the Office of Federal Housing Enterprise has directed Fannie Mae to develop and implement a plan to achieve compliance with Fannie Mae’s minimum capital requirement plus a targeted 30 percent surplus by September 30, 2005. Fannie Mae and the Office of Federal Housing Enterprise have also entered into formal agreements pursuant to which Fannie Mae has committed to take a series of steps with respect to capital restoration, accounting, organization, staffing, compensation, corporate governance and internal controls. As part of its capital restoration plan, Fannie Mae has raised $5 billion in new capital through the sale of additional preferred stock and has reduced its common stock dividend and management bonus payments and commenced the reduction of its portfolio of retained loans. Dividends on Fannie Mae’s preferred stocks have not been reduced. Fannie Mae has also undergone significant senior management and other personnel changes, and has engaged a new external auditor.

Freddie Mac experienced similar regulatory and accounting issues in 2003, including issuing revised and restated financial statements for the years 2000 through 2002 and undergoing senior management changes. The restatement increased Freddie Mac’s cumulative net income and capital by approximately $5 billion for the restatement period. The Office of Federal Housing Enterprise Oversight recently determined that Freddie Mac met all applicable capital requirements as of December 31, 2004.

Although Moody’s Investors Services and Standard and Poors have maintained their original ratings on Fannie Mae’s preferred stock, each rating firm has placed Fannie Mae’s preferred stock on its negative watch list and Fitch Ratings recently downgraded its rating of Fannie Mae’s preferred stock from AA- to A+. All three rating firms continue to maintain their original ratings on Freddie Mac’s preferred stock, but Freddie Mac’s preferred stock has been on Fitch Ratings’ negative watch list since June 2003.

Any future adverse developments that may occur concerning Fannie Mae or Freddie Mac, including, without limitation, financial restatements, changes in preferred stock ratings and adverse legal or regulatory developments, would increase the risk that there would be a need for us to recognize additional impairment losses concerning one or more of the floating rate preferred stocks in one or more future reporting periods.

A decision to sell shares of our Fannie Mae and Freddie Mac floating rate preferred stocks at a time when an unrealized loss exists would also require recording further impairment losses on the affected shares due to the requirement of SAB No. 59 that an impairment must be considered other than temporary if the investor does not have the intent and ability to retain its investment in the security for a period of time sufficient to allow for any anticipated recovery in market value. A similar result would occur if we were otherwise to cease to have the intent to hold the shares for a period of time sufficient to allow for any anticipated recovery in market value. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies—Other-Than-Temporary Impairment of Securities.”

If Our Allowance for Loan Losses is Not Sufficient to Cover Actual Loan Losses, Our Earnings Could Decrease.

In the event that our loan customers do not repay their loans according to the terms of the loans, and the collateral securing the repayment of these loans is insufficient to cover any remaining loan balance, we could experience significant loan losses, which could have a material adverse effect on our operating results. We make various assumptions and judgments about the collectibility of our loan portfolio, including the creditworthiness of our borrowers and the value of the real estate and other assets, if any, serving as collateral for the repayment of our loans. As of December 31, 2004, our allowance for loan losses was $11.0 million, representing 1.00% of total loans and 168.9% of nonperforming loans as of that date. In determining the amount of our allowance for loan losses, we rely on our loan quality reviews, our experience and our evaluation of economic conditions, among other factors. If our assumptions are incorrect, our allowance for loan losses may not be sufficient to cover probable losses inherent in our loan portfolio, which may require additions to our allowance. Any material additions to our allowance for loan losses would materially decrease our net income.

Our business strategy calls for continued growth of nonresidential real estate loans, commercial loans and leases, construction and land loans and multi-family mortgage loans. These loans typically expose us to greater risk than one- to four-family residential real estate loans. As we further increase the amount of these loans in our loan portfolio, we may increase our provisions for loan losses, which could adversely affect our consolidated results of operations.

In addition, bank regulators periodically review our allowance for loan losses and may require us to increase our provisions for loan losses or recognize further loan charge-offs. Any increase in our allowance for loan losses or loan charge-offs as required by regulatory authorities could have a material adverse effect on our consolidated results of operations and financial condition.

Changes in Market Interest Rates Could Adversely Affect Our Financial Condition and Results of Operations.

Our financial condition and results of operations are significantly affected by changes in market interest rates because our assets are primarily loans and our liabilities are primarily deposits. Our results of operations depend substantially on our net interest income, which is the difference between the interest income that we earn on our interest-earning assets and the interest expense that we pay on our interest-bearing liabilities.

Changes in interest rates affect the value of our interest-earning assets, and in particular, our securities portfolio. Generally, the value of our debt securities fluctuates inversely with changes in interest rates. At December 31, 2004, our net securities available-for-sale totaled $268.1 million. Unrealized losses on securities available-for-sale, net of tax, amounted to $1.6 million and are reported as a separate component of equity. Further decreases in the fair value of securities available-for-sale, therefore, could have an adverse effect on stockholders’ equity.

We also are subject to reinvestment risk associated with changes in interest rates. Changes in interest rates may affect the average life of loans and mortgage-related securities. Decreases in interest rates often result in increased prepayments of loans and mortgage-related securities, as borrowers refinance their loans to reduce borrowing costs. Under these circumstances, we are subject to risk that we are unable to reinvest the cash received from such prepayments in loans or other investments that have interest rates that are comparable to the interest rates on the prepaid loans and securities. Increases in interest rates may decrease loan demand and may make it more difficult for borrowers to repay adjustable rate loans.

We evaluate interest rate sensitivity using a model that estimates the change in BankFinancial, F.S.B.’s net portfolio value over a range of interest rate scenarios. Net portfolio value is the discounted present value of expected cash flows from assets, liabilities and off-balance sheet contracts. At December 31, 2004, in the event of an immediate 100 basis point decrease in interest rates, we would be expected to experience a 1.8% decrease in net portfolio value. In the event of an immediate 200 basis point increase in interest rates, we would be expected to experience a 0.1% increase in net portfolio value.

The Future Price of the Shares of Common Stock May be Less Than the Purchase Price in the Offering.

The $10.00 per share price for the common stock in the offering was not determined through a market mechanism. Instead, we selected this price primarily because it is the price most commonly used in mutual-to-stock conversions of financial institutions. We cannot assure you that if you purchase shares of common stock in the offering you will be able to sell them at or above the $10.00 purchase price in the offering at any future time. In many cases, shares of common stock issued by newly converted savings institutions or mutual holding companies have traded below the price at which such shares were sold in the offering conducted by those companies. The aggregate purchase price of the shares of common stock sold in our offering will be based on an independent appraisal we have received from RP Financial. The appraisal is not intended, and should not be construed, as a recommendation of any kind as to the advisability of purchasing shares of common stock. The valuation is an appraisal of the value of our equity as a whole and not a determination of the value of an individual share of our common stock. The valuation is based on estimates and projections of a number of matters, all of which are subject to change from time to time. After our shares begin trading, the trading price of our common stock will be determined by the marketplace, and may be influenced by many factors, including prevailing interest rates, the overall performance of the economy, external factors such as geopolitical events, investor perceptions of BankFinancial Corporation, our financial and operating performance and the outlook for the financial institutions industry in general.

Our Return on Stockholders’ Equity Will Continue to Be Low Following the Offering.

Net income divided by average stockholders’ equity, known as return on equity, is a ratio many investors use to compare the performance of a financial institution to its peers. Until we can increase our net interest income and noninterest income, we expect our return on equity to continue to be below the industry average, which may negatively affect the value of our common stock.

Our return on equity (ratio of net income to average equity) for the year ended December 31, 2004 was 1.54%. The average return on equity for the most recent twelve-month period for a peer group determined by RP Financial was 5.99%. On a pro forma basis, assuming we sold 15,725,000 shares of common stock in the offering and we invested the net proceeds we generated in the offering for additional earnings during the period, our return on pro forma equity for the twelve months ended December 31, 2004 would have been 0.89%.

Our Ability to Successfully Conduct Acquisitions Will Affect Our Ability to Grow Our Franchise and Compete Effectively in Our Marketplace.

We completed our acquisition of Success Bancshares and its wholly owned subsidiary, Success National Bank, in November 2001. We will consider the possible acquisition of other banks, thrifts and other financial services companies to supplement internal growth. Our efforts to acquire other financial institutions and financial service companies may not be successful. Numerous potential acquirors exist for most acquisition candidates, creating intense competition, which particularly affects the purchase price for which the institution can be acquired. In many cases, our competitors have significantly greater resources than we have, and greater flexibility to structure the consideration for the transaction. We may not participate in specific acquisition opportunities if we consider the proposed transaction unacceptable. We also may not be the successful bidder in acquisition opportunities that we pursue due to the willingness or ability of other potential acquirors to propose a higher purchase price or more attractive terms and conditions than we are willing or able to propose. If we are unable to or do not conduct acquisitions, our ability to deploy effectively the capital we raise in the offering, expand our geographic presence and improve our results of operations could be adversely affected.

The Risks Presented by the Acquisition of Other Institutions Could Adversely Affect Our Financial Condition and Results of Operations

If we are successful in conducting acquisitions, we will be presented with many risks that could have a materially negative impact on our financial condition and results of operations. An institution that we acquire may have unknown asset quality issues or unknown or contingent liabilities that we did not discover or fully recognize in the due diligence process, thereby resulting in unanticipated losses. The acquisition of other institutions typically requires the integration of different corporate cultures, loan and deposit products, pricing strategies, data processing systems and other technologies, accounting, internal audit and financial reporting systems, operational processes, policies, procedures and internal controls, marketing programs and personnel of the acquired institution in order to make the transaction economically advantageous. The integration process is complicated and time consuming, and could divert our attention from other business concerns and be disruptive to our customers and the customers of the acquired institution. Our failure to successfully integrate an acquired institution could result in the loss of key customers and employees, and prevent us from achieving expected synergies and cost savings. Acquisitions also result in professional fees, purchase price adjustments, the amortization of core deposit intangibles and other expenses that could adversely affect our earnings, and in goodwill that could become impaired, requiring us to recognize further charges. We may finance acquisitions with borrowed funds, thereby increasing our leverage and reducing our liquidity, or with potentially dilutive issuances of equity securities.

Since Our Business is Concentrated in the Chicago Metropolitan Area, a Downturn in the Economy of This Area May Adversely Affect Our Business.

Our lending and deposit gathering activities are concentrated primarily in the Chicago metropolitan area. Our success depends on the general economic conditions of this area and surrounding areas. In addition, many of the loans in our loan portfolio are secured by real estate located in the Chicago metropolitan area. Negative conditions in the real estate markets where collateral for a mortgage loan is located could adversely affect the borrower’s ability to repay the loan and the value of the collateral securing the loan. Real estate values are affected by various other factors, including supply and demand, changes in general or regional economic conditions, interest rates, governmental rules or policies and natural disasters.

Adverse changes in the regional and general economy could also reduce our growth rate, impair our ability to collect loans and generally have a negative effect on our financial condition and results of operations.

Our Ability to Originate Commercial and Other Nonresidential Loans is Restricted by Federal Regulation.

As a federal savings bank, BankFinancial, F.S.B. is subject to a qualified thrift lender, or “QTL,” test, which generally requires a savings bank to maintain a minimum percentage of its portfolio assets (65% for at least nine months of the most recent 12-month period) in loans made for residential and housing purposes, investments related to such purposes, including certain mortgage-backed and related securities, and loans for personal, family, household and certain other purposes. A savings bank that fails the QTL test must either convert to a bank charter or operate under specified restrictions. If BankFinancial, F.S.B. were required to convert to a bank charter, it would incur expenses to complete such a conversion and to revise its operations, policies and procedures to comply with the regulations of its new regulator. Additionally, we would not be as familiar with the new regulator as we are with the Office of Thrift Supervision, our current primary banking regulator. The QTL test limits a savings bank’s ability to invest in higher-yielding loans, such as commercial loans and leases, and also limits a savings bank’s ability to diversify its loan portfolio, which leaves a savings bank exposed to greater risk of loss in the event of a downturn in the residential real estate market, or in residential real estate lending in general. At December 31, 2004, BankFinancial, F.S.B. maintained approximately 78.3% of its portfolio assets in qualified thrift investments, and, as of that date, satisfied the QTL test. See “Supervision and Regulation—Federal Banking Regulation—Qualified Thrift Lender Test.”

Our Future Success Is Dependent On Our Ability To Compete Effectively In The Highly Competitive Banking Industry.

We face substantial competition in all phases of our operations from a variety of different competitors. Our future growth and success will depend on our ability to compete effectively in this highly competitive environment. To date, we have grown our business successfully by focusing on our geographic markets and emphasizing the high level of service and responsiveness desired by our customers. We compete for loans, deposits and other financial services with other commercial banks, thrifts, credit unions, brokerage houses, mutual funds, insurance companies and specialized finance companies. Many of our competitors offer products and services that we do not offer, and many have substantially greater resources and lending limits, name recognition and market presence that benefit them in attracting business. In addition, larger competitors may be able to price loans and deposits more aggressively than we do, and smaller newer competitors may also be more aggressive in pricing loans and deposits in order to increase their market share. Some of the financial institutions and financial services organizations with which we compete are not subject to the extensive regulations imposed on savings banks and their holding companies. As a result, these nonbank competitors have certain advantages over us in accessing funding and in providing various financial services.

Our Stock-Based Incentive Plans Will Increase Our Costs, Which Will Reduce Our Profitability and Stockholders’ Equity.

We intend to implement a stock recognition and retention plan and a stock option plan after the offering, subject to receipt of stockholder approval. Under these plans, our officers and directors may be awarded, at no cost to them, shares of common stock and options to purchase shares of common stock in an aggregate amount equal to 4% and 10% of the shares of common stock sold in the offering, respectively, if the plans are adopted within 12 months after completion of the conversion. Awards may exceed 4% and 10% of the shares sold in the offering, respectively, if the plans are adopted more than 12 months after the completion of the conversion, although the plans, including the amounts awarded under such plans, may remain subject to supervisory restrictions if adopted more than 12 months after the completion of the conversion. We have not yet determined whether we will present these plans for stockholder approval within 12 months following the completion of the conversion or whether we will present these plans for stockholder approval more than 12 months following the completion of the conversion. The plans cannot be implemented until at least six months after the completion of the offering. If the plans are adopted within 12 months after the completion of the conversion, they are subject to Office of Thrift Supervision regulations. Such plans, including the amounts awarded under such plans, may remain subject to supervisory restrictions if adopted more than 12 months following the completion of the conversion.

See “Summary—Benefits to Management and Potential Dilution to Stockholders Following the Conversion” for a discussion of the potential expenses associated with the stock recognition and retention plan and the stock option plan. These expenses could significantly increase compensation and benefits expense, and thus reduce our net income in future periods. However, we cannot predict with specificity the actual expense we will incur in connection with these plans.

The Implementation of Stock-Based Incentive Plans Following the Offering May Dilute Your Ownership Interest.

Our stock-based incentive plans will be funded either through shares purchased in open market transactions, if permitted, or from the issuance of authorized but unissued shares of common stock of BankFinancial Corporation. While our intention is to fund these plans through open market purchases, stockholders will experience a reduction or dilution in ownership interest of approximately 12.3% in the event newly issued shares are used to fund stock options and stock awards equal to 10% and 4%, respectively, of the shares sold in the offering.

Our Failure to Effectively Utilize the Net Proceeds of the Offering Could Reduce Our Profitability.

We intend to contribute between $77.3 million and $120.6 million of the net proceeds of the offering to BankFinancial, F.S.B. We may use the remaining net proceeds to repay debt and for other general corporate purposes, including to repay the debt that we incurred in our acquisition of Success Bancshares and its wholly owned subsidiary, Success National Bank, and possibly to finance the acquisition of other financial institutions or financial services companies or to fund the payment of dividends, repurchases of shares of our common stock or the purchase of securities. We also expect to use a portion of the net proceeds to finance the purchase of shares of common stock in the offering by the employee stock ownership plan. BankFinancial, F.S.B. may use the proceeds it receives to establish or acquire new branches, acquire financial institutions or financial services companies, fund new loans, purchase investment securities or for general corporate purposes. We have not allocated specific amounts of proceeds for any of these purposes, and we will have significant flexibility in determining how much of the net proceeds we apply to different uses and the timing of such applications. Our failure to utilize these funds effectively could have an adverse effect on our results of operations.

Various Factors May Make Takeover Attempts That You Want to Succeed More Difficult to Achieve, Which May Effect the Value of Shares of Our Common Stock.

Provisions of our articles of incorporation and bylaws, federal regulations, Maryland law and various other factors may make it more difficult for companies or persons to acquire control of BankFinancial Corporation without the consent of our board of directors. You may want a takeover attempt to succeed because, for example, a potential acquiror could offer a premium over the then prevailing price of our common stock. The factors that may discourage takeover attempts or make them more difficult include:

•	Office of Thrift Supervision Regulations. Office of Thrift Supervision regulations prohibit, for three years following the completion of a mutual-to-stock conversion, the direct or indirect acquisition of more than 10% of any class of equity security of a converted savings institution without the prior approval of the Office of Thrift Supervision.

•

Articles of Incorporation, Bylaws and Statutory Provisions. Provisions of the articles of incorporation and bylaws of BankFinancial Corporation and Maryland law may make it difficult and expensive to pursue a takeover attempt that our board of directors opposes, even if the takeover is favored by a majority of our stockholders. Provisions of our articles of incorporation and bylaws also may make it difficult to remove our current board of directors or management if our board of directors opposes the removal. We have elected to be subject to the Maryland Business Combination Act, which places restrictions on mergers and other business combinations with large stockholders. In addition, our articles of incorporation provide that certain mergers and other similar transactions, as well as amendments to our articles of incorporation, must be approved by stockholders owning at least two-thirds of our shares of common stock entitled to vote on the matter unless first approved by at least two-thirds of the number of our authorized directors, assuming no vacancies. If approved by at least two-thirds of the number of our authorized directors, assuming no vacancies, the action must still be approved by a majority of our shares entitled to vote on the matter. In addition, a director can be removed for office, but only for cause, if such removal is approved by stockholders owning at least two-thirds of our shares of common stock entitled to vote on the matter, unless first approved by at least two-thirds of the number of our authorized directors (excluding the director whose removal is sought), assuming no vacancies. If approved by at least two-thirds of the number of our authorized directors, assuming no vacancies, the removal may be with or without cause, but must still be approved by a majority of our voting shares entitled to vote on the matter. Additional provisions include limitations on the voting rights of any beneficial owners of more than 10% of our common stock. Our bylaws, which can only be amended by the board of directors, also contain provisions regarding the timing, content and procedural requirements for stockholder proposals and nominations.

•	Required change-in-control payments and issuance of stock options. We intend to enter into employment agreements with certain executive officers, which will require payments to be made to them in the event their employment is terminated following a change in control of BankFinancial Corporation or BankFinancial, F.S.B. We also intend to issue stock options to key employees and directors that will require payments to them in connection with a change in control of BankFinancial Corporation. These payments may have the effect of increasing the costs of acquiring BankFinancial Corporation, thereby discouraging future takeover attempts.

We Continually Encounter Technological Change, and May Have Fewer Resources Than Many of Our Competitors to Continue to Invest In Technological Improvements.

The financial services industry is undergoing rapid technological changes, with frequent introductions of new technology-driven products and services. The effective use of technology increases efficiency and enables financial institutions to better serve customers and to reduce costs. Our future success will depend, in part, upon our ability to address the needs of our customers by using technology to provide products and services that will satisfy customer demands for convenience, as well as to create additional efficiencies in our operations. Many of our competitors have substantially greater resources to invest in technological improvements. We may not be able to effectively implement new technology-driven products and services or be successful in marketing these products and services to our customers.

Our Business May Be Adversely Affected by the Highly Regulated Environment In Which We Operate.

We are subject to extensive federal and state legislation, regulation, examination and supervision. Recently enacted, proposed and future legislation and regulations have had, and will continue to have a material adverse effect on our business and operations. Our success depends on our continued ability to comply with these laws and regulations. Some of these regulations may increase our costs. While we cannot predict what effect any future changes in these laws or regulations or their interpretations would have on us, these changes or interpretations may adversely affect our future operations.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

The following tables set forth selected consolidated historical financial and other data of BankFinancial MHC, Inc. for the years and at the dates indicated. The information at December 31, 2004 and 2003 and for the years ended December 31, 2004, 2003 and 2002 is derived in part from, and should be read together with, the audited consolidated financial statements and notes thereto of BankFinancial MHC, Inc. beginning at page F-2 of this prospectus. The information at December 31, 2002, 2001 and 2000 and for the years ended December 31, 2001 and 2000 is derived in part from audited consolidated financial statements that are not included in this prospectus.

	At December 31,
	2004	2003	2002	2001	2000
	(In thousands)
Selected Financial Condition Data:
Total assets	$1,492,782	$1,457,911	$1,490,726	$1,635,645	$1,203,653
Loans, net	1,091,952	1,067,248	1,077,932	1,187,080	949,316
Loans held for sale	5,531	5,280	11,166	16,087	1,312
Securities available-for-sale at fair value	268,093	257,520	233,572	306,009	183,578
Goodwill	10,865	10,865	10,865	10,817	—
Core deposit intangible	9,882	11,583	13,352	15,187	—
Deposits	1,115,696	1,073,897	1,054,762	1,172,311	837,923
Borrowings	264,742	268,225	307,180	331,974	250,000
Equity	94,888	96,687	103,498	102,472	98,833

	Years Ended December 31,
	2004	2003	2002	2001	2000
	(In thousands)
Selected Operating Data:
Interest and dividend income	$66,298	$68,042	$82,196	$78,451	$81,974
Interest expense	23,470	30,552	38,765	48,746	53,294

Net interest income	42,828	37,490	43,431	29,705	28,680
Provision (credit) for loan losses	(22)	(579)	(422)	2,000	2,868

Net interest income after provision for loan losses	42,850	38,069	43,853	27,705	25,812
Noninterest income	9,058	8,999	6,861	5,041	2,357
Noninterest expense (1)	50,715	64,061	44,920	29,011	24,999

Income (loss) before income tax expense	1,193	(16,993)	5,794	3,735	3,170
Income tax expense (benefit)	(264)	(7,415)	748	599	799

Income (loss) from continuing operations	1,457	(9,578)	5,046	3,136	2,371
Loss from discontinued operations, net of tax	—	—	—	—	(959)
Cumulative effect of change in accounting principle, net of tax	—	—	—	—	74

Net income (loss)	$1,457	$(9,578)	$5,046	$3,136	$1,486

(footnotes on following page)

	At or For the Years Ended December 31,
	2004	2003	2002	2001	2000
Selected Financial Ratios and Other Data:

Performance Ratios:
Return on assets (ratio of net income (loss) to average total assets)	0.10%	(0.66%)	0.33%	0.25%	0.12%
Return on equity (ratio of net income (loss) to average equity)	1.54	(9.98)	4.98	3.10	1.54
Net interest rate spread (2)	2.92	2.46	2.68	2.07	1.98
Net interest margin (3)	3.10	2.72	2.96	2.46	2.44
Efficiency ratio (4)	97.74	137.80	89.32	83.49	80.55
Noninterest expense to average total assets	3.46	4.39	2.89	2.30	2.06
Average interest-earning assets to average interest-bearing liabilities	110.49	111.72	110.76	109.59	110.22

Asset Quality Ratios:
Nonperforming assets to total assets	0.44%	0.60%	0.99%	0.73%	0.62%
Nonperforming loans to total loans	0.59	0.66	1.27	0.92	0.72
Allowance for loan losses to nonperforming loans	168.90	169.02	90.51	122.61	108.61
Allowance for loan losses to total loans	1.00	1.12	1.15	1.12	0.78

Capital Ratios:
Equity to total assets at end of period	6.36%	6.63%	6.94%	6.26%	8.21%
Average equity to average assets	6.45	6.58	6.53	8.04	7.96
Tier 1 leverage ratio (bank only)	7.12	7.18	7.59	6.50	7.93

Other Data:
Number of full service offices	16	16	16	16	8

(1)	Noninterest expense for the year ended December 31, 2004 includes $8.8 million of impairment loss on securities available-for-sale. Noninterest expense for the year ended December 31, 2003 includes $8.3 million of prepayment penalties related to the restructuring of Federal Home Loan Bank advances and $12.5 million of impairment loss on securities available-for-sale.

(2)	The net interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities for the period.

(3)	The net interest margin represents net interest income divided by average total interest-earning assets for the period.

(4)	The efficiency ratio represents noninterest expense divided by the sum of net interest income and noninterest income.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements, which can be identified by the use of such words such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect,” “will,” “may” and words of similar meaning. These forward-looking statements include, but are not limited to:

•	statements of our goals, intentions and expectations;

•	statements regarding our business plans, prospects, growth and operating strategies;

•	statements regarding the asset quality of our loan and investment portfolios; and

•	estimates of our risks and future costs and benefits.

These forward-looking statements are based on our current beliefs and expectations and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. We are under no duty to and do not take any obligation to update any forward-looking statements after the date of this prospectus.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

•	general economic conditions, either nationally or in our market areas, that are worse than expected;

•	competition among depository and other financial institutions;

•	inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments;

•	adverse changes in the securities markets;

•	changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements;

•	our ability to enter new markets successfully and capitalize on growth opportunities;

•	our ability to successfully integrate acquired entities;

•	changes in consumer spending, borrowing and savings habits;

•	changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board, the Securities and Exchange Commission and the Public Company Accounting Oversight Board;

•	changes in our organization, compensation and benefit plans;

•	adverse developments concerning Fannie Mae or Freddie Mac and changes in market interest rates affecting the value of the Fannie Mae and Freddie Mac floating rate preferred stocks in our investment securities portfolio;

•	changes in our financial condition or results of operations that reduce capital available to pay dividends;

•	regulatory changes or actions; and

•	changes in the financial condition or future prospects of issuers of securities that we own.

Because of these and a wide variety of other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. Please see “Risk Factors” beginning on page 18.

HOW WE INTEND TO USE THE PROCEEDS FROM THE OFFERING

Although we cannot determine what the actual net proceeds from the sale of the shares of common stock in the offering will be until the offering is completed, we anticipate that the net proceeds will be between $154.6 million and $209.6 million, or $241.3 million if the offering range is increased by 15%. We estimate that we will contribute to BankFinancial, F.S.B. between $77.3 million and $104.8 million, or $120.6 million if the offering range is increased by 15%. We intend to retain between $77.3 million and $104.8 million of the net proceeds, or $120.6 million if the offering range is increased by 15%, and we intend to utilize these funds as follows. First, we will retire $30.0 million of term debt incurred as part of our 2001 acquisition of Success Bancshares and its wholly owned subsidiary, Success National Bank, and our 2003 redemption of trust preferred securities acquired in that acquisition. The term debt matures on June 30, 2005, and carries an adjustable interest rate of 90-day LIBOR plus 200 basis points (4.02% at December 31, 2004). Second, between $12.6 million and $17.0 million (or $19.6 million if the offering range is increased) will be used for the loan to the employee stock ownership plan to fund its purchase of shares of common stock. Third, we will retain the remainder of the net proceeds of between $34.7 million and $57.8 million, or $71.1 million if the offering range is increased by 15%, and may use it for a variety of purposes, including those discussed below.

A summary of the anticipated net proceeds at the minimum, midpoint, maximum and adjusted maximum of the offering range and the use of the net proceeds is as follows:

	Based Upon the Sale at $10.00 Per Share of
	15,725,000 Shares		18,500,000 Shares		21,275,000 Shares		24,466,250 Shares (1)
	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds
	(Dollars in thousands)
Offering proceeds	$157,250		$185,000		$212,750		$244,663
Less offering expenses	2,670		2,900		3,130		3,394

Net offering proceeds	$154,580	100.0%	$182,100	100.0%	$209,620	100.0%	$241,269	100.0%

Use of net proceeds:
To BankFinancial, F.S.B.	$77,290	50.0%	$91,050	50.0%	$104,810	50.0%	$120,635	50.0%
To retire term debt	$30,000	19.4%	$30,000	16.5%	$30,000	14.3%	$30,000	12.4%
To fund loan to employee stock ownership plan	$12,580	8.1%	$14,800	8.1%	$17,020	8.1%	$19,573	8.1%
Retained by BankFinancial Corporation	$34,710	22.5%	$46,250	25.4%	$57,790	27.6%	$71,061	29.5%

(1)	As adjusted to give effect to an increase in the number of shares which could occur due to a 15% increase in the offering range to reflect demand for the shares, changes in market or general financial conditions following the commencement of the offering, or regulatory considerations.

Payments for shares of common stock made through withdrawals from existing deposit accounts will not result in the receipt of new funds for investment but will result in a reduction of BankFinancial, F.S.B.’s deposits. The net proceeds may vary because the total expenses relating to the offering may be more or less than our estimates. For example, our expenses would increase if a syndicated community offering were used to sell shares of common stock not purchased in the subscription and community offerings.

BankFinancial Corporation May Use the Proceeds it Retains From the Offering:

•	to repay $30.0 million in term debt, discussed above, that we incurred as part of our acquisition of Success Bancshares and our redemption of trust preferred securities assumed in that acquisition;

•	to fund a loan to the employee stock ownership plan to purchase shares of common stock in the offering (between $12.6 million and $17.0 million, or $19.6 million if the offering is increased by 15%);

•	to invest in debt securities issued by the United States government and United States government-sponsored agencies or entities;

•	to finance the acquisition of financial institutions or other financial service companies;

•	to pay cash dividends to stockholders;

•	to repurchase shares of our common stock; and

•	for other general corporate purposes.

Initially, we intend to invest a substantial portion of the net proceeds in short-term investments, investment-grade debt obligations and mortgage-backed securities.

Under current Office of Thrift Supervision regulations, we may not repurchase shares of our common stock during the first year following the conversion, except when extraordinary circumstances exist and with prior regulatory approval.

BankFinancial, F.S.B. May Use the Net Proceeds it Receives From the Offering:

•	to expand its retail and commercial banking franchise by acquiring other financial institutions or other financial services companies, or by acquiring or establishing new branches;

•	to fund new loans, including multi-family mortgage and nonresidential real estate and land loans, construction loans, commercial loans and leases and single-family residential mortgage loans;

•	to enhance existing products and services and to support new products and services;

•	to establish off-site ATMs;

•	to invest in debt securities issued by the United States government and United States government-sponsored agencies or entities; and

•	for other general corporate purposes.

Our short-term and long-term growth plans anticipate that, upon completion of the offering, we will experience measured growth through increased lending and investment activities, limited de novo branching and, possibly, acquisitions, with a particular emphasis on attempting to stimulate internal loan growth through the hiring of additional individuals experienced in the origination of commercial, commercial real estate and multifamily loans using targeted marketing efforts. We plan to explore acquisition opportunities involving other banks and thrifts, and possibly financial service companies, when and as they arise as a means of supplementing internal growth, filling gaps in our current geographic footprint and expanding our customer base, product lines and internal capabilities. We may also consider establishing de novo branches or acquiring financial institutions in other Midwestern states. We will attempt to identify institutions that we believe will fit well with our current franchise objectives and corporate culture.

We have no current arrangements or agreements to acquire other banks, thrifts and financial service companies or branch offices. However, we have had, and intend to continue to have, discussions with local financial institutions to determine whether they would be interested in exploring the possibility of our acquiring them after the offering is completed and we have sufficient capital resources to fund an acquisition. In addition, we have participated in, and intend to continue to participate in, sales processes initiated on behalf of local financial institutions that have made a decision to explore the possibility of a sale. We also have explored, and intend to continue to explore, the possibility of acquiring financial service companies, including leasing companies and insurance agencies, and engaging in limited de novo branching. We are presently investigating the feasibility of establishing a small number of de novo branches in the Chicago metropolitan area, but have no current plans to engage in extensive de novo branching. In addition, we have no current arrangements or agreements, and we have filed no regulatory applications, to establish de novo branches. There can be no assurance that we will be able to consummate any acquisition or establish any new branches. See “Risk Factors—Our Ability to Successfully Conduct Acquisitions Will Affect Our Ability to Grow Our Franchise and Compete Effectively in Our Marketplace.”

Initially, the net proceeds will be invested in short-term investments, investment-grade debt obligations and mortgage-backed securities.

OUR DIVIDEND POLICY

It is our current expectation that we are reasonably likely to declare a dividend within 12 months following the completion of the conversion. However, we may not be able to, or may decide not to, pay dividends at such time or at any other time in the future, and persons who need or desire dividend income should not purchase shares of our common stock with the expectation that we will pay dividends on the shares of common stock. Although we will have a significant dividend paying capacity with the additional capital that is being raised in the offering, the exact extent of this capacity will not be known until the conclusion of the offering. Furthermore, our ability to pay dividends could be diminished by a variety of factors, including the funding requirements of any acquisitions that we are able to pursue. Following the completion of the conversion, our Board of Directors will periodically review and evaluate the advisability of paying cash dividends, taking into account our current and anticipated cash requirements, the financial condition, results of operations and capital needs of BankFinancial Corporation and BankFinancial, F.S.B., regulatory restrictions that affect the payment of dividends by BankFinancial, F.S.B. to BankFinancial Corporation, and any other factors that are relevant at the time.

The ability of BankFinancial Corporation to pay dividends in the future could depend on the ability of our subsidiary, BankFinancial, F.S.B., to pay dividends to us. Federal law and Office of Thrift Supervision regulations limit the ability of BankFinancial, F.S.B. to make such dividend payments. Under Office of Thrift Supervision regulations, BankFinancial, F.S.B. will not be permitted to pay any dividend that would reduce its stockholder’s equity below the amount of the liquidation account to be established in connection with the conversion. In addition, BankFinancial, F.S.B. will not be permitted to make a capital distribution if, after making such distribution, it would be undercapitalized under federal law and regulations. BankFinancial, F.S.B. would need the prior approval of the Office of Thrift Supervision to pay a cash dividend or make another type of capital distribution if BankFinancial, F.S.B.’s total capital distributions for the applicable calendar year exceeded the sum of its net income for that year to date plus retained net income for the preceding two years. Because BankFinancial, F.S.B. experienced a net loss in 2003, it would be required to file an application with the Office of Thrift Supervision if it wanted to pay a capital distribution to us in the near future. For information concerning additional federal and state law and regulations regarding the ability of BankFinancial, F.S.B. to make capital distributions, including the payment of dividends to BankFinancial Corporation, see “The Conversion; Plan of Distribution—Liquidation Rights,” “Taxation—Federal Taxation” and “Supervision and Regulation—Federal Banking Regulation.”

BankFinancial Corporation is subject to state law limitations on the payment of dividends. Maryland law generally limits dividends to an amount equal to the excess of our capital surplus over payments that would be owed upon dissolution to stockholders whose preferential rights upon dissolution are superior to those receiving the dividend, and to an amount that would not make us insolvent.

We have committed to the Office of Thrift Supervision that during the one-year period following the completion of the conversion, we will not, without prior approval of the Office of Thrift Supervision, take any action to declare an extraordinary dividend to our stockholders that would be treated as a tax-free return of capital for federal income tax purposes. In addition, as the holding company for a federal savings bank, we must act as a “source of strength” for BankFinancial, F.S.B., and this could limit our ability to pay dividends at times when BankFinancial, F.S.B. has capital needs.

MARKET FOR THE COMMON STOCK

BankFinancial Corporation has never issued capital stock and there is no established market for it. Shares of our common stock have been approved for trading on the Nasdaq National Market under the symbol “BFIN,” subject to completion of the offering and compliance with certain conditions, including the presence of at least three registered and active market makers. Sandler O’Neill & Partners, L.P. has advised us that it intends to make a market in shares of our common stock following the offering, but it is under no obligation to do so or to continue to do so once it begins. While we will attempt before completion of the offering to obtain commitments from at least two other broker-dealers to make a market in shares of our common stock, there can be no assurance that we will be successful in obtaining such commitments.

The development and maintenance of a public market, having the desirable characteristics of depth, liquidity and orderliness, depends on the existence of willing buyers and sellers, the presence of which is not within our control or that of any market maker. The number of active buyers and sellers of shares of our common stock at any particular time may be limited, which may have an adverse effect on the price at which shares of our common stock can be sold. There can be no assurance that persons purchasing the shares of common stock will be able to sell their shares at or above the $10.00 offering purchase price per share. You should have a long-term investment intent if you purchase shares of our common stock and you should recognize that there may be a limited trading market in the shares of common stock.

HISTORICAL AND PRO FORMA REGULATORY CAPITAL COMPLIANCE

At December 31, 2004, BankFinancial, F.S.B. exceeded all of the applicable regulatory capital requirements. The table below sets forth the historical equity capital and regulatory capital of BankFinancial, F.S.B. at December 31, 2004, and the pro forma regulatory capital of BankFinancial, F.S.B., after giving effect to the sale of shares of common stock at a $10.00 per share purchase price. The table assumes the receipt by BankFinancial, F.S.B. of between $77.3 million and $120.6 million of the net offering proceeds.

	BankFinancial, F.S.B. Historical at December 31, 2004		Pro Forma at December 31, 2004, Based Upon the Sale in the Offering of
			15,725,000 Shares		18,500,000 Shares		21,275,000 Shares			24,466,250 Shares (1)
	Amount	Percent of Assets (2)	Amount	Percent of Assets (2)	Amount	Percent of Assets (2)	Amount	Percent of Assets (2)	Amount	Percent of Assets (2)
	(Dollars in thousands)
Equity capital	$119,983	8.04%	$178,403	11.52%	$188,833	12.11%	$199,263	12.70%	$211,258	13.36%
Tangible capital	$104,730	7.12%	$163,150	10.66%	$173,580	11.27%	$184,010	11.86%	$196,005	12.54%
Tangible requirement	22,077	1.50	22,954	1.50	23,110	1.50	23,267	1.50	23,447	1.50

Excess	$82,653	5.62%	$140,196	9.16%	$150,470	9.77%	$160,743	10.36%	$172,558	11.04%

Core (leverage) capital	$104,730	7.12%	$163,150	10.66%	$173,580	11.27%	$184,010	11.86%	$196,005	12.54%
Core (leverage) requirement (3)	58,873	4.00	61,210	4.00	61,627	4.00	62,044	4.00	62,524	4.00

Excess	$45,857	3.12%	$101,940	6.66%	$111,953	7.27%	$121,966	7.86%	$133,481	8.54%

Total risk-based capital (4)	$113,693	10.35%	$172,113	15.26%	$182,543	16.11%	$192,973	16.95%	$204,968	17.91%
Risk-based requirement	87,892	8.00	90,229	8.00	90,646	8.00	91,064	8.00	91,543	8.00

Excess	$25,801	2.35%	$81,884	7.26%	$91,897	8.11%	$101,909	8.95%	$113,425	9.91%

Reconciliation of capital infused into BankFinancial, F.S.B.:
Net proceeds			$77,290		$91,050		$104,810		$120,635
Less:
Common stock acquired by employee stock ownership plan			(12,580)		(14,800)		(17,020)		(19,573)
Common stock acquired by stock recognition and retention plan			(6,290)		(7,400)		(8,510)		(9,787)

Pro forma increase in GAAP and regulatory capital			$58,420		$68,850		$79,280		$91,275

(1)	As adjusted to give effect to an increase in the number of shares which could occur due to a 15% increase in the offering range to reflect demand for the shares, changes in market or general financial conditions following the commencement of the offering or regulatory considerations.

(2)	Tangible and core capital levels are shown as a percentage of total adjusted assets. Risk-based capital levels are shown as a percentage of risk-weighted assets.

(3)	The current Office of Thrift Supervision core capital requirement for financial institutions is 3% of total adjusted assets for financial institutions that receive the highest supervisory rating for safety and soundness and a 4% to 5% core capital ratio requirement for all other financial institutions.

(4)	Pro forma amounts and percentages assume net proceeds are invested in assets that carry a 50% risk weighting.

CAPITALIZATION

The following table presents the historical consolidated capitalization of BankFinancial MHC, at December 31, 2004 and the pro forma consolidated capitalization of BankFinancial Corporation, a Maryland corporation, after giving effect to the conversion and the offering, based upon the assumptions set forth in the “Pro Forma Data” section.

	BankFinancial MHC Historical at December 31, 2004	Pro Forma, Based Upon the Sale in the Offering of
		15,725,000 Shares	18,500,000 Shares	21,275,000 Shares	24,466,250 Shares (1)
	(Dollars in thousands)

Deposits (2)	$1,115,696	$1,115,696	$1,115,696	$1,115,696	$1,115,696
Borrowings	264,742	264,742	264,742	264,742	264,742

Total deposits and borrowed funds	$1,380,438	$1,380,438	$1,380,438	$1,380,438	$1,380,438

Stockholders’ equity:
Preferred stock, $0.01 par value, 25,000,000 shares authorized; none to be issued	—	—	—	—	—
Common stock $0.01 par value, 100,000,000 shares authorized; shares to be issued as reflected (3)	—	157	185	213	245
Additional paid-in capital	—	154,423	181,915	209,407	241,024
Retained earnings (4)	96,455	96,455	96,455	96,455	96,455
Accumulated other comprehensive loss	(1,567)	(1,567)	(1,567)	(1,567)	(1,567)
Less:
Common stock to be acquired by employee stock ownership plan (5)	—	(12,580)	(14,800)	(17,020)	(19,573)
Common stock to be acquired by stock recognition and retention plan (6)	—	(6,290)	(7,400)	(8,510)	(9,787)

Total stockholders’ equity	$94,888	$230,598	$254,788	$278,978	$306,797

Total stockholders’ equity as a percentage of total assets	6.36%	14.16%	15.42%	16.64%	18.00%

(1)	As adjusted to give effect to an increase in the number of shares of common stock which could occur due to a 15% increase in the offering range to reflect demand for shares, changes in market or general financial conditions following the commencement of the subscription and community offerings or regulatory considerations.

(2)	Does not reflect withdrawals from deposit accounts for the purchase of shares of common stock in the conversion and offering. These withdrawals would reduce pro forma deposits by the amount of the withdrawals.

(3)	No effect has been given to the issuance of additional shares of BankFinancial Corporation common stock pursuant to a stock option plan. If this plan is implemented, an amount up to 10% of the shares of BankFinancial Corporation common stock sold in the offering will be reserved for issuance upon the exercise of options under the stock option plan. See “Management of BankFinancial Corporation.”

(4)	The retained earnings of BankFinancial, F.S.B. will be substantially restricted after the conversion. See “Our Dividend Policy,” “The Conversion; Plan of Distribution—Liquidation Rights” and “Supervision and Regulation—Federal Banking Regulation.”

(5)	Assumes that 8.0% of the shares sold in the offering will be acquired by the employee stock ownership plan financed by a loan from BankFinancial Corporation. The loan will be repaid principally from BankFinancial, F.S.B.’s contributions to the employee stock ownership plan. Since BankFinancial Corporation will finance the employee stock ownership plan debt, this debt will be eliminated through consolidation and no liability will be reflected on BankFinancial Corporation’s consolidated financial statements. Accordingly, the amount of shares of common stock acquired by the employee stock ownership plan is shown in this table as a reduction of total stockholders’ equity.

(6)	Assumes a number of shares of common stock equal to 4% of the shares of common stock to be sold in the offering will be purchased by the stock recognition and retention plan in open market purchases. The dollar amount of common stock to be purchased is based on the $10.00 per share subscription price in the offering and represents unearned compensation. This amount does not reflect possible increases or decreases in the value of common stock relative to the subscription price in the offering. As BankFinancial Corporation accrues compensation expense to reflect the vesting of shares pursuant to the stock recognition and retention plan, the credit to equity will be offset by a charge to noninterest expense. Implementation of the stock recognition and retention plan will require stockholder approval. The funds to be used by the stock recognition and retention plan to purchase the shares will be provided by BankFinancial Corporation. If the shares to fund the plan are assumed to come from authorized but unissued shares of BankFinancial Corporation, the number of outstanding shares at the minimum, midpoint, maximum and the maximum, as adjusted, of the offering range would be 16,354,000, 19,240,000, 22,126,000 and 25,444,900, respectively, total stockholders’ equity would be $236.9 million, $262.2 million, $287.5 million and $316.6 million, respectively, and total stockholders’ ownership in BankFinancial Corporation would be diluted by approximately 3.8%.

PRO FORMA DATA

The following tables summarize historical data of BankFinancial MHC and pro forma data of BankFinancial Corporation at and for the year ended December 31, 2004. This information is based on assumptions set forth below and in the table, and should not be used as a basis for projections of market value of the shares of common stock following the conversion and offering. Pro forma stockholders’ equity per share does not give effect to the liquidation account to be established in the conversion or, in the event of a liquidation of BankFinancial, F.S.B., to the recoverability of intangible assets or the tax effect of the recapture of any bad debt reserve. See “The Conversion; Plan of Distribution—Liquidation Rights.”

The net proceeds in the tables are based upon the following assumptions:

•	all shares of common stock will be sold in the subscription and community offerings;

•	389,000 shares of common stock will be purchased by our executive officers and directors, and their associates;

•	our employee stock ownership plan will purchase 8% of the shares of common stock sold in the offering with a loan from BankFinancial Corporation. The loan will be repaid in substantially equal payments of principal and interest over a period of 20 years;

•	Sandler O’Neill & Partners, L.P. will receive a fee equal to 0.90% of the dollar amount of shares of common stock sold in the offering. Shares purchased by our employee benefit plans or by our officers, directors and employees, and their immediate families will not be included in calculating the shares of common stock sold, for this purpose; and

•	total expenses of the offering, including the marketing fees to be paid to Sandler O’Neill & Partners, L.P., will be between $2.7 million at the minimum of the offering range and $3.4 million at the maximum of the offering range, as adjusted.

We calculated pro forma consolidated net income for the year ended December 31, 2004 as if the estimated net proceeds we received had been invested at an assumed interest rate of 2.99% (1.80% on an after-tax basis). This represents a blended rate assuming repayment of $30.0 million term debt bearing interest at 4.02% and investing the remaining funds to yield the rate on the one-year U.S. Treasury Bill as of December 31, 2004, equal to 2.75% (which we consider to more accurately reflect the pro forma reinvestment rate than an arithmetic average method in light of current market interests rates).

The following pro forma information may not be representative of the financial effects of the foregoing transactions at the dates on which such transactions actually occur, and should not be taken as indicative of future results of operations. Pro forma consolidated stockholders’ equity represents the difference between the stated amounts of our assets and liabilities. The pro forma stockholders’ equity is not intended to represent the fair market value of the shares of common stock. The effect of withdrawals from deposit accounts for the purchase of shares of common stock has not been reflected. Historical and pro forma per share amounts have been calculated by dividing historical and pro forma amounts by the indicated number of shares of common stock. No effect has been given in the pro forma stockholders’ equity calculations for the assumed earnings on the net proceeds. It is assumed that BankFinancial Corporation will retain, after repaying term debt and lending funds to the employee stock ownership plan, between $34.7 million and $57.8 million of the estimated net proceeds in the offering, or $71.1 million if the offering range is increased by 15%. The actual net proceeds from the sale of shares of common stock will not be determined until the offering is completed. However, we currently estimate the net proceeds to be between $154.6 million and $209.6 million, or $241.3 million if the offering range is increased by 15%. It is assumed that all shares of common stock will be sold in the subscription and community offerings.

At or For the Year Ended December 31, 2004 Based Upon the Sale at $10.00 Per Share of
15,725,000 Shares	18,500,000 Shares	21,275,000 Shares	24,466,250 Shares (1)
(Dollars in thousands, except per share amounts)
Gross proceeds	$157,250	$185,000	$212,750	$244,663
Expenses	2,670	2,900	3,130	3,394

Estimated net proceeds	154,580	182,100	209,620	241,269
Common stock acquired by employee stock ownership plan (2)	(12,580)	(14,800)	(17,020)	(19,573)
Common stock acquired by stock recognition and retention plan (3)	(6,290)	(7,400)	(8,510)	(9,787)

Estimated net proceeds, as adjusted	$135,710	$159,900	$184,090	$211,909

For the Year Ended December 31, 2004
Consolidated net income:
Historical	$1,457	$1,457	$1,457	$1,457
Pro forma adjustments:
Income on adjusted net proceeds	2,443	2,879	3,314	3,815
Employee stock ownership plan (2)	(379)	(446)	(513)	(590)
Stock option plan (4)	(770)	(906)	(1,042)	(1,199)
Stock recognition and retention plan (3)	(758)	(892)	(1,025)	(1,179)

Pro forma net income	$1,993	$2,092	$2,191	$2,304

Net income per share (5):
Historical	$0.10	$0.08	$0.07	$0.06
Pro forma adjustments:
Income on adjusted net proceeds	0.17	0.17	0.17	0.17
Employee stock ownership plan (2)	(0.03)	(0.03)	(0.03)	(0.03)
Stock option plan (4)	(0.05)	(0.05)	(0.05)	(0.05)
Stock recognition and retention plan (3)	(0.05)	(0.05)	(0.05)	(0.05)

Pro forma net income per share (5)	$0.14	$0.12	$0.11	$0.10

Offering price to net income per share	71.43	x	83.33	x	90.91	x	100.00	x
Number of shares used in loss per share calculations	14,529,900	17,094,000	19,658,100	22,606,815
At December 31, 2004
Stockholders’ equity:
Historical	$94,888	$94,888	$94,888	$94,888
Estimated net proceeds	154,580	182,100	209,620	241,269
Common stock acquired by employee stock ownership plan (2)	(12,580)	(14,800)	(17,020)	(19,573)
Common stock acquired by stock recognition and retention plan (3)	(6,290)	(7,400)	(8,510)	(9,787)

Pro forma stockholders’ equity (6)	230,598	254,788	278,978	306,797
Intangible assets	20,747	20,747	20,747	20,747

Pro forma tangible stockholders’ equity (6)	$209,851	$234,041	$258,231	$286,050

Stockholders’ equity per share:
Historical	$6.03	$5.13	$4.46	$3.88
Estimated net proceeds	9.83	9.84	9.85	9.86
Common stock acquired by employee stock ownership plan (2)	(0.80)	(0.80)	(0.80)	(0.80)
Common stock acquired by stock recognition and retention plan (3)	(0.40)	(0.40)	(0.40)	(0.40)

Pro forma stockholders’ equity per share (6)	$14.66	$13.77	$13.11	$12.54

Pro forma tangible stockholders’ equity per share (6)	$13.35	$12.65	$12.14	$11.69

Offering price as percentage of pro forma consolidated stockholders’ equity per share	68.21%	72.62%	76.28%	79.74%
Offering price as percentage of pro forma tangible consolidated stockholders’ equity per share	74.93%	79.05%	82.39%	85.53%
Number of shares used in book value per share calculations	15,725,000	18,500,000	21,275,000	24,466,250

(footnotes begin on following page)

(1)	As adjusted to give effect to an increase in the number of shares which could occur due to a 15% increase in the offering range to reflect demand for the shares, changes in market and financial conditions following the commencement of the offering or regulatory considerations.

(2)	Assumes that 8% of shares of common stock sold in the offering will be purchased by the employee stock ownership plan. For purposes of this table, the funds used to acquire these shares are assumed to have been borrowed by the employee stock ownership plan from BankFinancial Corporation. BankFinancial, F.S.B. intends to make annual contributions to the employee stock ownership plan in an amount at least equal to the required principal and interest payments on the debt. BankFinancial, F.S.B.’s total annual payments on the employee stock ownership plan debt are based upon 20 equal annual installments of principal and interest. SOP 93-6 requires that an employer record compensation expense in an amount equal to the fair value of the shares committed to be released to employees. The pro forma adjustments assume that the employee stock ownership plan shares are allocated in equal annual installments based on the number of loan repayment installments assumed to be paid by BankFinancial, F.S.B., the fair value of the common stock remains equal to the subscription price and the employee stock ownership plan expense reflects an effective combined federal and state tax rate of 39.75%. The unallocated employee stock ownership plan shares are reflected as a reduction of stockholders’ equity. No reinvestment is assumed on proceeds contributed to fund the employee stock ownership plan. The pro forma net income further assumes that 62,900, 74,000, 85,100 and 97,865 shares were committed to be released during the period at the minimum, midpoint, maximum, and adjusted maximum of the offering range, respectively, and in accordance with SOP 93-6, only the employee stock ownership plan shares committed to be released during the period were considered outstanding for purposes of income per share calculations.

(3)	If approved by BankFinancial Corporation’s stockholders, the stock recognition and retention plan may purchase an aggregate number of shares of common stock equal to 4% of the shares to be sold in the offering (or possibly a greater number of shares if the plan is implemented more than one year after completion of the conversion, although such plan, including the amount awarded under such plan, may remain subject to supervisory restrictions). Stockholder approval of the stock recognition and retention plan, and purchases by the plan may not occur earlier than six months after the completion of the conversion. The shares may be acquired directly from BankFinancial Corporation or through open market purchases. The funds to be used by the stock recognition and retention plan to purchase the shares will be provided by BankFinancial Corporation. The table assumes that (i) the stock recognition and retention plan acquires the shares through open market purchases at $10.00 per share, (ii) 20% of the amount contributed to the stock recognition and retention plan is amortized as an expense during the year ended December 31, 2004 and (iii) the stock recognition and retention plan expense reflects an effective combined federal and state tax rate of 39.75%. Assuming stockholder approval of the stock recognition and retention plan and that shares of common stock (equal to 4% of the shares sold in the offering) are awarded through the use of authorized but unissued shares of common stock, stockholders would have their ownership and voting interests diluted by approximately 3.8%.

(4)	If approved by BankFinancial Corporation’s stockholders, the stock option plan may grant options to acquire an aggregate number of shares of common stock equal to 10% of the shares to be sold in the offering (or possibly a greater number of shares if the plan is implemented more than one year after completion of the conversion, although such plan, including the amount awarded under the plan, may remain subject to supervisory restrictions). Stockholder approval of the stock option plan may not occur earlier than six months after the completion of the conversion. In calculating the pro forma effect of the stock option plan, it is assumed that the exercise price of the stock options and the trading price of the common stock at the date of grant were $10.00 per share, the estimated grant-date fair value determined using the Black-Scholes option pricing model was $2.72 for each option, the aggregate grant-date fair value of the stock options was amortized to expense on a straight-line basis over a five-year vesting period of the options, and that 25.0% of the amortization expense (or the assumed portion relating to options granted to directors) resulted in a tax benefit using an assumed tax rate of 39.75%. The actual expense of the stock option plan will be determined by the grant-date fair value of the options, which will depend on a number of factors, including the valuation assumptions used in the option pricing model ultimately adopted. Under the above assumptions, the adoption of the stock option plan will result in no additional shares under the treasury stock method for purposes of calculating earnings per share. There can be no assurance that the actual exercise price of the stock options will be equal to the $10.00 price per share. If a portion of the shares to satisfy the exercise of options under the stock option plan are obtained from the issuance of authorized but unissued shares, our net income per share and stockholders’ equity per share will decrease. The issuance of authorized but previously unissued shares of common stock pursuant to the exercise of options under such plan would dilute existing stockholders’ ownership and voting interests by approximately 9.1%.

(5)	Income per share computations are determined by taking the number of shares assumed to be sold in the offering and, in accordance with SOP 93-6, subtracting the employee stock ownership plan shares that have not been committed for release during the respective periods. See note 2, above. The number of shares of common stock actually sold may be more or less than the assumed amounts.

(6)	The retained earnings of BankFinancial, F.S.B. will be substantially restricted after the conversion. See “Our Dividend Policy,” “The Conversion; Plan of Distribution—Liquidation Rights” and “Supervision and Regulation—Federal Banking Regulation—Capital Distributions.”

MANA GEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The discussion and analysis that follows focuses on the factors affecting our consolidated financial condition at December 31, 2004 and December 31, 2003, and our consolidated results of operations for the years ended December 31, 2004, 2003 and 2002. The consolidated financial statements and related notes appearing elsewhere in this prospectus should be read in conjunction with this discussion and analysis.

The accompanying consolidated financial statements for the year ended December 31, 2003 have been restated to change the method of recognizing other-than-temporary impairment on securities available-for-sale, specifically certain floating rate preferred stocks issued by Fannie Mae and Freddie Mac. During 2004, we completed a comprehensive review of our methodology to determine whether other-than-temporary impairment was present in our securities portfolio for all periods presented in the consolidated financial statements. This comprehensive review was conducted in connection with our initial public offering and in accordance with the guidance contained in SAB No. 59.

Our comprehensive review determined that certain of the preferred securities issued by Fannie Mae and Freddie Mac were other than temporarily impaired in 2003. This determination was based primarily on the duration and severity of the unrealized losses, our inability to forecast a full recovery in the value of the securities except in a small number of projected interest rate scenarios, and the uncertainties that are inherent in forecasting when interest rates, interest rate volatilities and spreads to risk-free benchmarks will return to historic norms. As a result, we recorded a prior period adjustment to recognize a $12.5 million other-than-temporary impairment loss on securities available-for-sale for the year ended December 31, 2003. This adjustment increased our net loss by $7.6 million, resulting in net loss of $9.6 million for the year ended December 31, 2003. There was no effect on net income in 2002.

Overview of Financial Condition and Results of Operations

Our primary business strategy for the past five years has been to transform BankFinancial, F.S.B. from a traditional retail savings bank to a multi-faceted financial institution with enhanced capabilities in commercial banking and selected other financial services, an expanded geographic presence in the Chicago metropolitan area, and managerial and technological resources and infrastructure capable of supporting future growth.

Certain actions that we have taken have adversely affected our results of operations for the years ended December 31, 2004 and 2003. Specifically, we restructured $170.0 million of Federal Home Loan Bank borrowings in July 2003 to reduce our future funding costs, maintain better protection against changes in market interest rates and increase our flexibility in pricing deposits. The restructuring of the Federal Home Loan Bank borrowings resulted in a prepayment penalty that resulted in the recording of yield adjustment amortization expenses during the years ended December 31, 2004 and 2003 and significant expense for the early extinguishment of debt during the year ended December 31, 2003, as described below. We also incurred impairment losses during the years ended December 31, 2004 and 2003 due to our determination that certain declines in the fair value of floating rate preferred stocks issued by two government sponsored entities, Fannie Mae and Freddie Mac, that are part of our investment portfolio constituted other-than-temporary impairments under the applicable Securities and Exchange Commission Staff Accounting Bulletin.

Significant Strategic Initiatives and Impact on Results of Operations

Loan Portfolio Diversification. At December 31, 2000, our loan portfolio was heavily concentrated in one- to four-family residential real estate loans, which then represented 86.6% of our total loans. Since that time, we have redeployed a significant portion of the cash flows from the repayments and sales of our one- to four-family residential loans into a more diversified mix of commercial loans, multi-family mortgage loans, nonresidential real estate loans, construction and land loans and commercial leases. These loans and leases typically offer higher yields than traditional one- to four-family residential real estate loans and generally are of shorter duration. Therefore, they improve our interest income and assist us in managing interest rate risk.

The following table illustrates the major changes that have occurred in the composition of our loan portfolio between December 31, 2000 and December 31, 2004:

	At December 31, 2004		At December 31, 2000		Increase/ (Decrease)
	(Dollars in thousands )
One- to four-family residential	$363,097	33.0%	$826,816	86.6%	$(463,719)
Multi-family mortgage	240,607	21.9	67,185	7.0	173,422
Nonresidential real estate	248,781	22.6	13,465	1.4	235,316
Construction and land	59,950	5.5	994	0.1	58,956
Commercial loans	92,455	8.4	39,713	4.2	52,742
Commercial leases	86,362	7.8	3,587	0.4	82,775
Consumer	2,755	0.2	2,634	0.3	121
Other	6,044	0.6	—	—	6,044

Total loans	$1,100,051	100.0%	$954,394	100.0%	$145,657

In the aggregate, multi-family mortgage loans, nonresidential real estate loans, construction and land loans and commercial loans and leases comprised 66.2% of our loan portfolio at December 31, 2004, compared to 13.1% at December 31, 2000. We intend to continue to emphasize the origination of these higher interest margin loans following the offering, subject to the limitations imposed by our federal savings bank charter, general economic conditions, the demand for multi-family mortgage loans, nonresidential real estate loans, construction and land loans and commercial loans and leases in our market, competitive factors and risk management considerations. See “Business of BankFinancial, F.S.B.—Lending Activities” and “Risk Factors— Our Nonresidential Real Estate Loans, Multi-family Mortgage Loans, Construction and Land Loans, Commercial Loans and Commercial Leases Expose Us to Increased Credit Risks.”

Allowance for Loan Losses. We have increased our allowance for loan losses from $7.5 million (0.78% of total loans) at December 31, 2000 to $11.0 million (1.00% of total loans) at December 31, 2004. This increase was based primarily on the change in the composition of our loan portfolio that occurred between 2000 and 2004. Our ratio of non-performing loans to total loans was 0.59% at December 31, 2004, compared to 0.72% at December 31, 2000. Maintaining the quality of our loan and lease portfolio is a key factor in managing our growth. We will continue to use risk management techniques, such as independent internal and external loan reviews, risk-focused portfolio credit analysis and field inspections of collateral, in overseeing the performance of our loan portfolio.

Composition and Cost of Funding. We have changed the composition and the cost of our funding sources in a number of ways:

Core Deposits. We increased our emphasis on local deposits as a primary funding source for commercial real estate and commercial loans. This emphasis and our acquisition of Success Bancshares have increased our to core deposits (savings, money market, noninterest bearing demand and NOW accounts) to 60.5% of our total deposits at December 31, 2004 from 36.6% of total deposits at December 31, 2000. This increase included an increase in business demand deposits to $61.9 million (5.6% of total deposits) at December 31, 2004 from $18.8 million (2.2% of total deposits) at December 31, 2000.

Federal Home Loan Bank Funding. We view Federal Home Loan Bank advances as a primary source for funding securities purchases, a secondary source for funding residential real estate loans, and an important means of managing our interest rate risk and liquidity. Because of our emphasis on local deposits as a primary funding source for commercial real estate and commercial loans, we have been able to reduce our utilization of Federal Home Loan Bank advances. At December 31, 2004, our borrowings from the Federal Home Loan Bank of Chicago totaled $230.8 million, compared to $250.0 million at December 31, 2000, even though we assumed $53.7 million of Federal Home Loan Bank borrowings in 2001 through our acquisition of Success Bancshares.

In recent years, our fixed-rate Federal Home Loan Bank borrowings prevented our average cost of funds from declining in proportion to the general decline in market interest rates. This limited our flexibility in pricing our deposits, placed pressure on our net interest margin, and made it increasingly difficult to maintain the interest rate risk position that we believed was desirable. To address this issue, we restructured $170.0 million of Federal Home Loan Bank advances during 2003. The restructuring consisted of retiring $25.0 million of Federal Home Loan Bank advances, using excess cash and cash equivalents, and replacing the remaining $145.0 million of advances with new Federal Home Loan Bank advances with a weighted average interest rate of 1.38% and a weighted average maturity of approximately one year. The restructuring of the advances reduced the average contractual rate on our Federal Home Loan Bank borrowings from 5.85% at December 31, 2002, to 2.27% as of December 31, 2003, and to 2.85% as of December 31, 2004. The restructuring also reduced the average duration of our liabilities and permitted us to better match the duration of our liabilities with the duration of our assets, which has shortened due to the change in the composition of our loan portfolio.

The restructuring resulted in a $15.4 million prepayment penalty. Pursuant to Emerging Issues Task Force 96-19, “Debtor’s Accounting for a Modification or Exchange of Debt Instruments” (“EITF 96-19”), $8.3 million of the $15.4 million prepayment penalty was recognized in 2003 as an immediate expense for the early extinguishment of debt. In accordance with EITF 96-19, the remaining $7.1 million is considered prepayment penalty yield adjustment amortization expense, which is being amortized as interest expense over approximately a two-year period. Of the $7.1 million in prepayment penalty yield adjustment amortization expense, $4.1 million was amortized in 2003, $2.5 million was amortized in 2004, and $388,000 will be amortized in 2005. The $12.4 million pre-tax expense ($7.6 million net of tax) that we recorded in 2003 relating to the restructuring of Federal Home Loan Bank advances contributed to our net operating loss of $9.6 million in 2003.

Geographic Expansion. We added nine branch offices in Chicago and its northern and western suburbs since the beginning of 2000 through our acquisition of Success Bancshares (seven offices) and de novo branching (two offices). We will attempt to further expand our geographic presence through acquisitions that complement our business plan and limited de novo branching. Our future efforts to expand will focus primarily on eliminating gaps in our market “footprint” with a preference for areas with demographics that may give us a competitive advantage in terms of product offerings and service capabilities. We may also consider the establishment of de novo branches or the acquisition of financial institutions in other Midwestern states. We have invested significant resources in building a management team and a technological infrastructure capable of supporting future growth.

We have no current arrangements or agreements to acquire other banks, thrifts and financial service companies or branch offices. However, we have had, and intend to continue to have, discussions with local financial institutions to determine whether they would be interested in exploring the possibility of our acquiring them after the offering is completed and we have sufficient capital resources to fund an acquisition. In addition, we have participated in, and intend to continue to participate in, sales processes initiated on behalf of local financial institutions that have made a decision to explore the possibility of a sale. We have also explored, and intend to continue to explore, the possibility of acquiring financial service companies, including insurance agencies and leasing companies, and engaging in limited de novo branching. We are presently investigating the feasibility of establishing a small number of de novo branches in the Chicago metropolitan area, but have no current plans to engage in extensive de novo branching. In addition, we have no current arrangements or agreements, and have filed no regulatory applications, to establish de novo branches. There can be no assurance that we will be able to consummate any acquisition or establish any new branches. See “Risk Factors—Our Ability to Successfully Conduct Acquisitions Will Affect Our Ability to Grow Our Franchise and Compete Effectively in Our Marketplace.”

Success Bancshares Acquisition. Our acquisition in 2001 of Success Bancshares and its wholly owned subsidiary, Success National Bank, produced a number of benefits, including a more diverse loan portfolio and deposit base, and the expansion of our geographic presence in the Chicago metropolitan area. The acquisition also produced certain expenses that have had, and will continue to have, an adverse impact on our results of operations, including the following:

Core Deposit Intangible Amortization. The acquisition of Success Bancshares created a $15.3 million core deposit intangible that we are amortizing over a ten-year period. Of this amount, $153,000 was amortized in 2001, $1.8 million was amortized in 2002, $1.8 million was amortized in 2003 and $1.7 million was amortized in 2004. As of December 31, 2004, the unamortized core deposit intangible totaled $9.9 million, of which $1.6 million will be amortized in 2005, $1.6 million will be amortized in 2006, $1.5 million will be amortized in 2007, and a total of $5.2 million will be amortized from 2008 to 2011. We must evaluate the core deposit intangible for impairment, at least annually. If impairment is determined to have occurred, we will record an impairment expense equal to the impairment amount in the consolidated statement of income for that period. As of December 31, 2004, we determined that no such impairment had occurred.

Interest and Other Expense on Acquisition Funding. We incurred $15.0 million in term debt in November of 2001 to facilitate our acquisition of Success Bancshares and also acquired, as part of the acquisition, $15.0 million of 8.95% fixed-rate subordinated debt underlying trust preferred securities that an affiliate of Success Bancshares had issued in 1998. In December of 2003, we refinanced the subordinated debt with lower cost, variable rate term debt and caused the trust preferred securities to be redeemed, thereby reducing our interest expense. We intend to use a portion of the net proceeds of the offering to repay the acquisition-related term debt in full. The repayment of the term debt with a portion of the net proceeds of the offering will, in the absence of other factors, reduce our cost of funding by reducing our interest-bearing liabilities.

Goodwill. The acquisition of Success Bancshares created goodwill in the amount of $10.9 million. Although this goodwill is not currently subject to amortization, it is subject to periodic analysis for impairment. If we determine in the future that the goodwill is impaired, we will take a charge to earnings equal to the impairment. As of December 31, 2004 no such impairment had occurred.

Summary of Results of Operations

Our results of operations depend primarily on our net interest income, which is the difference between the interest income on our interest-earning assets, such as loans and securities, and the interest expense paid on our deposits and borrowings. Results of operations are also affected by noninterest income and noninterest expense, the provision for loan losses and income tax expense. Noninterest income consists primarily of banking fees and service charges, loan servicing fees, gains (losses) on sales of loans and securities available-for-sale, and the amortization and impairment of mortgage servicing rights. Our noninterest income also includes income from wealth management services (with variable annuities and securities sold by BankFinancial, F.S.B.), and from the sale of fixed annuities, property, casualty, life and disability insurance products and title insurance products and services through our wholly owned subsidiary, Financial Assurance Services. Our noninterest expense consists primarily of salaries and employee benefits, occupancy and office expenses, advertising and promotion expense, data processing expenses, impairment losses, and the amortization of certain intangible assets. Our results of operations are significantly affected by general economic and competitive conditions, particularly changes in market interest rates, government policies and actions of regulatory authorities, and by economic conditions in the Chicago metropolitan area.

We had net income of $1.5 million for the year ended December 31, 2004 compared to a net loss of $9.6 million for the year ended December 31, 2003. The 2004 results were negatively affected by our recording an $8.8 million impairment loss, pre-tax, on our Fannie Mae and Freddie Mac floating rate preferred stocks due to our application of SAB No. 59 to these securities. The after-tax impact of the impairment loss on net income was a reduction of $5.3 million. In addition, we recorded a $2.5 million yield adjustment amortization expense, pre-tax, relating to our restructuring of $170.0 million of Federal Home Loan Bank borrowings in July 2003. The after-tax impact on net income was $1.5 million. See “Business of BankFinancial, F.S.B.—Securities Activities—Equity Securities.”

Net interest income increased $5.3 million to $42.8 million for the year ended December 31, 2004 from $37.5 million for the year ended December 31, 2003. Interest income decreased by $1.7 million, or 2.6%, to $66.3 million for the year ended December 31, 2004 from $68.0 million for the year ended December 31, 2003, which was more than offset by a $7.1 million, or 23.2%, decrease in interest expense. An 18 basis point decrease in average yield on loans to 5.19% for the year ended December 31, 2004 was partially offset by a $31.3 million, or 2.9%, increase in average loans. Interest expense totaled $23.5 million for the year ended December 31, 2004, compared to $30.6 million for 2003. Interest expense for the year ended December 31, 2004 included $2.5 million in yield adjustment amortization expense relating to our restructuring of $170.0 million of Federal Home Loan Bank borrowings in July 2003, while the previous year included $4.1 million of such amortization expense. The improvement in interest expense was a direct result of the restructuring of the Federal Home Loan Bank borrowings. Noninterest income increased slightly to $9.1 million for the year ended December 31, 2004, compared to $9.0 million for 2003. Gains on sale of loans in 2004 declined $2.1 million, partially offset by a $703,000 reduction in the amortization and impairment of mortgage servicing rights due to the combination of lower volumes of loan originations and sales and rising market interest rates. For the year ended December 31, 2003, we recorded a $2.4 million gain on sale of loans, offset by a $1.5 million amortization and impairment of servicing rights. Gains on sale of securities in 2004 were $599,000; no such gains or losses were recorded in 2003. Noninterest expense for the year ended December 31, 2004 was $50.7 million compared to $64.1 million for 2003. The results for the year ended December 31, 2004 included an $8.8 million impairment loss, pre-tax, on our Fannie Mae and Freddie Mac floating rate preferred stocks, while the results for the year ended December 31, 2003 reflected a $12.5 million impairment loss, pre-tax, on those securities, as well as $8.3 million in noninterest expense, pre-tax, for early extinguishment of debt relating to the restructuring of the Federal Home Loan Bank borrowings.

For the year ended December 31, 2003, we incurred a net loss of $9.6 million compared to net income of $5.0 million for the year ended December 31, 2002. The net loss for the year ended December 31, 2003 was due to $8.3 million in expense, pre-tax, for the early extinguishment of debt and $4.1 million, pre-tax, in yield adjustment amortization expense relating to the prepayment penalty that we incurred in restructuring Federal Home Loan Bank borrowings in July 2003, and a $12.5 million impairment loss on our Fannie Mae and Freddie Mac floating rate preferred stocks due to the application of SAB No. 59 to these securities. The expense for early extinguishment of debt and yield adjustment amortization expense relating to the restructuring of the Federal Home Loan Bank borrowings reduced our net income by $7.6 million, after-tax, and the impairment loss reduced our net income by an additional $7.6 million, after-tax. Net interest income decreased by $5.9 million to $37.5 million for the year ended December 31, 2003, compared to $43.4 million for the year ended December 31, 2002. Our net interest margin and net interest spread declined by 24 basis points and 22 basis points, respectively, from the year ended December 31, 2002. In addition, noninterest expense increased in 2003 by $19.1 million, or 42.6%, due to $8.3 million in expense, pre-tax, for the early extinguishment of debt relating to the restructuring of the Federal Home Loan Bank borrowings and the $12.5 million impairment loss, pre-tax, on our Fannie Mae and Freddie Mac floating rate preferred stocks. The lower net interest income and higher noninterest expense was partially offset by the $2.1 million, or 31.2%, increase in noninterest income. Our gain on sales of loans increased $1.1 million, or 78.9%, to $2.4 million for the year ended December 31, 2003 from $1.4 million for the year ended December 31, 2002, due to a higher volume of originations of fixed-rate residential mortgage loans, all of which were sold in the secondary mortgage market. The amortization and impairment of servicing assets declined $669,000 in 2003 as a result of changes in market interest rates. Fees and services charges increased primarily from fees from non-residential real estate loan refinancings, as historically low market interest rates caused a surge in non-residential real estate loan refinancings.

The credit quality of our loan portfolio improved in 2003 as we benefited from the strengthening Chicago metropolitan area economy during the latter part of the year and we resolved a number of problem loans that we assumed in our acquisition of Success Bancshares. At December 31, 2003, nonperforming loans were 0.66% of total loans, compared to 1.27% of total loans at December 31, 2002.

Expected Increase in Noninterest Expense as a Result of the Conversion

Following the completion of the conversion, our noninterest expense is expected to increase because of the increased compensation expenses associated with the purchases of shares of common stock by our employee stock ownership plan and our adoption of a stock recognition and retention plan and a stock option plan, if approved by our stockholders.

Assuming that 24,466,250 shares (15% above the maximum of the offering range) are sold in the offering:

(i)	the employee stock ownership plan will acquire 1,957,300 shares of common stock with a $19.6 million loan that is expected to be repaid over 20 years, resulting in an annual expense (pre-tax) of approximately $979,000 (assuming that the shares of common stock maintain a value of $10.00 per share);

(ii)	the stock option plan would grant options to purchase shares equal to 10% of the shares sold in the offering, or 2,446,625 shares, to eligible participants, and would result in compensation expense over the vesting period of the options. Assuming the market price of the shares of common stock is $10.00 per share; the options are granted with an exercise price of $10.00 per share and have a term of 10 years; the dividend yield on the stock is 0%; the expected option life is 6.5 years; the risk free interest rate is 4.27%; and the volatility rate on the common stock is 12.72%, the estimated grant-date fair value of the options utilizing a Black-Scholes option pricing analysis is $2.72 per option granted. Assuming this value is amortized over a five-year vesting period, the corresponding annual expense (pre-tax) associated with the stock option plan would be approximately $1.3 million; and

(iii)	the stock recognition and retention plan would authorize awards of a number of shares equal to 4% of the shares sold in the offering, or 978,650 shares, to eligible participants, and would be expensed as the awards vest. Assuming all shares are awarded under the stock recognition and retention plan at a price of $10.00 per share, and that the awards vest over five years, the corresponding annual expense (pre-tax) associated with shares awarded under the stock recognition and retention plan would be approximately $2.0 million.

The actual expense that will be recorded for the employee stock ownership plan will be determined by the market value of the shares of common stock as they are released to employees over the term of the loan, and whether the loan is repaid faster than its contractual term. Accordingly, increases in the stock price above $10.00 per share will increase the total employee stock ownership plan expense, and accelerated repayment of the loan will increase the employee stock ownership plan expense for those periods in which accelerated or larger loan repayments are made. Further, the actual expense of the stock recognition and retention plan will be determined by the fair market value of the stock on the grant date, which might be greater than $10.00 per share. The actual expense of the stock option plan will be determined by the grant-date fair value of the options, which will depend on a number of factors, including the valuation assumptions used in the option pricing model ultimately adopted.

Our noninterest expense is also expected to increase as a result of our complying with statutes, rules and regulations applicable to public companies. Among the expenses, we anticipate incurring additional accounting and legal fees paid in connection with required current, quarterly and annual reports, additional third-party fees paid for mandated corporate governance activities, as well as printing and mailing costs associated with holding meetings of stockholders.

Critical Accounting Policies

Critical accounting policies are defined as those that are reflective of significant judgments and uncertainties, and could potentially result in materially different results under different assumptions and conditions. We believe that the most critical accounting policies upon which our financial condition and results of operation depend, and which involve the most complex subjective decisions or assessments, are as follows:

Allowance for Loan Losses. Arriving at an appropriate level of allowance for loan losses involves a high degree of judgment. Our allowance for loan losses provides for probable losses based upon evaluations of known and inherent risks in the loan portfolio. We review the level of the allowance on a quarterly basis and establish the provision for loan losses based upon historical loan loss experience, the nature and volume of the loan portfolio, information about specific borrower situations, estimated collateral values, economic conditions and other factors to assess the adequacy of the allowance for loan losses. Among the material estimates that we must make to establish the allowance are: loss exposure at default; the amount and timing of future cash flows on affected loans; value of collateral; and determination of loss factors to be applied to the various elements of the portfolio. All of these estimates are susceptible to significant change. Although we believe that we use the best information available to establish the allowance for loan losses, future adjustments to the allowance may be necessary if borrower financial, collateral valuation or economic conditions differ substantially from the information and assumptions used in making the evaluation. In addition, as an integral part of their examination process, our regulatory agencies periodically review the allowance for loan losses. These agencies may require us to recognize additions to the allowance based on their judgments of information available to them at the time of their examination. A large loss could deplete the allowance and require increased provisions to replenish the allowance, which would negatively affect earnings.

For a full discussion of the allowance for loan losses, see “Business of BankFinancial, F.S.B.—Delinquent Loans, Other Real Estate Owned and Classified Assets—Allowance for Loan Losses.”

Other-Than-Temporary Impairment of Securities. We have historically reviewed investment securities with significant declines in fair value for potential other-than-temporary impairment pursuant to the guidance set forth in Statement of Financial Accounting Standards 115, “Accounting for Certain Investments in Debt and Equity Securities” (“SFAS 115”). In anticipation of the conversion, we conducted further impairment testing pursuant to SAB No. 59.

SAB No. 59 provides that if a marketable security is in an unrealized loss position, whether due to general market conditions or industry or issuer specific factors, the holder must assess whether the impairment is other than temporary. The assessment must consider all available evidence relating to the realizable value of the investment, including the length of time and the extent to which the market value of the investment has been less than cost; the financial condition and near-term prospects of the issuer, including any specific events which may influence the operations of the issuer; and the intent and ability of the holder to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in market value.

SAB No. 59 states that the holder of the securities should conduct the foregoing assessment acting on the premise that a write-down may be required. Unless evidence exists to support a realizable value equal to or greater than the carrying value of the investment, a write-down to fair value must be recorded as a realized loss and recognized as a charge against net income in the period in which it occurs. The written down value of the investment then becomes the new carrying value for the investment.

In March 2004, the Financial Accounting Standards Board adopted new guidance for testing securities for impairment on a prospective basis. The new guidance is set forth in Emerging Issues Task Force Issue 03-1, “The Meaning of Other-than-Temporary Impairment and Its Application to Certain Instruments” (“EITF 03-1”). EITF 03-1 provides that, for equity securities and debt securities that can contractually be prepaid for less than their initial cost, an impairment is considered to be other than temporary unless the investor has the ability and intent to hold the investment for a reasonable period of time sufficient for a forecasted market price recovery, and evidence indicating that the full initial cost of the investment is recoverable within a reasonable period of time outweighs evidence to the contrary. For other debt securities, an impairment is considered other than temporary if the holder does not have the ability and intent to hold the debt security until its maturity date or the date the forecasted recovery occurs, or if it is probable that the investor will be unable to collect all amounts due according to the contractual terms of the debt security. Appropriate and unbiased weighting must be given to all reasonably available information, including the severity and duration of the loss in relation to the forecasted recovery period and other relevant evidence. The Financial Accounting Standards Board recently delayed the effective date of the impairment testing requirements of EITF 03-1. We believe that the delay does not impact the financial statements presented in this prospectus because we view the requirements of SAB No. 59 to be no less stringent than those set forth in the currently proposed version of EITF 03-1.

We have developed a methodology for conducting periodic impairment testing on marketable equity securities with dividends that adjust periodically based on market interest rate indices such as the Fannie Mae and Freddie Mac floating rate preferred stocks that we own. The methodology consists of the following process:

•	We determine the severity of the impairment and the continuous duration of the impairment (generally, as well as the continuous duration of any impairment exceeding 5%), using current quoted market prices to ascertain the fair value of the security if available, and if not available, current quoted market prices for a security with similar characteristics, adjusted as necessary to reflect quantifiable differences between the securities.

•	We use a valuation model to project the future recoverability of the adjusted cost basis for each security. The model forecasts the values of the securities at future dates under a combination of twelve varying scenarios using no-arbitrage pricing principles. Parameter estimates are based on observable historical data for the forward yield curve and the volatility curve, and take into account security-specific features such as the security’s dividend rate, tax-equivalent yield, dividend reset interval, dividend reset date, dividend cap and the spread to the relevant risk-free benchmark. Using the model, we project the value of each security over three- and five-year periods using current data and ten-year mean and median historical data as inputs for the forward yield curve and the volatility curve parameters, and for each security, its original, current and mid-point spread over the applicable risk-free benchmark since the time of issuance.

•	We use the projections arrived at through modeling to assess the likelihood of a recovery of the carrying value of the security, using evaluation criteria that require greater evidence of a full recovery as the duration and, particularly, the severity of an impairment increase.

•	We then identify any other evidence that is relevant to the issue of recovery, including industry- or issuer-specific factors that may have caused or contributed to the decline in value.

•	Acting on the premise that a write-down may be required, we consider the model results together with other relevant evidence and make a judgment as to whether the evidence favors a full recovery and whether we have the intent and ability to hold the preferred stock for the duration of the forecasted recovery period. In the absence of other relevant evidence, the model results will generally be controlling. If other relevant evidence exists, the model results will not necessarily be controlling and are weighed with the other relevant evidence.

Intangible Assets. Acquisitions accounted for under purchase accounting must follow SFAS No. 141, “Business Combinations,” and SFAS No. 142, “Goodwill and Other Intangible Assets.” SFAS

No. 141 requires us to record as assets on our financial statements both goodwill, an intangible asset which is equal to the excess of the purchase price which we pay for another company over the estimated fair value of the net assets acquired, and identifiable intangible assets such as core deposit intangibles and non-compete agreements. Under SFAS No. 142, we regularly evaluate goodwill for impairment, and we will reduce its carrying value through a charge to earnings if impairment exists. Core deposit and other identifiable intangible assets are amortized to expense over their estimated useful lives and are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. The valuation techniques used by us to determine the carrying value of tangible and intangible assets acquired in acquisitions and the estimated lives of identifiable intangible assets involve estimates for discount rates, projected future cash flows and time period calculations, all of which are susceptible to change based on changes in economic conditions and other factors. Future events or changes in the estimates that we used to determine the carrying value of our goodwill and identifiable intangible assets or which otherwise adversely affect their value or estimated lives could have a material adverse impact on our results of operations. As of December 31, 2004, our intangible assets consisted of goodwill of $10.9 million and core deposit intangible of $9.9 million.

Mortgage Servicing Rights. Mortgage servicing rights represent the present value of the future servicing fees from the right to service loans in our loan servicing portfolio. Mortgage servicing rights are recognized as assets for both purchased rights and for the allocation value of retained servicing rights on loans sold. The most critical accounting policy associated with mortgage servicing is the methodology used to determine the fair value of capitalized mortgage servicing rights, which requires a number of estimates, the most critical of which is the mortgage loan prepayment speed assumption. The mortgage loan prepayment speed assumption is significantly affected by interest rates. In general, during periods of falling interest rates, mortgage loans prepay faster and the value of our mortgage servicing assets declines. Conversely, during periods of rising rates, the value of mortgage servicing rights generally increases due to slower rates of prepayments. The amount and timing of mortgage servicing rights amortization is adjusted monthly based on actual results. In addition, on a quarterly basis, we perform a valuation review of mortgage servicing rights for potential declines in value. This quarterly valuation review entails applying current assumptions to the portfolio classified by interest rates and, secondarily, by geographic and prepayment characteristics. Based on the significance of any changes in assumptions since the preceding appraisal, this valuation may include an independent appraisal of the fair value of our servicing portfolio.

Key economic assumptions that we used in measuring the fair value of our mortgage servicing rights as of December 31, 2004 and the effect on the fair value of our mortgage servicing rights from adverse changes in those assumptions, are as follows:

At December 31, 2004
(Dollars in thousands)
Fair value of mortgage servicing rights	$2,738

Weighted-average annual prepayment speed	23.55%
Decrease in value from 10% adverse change	$158
Decrease in value from 20% adverse change	$297

Weighted-average annual discount rate	12.00%
Decrease in value from 10% adverse change	$78
Decrease in value from 20% adverse change	$153

The sensitivities reflected in the table above are hypothetical and may not fully predict actual decreases in value. Changes in fair value based on variations in individual assumptions generally cannot be used to predict changes in fair value based upon further variations of the same assumptions. Also, in the above table, the effect of a variation in a particular assumption on the fair value of the retained interest is calculated independently without changing any other assumption. In reality, changes in one factor may result in changes in another factor, which could magnify or counteract the sensitivities.

Income Taxes. We consider accounting for income taxes a critical accounting policy due to the subjective nature of certain estimates that are involved in the calculation. We use the asset/liability method of accounting for income taxes in which deferred tax assets and liabilities are established for the temporary differences between the financial reporting basis and the tax basis of our assets and liabilities. We must assess the realization of the deferred tax asset and, to the extent that we believe that recovery is not likely, a valuation allowance is established. Adjustments to increase or decrease the valuation allowance are charged or credited, respectively, to income tax expense. No valuation allowances were required at December 31, 2004. We may be required to establish a valuation allowance in the event of a reduction or cessation of stock dividends paid by the Federal Home Loan Bank of Chicago. We may also be required to establish a valuation allowance in the future if we sell Fannie Mae or Freddie Mac preferred stocks at less than their adjusted cost basis. See “Risk Factors—The Net Realizable Value of Our Investment Securities Could Be Lower than the Fair Values Assigned to Them Under Accounting Principles Generally Accepted in the United States of America.” Although we have determined a valuation allowance is not required for any deferred tax assets, there is no guarantee that these assets will be recognizable in the future.

Management of Interest Rate Risk

Qualitative Analysis. We believe that our most significant form of market risk is interest rate risk. Interest rate risk results from timing differences in the maturity or repricing of our assets, liabilities and off balance sheet contracts (i.e., forward loan commitments), the effect of loan prepayments and deposit withdrawals, the difference in the behavior of lending and funding rates arising from the use of different indices and “yield curve risk” arising from changing rate relationships across the spectrum of maturities for constant or variable credit risk investments. In addition to directly affecting net interest income, changes in market interest rates can also affect the amount of new loan originations, the ability of borrowers to repay variable rate loans, the volume of loan prepayments and refinancings, the carrying value of investment securities classified as available-for-sale and the flow and mix of deposits.

The general objective of our interest rate risk management is to determine the appropriate level of risk given our business strategy and then manage that risk in a manner that is consistent with our policy to reduce, to the extent possible, the exposure of our net interest income to changes in market interest rates. Our Asset/Liability Management Committee (“ALCO”), which consists of senior management, evaluates the interest rate risk inherent in certain assets and liabilities, our operating environment and capital and liquidity requirements, and modifies our lending, investing and deposit gathering strategies accordingly. The Board of Directors’ Asset/Liability Management Committee then reviews the ALCO’s activities and strategies, the effect of those strategies on our net interest margin, and the effect that changes in market interest rates would have on the economic value of our loan and securities portfolios as well as the intrinsic value of our deposits and borrowings, and reports to the full Board of Directors.

We actively evaluate interest rate risk in connection with our lending, investing and deposit activities. In an effort to better manage interest-rate risk, we have increased our focus on the origination and securitization for our portfolio of adjustable-rate residential mortgage loans, as well as the origination of nonresidential mortgage loans, adjustable rate construction loans and commercial loans. In addition, depending on market interest rates and our capital and liquidity position, we generally sell all or a portion of our longer-term, fixed-rate residential loans, usually on a servicing-retained basis. Further, we primarily invest in shorter-duration securities, which generally have lower yields compared to longer-term investments. Shortening the average maturity of our interest-earning assets by increasing our investments in shorter-term loans and securities, as well as loans with variable rates of interest, helps to better match the maturities and interest rates of our assets and liabilities, thereby reducing the exposure of our net interest income to changes in market interest rates. Finally, we have classified all of our investment portfolio as available-for-sale so as to provide flexibility in liquidity management.

We utilize a combination of analyses to monitor BankFinancial, F.S.B.’s exposure to changes in interest rates. The economic value of equity analysis is a model that estimates the change in net portfolio value (“NPV”) over a range of interest rate scenarios. NPV is the discounted present value of expected cash flows from assets, liabilities and off-balance sheet contracts. In calculating changes in NPV, we assume estimated loan prepayment rates, reinvestment rates and deposit decay rates that seem most likely based on historical experience during prior interest rate changes.

Our net interest income analysis utilizes the data derived from the dynamic GAP analysis, described below, and applies several additional elements, including actual interest rate indices and margins, contractual limitations such as interest rate floors and caps and the US Treasury yield curve as of the balance sheet date. In addition, we apply consistent parallel yield curve shifts (in both directions) to determine possible changes in net interest income if the theoretical yield curve shifts occurred instantaneously. Net interest income analysis also adjusts the dynamic GAP repricing analysis based on changes in prepayment rates resulting from the parallel yield curve shifts.

Our dynamic GAP analysis determines the relative balance between the repricing of assets and liabilities over multiple periods of time (ranging from overnight to five years). Dynamic GAP analysis includes expected cash flows from loans and mortgage-backed securities, applying prepayment rates based on the differential between the current interest rate and the market interest rate for each loan and security type. This analysis identifies mismatches in the timing of asset and liability repricing but does not necessarily provide an accurate indicator of interest rate risk because it omits the factors incorporated into the net interest income analysis.

Quantitative Analysis. The table below sets forth, as of December 31, 2004, the estimated changes in our NPV and net interest income that would result from the designated instantaneous changes in the U.S. Treasury yield curve. Computations of prospective effects of hypothetical interest rate changes are based on numerous assumptions including relative levels of market interest rates, loan prepayments and deposit decay, and should not be relied upon as indicative of actual results. Given the current low level of market interest rates, we did not estimate changes in NPV or net interest income for an interest rate decrease of greater than 100 basis points.

	NPV			Net Interest Income
Change in Interest Rates (basis points)	Estimated NPV	Estimated Increase (Decrease) in NPV		Estimated Net Interest Income	Increase (Decrease) in Estimated Net Interest Income
		Amount	Percent		Amount	Percent
	(Dollars in thousands)
+300	$146,338	$(1,734)	(1.2)%	$46,814	$719	1.6%
+200	148,229	157	0.1	46,703	608	1.3
+100	148,449	377	0.3	46,517	422	0.9
0	148,072	—	—	46,095	—	—
-100	145,429	(2,643)	(1.8)	45,043	(1,052)	(2.3)

The table set forth above indicates that at December 31, 2004, in the event of an immediate 100 basis point decrease in interest rates, we would be expected to experience a 1.8% decrease in NPV and a $1.1 million decrease in net interest income. In the event of an immediate 200 basis point increase in interest rates, we would be expected to experience a 0.1% increase in NPV and a $608,000 increase in net interest income. This data does not reflect any actions that we may undertake in response to changes in interest rates, such as changes in rates paid on certain deposit accounts based on local competitive factors, which could reduce the actual impact on NPV and net interest income, if any.

Certain shortcomings are inherent in the methodology used in the above interest rate risk measurements. Modeling changes in NPV and net interest income requires that we make certain assumptions that may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates. The NPV and net interest income table presented above assumes that the composition of our interest-rate sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured and, accordingly, the data does not reflect any actions that we may undertake in response to changes in interest rates, such as changes in rates paid on certain deposit accounts based on local competitive factors. The table also assumes that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration to maturity or the repricing characteristics of specific assets and liabilities. Accordingly, although the NPV and net interest income table provides an indication of our sensitivity to interest rate changes at a particular point in time, such measurements are not intended to and do not provide a precise forecast of the effect of changes in market interest rates on our net interest income and will differ from actual results.

Analysis of Net Interest Income

Net interest income is the difference between our interest income on interest-earning assets and our interest expense on interest-bearing liabilities. Our net interest income depends on the relative amounts of interest-earning assets and interest-bearing liabilities and the interest rates earned or paid on them, respectively.

The following tables set forth average balance sheets, average yields and costs, and certain other information at and for the periods indicated. No tax-equivalent yield adjustments were made, as the effect of these adjustments would not be material. Average balances are daily average balances. Nonaccrual loans were included in the computation of average balances, but have been reflected in the table as loans carrying a zero yield. The yields set forth below include the effect of deferred fees and expenses, discounts and premiums, purchase accounting adjustments and Federal Home Loan Bank advance prepayment penalties that are amortized or accreted to interest income or expense.

		Years Ended December 31,
		2004			2003			2002
	At December 31, 2004	Average Outstanding Balance	Interest	Yield/ Rate (1)	Average Outstanding Balance	Interest	Yield/ Rate (1)	Average Outstanding Balance	Interest	Yield/ Rate (1)
	Yield/Rate
	(Dollars in thousands)
Interest-earning assets:
Loans	5.73%	$1,091,293	$56,630	5.19%	$1,060,068	$56,912	5.37%	$1,118,435	$68,230	6.10%
Securities available-for-sale	3.49	255,999	8,144	3.18	251,437	9,288	3.69	276,087	12,016	4.35
Stock in FHLB	6.03	23,521	1,420	6.04	22,026	1,359	6.17	20,711	1,117	5.39
Other	2.39	9,022	104	1.15	44,386	483	1.09	53,046	833	1.57

Total interest-earning assets	5.30	1,379,835	66,298	4.80	1,377,917	68,042	4.94	1,468,279	82,196	5.60

Noninterest-earning assets		86,107			81,387			83,847

Total assets		$1,465,942			$1,459,304			$1,552,126

Interest-bearing liabilities:
Savings deposits	0.80	$134,491	825	0.61	$127,212	690	0.54	$117,922	901	0.76
Money market deposits	1.93	181,596	2,667	1.47	154,604	1,735	1.12	157,268	2,572	1.64
NOW deposits	0.77	232,193	1,249	0.54	237,480	1,208	0.51	254,116	2,203	0.87
Certificates of deposit	2.44	449,218	9,457	2.11	431,556	9,684	2.24	465,683	13,832	2.97

Total deposits	1.74	997,498	14,198	1.42	950,852	13,317	1.40	994,989	19,508	1.96
Borrowings	3.31	251,331	9,272	3.69	282,485	17,235	6.10	330,601	19,257	5.82

Total interest-bearing liabilities	2.03	1,248,829	23,470	1.88	1,233,337	30,552	2.48	1,325,590	38,765	2.92

Noninterest-bearing liabilities		122,616			129,953			125,162

Total liabilities		1,371,445			1,363,290			1,450,752
Equity		94,497			96,014			101,374

Total liabilities and equity		$1,465,942			$1,459,304			$1,552,126

Net interest income			$42,828			$37,490			$43,431

Net interest rate spread (1)	3.27%			2.92%			2.46%			2.68%
Net interest-earning assets (2)		$131,006			$144,580			$142,689

Net interest margin (3)				3.10%			2.72%			2.96%
Ratio of interest-earning assets to interest-bearing liabilities		110.49%			111.72%			110.76%

(1)	Net interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.

(2)	Net interest-earning assets represents total interest-earning assets less total interest-bearing liabilities.

(3)	Net interest margin represents net interest income divided by average total interest-earning assets.

The following table presents the dollar amount of changes in interest income and interest expense for the major categories of our interest-earning assets and interest-bearing liabilities. Information is provided for each category of interest-earning assets and interest-bearing liabilities with respect to (i) changes attributable to changes in volume (i.e., changes in average balances multiplied by the prior-period average rate) and (ii) changes attributable to rate (i.e., changes in average rate multiplied by prior-period average balances). For purposes of this table, changes attributable to both rate and volume which cannot be segregated, have been allocated proportionately to the change due to volume and the change due to rate.

	Years Ended December 31,
	2004 vs. 2003			2003 vs. 2002
	Increase (Decrease) Due to		Total Increase (Decrease)	Increase (Decrease) Due to		Total Increase (Decrease)
	Volume	Rate		Volume	Rate
	(In thousands)
Interest-earning assets:
Loans	$1,650	$(1,932)	$(282)	$(3,431)	$(7,887)	$(11,318)
Securities available-for-sale	166	(1,310)	(1,144)	(1,015)	(1,715)	(2,728)
FHLB stock	91	(30)	61	74	168	242
Other	(406)	27	(379)	(121)	(229)	(350)

Total interest-earning assets	1,501	(3,245)	(1,744)	(4,491)	(9,663)	(14,154)

Interest-bearing liabilities:
Savings deposits	41	94	135	67	(278)	(211)
Money market deposits	337	595	932	(43)	(794)	(837)
NOW deposits	(27)	68	41	(136)	(859)	(995)
Certificates of deposit	387	(614)	(227)	(957)	(3,191)	(4,148)
Borrowings	(1,737)	(6,226)	(7,963)	(2,903)	881	(2,022)

Total interest- bearing liabilities	(999)	(6,083)	(7,082)	(3,972)	(4,241)	(8,213)

Change in net interest income	$2,500	$2,838	$5,338	$(519)	$(5,422)	$(5,941)

Comparison of Financial Condition at December 31, 2004 and December 31, 2003

Total assets increased $34.9 million, or 2.4%, to $1.493 billion at December 31, 2004, from $1.458 billion at December 31, 2003. The increase was the result of increases in loans receivable and securities available-for-sale.

Net loans receivable increased by $24.7 million, or 2.3%, to $1.092 billion at December 31, 2004 from $1.067 billion at December 31, 2003. Loans originated for investment and loans purchased totaled $427.5 million and $115.2 million, respectively, and were partially offset by net loan pay-downs of $439.1 million, the securitization of $78.6 million of adjustable rate, one- to four-family residential mortgage loans into mortgage-backed securities classified as available-for-sale and our selling $47.4 million of fixed-rate one- to four-family residential loans during the year. Commercial loans increased $12.7 million, or 16.0%, and commercial leases increased $13.4 million, or 18.4%. The increased commercial loan and commercial lease balances reflected our continued emphasis on originating these types of loans and increasing line of credit usage by commercial borrowers. One- to four-family residential loans, which includes home equity and other second mortgage loans, increased $11.0 million, or 3.1%, despite our securitization and sales of these loans during the year.

Net securities available-for-sale increased $10.6 million, or 4.1%, to $268.1 million at December 31, 2004 from $257.5 million at December 31, 2003. The increase was the result of our securitization of $78.6 million of adjustable-rate, one- to four-family residential real estate loans, as discussed above. The increase was partially offset by $44.2 million of principal repayments, $10.2 million in sales of investment securities available-for-sale, and a $12.3 million, or 13.7%, decline in the fair value of our portfolio of Fannie Mae and Freddie Mac floating rate preferred stock to $77.5 million at December 31, 2004, from $89.8 million at December 31, 2003. See “Business of BankFinancial, F.S.B.—Securities Activities—Equity Securities;” and “Risk Factors—The Net Realizable Value of Our Investment Securities Could Be Lower than the Fair Values Assigned to Them Under Accounting Principles Generally Accepted in the United States of America.”

Cash and cash equivalents remained relatively stable at $29.3 million at December 31, 2004 compared to $28.6 million at December 31, 2003. Other assets decreased by $1.2 million, or 7.6%, to $14.6 million at December 31, 2004 from $15.8 million at December 31, 2003, due to a $1.6 million decrease in real estate owned resulting from our sale of foreclosed properties during 2004.

Deposits increased $41.8 million, or 3.9%, to $1.116 billion at December 31, 2004 from $1.074 billion at December 31, 2003. The increase was primarily due to a $46.3 million, or 29.0%, increase in money market accounts to $205.9 million at December 31, 2004 from $159.6 million at December 31, 2003. The increase was partially offset by an $8.1 million, or 2.2%, decrease in the combined balances of NOW accounts and savings accounts to $365.0 million at December 31, 2004 from $373.1 million at December 31, 2003. Core deposits (savings, money market, noninterest bearing demand and NOW accounts) increased $44.6 million, or 7.1%, to 60.5% of total deposits at December 31, 2004 compared to 58.7% of total deposits at December 31, 2003. Non-brokered certificates of deposit decreased $7.9 million, or 1.9%, to $416.4 million at December 31, 2004 from $424.3 million at December 31, 2003, while brokered certificates of deposit increased $5.4 million, or 29.1%, to $23.9 million at December 31, 2004 from $18.6 million at December 31, 2003. While brokered certificates of deposit can provide a financial institution with a large, short-term source of liquidity, the fees to acquire such deposits can be higher than the expenses associated with other sources of funds, and brokered certificates of deposit tend not to provide a stable, long-term source of liquidity.

Borrowings decreased $3.5 million, or 1.3%, to $264.7 million at December 31, 2004 from $268.2 million at December 31, 2003. The decrease was the result of our utilizing deposit inflows instead of replacing maturing Federal Home Loan Bank borrowings to fund our operations.

Total members’ equity decreased $1.8 million, or 1.9%, to $94.9 million at December 31, 2004 from $96.7 million at December 31, 2003, primarily due to a $3.3 million increase in unrealized loss on securities available-for-sale. The increase in unrealized losses was partially offset by net income of $1.5 million for the year ended December 31, 2004. Total members’ equity at December 31, 2004 reflected a $1.6 million unrealized loss on securities available-for-sale, net of tax.

Comparison of Operating Results for the Years Ended December 31, 2004 and December 31, 2003

Net Income/Loss. We recorded net income of $1.5 million for the year ended December 31, 2004, compared to a net loss of $9.6 million for the year ended December 31, 2003. Our 2004 net income was negatively affected, in part, by our recording an $8.8 million impairment loss, pre-tax, on our Fannie Mae and Freddie Mac floating rate preferred stocks due to our application of SAB No. 59 to those securities. See “Business of BankFinancial, F.S.B.—Securities Activities—Equity Securities.” The impairment loss reduced our 2004 net income by $5.3 million, after-tax. Our 2004 net income was also negatively affected by a $2.5 million yield adjustment amortization expense, pre-tax, relating to our restructuring of $170.0 million of Federal Home Loan Bank borrowings in July 2003. The yield adjustment amortization expense reduced our 2004 net income by $1.5 million, after tax. The net loss in 2003 was due, in part, to an $8.3 million expense, pre-tax, for the early extinguishment of debt and a $4.1 million yield adjustment amortization expense, pre-tax, relating to the restructuring of the Federal Home Loan Bank borrowings. These items reduced our 2003 net income by $7.6 million, after-tax. In addition, we recorded a $12.5 million impairment loss, pre-tax, during 2003 on our Fannie Mae and Freddie Mac floating rate preferred stocks due to our application of SAB No. 59 to those securities. The impairment loss reduced our 2003 net income by $7.6 million, after-tax.

We undertook the restructuring of the Federal Home Loan Bank borrowings in July 2003 because the historically low interest rate environment that then existed resulted in unprecedented prepayments of loans and securities, which shortened the duration of our assets and placed pressure on our net interest margin and interest rate spread. The restructuring required a $15.4 million prepayment penalty, $8.3 million of which was recognized in 2003 as an immediate expense for the early extinguishment of debt. In accordance with EITF 96-19, “Debtor’s Accounting for a Modification or Exchange of Debt Instruments,” the remainder of the prepayment penalty was amortized as a yield adjustment expense over the life of the refinanced borrowings, which included the recording of a yield adjustment amortization expense of $2.5 million, pre-tax, in 2004.

Interest Income. Interest income decreased by $1.7 million, or 2.6%, to $66.3 million for the year ended December 31, 2004 from $68.0 million for the year ended December 31, 2003. The decrease in interest income resulted primarily from a 14 basis points decline in the average yield on interest earning assets to 4.80% for the year ended December 31, 2004 from 4.94% for the year ended December 31, 2003 due in part to our replacing assets that prepaid in 2004 with lower yielding assets. The decrease in average yield was partially offset by an increase in total average interest-earning assets to $1.380 billion for the year ended December 31, 2004 from $1.378 billion for the prior year.

Interest income on loans decreased by $282,000, or 0.5%, to $56.6 million for the year ended December 31, 2004 from $56.9 million for the year ended December 31, 2003. The decrease in interest income on loans was attributable to an 18 basis points decrease in the average yield on loans to 5.19% for the year ended December 31, 2004 from 5.37% for the year ended December 31, 2003, reflecting lower market interest rates. This decrease in average yield was partially offset by an increase of $31.2 million, or 3.0%, in the average balance of loans

Interest income on securities available-for-sale decreased $1.1 million, or 12.3%, to $8.1 million for the year ended December 31, 2004 from $9.3 million for the year ended December 31, 2003. The decrease resulted from a 51 basis point decrease in the yield on such assets to 3.18% for the year ended December 31, 2004 from 3.69% for the year ended December 31, 2003, reflecting the repricing of securities at lower interest rates. The decrease in yields was partially offset by a $4.6 million, or 1.8%, increase in the average balance of available-for-sale securities to $256.0 million for the year ended December 31, 2004 from $251.4 million for the year ended December 31, 2003. Interest income on Federal Home Loan Bank stock remained stable at $1.4 million for the years ended December 31, 2004 and 2003. The average yield on Federal Home Loan Bank stock decreased to 6.04% for the year ended December 31, 2004 from 6.17% for the year ended December 31, 2003. The average balance of Federal Home Loan Bank stock increased $1.5 million to $23.5 million for the year ended December 31, 2004 from $22.0 million for the year ended December 31, 2003.

Interest Expense. Interest expense decreased by $7.1 million, or 23.2%, to $23.5 million for the year ended December 31, 2004 from $30.6 million for the year ended December 31, 2003. The decrease was primarily due to decreased interest expense on borrowings, which was partially offset by increased interest expense on deposits.

Interest expense on borrowings decreased by $8.0 million, or 46.2%, to $9.3 million for the year ended December 31, 2004 from $17.2 million for the year ended December 31, 2003. This decrease was due in part to a $31.2 million, or 11.0%, decrease in the average balance of borrowings, and a 241 basis point decrease in the average cost of such borrowings to 3.69% for the year ended December 31, 2004 from 6.10% for the year ended December 31, 2003. The decrease in the average cost of borrowings resulted from our restructuring of $170.0 million of Federal Home Loan Bank borrowings in July 2003, and our redemption of the Success Bancshares trust preferred securities in December 2003 and replacement of the subordinated debt underlying the trust preferred securities with lower-cost, adjustable rate term debt. Interest expense for the year ended December 31, 2004 also included $2.5 million in yield adjustment amortization expense relating to the prepayment penalty that we incurred in restructuring the Federal Home Loan Bank borrowings, compared to the $4.1 million in yield adjustment amortization expense that we recorded as interest expense in 2003 in connection with the restructuring.

Interest expense on deposits increased by $881,000, or 6.6%, to $14.2 million for the year ended December 31, 2004 from $13.3 million for the year ended December 31, 2003. The increase in interest expense on deposits was primarily due to a $46.6 million, or 4.9%, increase in the average balance of deposits and a two basis point increase in average rates paid on deposits. The average cost of deposits was 1.42% for the year ended December 31, 2004, compared to 1.40% for the year ended December 31, 2003. The average balances of savings accounts, money market accounts and certificates of deposit increased $7.3 million, $27.0 million, and $17.7 million, respectively, for the year ended December 31, 2004. The average cost of certificates of deposits decreased 13 basis points to 2.11% for the year ended December 31, 2004 from 2.24% for the year ended December 31, 2003. The average cost of all other deposit accounts increased for the year ended December 31, 2004, with the most significant increase occurring with respect to money market accounts. The average cost of money market accounts increased 35 basis points to 1.47% for the year ended December 31, 2004 from 1.12% for the year ended December 31, 2003.

Net Interest Income. Net interest income increased by $5.3 million, or 14.2%, to $42.8 million for the year ended December 31, 2004 from $37.5 million for the year ended December 31, 2003. The increase in net interest income was primarily due to the decrease in interest expense on borrowings that resulted from the restructuring of our Federal Home Loan Bank borrowings and our redemption of the Success Bancshares trust preferred securities and replacement of the underlying subordinated debt with lower cost, adjustable rate term debt. Our net interest margin increased 38 basis points to 3.10% for the year ended December 31, 2004 from 2.72% for the year ended December 31, 2003, and our net interest rate spread increased 46 basis points to 2.92% for the year ended December 31, 2004 from 2.46% for the year ended December 31, 2003.

Provision for Loan Losses. We establish provisions for loan losses, which are charged to operations in order to maintain the allowance for loan losses at a level we consider necessary to absorb probable credit losses incurred in the loan portfolio. In determining the level of the allowance for loan losses, we consider past and current loss experience, evaluations of real estate collateral, current economic conditions, volume and type of lending, adverse situations that may affect a borrower’s ability to repay a loan and the levels of nonperforming and other classified loans. The amount of the allowance is based on estimates and the ultimate losses may vary from such estimates as more information becomes available or later events change. We assess the allowance for loan losses on a quarterly basis and make provisions for loan losses in order to maintain the allowance.

Based on our evaluation of the above factors, we recorded a credit for loan losses of $22,000 for the year ended December 31, 2004, compared to a credit for loan losses of $579,000 for the year ended December 31, 2003. The credits recorded for the years ended December 31, 2004 and 2003 reflected recoveries of $400,000 and $585,000, respectively, which were offset by charge-offs of $1.4 million and $433,000 for the respective periods. The recoveries in 2004 included a $300,000 recovery on a commercial loan that Success Bancshares had charged-off prior to our acquisition of Success Bancshares. The 2003 recoveries included a recovery of $278,000 for several commercial loans and $275,000 for two non-residential loans that Success Bancshares had charged-off prior to the acquisition. While the gross loan portfolio increased $23.5 million, $11.1 million of the increase was attributable to one-to four-family residential mortgage loans, which generally involve a lower degree of credit risk than other loans in our portfolio. Nonperforming loans decreased by $596,000 to $6.5 million at December 31, 2004 from $7.1 million at December 31, 2003. We used the same general methodology in assessing the allowance for both years. The allowance for loans losses was $11.0 million, or 1.00% of total loans at December 31, 2004, compared to $12.0 million, or 1.12% of total loans at December 31, 2003. The allowance for loan losses allocated to impaired loans decreased $810,000 to $2.1 million at December 31, 2004 from $2.9 million at December 31, 2003. The allowance for loan losses represented 168.90% of nonperforming loans at December 31, 2004, and 169.02% of nonperforming loans at December 31, 2003. To the best of our knowledge, we have recorded all losses that are both probable and reasonable to estimate for each reporting period.

Noninterest Income. Our noninterest income remained stable at approximately $9.0 million for the years ended December 31, 2004 and 2003. Gain on sales of loans decreased $2.1 million to $321,000 for the year ended December 31, 2004 from $2.4 million for the year ended December 31, 2003. This decrease reflected the higher volume of originations of fixed-rate residential mortgage loans in 2003, all of which were sold in the secondary mortgage market. We recognized a $599,000 gain on the sale of securities for the year ended December 31, 2004; there was no such gain for the year ended December 31, 2003. Amortization and impairment of mortgage servicing rights decreased to $772,000 for the year ended December 31, 2004 from $1.5 million for the year ended December 31, 2003. The somewhat higher long-term mortgage rates in 2004 compared to 2003 led to lower expected prepayment rates, which resulted in reduced impairment of our mortgage servicing rights.

Noninterest Expense. Noninterest expense decreased by $13.3 million, or 20.8%, to $50.7 million for the year ended December 31, 2004 from $64.1 million for the year ended December 31, 2003. Noninterest expense for 2004 included an $8.8 million impairment loss, pre-tax, that we recorded in 2004 due to our application of SAB No. 59 to our Fannie Mae and Freddie Mac floating rate preferred stocks. See “Business of BankFinancial, F.S.B.—Securities Activities—Equity Securities.” Noninterest expense for the year ended December 31, 2003 included a $12.5 million impairment loss, pre-tax, relating to our application of SAB No. 59 to the same securities, as well as $8.3 million in expense, pre-tax, for the early extinguishment of debt relating to the restructuring of $170.0 million of Federal Home Loan Bank borrowings in July 2003. Compensation, advertising and other general and administrative expense declined $1.6 million, or 4.9%, to $30.4 million for the year ended December 31, 2004 from $31.9 million for the year ended December 31, 2003.

Income Tax Benefit. We recorded income tax benefits of $264,000 and $7.4 million for the years ended December 31, 2004 and 2003, respectively. The benefit recorded in 2004 was primarily due to the dividends received deduction that we receive in connection with the dividends on our Fannie Mae and Freddie Mac preferred stocks. The income tax benefit in 2003 was due in part to a $17.0 million loss before income taxes for the year ended December 31, 2003.

Comparison of Operating Results for the Years Ended December 31, 2003 and December 31, 2002

Net Income/Loss. We recorded a net loss of $9.6 million for the year ended December 31, 2003 compared to net income of $5.0 million for the year ended December 31, 2002. The net loss was due, in part, to $8.3 million in expense, pre-tax, for the early extinguishment of debt and $4.1 million in yield adjustment amortization expense, pre-tax, both relating to our restructuring of $170.0 million of Federal Home Loan Bank borrowings in July 2003. These items reduced our net income by $7.6 million, after-tax. In addition, we recorded a $12.5 million impairment loss, pre-tax, on our Fannie Mae and Freddie Mac floating rate preferred stocks due to our application of SAB No. 59 to those securities. The impairment loss reduced our 2003 net income by $7.6 million, after-tax.

Interest Income. Interest income decreased by $14.2 million, or 17.2%, to $68.0 million for the year ended December 31, 2003 from $82.2 million for the year ended December 31, 2002. The decrease in interest income resulted primarily from a 66 basis points decline in the average yield on interest earning assets to 4.94% for the year ended December 31, 2003 from 5.60% for the year ended December 31, 2002, reflecting declining market interest rates from 2002 to 2003. The decrease in interest income also was due to a $90.4 million, or 6.2%, decrease in total interest-earning assets to $1.378 billion for the year ended December 31, 2003 from $1.468 billion for the prior year.

Interest income on loans decreased by $11.3 million, or 16.6%, to $56.9 million for the year ended December 31, 2003 from $68.2 million for the year ended December 31, 2002. The decrease in interest income on loans was attributable to a 73 basis points decrease in the average yield on loans to 5.37% from 6.10%, reflecting lower market interest rates, and a $58.4 million, or 5.2%, decrease in the average balance of loans. During 2003, $137.7 million of adjustable-rate residential mortgage loans were securitized; and there were no securitizations in 2002.

Interest income on securities available-for-sale decreased $2.7 million, or 22.7%, to $9.3 million for the year ended December 31, 2003 from $12.0 million for the year ended December 31, 2002. The decrease resulted from a 66 basis point decrease in the yield on such assets to 3.69% for the year ended December 31, 2003 from 4.35% for the year ended December 31, 2003, reflecting prepayments and repricing of the securities in a declining interest rate environment. The decrease was also due to a $24.7 million, or 8.9%, decrease in the average balance of available-for-sale securities to $251.4 million for the year ended December 31, 2003 from $276.1 million for the year ended December 31, 2002. Interest income on Federal Home Loan Bank stock increased $242,000 to $1.4 million for the year ended December 31, 2003 from $1.1 million for the year ended December 31, 2002. The increase reflected a 78 basis point increase in average yield on Federal Home Loan Bank stock to 6.17% of for the year ended December 31, 2003 from 5.39% for the year ended December 31, 2002, as well as a $1.3 million increase in the average balance of Federal Home Loan Bank stock.

Interest Expense. Interest expense decreased by $8.2 million, or 21.1%, to $30.6 million for the year ended December 31, 2003 from $38.8 million for the year ended December 31, 2002. The decrease was due to lower interest expense on both deposits and borrowings. Interest expense on deposits decreased by $6.2 million, or 31.7%, to $13.3 million for the year ended December 31, 2003 from $19.5 million for the year ended December 31, 2002. The decrease was due to a 56 basis point decline in average rates paid on such deposits to 1.40% for the year ended December 31, 2003, and a $44.1 million, or 4.4%, decrease in the average balance of such deposits. A principal component of the decrease in interest expense on deposits was a $4.1 million, or 30.0%, decrease in interest expense on certificates of deposit. This decrease resulted from a 73 basis point decrease in the cost of such deposits to 2.24% for the year ended December 31, 2003, and reflected a decrease in market interest rates generally.

Interest expense on borrowings decreased by $2.0 million, or 10.5%, to $17.2 million for the year ended December 31, 2003 from $19.3 million for 2002. The decrease in interest expense on borrowings reflected a $48.1 million, or 14.6%, decrease in the average balance of borrowings, which more than offset a 28 basis point increase in the average cost of borrowings to 6.10% from 5.82%. Interest expense for the year ended December 31, 2003 included $4.1 million in yield adjustment amortization expense relating to the prepayment penalty that we incurred in restructuring $170.0 million of Federal Home Loan Bank borrowings in July 2003. The decrease in average borrowings was largely due to that restructuring.

Net Interest Income. Net interest income decreased by $5.9 million, or 13.7%, to $37.5 million for the year ended December 31, 2003 from $43.4 million for the year ended December 31, 2002. The decrease was primarily due to a contraction of our net interest margin to 2.72% for the year ended December 31, 2003 from 2.96% for 2002 and a contraction of our net interest rate spread to 2.46% for the year ended December 31, 2003 from 2.68% for 2002. The contraction in net interest margin and net interest rate spread were only partially offset by an improvement in our ratio of interest-earning assets to interest-bearing liabilities to 111.72% from 110.76%. The decrease in our net interest margin and interest rate spread was due in part to the $4.1 million yield adjustment amortization expense that we recorded in connection with the restructuring of the Federal Home Loan Bank borrowings and $825,000 of amortization expense attributable to the redemption of the trust preferred securities and prepayments in the loan portfolio that we acquired from Success Bancshares.

Provision for Loan Losses. We recorded a credit for loan losses of $579,000 for the year ended December 31, 2003 compared to a credit for loan losses of $422,000 for the year ended December 31, 2002. The credit in 2003 reflected recoveries of $585,000 for the year ended December 31, 2003, which more than offset charge-offs of $433,000 for the year, as well as a $4.2 million reduction in the balance of our gross loan portfolio. The 2003 recoveries included a recovery of $278,000 for several commercial loans and a recovery of $275,000 for two non-residential real estate loans that had been charged-off by Success Bancshares prior to the acquisition. Nonperforming loans decreased by $6.6 million to $7.1 million at December 31, 2003 from $13.8 million at December 31, 2002. We used the same general methodology in assessing the allowance for both periods. The allowance for loans losses was $12.0 million, or 1.12% of total loans at December 31, 2003, compared to $12.5 million, or 1.15% of total loans at December 31, 2002. The allowance for loan losses allocated to impaired loans increased $909,000 to $2.9 million at December 31, 2003 from $2.0 million at December 31, 2002. The allowance for loan losses was 169.02% of our nonperforming loans at December 31, 2003 and 90.51% of our nonperforming loans at December 31, 2002. To the best of our knowledge, we have recorded all losses that are both probable and reasonable to estimate for each reporting period.

Noninterest Income. Our noninterest income increased by $2.1 million, or 31.2%, to $9.0 million for the year ended December 31, 2003 from $6.9 million for the year ended December 31, 2002. The increase reflected a $1.1 million, or 78.9%, increase in gain on sales of loans. This increase reflected the high volume of originations of fixed-rate residential mortgage loans, all of which were sold in the secondary mortgage market. Fees and service charges increased $678,000, or 13.3%, and loan servicing fees increased $58,000, or 9.6%, reflecting increased origination and sales activity. Amortization and impairment of mortgage servicing rights decreased to $1.5 million for the year ended December 31, 2003 from $2.1 million for the year ended December 31, 2002. The somewhat higher long-term mortgage rates in late 2003 compared to 2002 led to lower expected prepayment rates, which resulted in reduced impairment of our mortgage servicing rights.

Noninterest Expense. Noninterest expense increased by $19.1 million, or 42.6%, to $64.1 million for the year ended December 31, 2003 from $44.9 million for the year ended December 31, 2002. The increase in noninterest expense resulted from $8.3 million in expense, pre-tax, for the early extinguishment of debt relating to our restructuring of $170.0 million of Federal Home Loan Bank borrowings in July 2003, described above, combined with a $12.5 million impairment loss, pre-tax, on our Fannie Mae and Freddie Mac floating rate preferred stocks due to our application of SAB No. 59 to those securities. See “Business of BankFinancial, F.S.B.—Securities Activities—Equity Securities.” Partly offsetting the expense for the early extinguishment of debt and the impairment loss were a decrease in office occupancy expense of $1.3 million, or 21.4% (reflecting the occupancy of our new office facility in July 2003 and the reduction in rent expense related to the closing in 2002 of Success Bancshares’ former headquarters), and a decrease in data processing expense of $879,000, or 25.9%, as Success Bancshares’ data processing platform was integrated during the year. Our other general and administrative expenses increased $782,000, or 22.1%.

Income Tax Benefit/Expense. We recorded an income tax benefit of $7.4 million for the year ended December 31, 2003 compared to an income tax expense of $748,000 for the year ended December 31, 2002. The income tax benefit in 2003 was due in part to a $17.0 million loss before income taxes for the year ended December 31, 2003 compared to our $5.8 million in income before income tax for the prior year. Our effective tax rate was 12.91% in 2002. The effective tax rate differed from the statutory tax rate of 34%, primarily due to the dividend-received deduction that we receive in connection with the dividends on our Fannie Mae and Freddie Mac preferred stocks.

Impact of Inflation and Changing Prices

The financial statements and related notes of BankFinancial Corporation have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). GAAP generally requires the measurement of financial position and operating results in terms of historical dollars without consideration for changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of our operations. Unlike industrial companies, our assets and liabilities are primarily monetary in nature. As a result, changes in market interest rates have a greater impact on performance than the effects of inflation.

Liquidity and Capital Resources

The overall objective of our liquidity management is to ensure the availability of sufficient cash funds to meet all financial commitments and to take advantage of investment opportunities. We manage liquidity in order to meet deposit withdrawals on demand or at contractual maturity, to repay borrowings as they mature, and to fund new loans and investments as opportunities arise.

Our primary sources of funds are deposits, principal and interest payments on loans and securities, and, to a lesser extent, wholesale borrowings, the proceeds from maturing securities and short-term investments, and the proceeds from the sales of loans and securities. The scheduled amortization of loans and securities, as well as proceeds from borrowings, are predictable sources of funds. Other funding sources, however, such as deposit inflows, mortgage prepayments and mortgage loan sales are greatly influenced by market interest rates, economic conditions and competition.

Our cash flows are derived from operating activities, investing activities and financing activities as reported in the Consolidated Statements of Cash Flows in our Consolidated Financial Statements beginning on page F-6 of this prospectus. Our primary investing activities are the origination for investment or sale of one- to four-family residential mortgage loans, the origination for investment of multi-family mortgage, nonresidential real estate and other loans, and the purchase of investment securities and mortgage-backed securities. During the years ended December 31, 2004, 2003 and 2002, our loans originated for sale totaled $47.6 million, $152.1 million and $117.2 million, respectively.

During the years ended December 31, 2004, 2003 and 2002, our loans originated for investment totaled $427.5 million, $534.3 million and $605.9 million, respectively. Purchases of loans totaled $115.2 million, $115.7 million and $13.8 million for the years ended December 31, 2004, 2003 and 2002, respectively. Purchases of securities available-for-sale totaled $1.5 million, $25.7 million and $70.4 million for the years ended December 31, 2004, 2003 and 2002, respectively.

These activities were funded primarily by principal repayments on loans and securities, and the sale of loans. During the years ended December 31, 2004, 2003 and 2002, principal repayments on loans totaled $439.1 million, $515.9 million and $723.1 million, respectively. During the years ended December 31, 2004, 2003 and 2002, principal repayments on securities available-for-sale totaled $44.2 million, $127.0 million and $66.5 million, respectively. During the years ended December 31, 2004, 2003 and 2002, the proceeds from the sale of loans totaled $47.7 million, $160.5 million and $123.5 million, respectively. In addition, during the years ended December 31, 2004 and 2003, we securitized $78.6 million and $137.7 million of conforming adjustable-rate residential mortgage loans, respectively.

Loan origination commitments totaled $27.5 million at December 31, 2004, and consisted of $4.7 million of fixed-rate loans and $22.8 million of adjustable-rate loans. Unused lines of credit and standby letters of credit granted to customers were $226.3 million and $2.1 million, respectively, at December 31, 2004. At December 31, 2004, commitments to sell mortgages totaled $1.9 million.

Deposit flows are generally affected by the level of market interest rates, the interest rates and other conditions on deposit products offered by our banking competitors, and other factors. Our deposit flows were also affected by our acquisition of Success Bancshares in 2001 and deposit attrition partially due to our repricing of some of the higher cost deposits that we acquired in the acquisition. The net change in total deposits was $42.1 million, $19.7 million and ($116.0) million for the years ended December 31, 2004, 2003 and 2002, respectively. At times during recent periods, we have not actively competed for higher cost money-market accounts and certificates of deposit, choosing instead to fund loan growth from the repayment of one- to four-family residential mortgage loans. Certificates of deposit that are scheduled to mature in one year or less from December 31, 2004 totaled $339.4 million. Based upon prior experience and our current pricing strategy, we believe that a significant portion of these deposits will remain with us.

We anticipate that we will have sufficient funds available to meet current loan commitments and lines of credit and maturing certificates of deposit that are not reinvested with us. We generally remain fully invested and utilize additional sources of funds through Federal Home Loan Bank advances, of which $230.8 million were outstanding at December 31, 2004. At December 31, 2004 we had the ability to borrow an additional $15.0 million under our credit facilities with the Federal Home Loan Bank of Chicago. Furthermore, we have unpledged securities that could be used to support borrowings in excess of $181.9 million. We also maintain a $5.0 million revolving line of credit with another financial institution at the 90-day LIBOR plus 200 basis points. The interest rate of this line of credit resets quarterly. At December 31, 2004, we had not drawn on this line of credit. Finally, at December 31, 2004 we had available pre-approved overnight federal funds borrowing lines of $65.0 million and a line of credit available with the Federal Reserve Bank of Chicago of $16.6 million. At December 31, 2004, there was no outstanding balance on these credit lines.

We minimize the funds required to originate one- to four-family residential mortgage loans in two ways. We sell in the secondary market virtually all of our eligible fixed-rate one- to four-family residential mortgage loans. We also securitize the conforming adjustable-rate one- to four-family residential mortgage loans that we originate and hold the securities we receive in exchange. During 2004, we securitized $78.6 million of such loans. The resulting mortgage-backed securities that we retain on our balance sheet can be sold more readily to meet our liquidity or interest rate management needs. Because the securities carry a lower risk-weight than the underlying loans, the securitizations also lower our regulatory capital requirements.

Under the rules of the Office of Thrift Supervision, BankFinancial, F.S.B. will not be permitted to pay dividends on its capital stock to BankFinancial Corporation, its sole stockholder, if BankFinancial, F.S.B.’s stockholder’s equity would be reduced below the amount of the liquidation account to be established in connection with the conversion. See “The Conversion; Plan of Distribution—Liquidation Rights.”

As of December 31, 2004, we were not aware of any known trends, events or uncertainties that have or are reasonably likely to have a material impact on our liquidity. As of December 31, 2004, we had no material commitments for capital expenditures.

Off-Balance Sheet Arrangements and Aggregate Contractual Obligations

Commitments. As a financial services provider, we routinely are a party to various financial instruments with off-balance-sheet risks, such as commitments to extend credit, standby letters of credit, unused lines of credit and commitments to sell loans. While these contractual obligations represent our future cash requirements, a significant portion of commitments to extend credit may expire without being drawn upon. Such commitments are subject to the same credit policies and approval process accorded to loans made by us. Although we consider commitments to extend credit in determining our allowance for loan losses, at December 31, 2004, we had made no provision for losses on commitments to extend credit, and had no specific or general allowance for losses on such commitments, as we have had no historical loss experience with commitments to extend credit and we believed that no probable and reasonably estimable losses were inherent in our portfolio as a result of our commitments to extend credit. For additional information, see Note 14, “Loan Commitments and Other Related Activities,” to our Consolidated Financial Statements beginning on page F-2 of this prospectus.

Contractual Obligations. In the ordinary course of our operations, we enter into certain contractual obligations. Such obligations include operating leases for premises and equipment.

The following table summarizes our significant fixed and determinable contractual obligations and other funding needs by payment date at December 31, 2004. The payment amounts represent those amounts due to the recipient and do not include any unamortized premiums or discounts or other similar carrying amount adjustments.

	Payments Due by Period
Contractual Obligations	Less than One Year	One to Three Years	Three to Five Years	More than Five Years	Total
	(In thousands)
Long-term debt (1)	$—	$109,236	$25,000	$—	$134,236
Standby letters of credit	3,209	760	60	—	4,029
Operating leases	390	800	140	—	1,330

Total	$3,599	$110,796	$25,200	$—	$139,595

Commitments to extend credit	$252,742	$—	$—	$—	$252,742

(1)	Reflects all debt with a maturity of longer than one year.

Recent Accounting Standards

In March 2004, Staff Accounting Bulletin No. 105 was issued, which provides guidance regarding loan commitments that are accounted for as derivative instruments under Statement of Financial Accounting Standards No. 133 (as amended), “Accounting for Derivative Instruments and Hedging Activities.” In this Bulletin, the Securities and Exchange Commission ruled that the amount of expected servicing rights should not be included when determining the fair value of derivative interest rate lock commitments. This guidance must be applied to rate locks initiated after March 31, 2004. The adoption of this guidance did not have a material impact on our consolidated financial statements.

In January 2003, the Emerging Issues Task Force (“EITF”) began a project (EITF 03-1) to provide additional guidance on when a market value decline on debt and marketable equity securities should be considered other than temporary. Currently, declines in fair value that are considered to be other than temporary require that a loss be recognized through the income statement. The EITF issued additional guidance in March 2004 establishing criteria for recognition and measurement under this pronouncement to be effective for reporting periods beginning after June 15, 2004. The Financial Accounting Standards Board recently delayed the effective date of the impairment requirements of EITF 03-1. If EITF 03-1 becomes effective in the future, we believe it should not have a material impact on our financial results as we already apply SAB No. 59, which we believe is no less stringent than EITF 03-1 as currently proposed.

In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123R, “Share-Based Payment,” that would be effective for all employee awards granted, modified or settled after July 1, 2005 for calendar year-end companies. As of the effective date, compensation expense related to the non-vested portion of awards outstanding as of that date would be based on the grant-date fair value as calculated under the original provisions of Statement of Financial Accounting Standards 123, “Accounting for Stock-Based Compensation.” Adoption of this standard could materially impact the amount of compensation expense incurred for future financial statements reporting if we have a stock award program in place after the proposed statement becomes effective.

BUSINESS OF BANKFINANCIAL CORPORATION

BankFinancial Corporation is incorporated in the State of Maryland. We have not engaged in any business to date. Upon completion of the conversion, we will own all of the issued and outstanding stock of BankFinancial, F.S.B. We will retain up to 50% of the net proceeds from the offering and invest 50% of the remaining net proceeds in BankFinancial, F.S.B. as additional capital in exchange for 100% of the outstanding common stock of BankFinancial, F.S.B. BankFinancial Corporation will use a portion of the net proceeds to make a loan to the employee stock ownership plan. At a later date, we may use the net proceeds to pay dividends to stockholders and may repurchase shares of common stock, subject to regulatory limitations. We will invest our initial capital as discussed in “How We Intend to Use the Proceeds from the Offering.”

In the future, BankFinancial Corporation, as the holding company of BankFinancial, F.S.B., will be authorized to pursue other business activities permitted by applicable laws and regulations, which may include the acquisition of banking and financial services companies. See “Supervision and Regulation—Holding Company Regulation” for a discussion of the activities that are permitted for savings and loan holding companies. We currently have no specific arrangements or understandings regarding any specific acquisition transaction. We may also borrow funds for reinvestment in BankFinancial, F.S.B.

Following the offering, our cash flow will depend on earnings from the investment of the net proceeds from the offering that we retain, and any dividends received from BankFinancial, F.S.B. Initially, BankFinancial Corporation will neither own nor lease any property, but will instead pay a fee to BankFinancial, F.S.B. for the use of its premises, equipment and furniture of BankFinancial, F.S.B. At the present time, we intend to employ only persons who are officers of BankFinancial, F.S.B. to serve as officers of BankFinancial Corporation. We will, however, use the support staff of BankFinancial, F.S.B. from time to time. We will pay a fee to BankFinancial, F.S.B. for the time devoted to BankFinancial Corporation by employees of BankFinancial, F.S.B. However, these persons will not be separately compensated by BankFinancial Corporation. BankFinancial Corporation may hire additional employees, as appropriate, to the extent it expands its business in the future.

BUSINESS OF BANKFINANCIAL, F.S.B.

General

BankFinancial, F.S.B. is a full-service, community-oriented savings bank with total assets of $1.493 billion, total net loans of $1.092 billion and total deposits of $1.116 billion at December 31, 2004. We provide financial services to individuals, families and businesses through our 16 full-service banking offices, located in Cook, DuPage, Lake and Will Counties, Illinois. Originally organized in 1924, BankFinancial, F.S.B. reorganized into the mutual holding company structure in January 1999.

BankFinancial, F.S.B.’s business consists primarily of accepting deposits from the general public and investing those deposits, together with funds generated from operations and borrowings, in multi-family mortgage loans, nonresidential real estate loans, commercial and construction loans and commercial leases, as well as one- to four-family residential mortgage loans and in agency securities and mortgage-backed securities. In addition, we sell annuities and securities through our Wealth Management Group, and we sell title insurance, property and casualty insurance and other insurance products through Financial Assurance Services Corporation, one of our two wholly-owned subsidiaries. We design our service delivery channels to suit the needs of our customers, with an emphasis on delivering services electronically and on-demand at our customers’ convenience.

We seek to distinguish ourselves through proactive customer service. We identify and meet customer needs in a professional manner through market research, continuing education of our employees, systems-based internal coordination and performance-tracking; consequently, we earn new business opportunities and customers through referrals from satisfied customers. We also promote relationships within local communities and seek to capitalize on our de-centralized regional management to build brand awareness and new relationships.

Market Area

At December 31, 2004, our 16 full-service banking offices consisted of 10 offices in Cook County, Illinois, one office in DuPage County, Illinois, four offices in Lake County, Illinois and one office in Will County, Illinois. We acquired three of the Cook County offices and all of our Lake County offices as part of our acquisition of Success Bancshares, which was completed in November 2001. Our primary market for deposits is currently concentrated around the areas where our full-service banking offices are located. Our primary lending area consists of the counties where our branch offices are located, as well as contiguous counties in the states of Illinois and Indiana.

The Chicago metropolitan area is one of the largest in the United States. In addition, the Chicago metropolitan statistical area has a diversified economy, employment base and population base. However,

as of November 2004, unemployment rates in Cook County (6.3%), and Will County (6.1%) exceeded the national average (5.2%). The unemployment rates for DuPage and Lake Counties were 4.2% and 5.0%, respectively, as of November 2004. The population of the Chicago metropolitan statistical area increased at an annual growth rate of approximately 0.8% between 2000 and 2004, compared to an annual growth rate of 1.0% for the United States as a whole during the same period.

Lending Activities

General. We originate multi-family mortgage loans, nonresidential real estate loans, commercial loans and commercial leases, and construction and land loans. In addition, we originate one- to four-family residential mortgage loans and consumer loans.

As of December 31, 2004, $240.6 million, or 21.9%, of our total loan portfolio consisted of multi-family mortgage loans, $248.8 million, or 22.6%, of our total loan portfolio consisted of nonresidential real estate loans, $92.5 million, or 8.4%, of our total loan portfolio, consisted of commercial loans, $86.4 million, or 7.9%, of our total loan portfolio, consisted of commercial leases, $60.0 million, or 5.4%, of our total loan portfolio, consisted of construction and land loans and $363.1 million, or 33.0%, of our total loan portfolio, consisted of one- to four-family residential mortgage loans, including home equity loans and lines of credit and other second mortgage loans.

Multi-Family Mortgage Lending. Loans secured by multi-family mortgages totaled approximately $240.6 million, or 21.9% of our total loan portfolio, at December 31, 2004. Multi-family mortgage loans generally are secured by multi-family rental properties, such as apartment buildings, including subsidized apartment units. At December 31, 2004, we had 589 multi-family mortgage loans with an average loan balance of approximately $408,500. The majority of our multi-family mortgage loans have adjustable interest rates.

In underwriting multi-family mortgage loans, we consider a number of factors, which include the projected net cash flow to the loan’s debt service requirement (generally requiring a minimum ratio of 115% for loans below $400,000 and 120% for loans above $400,000), the age and condition of the collateral, the financial resources and income level of the borrower and the borrower’s experience in owning or managing similar properties. Multi-family mortgage loans are originated in amounts up to 80% of the appraised value of the property securing the loan. Personal guarantees are usually obtained from multi-family mortgage borrowers.

Loans secured by multi-family mortgages generally involve a greater degree of credit risk than one- to four-family residential mortgage loans and carry larger loan balances. This increased credit risk is a result of several factors, including the concentration of principal in a limited number of loans and borrowers, the effects of general economic conditions on income producing properties, and the increased difficulty of evaluating and monitoring these types of loans. Furthermore, the repayment of loans secured by multi-family mortgages typically depends upon the successful operation of the related real estate property. If the cash flow from the project is reduced, the borrower’s ability to repay the loan may be impaired.

Nonresidential Real Estate Lending. We also originate real estate loans secured by first liens on nonresidential real estate. The nonresidential real estate properties are predominantly office buildings, light industrial buildings, shopping centers and mixed-use developments and, to a lesser extent, more specialized properties such as nursing homes and other healthcare facilities. We may, from time to time, purchase commercial real estate loan participations. We emphasize nonresidential real estate loans with initial principal balances between $1.0 million and $5.0 million. Loans secured by nonresidential real estate totaled $248.8 million, or 22.6%, of our total loan portfolio at December 31, 2004, and consisted of 374 loans outstanding with an average loan balance of approximately $665,200, although there are a large number of loans with balances substantially greater than this average. Substantially all of our nonresidential real estate loans are secured by properties located in our primary market area.

Our nonresidential real estate loans are written as three- or five-year adjustable-rate mortgages or mortgages with balloon maturities of three or five years. Amortization of these loans is typically based on 20- to 25-year payout schedules. We also originate some 15-year fixed-rate, fully amortizing loans. Margins generally range from 150 basis points to 250 basis points above the applicable Federal Home Loan Bank advance rate.

In the underwriting of nonresidential real estate loans, we generally lend up to 80% of the property’s appraised value. We base our decisions to lend on the economic viability of the property and the creditworthiness of the borrower. In evaluating a proposed commercial real estate loan, we emphasize the ratio of the property’s projected net cash flow to the loan’s debt service requirement (generally requiring a minimum ratio of 120%), computed after deduction for a vacancy factor and property expenses we deem appropriate. Personal guarantees are usually obtained from nonresidential real estate borrowers. We require title insurance insuring the priority of our lien, fire and extended coverage casualty insurance, and, if appropriate, flood insurance, in order to protect our security interest in the underlying property.

Nonresidential real estate loans generally carry higher interest rates and have shorter terms than those on one- to four-family residential mortgage loans. Nonresidential real estate loans, however, entail significant additional credit risks compared to one- to four-family residential mortgage loans, as they typically involve larger loan balances concentrated with single borrowers or groups of related borrowers. In addition, the payment of loans secured by income-producing properties typically depends on the successful operation of the related real estate project and thus may be subject to a greater extent to adverse conditions in the real estate market and in the general economy.

Commercial Loans. We make various types of secured and unsecured commercial loans to customers in our market area for the purpose of financing equipment acquisition, expansion, working capital and other general business purposes. The terms of these loans generally range from less than one year to five years. The loans are either negotiated on a fixed-rate basis or carry adjustable interest rates indexed to (i) a lending rate that is determined internally, or (ii) a short-term market rate index. At December 31, 2004, we had 392 commercial loans outstanding with an aggregate balance of $92.5 million, or 8.4% of the total loan portfolio. These totals include 85 unsecured commercial loans with an aggregate outstanding balance of $10.4 million. As of December 31, 2004, the average commercial loan balance was approximately $235,900, although there are a large number of loans with balances substantially greater than this average.

Commercial credit decisions are based upon our credit assessment of the loan applicant. We determine the applicant’s ability to repay in accordance with the proposed terms of the loans and we assess the risks involved. An evaluation is made of the applicant to determine character and capacity to manage. Personal guarantees of the principals are usually obtained. In addition to evaluating the loan applicant’s financial statements, we consider the adequacy of the primary and secondary sources of repayment for the loan. Credit agency reports of the applicant’s credit history supplement our analysis of the applicant’s creditworthiness. We may also check with other banks and conduct trade investigations. Collateral supporting a secured transaction also is analyzed to determine its marketability. Commercial business loans generally have higher interest rates than residential loans of like duration because they have a higher risk of default since their repayment generally depends on the successful operation of the borrower’s business and the sufficiency of any collateral. Our pricing of commercial loans is based primarily on the credit risk of the borrower, with due consideration given to borrowers with appropriate deposit relationships.

Commercial Leases. We lend money to small and mid-sized leasing companies for equipment financing leases. As of December 31, 2004, commercial leases totaled $86.4 million, or 7.9% of our total loan portfolio. As of that date, we had 617 commercial leases outstanding. Generally, commercial leases are secured by an assignment by the leasing company of the lease payments and by a secured interest in the equipment being leased. The lessee acknowledges our security interest in the leased equipment and agrees to send lease payments directly to us. Consequently, we underwrite lease loans by examining the creditworthiness of the lessee rather than the lessor. Lease loans generally are non-recourse to the leasing company.

Our commercial leases are secured primarily by technology equipment and other capital equipment. Lessees tend to be publicly-traded companies with investment-grade rated debt or companies that have not issued public debt and therefore do not have a public debt rating. We require that a minimum of 50% of our commercial lessees have an investment grade public debt rating by Moody’s or Standard & Poors, or the equivalent. Commercial leases to these entities have a maximum maturity of seven years and a maximum outstanding credit exposure of $7.0 million to any single entity. At December 31, 2004, the weighted average remaining life of our commercial leases was 31 months. Lessees without public debt ratings generally have net worth in excess of $25.0 million. If the lessee does not have a public debt rating, they are subject to the same internal credit analysis as any other customer. Commercial leases to these lessees have a maximum maturity of five years and a maximum outstanding credit exposure of $5.0 million. In addition, we will originate commercial leases to lessees with below-investment grade public debt ratings, but these leases are limited to 10% of our commercial lease portfolio and have a maximum outstanding credit exposure of $1.0 million. Lease loans are almost always fully amortizing, with fixed interest rates.

Construction and Land Loans. We originate land acquisition, development and construction loans to builders in our market area. These loans totaled $60.0 million, or 5.4% of our total loan portfolio at December 31, 2004.

Acquisition loans help finance the purchase of land intended for further development, including single-family houses, multi-family housing and commercial income property. In some cases, we may make an acquisition loan before the borrower has received approval to develop the land as planned. In general, the maximum loan-to-value ratio for a land acquisition loan is 65% of the appraised value of the property, and the maximum term of these loans is two years. We also make development loans to builders in our market area to finance improvements to real estate, consisting mostly of single-family subdivisions, typically to finance the cost of utilities, roads, sewers and other development costs. Builders generally rely on the sale of single-family homes to repay development loans, although in some cases the improved building lots may be sold to another builder. The maximum amount loaned is generally limited to the cost of the improvements. Advances are made in accordance with a schedule reflecting the cost of the improvements.

We also grant construction loans to area builders, often in conjunction with development loans. In the case of residential subdivisions, these loans finance the cost of completing homes on the improved property. Advances on construction loans are made in accordance with a schedule reflecting the cost of construction, but are generally limited to 90% of actual construction costs and, as required by applicable regulations, a 75% loan to completed appraised value ratio. Repayment of construction loans on residential subdivisions is normally expected from the sale of units to individual purchasers. In the case of income-producing property, repayment is usually expected from permanent financing upon completion of construction. We commit to provide the permanent mortgage financing on most of our construction loans on income-producing property.

Land acquisition, development and construction lending exposes us to greater credit risk than permanent mortgage financing. The repayment of land acquisition, development and construction loans depends upon the sale of the property to third parties or the availability of permanent financing upon completion of all improvements. In the event we make an acquisition loan on property that is not yet approved for the planned development, there is the risk that approvals will not be granted or will be delayed. These events may adversely affect the borrower and the collateral value of the property. Development and construction loans also expose us to the risk that improvements will not be completed on time in accordance with specifications and projected costs. In addition, the ultimate sale or rental of the property may not occur as anticipated.

One- to Four-Family Residential Mortgage Lending. We offer conforming and non-conforming, fixed-rate and adjustable-rate residential mortgage loans with maturities of up to 30 years and maximum loan amounts generally of up to $1.0 million. This portfolio totaled $363.1 million, or 33.0% of our total loan portfolio at December 31, 2004. At December 31, 2004, we had 4,754 one- to four-family residential mortgage loans with an average balance of $76,400.

We currently offer fixed-rate conventional mortgage loans with terms of 10 to 30 years that are fully amortizing with monthly or bi-weekly loan payments, and adjustable-rate conventional mortgage loans with initial terms of one, three or five years that amortize up to 30 years. We also offer government guaranteed Federal Housing Administration mortgage loans. One- to four-family residential mortgage loans are generally underwritten according to Fannie Mae guidelines, and loans that conform to such guidelines are referred to as “conforming loans.” We generally originate both fixed- and adjustable-rate loans in amounts up to the maximum conforming loan limits as established by Fannie Mae, which is currently $359,650 for single-family homes. Private mortgage insurance is required for first mortgage loans with loan-to-value ratios in excess of 80%.

We also originate loans above conforming limits, referred to as “jumbo loans,” that have been underwritten to the credit standards of Fannie Mae. These loans are generally eligible for sale to various firms that specialize in the purchase of such non-conforming loans. In our market, the Chicago metropolitan area, larger residential loans are not uncommon. We also originate loans at higher rates that do not fully meet the credit standards of Fannie Mae but are deemed to be acceptable risks. The amount of such loans originated for the year ended December 31, 2004 was $73.1 million, all of which were retained in our loan portfolio.

We actively monitor our interest rate risk position to determine the desirable level of investment in fixed-rate mortgages. Depending on market interest rates and our capital and liquidity position, we may retain all of our newly originated longer term fixed-rate, fixed-term residential mortgage loans or we may sell all or a portion of such loans in the secondary mortgage market to government sponsored entities such as Fannie Mae or other purchasers. During periods of low market interest rates, we generally sell in the secondary market all of our newly originated fixed-rate residential real estate loans. Our bi-weekly one- to four-family residential mortgage loans that are retained in our portfolio result in shorter repayment schedules than conventional monthly mortgage loans, and are repaid through an automatic deduction from the borrower’s savings or checking account. As of December 31, 2004, bi-weekly mortgage loans totaled $29.7 million, or 8.2% of our residential loan portfolio. We retain the servicing rights on loans sold to generate fee income and reinforce our commitment to customer service, although we may also sell non-conforming loans to mortgage banking companies, on a servicing-released basis. As of December 31, 2004, loans serviced for others totaled $393.9 million.

We currently offer several adjustable-rate loan products secured by residential properties with rates that are fixed for an initial period ranging from one year to five years. After the initial fixed period, the interest rate on these loans is generally reset every year based upon a contractual spread or margin above the average yield on U.S. Treasury securities, adjusted to a constant maturity of one year, as published weekly by the Federal Reserve Board, subject to certain periodic and lifetime limitations on interest rate changes. Many of the borrowers who select these loans have shorter-term credit needs than those who select long-term, fixed-rate loans. Adjustable-rate mortgage loans generally pose different credit risks than fixed-rate loans primarily because the underlying debt service payments of the borrowers rise as interest rates rise, thereby increasing the potential for default. At December 31, 2004, our adjustable-rate mortgage portfolio included $6.7 million in loans that re-price once a year and $156.8 million in loans that reprice periodically after an initial fixed-rate period of three years or more. We currently securitize our conforming adjustable-rate residential mortgage loans. We retain servicing rights on these loans and receive servicing fees of approximately 0.25% of the outstanding balance of these loans.

We require title insurance on all of our one- to four-family residential mortgage loans, and we also require that borrowers maintain fire and extended coverage casualty insurance (and, if appropriate, flood insurance) in an amount at least equal to the lesser of the loan balance or the replacement cost of the improvements. Nearly all residential loans must have a mortgage escrow account from which disbursements are made for real estate taxes and for hazard and flood insurance. We do not conduct environmental testing on residential mortgage loans unless specific concerns for hazards are determined by the appraiser utilized in connection with the loan.

In addition to traditional one- to four-family residential mortgage loans, we offer home equity loans and home equity lines of credit that are secured by the borrower’s primary residence. The borrower is permitted to draw on a home equity line of credit during the first five to 10 years after it is originated and may repay the outstanding balance over a term not to exceed 10 years from the date the home equity line of credit is originated. Our home equity loans are originated with fixed rates of interest. Home equity loans and lines of credit are generally underwritten with the same criteria that we use to underwrite fixed-rate, one- to four-family residential mortgage loans. Home equity loans and lines of credit may be underwritten with a loan-to-value ratio of 90% when combined with the principal balance of the existing mortgage loan. We appraise the property securing the loan at the time of the loan application in order to determine the value of the property securing the home equity loan or line of credit. At the time we close a home equity loan or line of credit, we file a mortgage to perfect our security interest in the underlying collateral. At December 31, 2004, the outstanding balances of home equity loans totaled $7.1 million, or 0.6% of our total loan portfolio, and the outstanding balance of home equity lines of credit totaled $98.0 million, or 8.9% of our total loan portfolio.

Loan Portfolio Composition. The following table sets forth the composition of our loan portfolio, excluding loans held for sale, by type of loan at the dates indicated.

	At December 31,
	2004		2003		2002		2001		2000
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
One- to four-family residential	$363,097	33.01%	$352,079	32.70%	$453,884	42.00%	$650,486	54.33%	$826,816	86.63%
Multi-family mortgage	240,607	21.87	239,758	22.27	212,441	19.65	137,472	11.48	67,185	7.04
Nonresidential real estate (1)	248,781	22.62	256,871	23.86	251,459	23.27	239,857	20.03	13,465	1.41
Construction and land	59,950	5.45	65,052	6.04	36,879	3.41	50,245	4.20	994	0.10
Commercial loans (2)	92,455	8.40	79,729	7.41	79,459	7.35	87,829	7.34	39,713	4.16
Commercial leases (3)	86,362	7.85	72,962	6.78	37,166	3.44	16,671	1.39	3,587	0.38
Consumer	2,755	0.25	3,502	0.32	3,909	0.36	8,117	0.68	2,634	0.28
Other (4)	6,044	0.55	6,621	0.62	5,572	0.52	6,667	0.55	—	—

Total loans	1,100,051	100.00%	1,076,574	100.00%	1,080,769	100.00%	1,197,344	100.00%	954,394	100.00%

Loans in process	824		993		8,466		2,205		337
Net deferred loan origination costs	2,096		1,715		1,158		996		2,049
Allowance for loan losses	(11,019)		(12,034)		(12,461)		(13,465)		(7,464)

Total loans, net	$1,091,952		$1,067,248		$1,077,932		$1,187,080		$949,316

(1)	Includes loans to healthcare providers of $24.9 million, $33.6 million, $21.1 million and $11.3 million at December 31, 2004, 2003, 2002 and 2001, respectively.

(2)	Includes loans to healthcare providers of $16.9 million, $14.0 million, $6.4 million and $15.1 million at December 31, 2004, 2003, 2002 and 2001, respectively.

(3)	Includes loans to healthcare providers of $4.3 million, $4.0 million and $6.4 million at December 31, 2004, 2003 and 2002, respectively.

(4)	Includes municipal loans.

Loan Portfolio Maturities and Yields. The following table summarizes the scheduled repayments of our loan portfolio at December 31, 2004. Demand loans, loans having no stated repayment schedule or maturity, and overdraft loans are reported as being due in one year or less.

	One- to Four-Family		Multi-Family		Nonresidential		Construction and land loans		Commercial loans, leases and other loans		Consumer		Total
Due During the Years Ending December 31,	Amount	Weighted Average Rate	Amount	Weighted Average Rate	Amount	Weighted Average Rate	Amount	Weighted Average Rate	Amount	Weighted Average Rate	Amount	Weighted Average Rate	Amount	Weighted Average Rate
	(Dollars in thousands)
2005	$16,545	6.42%	$4,490	6.90%	$33,642	6.15%	$47,059	5.66%	$63,449	5.71%	$1,276	4.33%	$166,461	5.88%
2006 to 2009	50,587	5.59	50,475	5.72	190,337	6.29	12,891	5.64	105,095	5.16	968	4.53	410,353	5.82
2010 and beyond	295,965	5.24	185,642	6.06	24,802	6.00	—	—	16,317	5.67	511	10.47	523,237	5.58

Total	$363,097	5.34%	$240,607	6.00%	$248,781	6.25%	$59,950	5.66%	$184,861	5.40%	$2,755	5.67%	$1,100,051	5.72%

The following table sets forth the scheduled repayments of fixed- and adjustable-rate loans at December 31, 2004 that are contractually due after December 31, 2005.

	Due After December 31, 2005
	Fixed	Adjustable	Total
	(In thousands)
One- to four-family residential	$73,502	$273,050	$346,552
Multi-family mortgage	57,384	178,733	236,117
Nonresidential real estate	137,958	77,181	215,139
Construction and land	747	12,144	12,891
Commercial loans, leases and other	103,939	17,473	121,412
Consumer	1,479	—	1,479

Total loans	$375,009	$558,581	$933,590

Loan Originations, Purchases, Sales and Servicing. While we originate both fixed-rate and adjustable-rate loans, our ability to generate each type of loan depends upon borrower demand, market interest rates, borrower preference for fixed- versus adjustable-rate loans, and the interest rates offered on each type of loan by other lenders competing in our market area. Loan originations are derived from a number of sources, including branch office personnel, existing customers, borrowers, builders, attorneys, accountants and other professionals, real estate broker referrals and walk-in customers.

Our loan origination and sales activity may be adversely affected by a rising interest rate environment that typically results in decreased loan demand, while declining interest rates may stimulate increased loan demand. Accordingly, the volume of loan originations, the mix of fixed and adjustable-rate loans, and the profitability of this activity can vary from period to period. One- to four-family residential mortgage loans are generally underwritten to current Fannie Mae seller/servicer guidelines, and closed on standard Fannie Mae documents. If such loans are sold, the sales are conducted using standard Fannie Mae purchase contracts and master commitments as applicable. One- to four-family mortgage loans may be sold to Fannie Mae on a non-recourse basis whereby foreclosure losses are generally the responsibility of the purchaser and not BankFinancial. Our recent practice has been to sell all qualifying fixed-rate, one- to four-family residential mortgage loans that we originate. In addition, we securitize all adjustable-rate, one- to four-family residential mortgage loans, and we retain the servicing rights on these loans.

We are a qualified loan servicer for both Fannie Mae and Freddie Mac. Our policy has been to retain the servicing rights for substantially all conforming loans sold, and to continue to collect payments on the loans, maintain tax escrows and applicable fire and flood insurance coverage, and supervise foreclosure proceedings if necessary. We retain a portion of the interest paid by the borrower on the loans as consideration for our servicing activities.

Loan Approval Authority and Underwriting. Our Board of Directors grants lending authority to the Asset Quality Committee (the members of which are Directors), our Management Credit Committees, and individual executive officers and loan officers. Our lending activities are subject to written policies established by the Board. These policies are reviewed periodically.

The Asset Quality Committee may approve loans in accordance with applicable loan policies, including our policy governing loans to one borrower. This policy places limits on the aggregate dollar amount of credit that may be extended to any one borrower and related entities. The Management Credit Committees may approve loans up to an aggregate of $3.0 million to a new borrower and related borrowers for a secured loan, and up to an aggregate of $5.0 million for an existing customer and related borrowers for a secured loan. The Asset Quality Committee also may approve unsecured loans in amounts up to $2.0 million and the Management Credit Committees may approve unsecured loans in amounts up to $1.0 million. Our practices generally provide for a maximum loan-to-one-borrower limit of $10.0 million.

In connection with our residential and commercial real estate loans, we generally require property appraisals to be performed by independent appraisers who are approved by the Board. Appraisals are then reviewed by the appropriate loan underwriting areas. Under certain conditions, we may not require appraisals for loans under $250,000, but we obtain appraisals in many of these cases. We also require title insurance, hazard insurance and, if indicated, flood insurance on property securing mortgage loans.

Loan Origination Fees and Costs. In addition to interest earned on loans, we also receive loan origination fees. Such fees vary with the volume and type of loans and commitments made, and competitive conditions in the mortgage markets, which in turn respond to the demand and availability of money. We defer loan origination fees and costs and amortize such amounts as an adjustment to yield over the term of the loan by use of the level-yield method. Deferred loan origination costs (net of deferred fees) were $2.1 million at December 31, 2004.

To the extent that originated loans are sold with servicing retained, we capitalize a mortgage servicing asset at the time of the sale in accordance with applicable accounting standards (Statement of Financial Accounting Standards No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities”). The capitalized amount is amortized thereafter (over the period of estimated net servicing income) as a reduction of noninterest income. The unamortized amount is fully charged to income when loans are prepaid. Originated mortgage servicing rights with an amortized cost of $2.6 million are included in other assets at December 31, 2004. See also Notes 1 and 4 of the Notes to Consolidated Financial Statements beginning on page F-2 of this prospectus.

Loans to One Borrower. At December 31, 2004, our five largest aggregate amounts loaned to any one borrower and certain related interests (including any unused lines of credit) consisted of secured and unsecured financing of $11.5 million, $10.3 million, $10.1 million, $9.8 million and $9.7 million. Under federal banking regulations, at December 31, 2004 our maximum loan-to-one-borrower limit was $17.1 million, although our practices generally provide for a maximum loan-to-one-borrower limit of $10.0 million. See “Supervision and Regulation—Federal Banking Regulation—Loans to One Borrower” for a discussion of applicable regulatory limitations.

Delinquent Loans, Other Real Estate Owned and Classified Assets

Collection Procedures. We send a computer-generated late notice by the 16th day after the payment due date on a loan requesting the payment due plus any late charge that is assessed. Accounts are distributed to a collector or account officer to contact borrowers, determine the reason for delinquency and arrange for payment, and accounts are monitored electronically for receipt of payments. If payments are not received within 30 days of the original due date, a letter demanding payment of all arrearages is sent and contact efforts are continued. If payment is not received within 60 days of the due date, we generally accelerate loans and demand payment in full. In addition, failure to pay within 60 days of the original due date generally results in legal action, notwithstanding ongoing collection efforts. Unsecured consumer loans are charged-off after 120 days. For commercial loans, procedures may vary depending upon individual circumstances.

Loans Past Due and Nonperforming Assets. Loans are reviewed on a regular basis, and are placed on nonaccrual status when either principal or interest is 90 days or more past due. In addition, we place loans on nonaccrual status when we believe that there is sufficient reason to question the borrower’s ability to continue to meet contractual principal or interest payment obligations. Interest accrued and unpaid at the time a loan is placed on nonaccrual status is reversed from interest income. Interest payments received on nonaccrual loans are not recognized as income unless warranted based on the borrower’s financial condition and payment record. At December 31, 2004, we had nonaccrual loans of $6.5 million.

Real estate acquired as a result of foreclosure or by deed in lieu of foreclosure is classified as real estate owned (“REO”) until such time as it is sold. When real estate is acquired through foreclosure or by deed in lieu of foreclosure, it is recorded at its fair value, less estimated costs of disposal. If the fair value of the property is less than the loan balance, the difference is charged against the allowance for loan losses.

The following table sets forth certain information with respect to our loan portfolio delinquencies at the dates indicated. Loans delinquent for 90 days or more are also classified as nonaccrual loans

	Loans Delinquent For				Total
	60-89 Days		90 Days or More
	Number	Amount	Number	Amount	Number	Amount
	(Dollars in thousands)
At December 31, 2004
One- to four-family residential	8	$430	22	$1,725	30	$2,155
Multi-family mortgage	2	335	6	1,226	8	1,561
Nonresidential real estate	1	193	2	2,093	3	2,286
Construction and land	—	—	—	—	—	—
Commercial loans	—	—	5	1,480	5	1,480
Commercial leases	—	—	—	—	—	—
Consumer	—	—	—	—	—	—

Total	11	$958	35	$6,524	46	$7,482

At December 31, 2003
One- to four-family residential	6	$679	29	$2,793	35	$3,472
Multi-family mortgage	—	—	—	—	—	—
Nonresidential real estate	—	—	5	3,616	5	3,616
Construction and land	—	—	2	345	2	345
Commercial loans	1	102	5	366	6	468
Commercial leases	—	—	—	—	—	—
Consumer	—	—	—	—	—	—

Total	7	$781	41	$7,120	48	$7,901

At December 31, 2002
One- to four-family residential	12	$1,076	47	$4,233	59	$5,309
Multi-family mortgage	5	962	3	751	8	1,713
Nonresidential real estate	2	703	7	7,298	9	8,001
Construction and land	—	—	—	—	—	—
Commercial loans	—	—	17	1,486	17	1,486
Commercial leases	—	—	—	—	—	—
Consumer	1	1	—	—	1	1

Total	20	$2,742	74	$13,768	94	$16,510

Nonperforming Assets. The table below sets forth the amounts and categories of our nonperforming assets at the dates indicated. At each date presented, we had no troubled debt restructurings (loans for which a portion of interest or principal has been forgiven and loans modified at interest rates materially less than current market rates).

	At December 31,
	2004	2003	2002	2001	2000
	(Dollars in thousands)
Nonaccrual loans:
One- to four-family residential	$1,725	$2,793	$4,233	$5,203	$6,268
Multi-family mortgage	1,226	—	751	826	116
Nonresidential real estate	2,093	3,616	7,298	2,741	—
Construction and land	—	345	—	169	—
Commercial loans	1,480	366	1,486	2,043	486
Commercial leases	—	—	—	—	—
Consumer	—	—	—	—	2

Total nonperforming loans	6,524	7,120	13,768	10,982	6,872

Real estate owned:
One- to four-family residential	—	749	723	980	603
Nonresidential real estate	—	—	230	—	—
Land	—	885	—	—	—

Total real estate owned	—	1,634	953	980	603

Total nonperforming assets	$6,524	$8,754	$14,721	$11,962	$7,475

Ratios:
Nonperforming loans to total loans	0.59%	0.66%	1.27%	0.92%	0.72%
Nonperforming assets to total assets	0.44	0.60	0.99	0.73	0.62

For the year ended December 31, 2004, gross interest income that would have been recorded had the nonaccrual loans at the end of the year remained on accrual status throughout the period amounted to $567,900. No interest income was recognized on these loans.

The amount of the allowance for loan losses allocated to the $6.5 million of non-performing loans at December 31, 2004, noted above, was $983,000. We have calculated this amount by applying our allowance for loan losses methodology to each of the respective loan categories. This amount includes both specific and general allowances.

Classification of Assets. Our policies, consistent with regulatory guidelines, provide for the classification of loans and other assets that are considered to be of lesser quality as substandard, doubtful, or loss assets. An asset is considered substandard if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Substandard assets include those characterized by the distinct possibility that we will sustain some loss if the deficiencies are not corrected. Assets classified as doubtful have all of the weaknesses inherent in those classified substandard with the added characteristic that the weaknesses present make collection or liquidation in full, on the basis of currently existing facts, conditions and values, highly questionable and improbable. Assets classified as loss are those considered uncollectible and of such little value that their continuance as assets is not warranted. Assets that do not expose us to risk sufficient to warrant classification in one of the aforementioned categories, but which possess potential weaknesses that deserve our close attention, are required to be designated as special mention. As of December 31, 2004, we had $4.5 million of assets designated as special mention.

When we classify assets as either substandard or doubtful, we allocate a portion of the related general loss allowances to such assets as we deem prudent. The allowance for loan losses represents amounts that have been established to recognize losses inherent in the loan portfolio that are both probable and reasonably estimable at the date of the financial statements. When we classify problem assets as loss, we charge-off such amount. Our determination as to the classification of our assets and the amount of our loss allowances are subject to review by our regulatory agencies, which can require that we establish additional loss allowances. We regularly review our asset portfolio to determine whether any assets require classification in accordance with applicable regulations. On the basis of our review of our assets at December 31, 2004, classified assets consisted of substandard assets of $16.3 million, doubtful assets of $485,000 and no loans classified as loss assets. The classified assets total includes $6.5 million of nonperforming loans. Included in the substandard and doubtful totals are $10.9 million and $51,600, respectively, of loans to healthcare providers. As discussed in “Risk Factors—Our Concentration of Loans in the Healthcare Industry Exposes Us to Increased Credit Risks,” the primary source of income is subject to many factors beyond the control of the healthcare provider. As of December 31, 2004, we had not taken any charge-offs on these types of loans, but we have established specific loan loss reserve allowances in the amount of $958,000 for loans to four borrowers with an aggregate principal balance of $6.7 million. In addition, based on deficiencies in debt service coverage requirements, we classified loans to one borrower, which had a principal balance of $3.2 million, as substandard, even though we did not establish a specific loan loss reserve for these loans. All of these borrowers were current on their loan payments to us at December 31, 2004.

Allowance for Loan Losses. We provide for loan losses based on the allowance method. Accordingly, all loan losses are charged to the related allowance and all recoveries are credited to it. Additions to the allowance for loan losses are provided by charges to income based on various factors which, in our judgment, deserve current recognition in estimating probable losses. We regularly review the loan portfolio and make provisions for loan losses in order to maintain the allowance for loan losses in accordance with accounting principles generally accepted in the United States of America. The allowance for loan losses consists of three components:

(1)	specific allowances established for any impaired multi-family mortgage, nonresidential real estate, construction and land, commercial, and commercial lease loans for which the recorded investment in the loan exceeds the measured value of the loan;

(2)	allowances for loan losses for each loan type based on historical loan loss experience; and

(3)	adjustments to historical loss experience (general allowances), maintained to cover uncertainties that affect our estimate of probable losses for each loan type.

The adjustments to historical loss experience are based on our evaluation of several factors, including:

•	levels of, and trends in, past due and classified loans;

•	levels of, and trends in, charge-offs and recoveries;

•	trends in volume and terms of loans, including any credit concentrations in the loan portfolio;

•	experience, ability, and depth of lending management and other relevant staff; and

•	national and local economic trends and conditions.

We evaluate the allowance for loan losses based upon the combined total of the specific, historical loss and general components. Generally when the loan portfolio increases, absent other factors, the allowance for loan loss methodology results in a higher dollar amount of estimated probable losses than would be the case without the increase. Generally when the loan portfolio decreases, absent other factors, the allowance for loan loss methodology results in a lower dollar amount of estimated probable losses than would be the case without the decrease.

We consider commercial business loans, nonresidential real estate loans construction and land loans and commercial leases to be riskier than one-to four-family residential mortgage loans. Commercial loans and commercial leases involve a higher risk of default than residential loans of like duration since their repayment generally depends on the successful operation of the borrower’s business and the sufficiency of collateral, if any. Nonresidential real estate loans also have greater credit risks compared to one- to four-family residential mortgage loans, as they typically involve large loan balances concentrated with single borrowers or groups of related borrowers. In addition, the payment experience on loans secured by income-producing properties typically depends on the successful operation of the related real estate project and thus may be subject to a greater extent to adverse conditions in the real estate market and in the general economy. Construction and land loans have greater credit risk than permanent mortgage financing. The repayment of these loans depends upon the sale of the property to third parties or the availability of permanent financing upon completion of all improvements. In the event we make an acquisition loan on property that is not yet approved for the planned development, there is the risk that approvals will not be granted or will be delayed. These events may adversely affect the borrower and the collateral value of the property. Construction and land loans also expose us to the risk that improvements will not be completed on time in accordance with specifications and projected costs. In addition, the ultimate sale or rental of the property may not occur as anticipated.

We periodically evaluate the carrying value of loans and the allowance is adjusted accordingly. While we use the best information available to make evaluations, future adjustments to the allowance may be necessary if conditions differ substantially from the information used in making the evaluations. In addition, as an integral part of their examination process, our regulatory agencies periodically review the allowance for loan losses. Such agencies may require us to recognize additions to the allowance based on their judgments of information available to them at the time of their examination.

The following table sets forth activity in our allowance for loan losses for the years indicated.

	At or For the Years Ended December 31,
	2004	2003	2002	2001	2000
	(Dollars in thousands)
Balance at beginning of year	$12,034	$12,461	$13,465	$7,464	$5,861

Charge-offs:
One- to four-family residential	—	(29)	(100)	(112)	(190)
Multi-family mortgage	—	—	(31)	—	—
Nonresidential real estate	(1,127)	—	(70)	—	—
Construction and land	—	—	—	—	—
Commercial loans	(218)	(368)	(1,046)	—	(1,081)
Commercial leases	—	—	—	—	—
Consumer	(48)	(36)	(45)	(30)	(45)

Total charge-offs	(1,393)	(433)	(1,292)	(142)	(1,316)
Recoveries:
One- to four-family residential	68	26	286	—	51
Multi-family mortgage	—	—	—	—	—
Nonresidential real estate	—	275 (1)	275 (1)	—	—
Construction and land	—	—	—	—	—
Commercial loans	311	278	—	—	—
Commercial leases	—	—	149	—	—
Consumer	21	6	—	2	—

Total recoveries	400	585	710	2	51

Net (charge-offs) recoveries	(993)	152	(582)	(140)	(1,265)
Acquisition of Success Bancshares	—	—	—	4,141	—
Provision (credit) for loan losses	(22)	(579)	(422)	2,000	2,868

Balance at end of period	$11,019	$12,034	$12,461	$13,465	$7,464

Ratios:
Net (charge-offs) recoveries to average loans outstanding	(0.09)%	0.01%	(0.05)%	(0.02)%	(0.13)%
Allowance for loan losses to nonperforming loans	168.90	169.02	90.51	122.61	108.61
Allowance for loan losses to total loans	1.00	1.12	1.15	1.12	0.78

(1)	Recoveries relate to loans previously charged off by Success Bancshares.

Allocation of Allowance for Loan Losses. The following tables set forth the allowance for loan losses allocated by loan category, the total loan balances by category (excluding loans held for sale) and the percent of loans in each category to total loans at the dates indicated. The allowance for loan losses allocated to each category is not necessarily indicative of future losses in any particular category and does not restrict the use of the allowance to absorb losses in other categories.

During 2001, we expanded our methodology in calculating our allowance for loan losses to fully allocate the general reserve component of our allowance for loan losses to specific types of loans, thereby better linking our assessment of the underlying risks attributed to each loan category. This action was taken, in part, as a result of the Federal Financial Institutions Examination Council’s issuance in 2001 of “Policy Statement on Allowance for Loan and Lease Losses Methodologies and Documentation for Banks and Savings Institutions.” This Policy Statement is consistent with the Securities and Exchange Commission’s Staff Accounting Bulletin 102, “Selected Loan Loss Methodology and Documentation Issues.”

	At December 31,
	2004			2003			2002
	Allowance for Loan Losses	Loan Balances by Category	Percent of Loans in Each Category to Total Loans	Allowance for Loan Losses	Loan Balances by Category	Percent of Loans in Each Category to Total Loans	Allowance for Loan Losses	Loan Balances by Category	Percent of Loans in Each Category to Total Loans
	(Dollars in thousands)
One- to four-family residential	$1,289	$363,097	33.01%	$1,322	$352,079	32.70%	$1,643	$453,884	42.00%
Multi-family mortgage	1,950	240,607	21.87	1,797	239,758	22.27	1,592	212,441	19.65
Nonresidential real estate	3,304	248,781	22.62	4,313	256,871	23.86	5,410	251,459	23.27
Construction and land	899	59,950	5.45	976	65,052	6.04	553	36,879	3.41
Commercial loans	2,736	92,455	8.40	2,908	79,729	7.41	2,727	79,459	7.35
Commercial leases	543	86,362	7.85	365	72,962	6.78	186	37,166	3.44
Consumer	18	2,755	0.25	26	3,502	0.32	51	3,909	0.36
Other (1)	121	6,044	0.55	166	6,621	0.62	139	5,572	0.52
Unallocated	159	—	—	161	—	—	160	—	—

Total	$11,019	$1,100,051	100.00%	$12,034	$1,076,574	100.00%	$12,461	$1,080,769	100.00%

	At December 31,
	2001			2000
	Allowance for Loan Losses	Loan Balances by Category	Percent of Loans in Each Category to Total Loans	Allowance for Loan Losses	Loan Balances by Category	Percent of Loans in Each Category to Total Loans
	(Dollars in thousands)
One- to four-family residential	$2,351	$650,486	54.33%	$5,397	$826,816	86.63%
Multi-family mortgage	1,043	137,472	11.48	504	67,185	7.04
Nonresidential real estate	3,156	239,857	20.03	135	13,465	1.41
Construction and land	1,225	50,245	4.20	15	994	0.10
Commercial loans	5,212	87,829	7.34	993	39,713	4.16
Commercial leases	83	16,671	1.39	18	3,587	0.38
Consumer	222	8,117	0.68	26	2,634	0.28
Other (1)	167	6,667	0.55	—	—	—
Unallocated	6	—	—	376	—	—

Total	$13,465	$1,197,344	100.00%	$7,464	$954,394	100.00%

(1)	Includes municipal loans.

Securities Activities

Our securities investment policy is established by our Board of Directors. This policy dictates that investment decisions be made based on the safety of the investment, liquidity requirements, potential returns, cash flow targets, and consistency with our interest rate risk management strategy. Our management asset/liability management committee (“Management ALCO”), which consists of our chief financial officer, chief marketing officer and other members of management, oversees our investing strategies. The asset/liability management committee of the Board of Directors then reviews Management ALCO’s activities and strategies, and reports to the full Board of Directors, which evaluates on an ongoing basis our investment policy and objectives. Our chief financial officer is responsible for making securities portfolio decisions in accordance with established policies. Our Chief Financial Officer has the authority to purchase and sell securities within specific guidelines established by the investment policy. In addition, all transactions are reviewed by Management ALCO at least monthly.

Our current investment policy generally permits securities investments in debt securities issued by the U.S. government and U.S. agencies, municipal bonds, and corporate debt obligations, as well as investments in preferred and common stock of government agencies and government sponsored enterprises such as Fannie Mae, Freddie Mac and the Federal Home Loan Bank of Chicago (federal agency securities) and, to a much lesser extent, other equity securities. Securities in these categories are classified as “investment securities” for financial reporting purposes. The policy also permits investments in mortgage-backed securities, including pass-through securities issued and guaranteed by Fannie Mae, Freddie Mac and Ginnie Mae as well as collateralized mortgage obligations (“CMOs”) issued or backed by securities issued by these government agencies. Also permitted are investments in securities issued or backed by the Small Business Administration, privately issued mortgage-backed securities and asset-backed securities collateralized by auto loans, credit card receivables, and home equity and home improvement loans. As of December 31, 2004, we held no asset-backed securities, and other equity securities consisted almost exclusively of securities issued by Fannie Mae, Freddie Mac and the Federal Home Loan Bank of Chicago. Our current investment strategy uses a risk management approach of diversified investing in fixed-rate securities with short- to intermediate-term maturities, as well as adjustable-rate securities, which may have a longer term to maturity. The emphasis of this approach is to increase overall investment securities yields while managing interest rate risk.

SFAS No. 115 requires that, at the time of purchase, we designate a security as held to maturity, available-for-sale, or trading, depending on our ability and intent. Securities available-for-sale are reported at fair value, while securities held to maturity are reported at amortized cost. We do not have a trading portfolio and do not have any securities held to maturity.

Mortgage-Backed Securities. We purchase mortgage-backed securities in order to generate positive interest rate spreads with minimal administrative expense, lower credit risk as a result of the guarantees provided by Freddie Mac, Fannie Mae and Ginnie Mae, and increased liquidity. We invest primarily in mortgage-backed securities issued or sponsored by Fannie Mae, Freddie Mac, and Ginnie Mae. To a lesser extent, we also invest in securities backed by U.S. government agencies. At December 31, 2004, our mortgage-backed securities portfolio had a fair value of $180.4 million, consisting of $178.7 million of pass-through securities and $1.7 million of collateralized mortgage obligations (“CMOs”) and real estate mortgage investment conduits (“REMICs”).

Mortgage-backed securities are created by pooling mortgages and issuing a security collateralized by the pool of mortgages with an interest rate that is less than the interest rate on the underlying mortgages. Mortgage-backed securities typically represent a participation interest in a pool of single-family or multi-family mortgages, although most of our mortgage-backed securities are collateralized by single-family mortgages. The issuers of such securities (generally U.S. government agencies and U.S. government sponsored enterprises, including Fannie Mae, Freddie Mac and Ginnie Mae) pool and resell the participation interests in the form of securities to investors, such as BankFinancial, F.S.B., and guarantee the payment of principal and interest to these investors. Investments in mortgage-backed securities involve a risk that actual prepayments will be greater or less than the prepayment rate estimated at the time of purchase, which may require adjustments to the amortization of any premium or accretion of any discount relating to such instruments, thereby affecting the net yield on such securities. We review prepayment estimates for our mortgage-backed securities at the time of purchase to ensure that prepayment assumptions are reasonable considering the underlying collateral for the securities at issue and current interest rates, and to determine the yield and estimated maturity of the mortgage-backed securities portfolio. Periodic reviews of current prepayment speeds are performed in order to ascertain whether prepayment estimates require modification that would cause amortization or accretion adjustments.

A portion of our mortgage-backed securities portfolio is invested in CMOs and REMICs backed by Fannie Mae and Freddie Mac. CMOs and REMICs are types of debt securities issued by a special-purpose entity that aggregates pools of mortgages and mortgage-backed securities and creates different classes of securities with varying maturities and amortization schedules, as well as a residual interest, with each class possessing different risk characteristics. The cash flows from the underlying collateral are generally divided into “tranches” or classes that have descending priorities with respect to the distribution of principal and interest cash flows, while cash flows on pass-through mortgage-backed securities are distributed pro rata to all security holders. Our practice is to limit fixed-rate CMO investments primarily to the early-to-intermediate tranches, which have the greatest cash flow stability. Floating rate CMOs are purchased with emphasis on the relative trade-offs between lifetime interest rate caps, prepayment risk and interest rates.

Equity Securities. At December 31, 2004, our equity securities consisted almost entirely of shares of five floating rate preferred stocks issued by two government-sponsored entities, Freddie Mac and Fannie Mae, one Freddie Mac fixed rate preferred stock, and common stock issued by the Federal Home Loan Bank of Chicago. The Fannie Mae and Freddie Mac preferred stocks are classified as available-for-sale.

We hold the Federal Home Loan Bank of Chicago common stock to qualify for membership in the Federal Home Loan Bank System and to be eligible to borrow funds under the Federal Home Loan Bank of Chicago’s advance program. There is no market for the common stock, but it is the current practice of the Federal Home Loan Bank of Chicago to redeem shares at par value upon the request of the holder.

The aggregate fair value of our Federal Home Loan Bank of Chicago common stock as of December 31, 2004 was $24.2 million based on its par value. No unrealized gains or losses have been recorded because we have determined that the par value of the common stock represents its fair value. Due to our receipt of stock dividends and reduction of our outstanding Federal Home Loan Bank of Chicago advances, we owned shares of Federal Home Loan Bank of Chicago common stock at December 31, 2004 with a par value that was $12.7 million more than we were required to own to maintain our membership in the Federal Home Loan Bank System and to be eligible to obtain advances.

We acquired the Freddie Mac and Fannie Mae preferred stocks between August 2000 and June 2001 to offset the impact of the rapid prepayments that were then occurring in our mortgage loan portfolio, and to improve our ability to manage interest rate risk due to the short repricing intervals on the securities and the tax advantages afforded by the dividends received deduction. The Fannie Mae and

Freddie Mac floating rate preferred stocks pay quarterly dividends based on market interest rate indices, and are listed on the New York Stock Exchange.

We review equity securities with significant declines in fair value on a periodic basis to determine whether they should be considered temporarily or other than temporarily impaired. If a decline in the fair value of a security is determined to be other than temporary, we are required to reduce the carrying value of the security to its fair value and record a non-cash impairment charge in the amount of the decline, net of tax effect, against our current income.

We have historically conducted impairment reviews in accordance with the limited guidance set forth in SFAS 115, “Accounting for Certain Investments in Debt and Equity Securities.” In anticipation of the offering, we conducted further impairment testing pursuant to SAB No. 59 on a quarterly basis for the years ended December 31, 2004 and 2003. Under SAB No. 59, an unrealized loss on an equity security is considered an other-than-temporary impairment (and thus a charge against current income) unless we are able to conclude, after considering all available evidence, that evidence exists to support a recovery in the value of the security to a value equal to or greater than its carrying value, and we have the intent and ability to hold the security for a period of time sufficient to allow for the forecasted recovery. A determination that an impairment is only temporary becomes increasingly more difficult to make as the severity and duration of the decline in value become greater, or if the decline in value resulted from issuer-specific events.

In March 2004, the Financial Accounting Standards Board adopted new guidance for testing securities for impairment on a prospective basis. The new guidance is set forth in EITF 03-1, “The Meaning of Other-than-Temporary Impairment and Its Application to Certain Investments.” The Financial Accounting Standards Board recently delayed the effective date for EITF 03-1’s impairment testing requirements. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies.” We believe that the delay did not affect the financial statements presented in this prospectus because we view the requirements of SAB No. 59 to be no less stringent than those set forth in the currently proposed version of EITF 03-1.

In conducting the impairment analysis required by SAB No. 59, we determined through valuation modeling that there was a causal relationship between the unrealized losses on the Fannie Mae and Freddie Mac floating rate preferred stocks and the abnormally low interest rates and abnormally high interest rate volatility that have prevailed since shortly after we acquired them. We also determined through valuation modeling that, absent adverse issuer or market developments, each of the floating rate preferred stocks should increase in value as interest rates increase, interest rate volatilities decrease and interest rate spreads to the relevant risk-free benchmarks return to historical norms. Any changes in value, however, should lag changes in market interest rates, volatilities and the relevant forward yield curve because the dividend rates reset at periodic intervals and thus do not immediately adjust to market interest rate changes.

We also considered whether any factors specific to Fannie Mae and Freddie Mac, including the accounting and regulatory issues that each has experienced, have contributed to the unrealized losses or have made a recovery in value less certain. Specifically, the Office of Federal Housing Enterprise and the Securities and Exchange Commission have determined that Fannie Mae did not properly apply certain accounting principles generally accepted in the United States of America to its previously filed interim and audited financial statements from January 2001 through the second quarter of 2004. Fannie Mae has concluded that its financial statements for those periods should not be relied upon and has agreed to restate them. Fannie Mae has not filed a quarterly report on Form 10-Q for the quarter ended September 30, 2004 or an annual report on Form 10-K for the year ended December 31, 2004, and has announced that it will delay the further public reporting of its financial results until it completes the restatement. The timing of the restatement is uncertain.

As a result of these and other issues, the Office of Federal Housing Enterprise has directed Fannie Mae to develop and implement a plan to achieve compliance with Fannie Mae’s minimum capital requirement plus a targeted 30 percent surplus by September 30, 2005. Fannie Mae and the Office of Federal Housing Enterprise have also entered into formal agreements pursuant to which Fannie Mae has committed to take a series of steps with respect to capital restoration, accounting, organization, staffing, compensation, corporate governance and internal controls. As part of its capital restoration plan, Fannie Mae has raised $5 billion in new capital through the sale of additional preferred stock and has reduced its common stock dividend and management bonus payments and commenced the reduction of its portfolio of retained loans. Dividends on Fannie Mae’s preferred stocks have not been reduced. Fannie Mae has also undergone significant senior management and other personnel changes, and has engaged a new external auditor.

Freddie Mac experienced similar regulatory and accounting issues in 2003, including issuing revised and restated financial statements for the years 2000 through 2002 and undergoing senior management changes. The restatement increased Freddie Mac’s cumulative net income and capital by approximately $5 billion for the restatement period. The Office of Federal Housing Enterprise Oversight recently determined that Freddie Mac met all applicable capital requirements as of December 31, 2004.

Although Moody’s Investors Services and Standard and Poors have maintained their original ratings on Fannie Mae’s preferred stock, each rating firm has placed Fannie Mae’s preferred stock on its negative watch list and Fitch Ratings recently downgraded its rating of Fannie Mae’s preferred stock from AA- to A+. All three rating firms continue to maintain their original ratings on Freddie Mac’s preferred stock, but Freddie Mac’s preferred stocks have been on Fitch Ratings’ negative watch list since June 2003.

We evaluated the above evidence and other relevant evidence, and concluded that $12.5 million of the aggregate unrealized losses that existed at various times during the year ended December 31, 2003 on two of the Fannie Mae floating rate preferred stocks and two of the Freddie Mac floating rate preferred stocks constituted other-than-temporary impairments. This conclusion was based primarily on the duration and severity of the unrealized losses, our inability to forecast a full recovery in the value of these securities except in a small number of projected interest rate scenarios, the more stringent standards that must be met under SAB No. 59 when the severity and duration of losses are significant, and the uncertainties that are inherent in forecasting when interest rates, interest rate volatilities and spreads to risk-free benchmarks will return to historical norms. Based on these determinations, we reduced the combined carrying value of the shares of two Fannie Mae and two Freddie Mac floating rate preferred stock issuances by a total of $12.5 million during the year ended December 31, 2003, and recorded an impairment loss, after taxes, in the amount of $7.6 million against our income for the year ended December 31, 2003.

For similar reasons, and also due to the adverse developments that occurred concerning Fannie Mae during 2004, we concluded that $8.8 million of the aggregate unrealized losses that existed on two of the Fannie Mae floating rate preferred stocks and one of the Freddie Mac floating rate preferred stocks at various times during the year ended December 31, 2004, constituted other-than-temporary impairments. Based on these determinations, we reduced the combined carrying value of these securities by a total of $8.8 million for the year ended December 31, 2004 and recorded an impairment loss, after taxes, in the amount of $5.3 million against our income for the year ended December 31, 2004.

The combined fair value of our two Fannie Mae preferred stock issuances was $18.4 million at December 31, 2004, which equaled their combined adjusted cost basis at that date. The combined fair value of our three Freddie Mac floating rate preferred stock issuances was $59.1 million at December 31, 2004, which was $1.9 million less than their combined adjusted cost basis at that date. Although the unrealized losses on the three Freddie Mac preferred stock issuances ranged from 2.4% to 4.3% of the adjusted cost basis of each security, we determined that the unrealized losses that existed on the Freddie Mac preferred stocks at December 31, 2004 were not other-than-temporary impairments due to the relatively short periods of continuous impairment and continuous material impairment, our projections of a full recovery in value in multiple forecasted interest rate scenarios, and our intent and ability to hold the securities through the forecasted recovery periods.

It may become necessary to record further impairment charges in accordance with SAB No. 59 in one or more future reporting periods for one or more of the Fannie Mae and Freddie Mac floating rate preferred stocks if, among other things, the severity of any unrealized loss on a security increases, the continuous duration of the unrealized loss increases without an improvement in value, we become unable to forecast a full recovery in value, we cease to have the intent or ability to hold the security for a period of time sufficient to allow for the forecasted recovery, or changes in market conditions occur and/or industry or issuer specific factors arise that render us unable to forecast a full recovery in value up to or beyond the adjusted cost basis for the security, including adverse developments concerning Fannie Mae or Freddie Mac. Similarly, if we were to sell one or more of these securities for a price less than their adjusted cost basis, a loss would be recognized in an amount equal to the difference between the adjusted cost basis for the security and the proceeds of the sale. See “Risk Factors—Future Impairment Losses Could be Required on the Fannie Mae and Freddie Mac Floating Rate Preferred Stocks That We Own.”

Although our application of SAB No. 59 resulted in the recognition of other-than-temporary impairment losses for the years ended December 31, 2004 and 2003, it did not affect our members’ equity because the losses were previously reflected as unrealized losses in accumulated other comprehensive loss and subtracted from members’ equity. RP Financial has advised us that its appraisal of the common stock considered both the impairment loss charged to expense and that the members’ equity was not impacted by the recognition of previously unrecognized losses.

The following table sets forth the composition of our securities portfolio at the dates indicated. Other than Federal Home Loan Bank of Chicago common stock, we did not have any securities classified as held-to-maturity as of December 31, 2004, 2003 or 2002.

	At December 31,
	2004		2003		2002
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(In thousands)
Investment Securities:
State and municipal securities	$3,470	$3,464	$2,385	$2,385	$6,482	$6,510
SBA guaranteed loan participation certificates	1,958	1,941	2,613	2,601	4,300	4,290
Equity securities	83,960	82,320	93,233	95,335	105,689	101,590
Other debt securities	—	—	100	100	200	200

Total investment securities available-for-sale	89,388	87,725	98,331	100,421	116,671	112,590

Mortgage-Backed Securities:
Pass-through securities:
Fannie Mae	161,768	161,002	127,239	128,116	51,293	52,953
Freddie Mac	16,360	16,166	24,642	24,424	6,541	6,667
Ginnie Mac	1,504	1,500	1,748	1,727	1,144	1,165
Other	—	—	—	—	11,504	11,570
CMOs and REMICs	1,673	1,700	2,802	2,832	48,334	48,627

Total mortgage-backed securities available-for-sale	181,305	180,368	156,431	157,099	118,816	120,982

Total securities available-for-sale	$270,693	$268,093	$254,762	$257,520	$235,487	$233,572

Portfolio Maturities and Yields. The composition and maturities of the investment debt securities portfolio and the mortgage-backed securities portfolio at December 31, 2004 are summarized in the following table. Maturities are based on the final contractual payment dates, and do not reflect the impact of prepayments or early redemptions that may occur. State and municipal securities yields have not been adjusted to a tax-equivalent basis.

	One Year or Less		More than One Year through Five Years		More than Five Years through Ten Years		More than Ten Years		Total Securities
	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Fair Value
	(Dollars in thousands)
Mortgage-Backed Securities:
Pass-through securities:
Fannie Mae	$3	10.00%	$2	10.00%	$1,358	4.50%	$160,405	4.01%	$161,768	4.02%	$161,002
Freddie Mac	—	—	159	6.46	—	—	16,201	3.56	16,360	3.59	16,166
Ginnie Mae	—	—	—	—	—	—	1,504	4.52	1,504	4.52	1,500
CMOs and REMICs	—	—	7	2.94	—	—	1,596	3.57	1,673	3.54	1,700

Total	3	10.00	238	5.35	1,358	4.50	179,706	3.97	181,305	3.98	180,368

Investment Securities:
State and municipal securities	385	3.75	1,860	4.14	1,225	4.42	—	—	3,470	4.19	3,464
SBA guaranteed loan participation certificates	—	—	—	—	—	—	1,958	2.71	1,958	2.71	1,941

Total	385	3.75	1,860	4.14	1,225	4.42	1,958	2.71	5,428	3.66	5,405

Total debt securities available-for-sale	$388	3.79%	$2,098	4.27%	$2,583	4.46%	$181,664	3.96%	$186,733	3.97%	$185,733

Sources of Funds

General. Deposits, borrowings, repayments and prepayments of loans and securities, proceeds from sales of loans and securities, proceeds from maturing securities and cash flows from operations are the primary sources of our funds for use in lending, investing and for other general purposes.

Deposits. We offer a variety of deposit accounts with a range of interest rates and terms. Our deposit accounts consist of savings accounts, NOW accounts, checking accounts, money market accounts, club accounts, certificates of deposit and IRAs and other qualified plan accounts. We provide commercial checking accounts for businesses. In addition, we provide low-cost checking account services for low-income customers.

At December 31, 2004, our deposits totaled $1.116 billion. Interest-bearing deposits totaled $1.011 billion and noninterest-bearing demand deposits totaled $104.4 million. NOW, savings and money market deposits totaled $570.9 million at December 31, 2004. Demand deposits at December 31, 2004 included $9.1 million in internal checking accounts, such as bank cashier checks, money orders and Financial Title escrow funds. At December 31, 2004, we had a total of $440.3 million in certificates of deposit, of which $339.4 million had maturities of one year or less. Although we have a significant portion of our deposits in shorter-term certificates of deposit, we monitor activity on these accounts and, based on historical experience and our current pricing strategy, we believe we will retain a large portion of these accounts upon maturity.

Our deposits are obtained predominantly from the areas in which our branch offices are located. We rely on our favorable locations, customer service and competitive pricing to attract and retain these deposits. While we accept certificates of deposit in excess of $100,000 for which we may provide preferential rates, we generally do not solicit such deposits as they are more difficult to retain than core deposits. At December 31, 2004, we had a total of $23.9 million of brokered certificates of deposits.

The following tables set forth the distribution of total deposit accounts, by account type, for the periods indicated.

	Years Ended December 31,
	2004			2003			2002
	Average Balance	Percent	Weighted Average Rate	Average Balance	Percent	Weighted Average Rate	Average Balance	Percent	Weighted Average Rate
Demand deposits:
Retail	$23,643	2.15%	—%	$24,058	2.27%	—%	$19,612	1.80%	—%
Commercial	79,455	7.22	—	83,881	7.92	—	75,649	6.94	—

Total demand deposits	103,098	9.37	—	107,939	10.19	—	95,261	8.74	—
NOW deposits	232,193	21.10	0.54	237,480	22.44	0.51	254,116	23.31	0.87
Savings deposits	134,491	12.22	0.61	127,212	12.01	0.54	117,922	10.82	0.76
Money market deposits	181,596	16.50	1.47	154,604	14.60	1.12	157,268	14.42	1.64

	548,280	49.82	0.66	519,296	49.05	0.70	529,306	48.55	1.07
Certificates of deposit	449,218	40.81	2.11	431,556	40.76	2.24	465,683	42.71	2.97

Total deposits	$1,100,596	100.00%		$1,058,791	100.00%		$1,090,250	100.00%

The following tables sets forth, by interest rate ranges, information concerning certificates of deposit.

	At December 31, 2004
	Period to Maturity
	Less Than or Equal to One Year	More Than One to Two Years	More Than Two to Three Years	More Than Three Years	Total	Percent of Total
	(Dollars in thousands)
Interest Rate Range:
2.00% and below	$180,636	$3,338	$—	$5	$183,979	41.78%
2.01% to 3.00%	118,721	54,131	8,617	612	182,081	41.35
3.01% to 4.00%	27,349	8,893	11,667	11,432	59,341	13.48
4.01% to 5.00%	3,656	222	—	974	4,852	1.10
5.01% to 6.00%	—	60	—	37	97	0.02
6.01% and above	9,032	928	—	28	9,988	2.27

Total	$339,393	$67,573	$20,284	$13,088	$440,338	100.00%

The following table sets forth time deposits classified by interest rate at the dates indicated.

	At December 31,
	2004	2003	2002
	(In thousands)
Interest Rate
2.00% and below	$183,979	$279,036	$174,838
2.01% to 3.00%	182,081	93,556	133,886
3.01% to 4.00%	59,341	40,132	47,254
4.01% to 5.00%	4,852	11,456	14,999
5.01% to 6.00%	97	6,726	15,601
6.01% and above	9,988	12,192	39,778

Total	$440,338	$443,098	$426,356

The following table sets forth certificates of deposit by time remaining until maturity at December 31, 2004.

	Maturity				Total
	3 Months or Less	Over 3 to 6 Months	Over 6 to 12 Months	Over 12 Months
	(In thousands)
Certificates of deposit less than $100,000	$70,261	$66,047	$87,123	$74,445	$297,876
Certificates of deposit of $100,000 or more (1)	51,540	30,309	34,113	26,500	142,462

Total of certificates of deposit	$121,801	$96,356	$121,236	$100,945	$440,338

(1)	The weighted average interest rates for these accounts, by maturity period, are: 1.87% for 3 months or less; 2.37% for 3 to 6 months; 2.49% for 6 to 12 months; and 2.90% for over 12 months. The overall weighted average interest rate for accounts of $100,000 or more was 2.63%.

Borrowings. Our borrowings consist of Federal Home Loan Bank advances and repurchase agreements, as well as a $30.0 million loan from another financial institution. The following table sets forth information concerning balances and interest rates on our borrowings at the dates and for the periods indicated.

	At or For the Years Ended December 31,
	2004	2003	2002
	(Dollars in thousands)
Balance at end of period	$264,742	$268,225	$307,180
Average balance during period	251,331	282,485	330,601
Maximum outstanding at any month end	268,832	307,883	333,573
Weighted average interest rate at end of period	2.97%	2.36%	5.42%
Average interest rate during period	3.69%	6.10%	5.82%

At December 31, 2004, we had the ability to borrow an additional $15.0 million under our credit facilities with the Federal Home Loan Bank of Chicago. Furthermore, we have unpledged securities that could be used to support borrowings in excess of $181.9 million. We also maintain a $5.0 million revolving line of credit with another financial institution at the 90-day LIBOR plus 200 basis points. The interest rate of this line of credit resets quarterly. At December 31, 2004, we had not drawn on this line of credit.

At December 31, 2004, we had available pre-approved overnight federal funds borrowing of $65.0 million. At December 31, 2004, we also had a line of credit available with the Federal Reserve Bank of Chicago for $16.6 million. At December 31, 2004, there was no outstanding balance on these lines.

Competition

We face significant competition in both originating loans and attracting deposits. The Chicago metropolitan area and the counties in which we operate have a high concentration of financial institutions, many of which are significantly larger institutions and have greater financial resources than we, and many of which are our competitors to varying degrees. Our competition for loans comes principally from commercial banks, savings banks, mortgage banking companies, credit unions, leasing companies, insurance companies and other financial service companies. Our most direct competition for deposits has historically come from commercial banks, savings banks and credit unions. We face additional competition for deposits from nondepository competitors such as the mutual fund industry, securities and brokerage firms and insurance companies.

We seek to meet this competition by emphasizing personalized banking and the advantage of local decision-making in our banking business. Specifically, we promote and maintain relationships and build customer loyalty within local communities by emphasizing decentralized regional management and by focusing our marketing and community involvement on the specific needs of individual neighborhoods. In addition, we seek to meet competition for loans by offering our current and prospective borrowers preferred rates and terms on deposit products for new lending business. This strategy appears to have been well received in our market area. We do not rely on any individual, group, or entity for a material portion of our deposits.

Employees

As of December 31, 2004, we had 417 full-time employees and 31 part-time employees. The employees are not represented by a collective bargaining unit and we consider our relationship with our employees to be good.

Properties

As of December 31, 2004, the net book value of our properties was $28.8 million. The following is a list of our offices:

Burr Ridge (Headquarters) 15W060 North Frontage Road Burr Ridge, IL 60527	Chicago-Lincoln Park 2424 N. Clark Street Chicago-Lincoln Park, IL 60614

Olympia Fields 21110 S. Western Avenue Olympia Fields, IL 60461	Naperville 1200 East Ogden Avenue Naperville, IL 60563

North Libertyville 1409 W. Peterson Road Libertyville, IL 60048	Chicago Ridge 6415 W. 95th Street Chicago Ridge, IL 60415

South Libertyville (1) 1123 S. Milwaukee Avenue Libertyville, IL 60048	Calumet Park 1333 W. 127th Street Calumet Park, IL 60827

Lincolnshire One Marriott Drive Lincolnshire, IL 60069	Calumet City 1901 Sibley Boulevard Calumet City, IL 60409

Deerfield 630 N. Waukegan Road Deerfield, IL 60015	Orland Park 48 Orland Square Drive Orland Park, IL 60462

Northbrook 1368 Shermer Road Northbrook, IL 60062	Hazel Crest 3700 W. 183rd Street Hazel Crest, IL 60429

Lincolnwood 3443 W. Touhy Lincolnwood, IL 60712	Joliet 1401 N. Larkin Joliet, IL 60435

Schaumburg 1005 Wise Road Schaumburg, IL 60193

(1)	BankFinancial, F.S.B. intends to replace this office with a new building on the existing site, but has not committed to a definite plan to do so. If we proceed with the replacement, we would be required to accelerate the depreciation of the existing building’s undepreciated book value, which was approximately $469,000 as of December 31, 2004.

Except for our Chicago-Lincoln Park and Northbrook offices (which are leased), all of our offices are owned. The lease expiration dates are April 30, 2008 for our Chicago-Lincoln Park office and November 30, 2007 for our Northbrook office.

Subsidiary Activities

BankFinancial, F.S.B. has two wholly-owned subsidiaries, Financial Assurance Services and BF Asset Recovery Corporation. Financial Assurance Services sells life insurance, fixed annuities, property and casualty insurance and other insurance products. Financial Assurance Services also offers title insurance services through its Financial Title Services division. During the year ended December 31, 2004, Financial Assurance Services reported net income of $113,800. As of December 31, 2004, Financial Assurance Services had 12 employees. BF Asset Recovery Corporation holds title to foreclosed real estate. For the year ended December 31, 2004, BF Asset Recovery Corporation reported net income of $169,000.

Legal Proceedings

We are not involved in any pending legal proceedings other than routine legal proceedings occurring in the ordinary course of business, which, in the aggregate, involve amounts which we believe are immaterial to our consolidated financial condition and results of operations.

SUPERVISION AND REGULATION

General

As a federally chartered savings bank, BankFinancial, F.S.B. is regulated and supervised by the Office of Thrift Supervision and the Federal Deposit Insurance Corporation. This regulation and supervision establishes a comprehensive framework of activities in which a financial institution may engage and is intended primarily for the protection of the Federal Deposit Insurance Corporation’s deposit insurance funds and depositors. Under this system of federal regulation, financial institutions are periodically examined to ensure that they satisfy applicable standards with respect to their capital adequacy, assets, management, earnings, liquidity and sensitivity to market interest rates. After completing an examination, the federal agency critiques the financial institution’s operations and assigns its rating (known as an institution’s CAMELS rating). Under federal law, an institution may not disclose its CAMELS rating to the public. BankFinancial, F.S.B. also is a member of, and owns stock in, the Federal Home Loan Bank of Chicago, which is one of the 12 regional banks in the Federal Home Loan Bank System. BankFinancial, F.S.B. also is regulated to a lesser extent by the Board of Governors of the Federal Reserve System, with regard to reserves to be maintained against deposits and other matters. The Office of Thrift Supervision examines BankFinancial, F.S.B. and prepares reports for the consideration of its Board of Directors on any operating deficiencies. BankFinancial, F.S.B.’s relationship with its depositors and borrowers also is regulated to a great extent by both federal and state laws, especially in matters concerning the ownership of deposit accounts and the form and content of BankFinancial, F.S.B.’s loan documents.

There can be no assurance that laws, rules and regulations will not change in the future, which could make compliance more difficult or expensive or otherwise adversely affect our business, financial condition, results of operations or prospects. Any change in these laws or regulations, or in regulatory policy, whether by the Federal Deposit Insurance Corporation, the Office of Thrift Supervision, the Board of Governors of the Federal Reserve System, or Congress, could have a material adverse impact on BankFinancial Corporation, BankFinancial, F.S.B. and their respective operations.

Federal Banking Regulation

Business Activities. A federal savings bank derives its lending and investment powers from the Home Owners’ Loan Act, as amended, and the regulations of the Office of Thrift Supervision. Under these laws and regulations, BankFinancial, F.S.B. may invest in mortgage loans secured by residential and nonresidential real estate, commercial business and consumer loans, certain types of debt securities and certain other loans and assets. BankFinancial, F.S.B. also may establish subsidiaries that may engage in activities not otherwise permissible for BankFinancial, F.S.B. directly, including real estate investment, securities brokerage and insurance agency.

Capital Requirements. Office of Thrift Supervision regulations require savings banks to meet three minimum capital standards: a ratio of tangible capital to adjusted total assets of 1.5%, a ratio of Tier 1 (core) capital to adjusted total assets of 4.0% (3% for institutions receiving the highest rating on the CAMELS rating system) and a ratio of total capital to total risk-adjusted assets of 8.0%. The prompt corrective action standards discussed below, in effect, establish a minimum 2% tangible capital standard.

The risk-based capital standard for savings banks requires the maintenance of Tier 1, or core, and total capital (which is defined as core capital and supplementary capital) to risk-weighted assets of at least 4% and 8%, respectively. In determining the amount of risk-weighted assets, all assets, including certain off-balance sheet assets, are multiplied by a risk-weight factor of 0% to 100%, assigned by the Office of Thrift Supervision capital regulation based on the risks inherent in the type of asset. Core capital is defined as common stockholders’ equity (including retained earnings), certain noncumulative perpetual preferred stock and related surplus and minority interests in equity accounts of consolidated subsidiaries, less intangibles other than certain mortgage servicing rights and credit card relationships. The components of supplementary capital currently include cumulative perpetual preferred stock, long-term preferred stock, mandatory convertible securities, subordinated debt and intermediate-term preferred stock, allowance for loan and lease losses up to a maximum of 1.25% of risk-weighted assets and up to 45% of net unrealized gains on available-for-sale equity securities with readily determinable fair market values. Overall, the amount of supplementary capital included as part of total capital cannot exceed 100% of core capital.

At December 31, 2004, BankFinancial, F.S.B.’s capital exceeded all applicable requirements.

Loans to One Borrower. A federal savings bank generally may not make a loan or extend credit to a single or related group of borrowers in excess of 15% of unimpaired capital and surplus on an unsecured basis. An additional amount may be loaned, equal to 10% of unimpaired capital and surplus, if the loan is secured by readily marketable collateral, which generally does not include real estate. As of December 31, 2004, BankFinancial, F.S.B. was in compliance with the loans-to-one-borrower limitations.

Qualified Thrift Lender Test. As a federal savings bank, BankFinancial, F.S.B. is subject to a qualified thrift lender, or “QTL,” test. Under the QTL test, BankFinancial, F.S.B. must maintain at least 65% of its “portfolio assets” in “qualified thrift investments” in at least nine months of the most recent 12-month period. “Portfolio assets” generally means total assets of a savings institution, less the sum of specified liquid assets up to 20% of total assets, goodwill and other intangible assets, and the value of property used in the conduct of the savings bank’s business.

“Qualified thrift investments” include various types of loans made for residential and housing purposes, investments related to those purposes, including certain mortgage-backed and related securities, and loans for personal, family, household and certain other purposes up to a limit of 20% of portfolio assets. “Qualified thrift investments” also include 100% of an institution’s credit card loans, education loans and small business loans. BankFinancial, F.S.B. also may satisfy the QTL test by qualifying as a “domestic building and loan association” as defined in the Internal Revenue Code of 1986.

A savings bank that fails the QTL test must either convert to a bank charter or operate under specified restrictions. At December 31, 2004, BankFinancial, F.S.B. maintained approximately 78.3% of its portfolio assets in qualified thrift investments, and, as of that date, satisfied the QTL test.

Capital Distributions. Office of Thrift Supervision regulations govern capital distributions by a federal savings bank, which include cash dividends, stock repurchases and other transactions charged to the institution’s capital account. A savings bank must file an application for approval of a capital distribution if:

•	the total capital distributions for the applicable calendar year exceed the sum of the savings bank’s net income for that year to date plus the savings bank’s retained net income for the preceding two years;

•	the savings bank would not be at least adequately capitalized following the distribution;

•	the distribution would violate any applicable statute, regulation, agreement or Office of Thrift Supervision-imposed condition; or

•	the savings bank is not eligible for expedited treatment of its filings.

Even if an application is not otherwise required, every savings bank that is a subsidiary of a holding company must still file a notice with the Office of Thrift Supervision at least 30 days before the board of directors declares a dividend or approves a capital distribution.

The Office of Thrift Supervision may disapprove a notice or application if:

•	the savings bank would be undercapitalized following the distribution;

•	the proposed capital distribution raises safety and soundness concerns; or

•	the capital distribution would violate a prohibition contained in any statute, regulation or agreement.

Liquidity. A federal savings bank is required to maintain a sufficient amount of liquid assets to ensure its safe and sound operation.

Community Reinvestment Act and Fair Lending Laws. All savings banks have a responsibility under the Community Reinvestment Act and related regulations of the Office of Thrift Supervision to help meet the credit needs of their communities, including low- and moderate-income neighborhoods. In connection with its examination of a federal savings bank, the Office of Thrift Supervision is required to assess the savings bank’s record of compliance with the Community Reinvestment Act. In addition, the Equal Credit Opportunity Act and the Fair Housing Act prohibit lenders from discriminating in their lending practices on the basis of characteristics specified in those statutes. A savings bank’s failure to comply with the provisions of the Community Reinvestment Act could, at a minimum, result in regulatory restrictions on its activities. The failure to comply with the Equal Credit Opportunity Act and the Fair Housing Act could result in enforcement actions by the Office of Thrift Supervision, as well as other federal regulatory agencies and the Department of Justice. BankFinancial, F.S.B. received an “outstanding” Community Reinvestment Act rating in its most recent federal examination.

Privacy Standards. Effective July 2001, financial institutions, including BankFinancial, F.S.B., became subject to regulations implementing the privacy protection provisions of the Gramm-Leach-Bliley Act. These regulations require BankFinancial, F.S.B. to disclose its privacy policy, including identifying with whom it shares “nonpublic personnel information,” to customers at the time of establishing the customer relationship and annually thereafter. In addition, BankFinancial, F.S.B. is required to provide its customers with the ability to “opt-out” of having BankFinancial, F.S.B. share their nonpublic personal information with unaffiliated third parties before it can disclose such information, subject to certain exceptions. The implementation of these regulations did not have a material adverse effect on BankFinancial, F.S.B. The Gramm-Leach-Bliley Act also allows each state to enact legislation that is more protective of consumers’ personal information.

Also effective July 1, 2001, the Office of Thrift Supervision and other federal banking agencies adopted guidelines establishing standards for safeguarding customer information to implement certain provisions of the Gramm-Leach-Bliley Act. The guidelines describe the agencies’ expectations for the creation, implementation and maintenance of an information security program, which would include administrative, technical and physical safeguards appropriate to the size and complexity of a financial institution and the nature and scope of its activities. The standards set forth in the guidelines are intended to insure the security and confidentiality of customer records and information, to protect against any anticipated threats or hazards to the security or integrity of such records and to protect against unauthorized access to or use of such records, or information that could result in substantial harm or inconvenience to any customer. BankFinancial, F.S.B. has implemented these guidelines, and such implementation did not have a material adverse effect on our operations.

Transactions with Related Parties. A federal savings bank’s authority to engage in transactions with its “affiliates” is limited by Office of Thrift Supervision regulations and by Sections 23A and 23B of the Federal Reserve Act. The term “affiliates” for these purposes generally means any company that controls or is under common control with an institution. BankFinancial Corporation and its non-savings institution subsidiaries will be affiliates of BankFinancial, F.S.B. In general, transactions with affiliates must be on terms that are as favorable to the savings bank as comparable transactions with non-affiliates. In addition, certain types of these transactions are restricted to an aggregate percentage of the savings bank’s capital. Collateral in specified amounts must usually be provided by affiliates in order to receive loans from the savings bank. In addition, Office of Thrift Supervision regulations prohibit a savings bank from lending to any of its affiliates that are engaged in activities that are not permissible for bank holding companies and from purchasing the securities of any affiliate, other than a subsidiary.

BankFinancial, F.S.B.’s authority to extend credit to its directors, executive officers and 10% shareholders, as well as to entities controlled by such persons, is currently governed by the requirements of Sections 22(g) and 22(h) of the Federal Reserve Act and Regulation O of the Federal Reserve Board. Among other things, these provisions require that extensions of credit to insiders (i) be made on terms that are substantially the same as, and follow credit underwriting procedures that are not less stringent than, those prevailing for comparable transactions with unaffiliated persons and that do not involve more than the normal risk of repayment or present other unfavorable features, and (ii) not exceed certain limitations on the amount of credit extended to such persons, individually and in the aggregate, which limits are based, in part, on the amount of BankFinancial, F.S.B.’s capital. In addition, extensions of credit in excess of certain limits must be approved by BankFinancial, F.S.B.’s Board of Directors.

Enforcement. The Office of Thrift Supervision has primary enforcement responsibility over federal savings institutions and has the authority to bring enforcement action against all “institution-affiliated parties,” including stockholders, attorneys, appraisers and accountants who knowingly or recklessly participate in wrongful action likely to have an adverse effect on an insured institution. Formal enforcement action may range from the issuance of a capital directive or cease and desist order to removal of officers and/or directors of the institution, receivership, conservatorship or the termination of deposit insurance. Civil penalties cover a wide range of violations and actions, and range up to $25,000 per day, unless a finding of reckless disregard is made, in which case penalties may be as high as $1 million per day. The Federal Deposit Insurance Corporation also has the authority to recommend to the Director of the Office of Thrift Supervision that enforcement action be taken with respect to a particular savings institution. If action is not taken by the Director, the Federal Deposit Insurance Corporation has authority to take action under specified circumstances.

Standards for Safety and Soundness. Federal law requires each federal banking agency to prescribe certain standards for all insured depository institutions. These standards relate to, among other things, internal controls, information systems and audit systems, loan documentation, credit underwriting, interest rate risk exposure, asset growth, compensation and other operational and managerial standards as the agency deems appropriate. The federal banking agencies adopted Interagency Guidelines Prescribing Standards for Safety and Soundness to implement the safety and soundness standards required under federal law. The guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. The guidelines address internal controls and information systems, internal audit systems, credit underwriting, loan documentation, interest rate risk exposure, asset growth, compensation, fees and benefits. If the appropriate federal banking agency determines that an institution fails to meet any standard prescribed by the guidelines, the agency may require the institution to submit to the agency an acceptable plan to achieve compliance with the standard. If an institution fails to meet these standards, the appropriate federal banking agency may require the institution to submit a compliance plan.

Prompt Corrective Action Regulations. Under the prompt corrective action regulations, the Office of Thrift Supervision is required and authorized to take supervisory actions against undercapitalized savings banks. For this purpose, a savings bank is placed in one of the following five categories based on the savings bank’s capital:

•	well-capitalized (at least 5% leverage capital, 6% tier 1 risk-based capital and 10% total risk-based capital);

•	adequately capitalized (at least 4% leverage capital, 4% tier 1 risk-based capital and 8% total risk-based capital);

•	undercapitalized (less than 3% leverage capital, 4% tier 1 risk-based capital or 8% total risk-based capital);

•	significantly undercapitalized (less than 3% leverage capital, 3% tier 1 risk-based capital or 6% total risk-based capital); and

•	critically undercapitalized (less than 2% tangible capital).

Generally, the banking regulator is required to appoint a receiver or conservator for a savings bank that is “critically undercapitalized.” The regulation also provides that a capital restoration plan must be filed with the Office of Thrift Supervision within 45 days of the date a bank receives notice that it is “undercapitalized,” “significantly undercapitalized” or “critically undercapitalized.” In addition, numerous mandatory supervisory actions become immediately applicable to the savings bank, including, but not limited to, restrictions on growth, investment activities, capital distributions and affiliate transactions. The Office of Thrift Supervision may also take any one of a number of discretionary supervisory actions against undercapitalized savings banks, including the issuance of a capital directive and the replacement of senior executive officers and directors.

At December 31, 2004, BankFinancial, F.S.B. met the criteria for being considered “well-capitalized.”

Insurance of Deposit Accounts. Deposit accounts in BankFinancial, F.S.B. are insured by the Savings Association Insurance Fund and, to a limited extent, the Bank Insurance Fund of the Federal Deposit Insurance Corporation, generally up to a maximum of $100,000 per separately insured depositor. BankFinancial, F.S.B.’s deposits, therefore, are subject to Federal Deposit Insurance Corporation deposit insurance assessments. The Federal Deposit Insurance Corporation has adopted a risk-based system for determining deposit insurance assessments. The Federal Deposit Insurance Corporation is authorized to raise the assessment rates as necessary to maintain the required ratio of reserves to insured deposits of 1.25%. In addition, all Federal Deposit Insurance Corporation-insured institutions must pay assessments to the Federal Deposit Insurance Corporation at an annual rate of approximately 0.0144% of insured deposits to fund interest payments on bonds maturing in 2017 that were issued by a federal agency to recapitalize the predecessor to the Savings Association Insurance Fund.

Prohibitions Against Tying Arrangements. Federal savings banks are prohibited, subject to some exceptions, from extending credit to or offering any other service, or fixing or varying the consideration for such extension of credit or service, on the condition that the customer obtain some additional service from the institution or its affiliates or not obtain services of a competitor of the institution.

Federal Home Loan Bank System. BankFinancial, F.S.B. is a member of the Federal Home Loan Bank System, which consists of 12 regional Federal Home Loan Banks. The Federal Home Loan Bank System provides a central credit facility primarily for member institutions. As a member of The Federal Home Loan Bank of Chicago, BankFinancial, F.S.B. is required to acquire and hold shares of capital stock in the Federal Home Loan Bank in an amount at least equal to 1% of the aggregate principal amount of its unpaid residential mortgage loans and similar obligations at the beginning of each year, or 1/20 of its borrowings from the Federal Home Loan Bank, whichever is greater. As of December 31, 2004, BankFinancial, F.S.B. was in compliance with this requirement.

Federal Reserve System

Federal Reserve Board regulations require savings banks to maintain noninterest-earning reserves against their transaction accounts, such as negotiable order of withdrawal and regular checking accounts. At December 31, 2004, BankFinancial, F.S.B. was in compliance with these reserve requirements. The balances maintained to meet the reserve requirements imposed by the Federal Reserve Board may be used to satisfy liquidity requirements imposed by the Office of Thrift Supervision.

The USA PATRIOT Act

The USA PATRIOT Act gives the federal government powers to address terrorist threats through enhanced domestic security measures, expanded surveillance powers, increased information sharing and broadened anti-money laundering requirements. Certain provisions of the act impose affirmative obligations on a broad range of financial institutions, including federal savings banks like BankFinancial, F.S.B. These obligations include enhanced anti-money laundering programs, customer identification programs and regulations relating to private banking accounts or correspondent accounts in the United States for non-United States persons or their representatives (including foreign individuals visiting the United States).

The federal banking agencies have begun to propose and implement regulations pursuant to the USA PATRIOT Act. These regulations require financial institutions to adopt the policies and procedures contemplated by the USA PATRIOT Act.

Holding Company Regulation

Upon completion of the conversion, BankFinancial Corporation will be a unitary savings and loan holding company, subject to regulation and supervision by the Office of Thrift Supervision. The Office of Thrift Supervision will have enforcement authority over BankFinancial Corporation and its non-savings institution subsidiaries. Among other things, this authority permits the Office of Thrift Supervision to restrict or prohibit activities that are determined to be a risk to BankFinancial, F.S.B.

Under prior law, a unitary savings and loan holding company generally had no regulatory restrictions on the types of business activities in which it could engage, provided that its subsidiary savings bank was a qualified thrift lender. The Gramm-Leach-Bliley Act of 1999, however, restricts the activities of unitary savings and loan holding companies not existing on, or applied for before, May 4, 1999 to those permissible for financial holding companies or for multiple savings and loan holding companies. BankFinancial Corporation will not be a grandfathered unitary savings and loan holding company and, therefore, will be limited to the activities permissible for financial holding companies or for multiple savings and loan holding companies. A financial holding company may engage in activities that are financial in nature, including underwriting equity securities and insurance, incidental to financial activities or complementary to a financial activity. A multiple savings and loan holding company is generally limited to activities permissible for bank holding companies under Section 4(c)(8) of the Bank Holding Company Act, subject to the prior approval of the Office of Thrift Supervision, and certain additional activities authorized by Office of Thrift Supervision regulations.

Federal law prohibits a savings and loan holding company, directly or indirectly, or through one or more subsidiaries, from acquiring control of another savings institution or holding company thereof, without prior written approval of the Office of Thrift Supervision. It also prohibits the acquisition or retention of, with specified exceptions, more than 5% of the equity securities of a company engaged in activities that are not closely related to banking or financial in nature or acquiring or retaining control of an institution that is not federally insured. In evaluating applications by holding companies to acquire savings institutions, the Office of Thrift Supervision must consider the financial and managerial resources and future prospects of the savings institution involved, the effect of the acquisition on the risk to the insurance fund, the convenience and needs of the community and competitive factors.

Sarbanes-Oxley Act of 2002

The Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”) provides for corporate governance, disclosure and accounting reforms intended to address corporate and accounting fraud. Sarbanes-Oxley established an accounting oversight board that enforces auditing, quality control and independence standards, and is funded by fees from all publicly-traded companies. Sarbanes-Oxley also places certain restrictions on the scope of services that may be provided by accounting firms to their public company audit clients. Any non-audit services being provided to a public company audit client will require preapproval by the company’s audit committee. In addition, Sarbanes-Oxley makes certain changes to the requirements for audit partner rotation after a period of time. Sarbanes-Oxley also requires chief executive officers and chief financial officers, or their equivalent, to certify to the accuracy of periodic reports filed with the Securities and Exchange Commission, subject to civil and criminal penalties if they knowingly or willingly violate this certification requirement. In addition, under Sarbanes-Oxley, counsel will be required to report to the chief executive officer or chief legal officer of the company, evidence of a material violation of the securities laws or a breach of fiduciary duty by a company and, if such officer does not appropriately respond, to report such evidence to the audit committee or other similar committee of the board of directors or the board itself.

Under Sarbanes-Oxley, longer prison terms will apply to corporate executives who violate federal securities laws; the period during which certain types of suits can be brought against a company or its officers is extended; and bonuses issued to top executives prior to restating a company’s financial statements are now subject to disgorgement if such restatement was due to corporate misconduct. Executives are also prohibited from insider trading during retirement plan “blackout” periods, and loans to company executives (other than loans by financial institutions permitted by federal rules and regulations) are restricted. The Federal Accounts for Investor Restitution provision also requires the Securities and Exchange Commission to develop methods of improving collection rates. The legislation accelerates the time frame for disclosures by public companies, as they must immediately disclose any material changes in their financial condition or operations. Directors and executive officers must also provide information for most changes in beneficial ownership in a company’s securities within two business days of the change.

Sarbanes-Oxley also increases the oversight of, and codifies certain requirements relating to, audit committees of public companies and how they interact with the company’s “registered public accounting firm.” Audit committee members must be independent and are absolutely barred from accepting consulting, advisory or other compensatory fees from the public company. In addition, companies must disclose whether at least one member of the committee is an “audit committee financial expert” (as defined by Securities and Exchange Commission regulations) and if not, why the company does not have one. Under Sarbanes-Oxley, a company’s registered public accounting firm will be prohibited from performing statutorily mandated audit services for a company if such company’s chief executive officer, chief financial officer, comptroller, chief accounting officer or any person serving in equivalent positions had been employed by such firm and participated in the audit of such company during the one-year period preceding the audit initiation date. Sarbanes-Oxley prohibits any officer or director of a company or any other person acting under their direction from taking any action to fraudulently influence, coerce, manipulate or mislead any independent accountant engaged in the audit of the company’s financial statements for the purpose of rendering the financial statements materially misleading. Sarbanes-Oxley also requires the Securities and Exchange Commission to prescribe rules requiring inclusion of any internal control report and assessment by management in the annual report to shareholders. Sarbanes-Oxley requires the company’s registered public accounting firm that issues the audit report to attest to and report on management’s assessment of the company’s internal controls.

Although we will incur additional expense in complying with the provisions of Sarbanes-Oxley and the resulting regulations, we do not expect that such compliance will have a material impact on our consolidated results of operations or consolidated financial condition.

Federal Securities Laws

BankFinancial Corporation has filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933, as amended, for the registration of the shares of common stock to be issued pursuant to the conversion and the offering. Upon completion of the conversion and the offering, shares of BankFinancial Corporation common stock will be registered with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. BankFinancial Corporation will be subject to the information, proxy solicitation, insider trading restrictions and other requirements of the Securities Exchange Act of 1934.

The registration under the Securities Act of 1933 of shares of common stock to be issued in the offering does not cover the resale of those shares. Shares of common stock purchased by persons who are not affiliates of BankFinancial Corporation may be resold without registration. Shares purchased by an affiliate of BankFinancial Corporation will be subject to the resale restrictions of Rule 144 under the Securities Act of 1933. If BankFinancial Corporation meets the current public information reporting requirements of Rule 144 under the Securities Act of 1933, each affiliate of BankFinancial Corporation that complies with the other conditions of Rule 144, including those that require the affiliate’s sale to be aggregated with those of other persons, would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of 1% of the outstanding shares of BankFinancial Corporation or the average weekly volume of trading in the shares during the preceding four calendar weeks. In the future, BankFinancial Corporation may permit affiliates to have their shares registered for sale under the Securities Act of 1933.

TAXATION

Federal Taxation

General. BankFinancial Corporation and BankFinancial, F.S.B. are subject to federal income taxation in the same general manner as other corporations, with some exceptions discussed below. The following discussion of federal taxation is intended only to summarize material federal income tax matters and is not a comprehensive description of the tax rules applicable to BankFinancial Corporation and BankFinancial, F.S.B.

Method of Accounting. For federal income tax purposes, BankFinancial MHC currently reports its income and expenses on the accrual method of accounting and uses a tax year ending December 31 for filing its consolidated federal income tax returns. The Small Business Protection Act of 1996 eliminated the use of the reserve method of accounting for bad debt reserves by savings institutions, effective for taxable years beginning after 1995.

Bad Debt Reserves. Prior to the Small Business Protection Act of 1996, BankFinancial, F.S.B. was permitted to establish a reserve for bad debts for tax purposes and to make annual additions to the reserve. These additions could, within specified formula limits, be deducted in arriving at BankFinancial, F.S.B.’s taxable income. As a result of the Small Business Protection Act of 1996, BankFinancial, F.S.B. must use the specific charge off method in computing its bad debt deduction for tax purposes.

Taxable Distributions and Recapture. Prior to the Small Business Protection Act of 1996, bad debt reserves created prior to 1988 were subject to recapture into taxable income if BankFinancial, F.S.B.

failed to meet certain thrift asset and definition tests. The Small Business Protection Act of 1996 eliminated these thrift-related recapture rules. However, under current law, pre-1988 reserves remain subject to tax recapture should BankFinancial, F.S.B. make certain distributions from its tax bad debt reserve or cease to maintain a financial institution charter. At December 31, 2004, BankFinancial, F.S.B.’s total federal pre-1988 reserve was approximately $14.9 million. This reserve reflects the cumulative effects of federal tax deductions by BankFinancial, F.S.B. for which no federal income tax provision has been made.

Minimum Tax. The Internal Revenue Code of 1986, as amended, imposes an alternative minimum tax at a rate of 20% on a base of regular taxable income plus certain tax preferences, referred to as “alternative minimum taxable income.” The alternative minimum tax is payable to the extent alternative minimum taxable income is in excess of an exemption amount. Net operating losses can, in general, offset no more than 90% of alternative minimum taxable income. Certain payments of alternative minimum tax may be used as credits against regular tax liabilities in future years. At December 31, 2004, BankFinancial MHC had an alternative minimum tax credit carryforward of approximately $1.6 million.

Net Operating Loss Carryovers. A financial institution may carry back net operating losses to the preceding two taxable years (five years for losses incurred in 2001 and 2002) and forward to the succeeding 20 taxable years. At December 31, 2004, BankFinancial MHC had a net operating loss carryforward for federal income tax purposes of $3.4 million.

Corporate Dividends. We may exclude from our income 100% of dividends received from BankFinancial, F.S.B. as a member of the same affiliated group of corporations.

Audit of Tax Returns. BankFinancial MHC’s federal income tax return for the 2002 tax year was recently audited by the Internal Revenue Service. The audit was completed in the fourth quarter of 2004 with no material impact to BankFinancial MHC.

State and Local Taxation

Maryland State Taxation. As a Maryland business corporation, BankFinancial Corporation will be required to file annual returns and pay annual fees to the State of Maryland.

Illinois State Taxation. At December 31, 2004, BankFinancial MHC had a net operating loss carryforward for Illinois income tax purposes of approximately $7.2 million.

MANAGEMENT OF BANKFINANCIAL CORPORATION

Shared Management Structure

The Board of Directors of BankFinancial Corporation, a Maryland corporation, consists of the same seven individuals who are directors of BankFinancial MHC and BankFinancial Corporation, a federal corporation. These individuals, together with Mr. Glen R. Wherfel, will continue to constitute the Board of Directors of BankFinancial, F.S.B. In addition, each of the executive officers of BankFinancial Corporation, a Maryland corporation, will continue to serve as an executive officer of BankFinancial, F.S.B.

BankFinancial MHC and BankFinancial Corporation, a federal corporation, do not separately compensate their executive officers, nor do they pay director’s fees to individuals who serve on the Board of Directors of BankFinancial, F.S.B. BankFinancial MHC and BankFinancial Corporation, a federal corporation, reimburse BankFinancial, F.S.B. on a quarterly basis for the percentage of time that executive officers spend on holding company matters. BankFinancial Corporation, a Maryland corporation, intends to continue these practices.

Our Directors

The directors of BankFinancial Corporation, a Maryland corporation, serve staggered terms so that only a portion of the directors will be elected at each annual meeting of stockholders. The Board of Directors is divided into three classes. The initial term of each of the classes will expire at the respective annual meeting of stockholders in the years identified in the table below. The directors of BankFinancial, F.S.B. will be elected annually by BankFinancial Corporation, a Maryland corporation, as its sole stockholder.

The table below sets forth certain information, as of December 31, 2004, regarding the current members of the Boards of Directors, including the initial term of office for each board member.

Name	Position(s) Held With BankFinancial Corporation	Age	Director Since (1)	Current Term Expires
Patrick I. Hartnett	Director	52	1989	2006
Sherwin R. Koopmans	Director	62	2003	2006
Terry R. Wells	Director	46	1994	2006
Dr. Kenneth Cmiel (2)	Director	50	1989	2007
John M. Hausmann, C.P.A.	Director	49	1990	2007
F. Morgan Gasior (2)	Chairman of the Board, Chief Executive Officer and President	41	1983	2008
Joseph A. Schudt	Director	66	1992	2008
Glen R. Wherfel, C.P.A. (3)	Director	55	2001	N/A

(1)	Includes service with BankFinancial, F.S.B. in mutual form, BankFinancial MHC and BankFinancial Corporation, a federal corporation.

(2)	Mr. Gasior and Dr. Cmiel are cousins.

(3)	Mr. Wherfel is a director only of BankFinancial, F.S.B.

The Business Background of Our Directors

The business experience for the past five years for each of our directors is as follows:

F. Morgan Gasior has served as Chairman of the Board, Chief Executive Officer and President of BankFinancial, F.S.B. since 1989. Mr. Gasior has held the same offices at BankFinancial MHC and BankFinancial Corporation, a federal corporation, since their formation in 1999. Mr. Gasior has been employed by BankFinancial, F.S.B. in a variety of positions since 1984, and became a full-time employee in 1988 when he was appointed as Executive Vice President and Chief Operating Officer. Mr. Gasior serves as the Chairman of the Executive Committee and is a member of the Asset Quality Committee. He was also a director and officer of Financial Assurance Services, a subsidiary of BankFinancial, F.S.B., from 1989 through 2003. Mr. Gasior is licensed as an attorney in the States of Illinois and Michigan, but he does not actively practice law.

Dr. Kenneth Cmiel is a Professor of American History in the Department of History at the University of Iowa, a position he has held since 1995. Dr. Cmiel joined the faculty of the University of Iowa in 1987 as an Assistant Professor, and became an Associate Professor in 1990. He has published numerous books and articles on a variety of topics relevant to his field. Dr. Cmiel has been a director of BankFinancial, F.S.B. since 1989, and of BankFinancial MHC and BankFinancial Corporation, a federal corporation, since their formation in 1999. He is a member of the Asset Liability Management Committee.

Patrick I. Hartnett has been an attorney in private practice since 1977. Mr. Hartnett is currently a partner in the law firm of Hartnett & Hartnett. Mr. Hartnett concentrates his law practice on commercial real estate and creditors’ rights litigation, employment law and the representation of the Illinois Staffing Association. He has been a director of BankFinancial, F.S.B. since 1989, and of BankFinancial MHC and BankFinancial Corporation, a federal corporation, since their formation in 1999. Mr. Hartnett is a member of the Executive Committee. Mr. Hartnett is also a visiting lecturer at DePaul University’s MBA programs.

John M. Hausmann, C.P.A. has been a self-employed certified public accountant since 1980. Prior to that time, he was an accountant with Arthur Andersen. Mr. Hausmann is a member of the American Institute of Certified Public Accountants and the Illinois Certified Public Accountant Society. He has been a director of BankFinancial, F.S.B. since 1990, and of BankFinancial MHC and BankFinancial Corporation, a federal corporation, since their formation in 1999. Mr. Hausmann is the Chairman of the Audit Committee, and is a member of the Executive Committee and the Human Resources Committee.

Sherwin R. Koopmans has been actively involved in the banking industry since 1964, including service in senior management positions with the Federal Deposit Insurance Corporation and the Resolution Trust Corporation. Since retiring from government service in December 1995, Mr. Koopmans has performed short-term consulting engagements on banking and deposit insurance issues for private clients, including several European, Asian and South American countries. Mr. Koopmans was a director of Success Bancshares and its wholly owned subsidiary, Success National Bank, from 1997 until 2001, and was the Chairman of Success Bancshares’ Executive Committee and Asset/Liability Management Committee and a member of its Audit Committee and Human Resources Committee. Mr. Koopmans became a director of BankFinancial MHC and BankFinancial Corporation, a federal corporation, in 2002, and a director of BankFinancial, F.S.B. in 2004. He served as a director of Financial Assurance Services from 2001 to 2003. Mr. Koopmans is the Chairman of the Asset Liability Management Committee and is a member of the Human Resources Committee and the Audit Committee of BankFinancial Corporation, a Maryland corporation.

Joseph A. Schudt served as the Principal Partner and President of Joseph A. Schudt & Associates, a professional engineering firm based in Frankfort, Illinois, specializing in engineering design, environmental analyses and land surveying from 1972 to 2004. Mr. Schudt currently serves as a Vice President of Joseph A. Schudt & Associates. Mr. Schudt is licensed as a professional engineer in seven states, including Illinois. He has been a director of BankFinancial, F.S.B. since 1992, and of BankFinancial MHC and BankFinancial, a federal corporation, since their formation in 1999. Mr. Schudt is the Chairman of the Asset Quality Committee and the Human Resources Committee, and is a member of the Executive Committee.

Terry R. Wells has served as the Mayor of the Village of Phoenix, Illinois since 1993. Mr. Wells has also taught history and social studies since 1981 at the elementary and high school levels, and presently teaches U.S. History at Thornton Township High School in Harvey, Illinois. Mr. Wells has been a director of BankFinancial, F.S.B. since 1994, and of BankFinancial MHC and BankFinancial Corporation, a federal corporation, since their formation in 1999. Mr. Wells is a member of the Audit Committee and the Human Resources Committee.

Glen R. Wherfel, C.P.A. has been a principal in the accounting firm of Wherfel & Associates since 1984. Mr. Wherfel was a director of Success National Bank from 1993 to 2001, and of Success Bancshares from 1998 to 2001. He was the Chairman of Success National Bank’s Loan Committee and a member of its Asset Liability Management Committee. Mr. Wherfel became a director of BankFinancial, F.S.B. in 2001, and is a member of the Asset Quality Committee.

Meetings and Committees of the Board of Directors

Regular meetings of the Boards of Directors of BankFinancial Corporation, a Maryland corporation, BankFinancial, F.S.B., BankFinancial MHC and BankFinancial Corporation, a federal corporation, are held monthly. Special meetings of these Boards are held as needed. BankFinancial Corporation, a Maryland corporation, was incorporated in September 2004, and its board of directors held four regular meetings and one special meeting during 2004. There were 12 regular meetings and three special meetings of the Boards of Directors of BankFinancial, F.S.B., BankFinancial MHC and BankFinancial Corporation, a federal corporation, during 2004.

The Board of Directors of BankFinancial, F.S.B. has established various committees, including Executive, Audit, Asset Quality, Asset Liability Management, Human Resources and Nominating Committees. The Boards of Directors of BankFinancial MHC and BankFinancial Corporation, a federal corporation have established Executive, Audit, Human Resources and Nominating Committees, and the Board of Directors of BankFinancial MHC has also established a Proxy Committee. Except for the Nominating Committee of the Board of Directors of BankFinancial MHC, the functions of these holding company committees overlap with the functions of their corresponding bank-level committees, and consequently these committees took no separate actions. BankFinancial Corporation was incorporated in September 2004, and its Board of Directors established Executive, Audit, Corporate Governance and Nominating, Human Resources and Proxy Committees.

The Executive Committee of the Board of Directors of BankFinancial Corporation is authorized to act with the same authority as its Board of Directors between meetings of the Board, subject to limitations contained in its Bylaws. Messrs. Gasior (Chairman), Hausmann, Hartnett and Schudt serve as members of the Executive Committee of BankFinancial Corporation. The Executive Committees of BankFinancial, F.S.B., BankFinancial Corporation, a federal corporation and BankFinancial MHC have the same members and authorities. The Executive Committee of BankFinancial, F.S.B. met 15 times during 2004.

The Audit Committee of the Board of Directors of BankFinancial Corporation reviews the records and affairs of BankFinancial Corporation to determine its financial condition, reviews with management and the independent registered public accounting firm the systems of internal control and monitors adherence in accounting and financial reporting to accounting principles generally accepted in the United States of America. Messrs. Hausmann (Chairman), Wells and Koopmans serve as members of the Audit Committee of BankFinancial Corporation. Each member of the Audit Committee is “independent” of BankFinancial Corporation, as that term is defined by Nasdaq listing standards. The Board of Directors of BankFinancial Corporation has determined that Messrs. Hausmann and Koopmans each qualifies as an “audit committee financial expert” and will serve as such for the Audit Committee. Except for Director Koopmans, who is not a member of the Audit Committee of BankFinancial, F.S.B., the Audit Committees of BankFinancial, F.S.B., BankFinancial Corporation, a federal corporation and BankFinancial MHC have the same members and authorities. The Audit Committee of BankFinancial, F.S.B. met four times during 2004.

The Human Resources Committee of the Board of Directors of BankFinancial Corporation reviews and approves executive compensation, benefit plans, incentive compensation plans and employment agreements, and makes recommendations with respect to those matters to the Board of Directors. Messrs. Schudt (Chairman), Hausmann, Koopmans and Wells serve as members of the Human Resources Committee. The Human Resources Committee was known as the Compensation Committee prior to December 2004. The Human Resources Committees of BankFinancial, F.S.B., BankFinancial Corporation, a federal corporation, and BankFinancial MHC have the same members and authorities. The Compensation Committee of BankFinancial, F.S.B. met once during 2004.

The Asset Quality Committee of the Board of Directors of BankFinancial, F.S.B. is responsible for the oversight of risks regarding loan originations, loan portfolio management and nonperforming assets, and compliance with all policies relating to credit risk, the Community Reinvestment Act and the fair lending laws. The Asset Quality Committee meets periodically to approve loans within the limits of its authority and to review reports, activity and proposed significant actions relating to loans and asset quality. The Asset Quality Committee also coordinates with the Audit Committee certain oversight responsibilities relating to internal controls for credit operations. Mr. Schudt chairs the Asset Quality Committee and Messrs. Wherfel and Gasior serve as members. The Asset Quality Committee met 11 times during 2004.

The Asset Liability Management Committee of the Board of Directors of BankFinancial, F.S.B. (“Board ALCO”) is responsible for the oversight of BankFinancial, F.S.B.’s liquidity, interest rate movements, secondary market operations (including originated mortgage servicing rights valuations), investment portfolio management and compliance with policies relating to asset and liability management. Board ALCO meets periodically to approve transactions within the limits of its authority and to review reports, activity and proposed significant actions relating to asset and liability management. Board ALCO also coordinates with the Audit Committee certain oversight responsibilities relating to internal controls for asset and liability management operations. Mr. Koopmans chairs Board ALCO and Mr. Cmiel serves as a member. Board ALCO met 11 times during 2004.

The Corporate Governance and Nominating Committee nominates individuals for election as directors. The independent directors who are not standing for election will serve as the members of this committee for BankFinancial Corporation, a Maryland corporation.

Corporate Governance Policies and Procedures

In addition to establishing committees of the board of directors, BankFinancial Corporation will adopt a corporate governance policy and a code of business conduct and ethics. The corporate governance policy is expected to cover such matters as the following:

•	the duties and responsibilities of each director;

•	the composition, responsibilities and operation of the board of directors;

•	the establishment and operation of board committees, including audit, nominating and compensation committees;

•	succession planning;

•	convening executive sessions of independent directors;

•	the board of directors’ interaction with management and third parties; and

•	the evaluation of the performance of the board of directors and the chief executive officer.

The code of business conduct and ethics, which is expected to apply to all employees and directors, will address conflicts of interest, the treatment of confidential information, general employee conduct and compliance with applicable laws, rules and regulations. In addition, the code of business conduct and ethics will be designed to deter wrongdoing and to promote honest and ethical conduct, the avoidance of conflicts of interest, full and accurate disclosure and compliance with all applicable laws, rules and regulations.

Directors’ Compensation

Directors’ Fees. Except for Mr. Gasior, who receives no fees for serving as a director, committee chairman or committee member, directors receive an annual fee of $24,000 for preparing for and attending meetings of the Board of Directors. Members of the Executive Committee receive an additional fee of $800 per month for performing Executive Committee functions. The Chairmen of the Audit Committee, the Asset Quality Committee and the Asset Liability Management Committee receive an additional fee of $1,000 per quarter, and the other members of each of these committees receive an additional fee of $800 per quarter for performing committee functions. In addition, Directors Koopmans and Cmiel are partially reimbursed for their travel expenses for attending Board meetings. All directors’ fees and reimbursements are paid by BankFinancial, F.S.B.

Deferred Compensation Plan. BankFinancial, F.S.B. maintains a deferred compensation plan for the benefit of directors and certain senior executive officers designated to participate in the plan. Participation in the plan is voluntary. Under the plan, a participant may defer (i) any whole percentage up to 100% of his salary, bonus and/or incentive compensation, (ii) a stated dollar amount of his bonus and/or incentive compensation, or (iii) all of his bonus and/or incentive compensation in excess of a stated dollar amount. A director may elect to defer (i) any whole percentage up to 100% of his director fees, (ii) a stated dollar amount of his director fees, or (iii) all of his director fees in excess of a stated dollar amount. Deferrals under the plan will be credited to a deferral account for the participant. Deferral elections must be made during the 90-day period preceding the first day of the plan year in which the salary, bonus, incentive compensation and/or director fees would otherwise be paid in cash. Individuals who become participants during a plan year may make deferral elections with respect to future salary, director fees, bonus and incentive compensation within 30 days of becoming a participant. Participants may elect to increase, decrease or cease deferral elections with respect to future salary, director fees, bonus and incentive compensation at any time during the plan year. Deferrals will be suspended in the event a participant receives a hardship distribution or a distribution on account of an unforeseeable emergency. For purposes of determining income (or loss) on a participant’s account, a participant’s account will be deemed invested through a self-directed brokerage account in publicly traded mutual funds or cash as the participant may direct. A participant will be fully vested in his deferral account at all times. At the participant’s election, benefits under the plan may be paid in a lump sum or in annual installments. In the event the balance of a participant’s account is less than $10,000, then notwithstanding a participant’s election to the contrary, the participant’s account will be distributed in a lump sum. In the event the amount of any annual installment payable to a participant or beneficiary is less than $5,000, each annual installment amount will be $5,000 until the account is exhausted or the rule governing account balances of less than $10,000 takes effect.

Our Executive Officers

The table below sets forth certain information, as of December 31, 2004, regarding executive officers of BankFinancial Corporation and BankFinancial, F.S.B. other than Mr. Gasior.

Name	Title	Age
James J. Brennan	Executive Vice President, Corporate Secretary and General Counsel	54
Paul A. Cloutier, C.P.A.	Executive Vice President and Chief Financial Officer	41
Robert O’Shaughnessy	Executive Vice President and Chief Credit Officer	65
Patricia Smith	Executive Vice President, Human Resources Division	42
Thad F. Stewart	Executive Vice President and Chief Internal Auditor	43

The table below sets forth certain information, as of December 31, 2004, regarding executive officers of BankFinancial, F.S.B. who are not executive officers of BankFinancial Corporation.

Name	Title	Age
Christa N. Calabrese	Regional President, Northern Region	56
Gregg T. Adams	Executive Vice President, Marketing Division	45
Mark W. Collins	Executive Vice President, Information Systems Division	54
Donald F. Stelter	Executive Vice President, General Services Division	52

The Business Background of Our Executive Officers

The business experience for the past five years for each of our executive officers, other than Mr. Gasior, is as follows:

Gregg T. Adams has served as the Executive Vice President of the Marketing and Sales Division of BankFinancial, F.S.B. since 2001, and was the Senior Vice President of the Marketing and Sales Division from 2000 to 2001. Mr. Adams joined BankFinancial, F.S.B. in 1986 and has served in various positions with BankFinancial, F.S.B. and its former real estate subsidiary, Financial Properties, Inc., including as Vice President of Marketing Development.

James J. Brennan has served as the Secretary and General Counsel of BankFinancial, F.S.B., BankFinancial Corporation, a federal corporation, and BankFinancial MHC since 2000. Mr. Brennan also serves as the Executive Vice President of the Corporate Affairs Division. Mr. Brennan was a practicing attorney from 1975 until 2000. Prior to joining BankFinancial, F.S.B. and its parent companies, he was a partner in the law firm of Barack Ferrazzano Kirschbaum Perlman & Nagelberg, Chicago, Illinois, and was the Co-Chairman of the firm’s Financial Institutions Group and a member of its Management Committee. Mr. Brennan is also a director of Financial Assurance Services.

Christa N. Calabrese has served as the President of BankFinancial, F.S.B.’s Northern Region since 2001. She served as the Chief Lending Officer of Success National Bank from 1992 to 2001 and during that time held the offices of Executive Vice President and Senior Vice President. Ms. Calabrese was an Asset Specialist with the Resolution Trust Corporation from 1990 to 1992, and held commercial lending positions with several Chicago area community banks from 1969 to 1990.

Paul A. Cloutier, C.P.A. has served as the Chief Financial Officer and Treasurer of BankFinancial, F.S.B. since 1991, and of BankFinancial MHC and BankFinancial Corporation, a federal corporation, since they were formed in 1999. Mr. Cloutier also serves as the Executive Vice President of the Finance Division. He is a registered certified public accountant in the State of Michigan and is a member of the American Institute of Certified Public Accountants. Prior to joining BankFinancial, F.S.B. and its parent companies, he was a Senior Tax Associate with Coopers & Lybrand.

Mark W. Collins has served as the Executive Vice President of the Information Systems Division of BankFinancial, F.S.B. since 2004. Mr. Collins joined BankFinancial, F.S.B. on a full-time basis in 2002 and became a Vice President in the Information Systems Division in 2003. Prior to joining BankFinancial, F.S.B., Mr. Collins was employed in the Information Systems Division of Standard Federal Bank, Chicago, Illinois, and its successor, TCF Bank, from 1972 to 1998, and served as the Director of Information Systems of Standard Federal Bank from 1994 to 1997.

Robert J. O’Shaughnessy has served as the Chief Credit Officer of BankFinancial, F.S.B., BankFinancial MHC and BankFinancial Corporation, a federal corporation, since 1999. Mr. O’Shaughnessy also serves as the Executive Vice President of the Operations Division. Mr. O’Shaughnessy has been actively involved in the banking industry since 1964, including service as chief lending officer and other senior positions with several Chicago area commercial banks, and as the principal in R.J. O’Shaughnessy & Company, a consulting firm that specialized in loan review, the evaluation of credit standards and processes and general bank consulting.

Patricia Smith has served as the Executive Vice President of the Human Resources Division of BankFinancial, F.S.B. since 2002, and was the Senior Vice President of the Human Resources Division from 2001 to 2002. Before joining BankFinancial, F.S.B., Ms. Smith held various human resources positions with Old Kent Bank and with Heritage Bank and its successor, First Midwest Bank.

Donald F. Stelter has served as the Executive Vice President of the General Services Division of BankFinancial, F.S.B. since 2001, and was the Senior Vice President of the General Services Division from 2000 to 2001. Mr. Stelter held various positions with Financial Properties, Inc., a former subsidiary of BankFinancial, F.S.B., between 1987 and 2000, and served as its Senior Vice President from 1996 to 2001. Mr. Stelter is also the President of BF Asset Recovery Corporation, a special asset holding subsidiary of BankFinancial, F.S.B.

Thad F. Stewart has served as the Executive Vice President of the Internal Audit Division of BankFinancial, F.S.B., BankFinancial MHC and BankFinancial Corporation, a federal corporation, since 2001, and as the Senior Vice President of their Internal Audit Division from 1997 to 2001. Prior to joining BankFinancial, F.S.B., Mr. Stewart was an internal audit officer with several Chicago area financial institutions.

Executive Compensation

Summary Compensation Table. The following table sets forth certain information as to the total remuneration paid by BankFinancial, F.S.B. to its Chief Executive Officer, as well as to the four most highly compensated executive officers of BankFinancial, F.S.B. (other than the Chief Executive Officer) who received salary and accrued bonus in excess of $100,000 for the year ending December 31, 2004. Each of the individuals listed in the table below are referred to as Named Executive Officers.

Name and Principal Position						Long-Term Compensation
	Annual Compensation					Awards		Payouts
	Year Ended 12/31 (1)	Salary	Bonus	Other Annual Compensation		Restricted Stock Awards	Options/ SARS (#)	LTIP Payouts	All Other Compensation (2)
F. Morgan Gasior Chairman of the Board, Chief Executive Officer and President	2004	$387,681	$69,325	$—	(3)	$—	—	$—	$10,250
James J. Brennan Executive Vice President, Corporate Secretary and General Counsel	2004	$289,973	$64,500	$—	(3)	$—	—	$—	$10,250
Paul A. Cloutier Executive Vice President and Chief Financial Officer	2004	$242,279	$40,980	$—	(3)	$—	—	$—	$10,250
Robert O’Shaughnessy Executive Vice President and Chief Credit Officer	2004	$243,442	$35,000	$28,760		$—	—	$—	$10,250
Christa Calabrese Regional President	2004	$211,288	$25,000	$—	(3)	$—	—	$—	$10,250

(1)	Summary compensation information is excluded for the years ended December 31, 2003 and 2002, as BankFinancial Corporation was not a public company during those periods.

(2)	Represents BankFinancial, F.S.B.’s contributions pursuant to the BankFinancial and Subsidiaries Associate Investment Plan.

(3)	BankFinancial, F.S.B. also provides certain members of senior management with club membership dues, a car or a car allowance and certain other personal benefits. The aggregate value of such personal benefits did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported for each officer.

Employment Agreements. BankFinancial, F.S.B. has previously entered into, and BankFinancial Corporation plans to enter into, employment agreements with each of Messrs. Gasior, Brennan, Cloutier and O’Shaughnessy. In addition, in August 2004, following the expiration of her existing employment agreement, BankFinancial, F.S.B. entered into a new employment agreement with Ms. Calabrese that is substantially similar to the employment agreements for its other named executive officers. The employment agreements each have, or will have, a term of 36 months. On the first anniversary date of the employment agreements and each anniversary date thereafter, each employment agreement may be extended for an additional year at the discretion of the Board of Directors, so that the remaining term will be 36 months. Under the employment agreements, BankFinancial, F.S.B. will pay the executives the base salary reflected in the payroll records, subject to discretionary increases by the Board of Directors. The 2005 base salary for Messrs. Gasior, Brennan, Cloutier and O’Shaughnessy is $384,375, $287,000, $239,850 and $245,000, respectively, and for Ms. Calabrese the 2005 base salary is $210,000. The employment agreements provide that the base salary may be increased but not decreased. The employment agreements also provide that the executive officer is entitled to an automobile or an automobile allowance, the payment of designated club dues and to participate with other executive officers in incentive compensation and discretionary bonuses declared by the Board. In addition to base salary and bonus, the employment agreements provide for, among other things, participation in a Section 125 cafeteria plan, group medical, dental, vision, disability and life insurance plans, referred to as the core plans, 401(k) plan and other employee and fringe benefits applicable to executive personnel. During the employment period, we have provided each executive officer with a supplemental disability insurance policy that pays 60% of the executive officer’s base salary for the remaining term of the agreement in the event the executive officer is terminated due to disability. If an executive officer becomes disabled, our obligation to pay his or her base salary will be reduced proportionately by the disability payments made to the executive officer under the disability policy and under the federal social security system. Each executive officer is responsible for paying the premiums and we will provide him or her with an annual allowance sufficient, on an after-tax basis, to equal the premium payments. Also, in addition to the life insurance benefits provided to regular full-time employees, a supplemental life insurance policy has been or will be provided to each insurable executive officer under the agreements which would pay not less than three times an executive officer’s base salary in the event of the executive officer’s death. The executive officer is the owner of the policy and will receive an annual allowance sufficient to cover the cost of such insurance. In the event of an executive officer’s death during the term of the employment agreement, any base salary payments required of BankFinancial, F.S.B. upon the death of the employee will, assuming a supplemental life insurance policy has been obtained, be discharged by the payments to the executive officer’s designated beneficiary under the supplemental insurance policies. If a supplemental life insurance policy on the executive’s life has not been obtained, such payments will be made by BankFinancial, F.S.B. in accordance with the employment agreement. The agreements provide for termination for cause at any time. In the event of termination for cause, the executive officer will receive the unpaid balance of his or her base salary, referred to as earned salary, through the effective date of termination of employment.

In the event of termination of employment due to disability, the executive officer will be entitled to his or her earned salary, the prorated annual average of any cash incentive compensation and bonus that the executive officer received during the preceding two fiscal years, referred to as prorated incentive compensation, the prorated employer matching 401(k) plan contribution that the executive officer would be entitled to receive for the current year, referred to as accrued plan contribution, the base salary he would have received from the effective date of termination through the date the employment period would have expired if his employment had not sooner terminated due to disability, which will be offset by the disability insurance and federal social security disability payments referenced above, and continued coverage under the core plans through the date the employment period would have expired, subject to the executive officer’s continued payment of the costs and contributions for which he or she is responsible.

In the event the executive officer’s employment is terminated due to death, his surviving spouse and minor children, if any, will be entitled to the same coverage under the core plans that the executive officer would have been provided if his employment had terminated due to disability. In addition, the executive officer’s estate or trust, as applicable, will be entitled to the base salary the executive officer would have been paid through the date the employment period would have expired if the executive officer’s employment had not been sooner terminated due to death. If a supplemental life insurance policy has been obtained on the life of the executive, BankFinancial, F.S.B.’s and/or BankFinancial Corporation’s obligation to make such payments will be fully discharged by the death benefits payments under the supplemental life insurance policy purchased for each executive officer. Except with respect to coverage under the core plans, BankFinancial, F.S.B. will generally have no obligation to pay or provide executive officer’s estate, surviving spouse, or minor children with any other compensation or benefits on account of executive officer’s death.

In the event the executive officer’s employment is terminated without cause by BankFinancial, F.S.B. or BankFinancial Corporation, BankFinancial, F.S.B. and/or BankFinancial Corporation will pay the executive officer his or her earned salary, prorated incentive compensation, accrued plan contribution, continued coverage under the core plans for 36 months, subject to the executive officer’s payment of costs and contributions for which he or she is responsible, and an amount equal to three times his or her average annual compensation. Payment of benefits will be made in installments over 36 months; however, BankFinancial, F.S.B. has the right to elect to make a discounted lump sum payment.

Under the employment agreements, the executive officer may terminate his or her employment for good reason by giving notice within 60 days after the event giving rise to the right to terminate employment. “Good reason” generally includes our (i) decision not to re-elect or failure to re-elect the executive officer to his present position; (ii) failure to extend the executive officer’s employment period on the anniversary date for an additional year so that the remaining term of the employment agreement will be 36 months; (iii) relocation of the executive officer’s principal place of employment by more than a specified distance; (iv) reduction in the executive officer’s base salary or a material reduction in benefits to which the executive officer is entitled; (v) liquidation or dissolution of BankFinancial, F.S.B. or BankFinancial Corporation; (vi) material uncured breach of the employment agreement; and (vii) with respect to the BankFinancial Corporation employment agreement, the occurrence of a change in control of BankFinancial Corporation. With respect to Mr. Gasior’s employment agreement, “good reason” also includes the failure to elect or re-elect him as chairman of the board of BankFinancial, F.S.B., a change in the composition of the board of directors of the Bank such that the current directors no longer constitute a majority of the board other than in certain circumstances where the new board is nominated or appointed by the existing board, or a significant reduction in the scope of his duties, powers, privileges, authority or responsibilities. In the event an executive officer’s employment is terminated for good reason, he will receive the same amounts and the same coverage under the core plans that he would have received if his employment had been terminated without cause. In the event the executive officer terminates his employment by resignation other than due to good reason, he will be entitled to his earned salary through the date of termination.

The executive officer is required under the employment agreement to execute a general release in consideration for any severance amounts. The executive officer also agrees not to compete with us for six months after termination or during the period that severance amounts are paid, if longer. In addition, the executive officer agrees not to solicit our customers, their business or our employees for 18 months, which may be reduced in certain circumstances. Payment of benefits under the employment agreement may be made in installments or in a lump sum discounted to present value in the case of future cash payments, as determined by BankFinancial, F.S.B. Benefits under the BankFinancial, F.S.B. agreement may be reduced to avoid constituting an “excess parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended. The employment agreements between Messrs. Gasior, Brennan, Cloutier and O’Shaughnessy and BankFinancial, F.S.B. and between such executives and BankFinancial Corporation are substantially similar, provided, however, the BankFinancial Corporation agreements do not include a cutback provision for Section 280G purposes. Any severance payment or benefit payment made under the BankFinancial, F.S.B. employment agreement will reduce, to the extent of the payment, any similar payment under the BankFinancial Corporation employment agreement.

BankFinancial, F.S.B. has also entered into employment agreements with eight other officers and our subsidiary Financial Assurance Services has entered into an employment agreement with one of its officers. BankFinancial, F.S.B. also intends to enter into employment agreements with two other officers, and Financial Assurance Services intends to enter into an employment agreement with one other officer. Each such agreement has a term of 24 months and on the anniversary date thereof can be extended for an additional 12 months so that the remaining term will be 24 months. Each such agreement contains substantially similar terms to the employment agreements described above except for the term of coverage. In addition, the failure to extend the executive officer’s employment period on the anniversary date for an additional year will not constitute good reason for an executive to terminate and receive payment under the employment agreement. If the executive officer is terminated due to disability, BankFinancial, F.S.B. will pay the executive officer his or her earned salary, accrued plan contribution, base salary through the remainder of the employment period, subject to reduction for payments under the supplemental disability insurance policy acquired pursuant to the employment agreement and for federal social security disability payments, and coverage under the core plans through the remainder of the employment period. Similarly, if the executive officer’s termination is due to the executive officer’s death, BankFinancial, F.S.B. will make the same payments to his surviving spouse and minor children, if any, including coverage under the core plans, as described above, for the remainder of the two year employment period; however, our obligation to make continuing base salary payments will be wholly offset by the death benefit payments made under any supplemental life insurance policy that was acquired or caused to be acquired by BankFinancial, F.S.B., or its subsidiary Financial Assurance Services, as applicable. If the executive officer is terminated without cause or in the event the executive officer voluntarily terminates for good reason, BankFinancial, F.S.B. will pay the executive officer the same compensation that would be provided in the event of termination due to disability, including continued coverage under the core plans for the remainder of the employment period. Under these employment agreements, in the event of termination for cause, BankFinancial, F.S.B. will pay the executive officer his or her earned salary through the effective date of termination of employment. We may enter into additional employment agreements in the future, depending on our growth, any acquisitions that we may complete and promotions of our employees, among other factors.

The BankFinancial, F.S.B. employment agreements provide the covered executives with indemnification to the maximum extent permitted under federal law, and the BankFinancial Corporation employment agreements provide the four covered executive officers with indemnification to the maximum extent permitted under the Maryland General Corporation Law, provided, that in the case of the latter employment agreements, BankFinancial Corporation will not be obligated to pay or advance any amounts otherwise indemnifiable or payable to the extent the executive officer has actually received payment under any insurance policy or other contract or agreement to which he or she is a party.

Employee Stock Ownership Plan and Trust. We intend to implement an employee stock ownership plan in connection with the offering. The Board of Directors of BankFinancial, F.S.B. has adopted the employee stock ownership plan effective as of January 1, 2004. Employees with at least one year of employment with BankFinancial, F.S.B. are eligible to participate. As part of the offering, the employee stock ownership plan trust intends to borrow funds from BankFinancial Corporation and use those funds to purchase a number of shares equal to 8% of the common stock sold in the offering. Collateral for the loan will be the common stock purchased by the employee stock ownership plan. The loan will be repaid principally from BankFinancial, F.S.B. through discretionary contributions to the employee stock ownership plan over a period of up to twenty years. The loan documents will provide that the loan may be repaid over a shorter period, without penalty for prepayments. It is anticipated that the interest rate for the loan will be equal to the prime rate plus 100 basis points, adjustable every five years. Shares purchased by the employee stock ownership plan will be held in a suspense account for allocation among participants as the loan is repaid.

Contributions to the employee stock ownership plan and shares released from the suspense account in an amount proportional to the repayment of the employee stock ownership plan loan will be allocated among employee stock ownership plan participants on the basis of compensation in the year of allocation. Benefits under the plan will become fully vested upon completion of five years of credited service, with credit given to participants for years of credited service with BankFinancial, F.S.B. prior to the adoption of the plan. A participant’s interest in his account under the plan will also fully vest in the event of termination of service due to a participant’s early or normal retirement, death, disability, or upon a change in control (as defined in the plan). Vested benefits will be payable in the form of common stock and/or cash. BankFinancial, F.S.B.’s contributions to the employee stock ownership plan are discretionary, subject to the loan terms and tax law limits. Therefore, benefits payable under the employee stock ownership plan cannot be estimated. Pursuant to SOP 93-6, we will be required to record compensation expense each year in an amount equal to the fair market value of the shares released from the suspense account. The employee stock ownership plan will terminate in the event of a change in control.

Transactions with Certain Related Persons

BankFinancial. F.S.B. does not currently extend credit to its executive officers and directors or any organization considered a related interest or affiliate under federal law, and no such loans were outstanding as of December 31, 2004.

Patrick J. Hartnett, in addition to his duties as a Director of BankFinancial, F.S.B., BankFinancial Corporation and BankFinancial MHC, is a partner of the law firm of Hartnett & Hartnett, which provides legal services to BankFinancial, F.S.B. During the year ended December 31, 2004, BankFinancial, F.S.B. paid Hartnett & Hartnett legal fees of $47,400.

Benefits to be Considered Following Completion of the Conversion

We intend to adopt and request stockholder approval of one or more stock-based incentive plans, including a stock option plan and a stock recognition and retention plan, no earlier than six months after the completion of the conversion. The stock option plan and stock recognition and retention plan may be established as separate plans or part of a single stock-based incentive plan.

Stock Option Plan. If adopted within one year of the conversion and approved by stockholders, the stock option plan would reserve an amount equal to 10% of the shares of common stock sold in the offering for issuance upon exercise of stock options. 10% of the shares of common stock issued in the offering would amount to 1,572,500 shares, 1,850,000 shares, 2,127,500 shares and 2,446,625 shares at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively. If we adopt the stock option plan after one year following the completion of the conversion, we may grant options in an amount greater than 10% of the shares of common stock sold in the offering, although such plan, including the amount reserved under such plan, may remain subject to supervisory restrictions. We have not yet determined whether we will present this plan for stockholder approval within 12 months following the completion of the conversion or whether we will present this plan for stockholder approval more than 12 months following the completion of the conversion. No options would be granted under the new stock option plan until stockholder approval of the plan is received. In the event that shares underlying options come from authorized but unissued shares of common stock, stockholders would experience dilution of approximately 9.1% of their ownership interest in BankFinancial Corporation. We will have to recognize compensation expense for accounting purposes ratably over the vesting period, equal to the fair value of the options on the original grant date.

The exercise price of the options granted under the stock option plan will be equal to the fair market value of BankFinancial Corporation common stock on the date of grant of the stock options. If the stock option plan is adopted within one year following the conversion, options may vest no faster than

20% per year beginning 12 months after the date of grant. Options granted under the stock option plan would be adjusted for capital changes such as stock splits and stock dividends. Awards will be 100% vested upon termination of employment due to death, disability or following a change in control, and if the stock option plan is adopted more than one year after the conversion, awards would be 100% vested upon normal retirement. Under Office of Thrift Supervision regulations, if the stock option plan is adopted within one year of the conversion, no individual officer may receive more than 25% of the awards under the plan, no non-employee director may receive more than 5% of the awards under the plan and all non-employee directors as a group may receive in the aggregate no more than 30% of the awards under the plan.

The stock option plan would be administered by a committee of non-employee members of BankFinancial Corporation’s Board of Directors. Options granted under the stock option plan to employees may be “incentive” stock options, which are designed to result in a beneficial tax treatment to the employee but no tax deduction to BankFinancial Corporation. Non-qualified stock options may also be granted to employees under the stock option plan, and will be granted to the non-employee directors who receive stock options. In the event an option recipient terminated his or her employment or service as an employee or director, the options would terminate after certain specified periods following termination.

Stock Recognition and Retention Plan. If adopted within one year of the conversion and approved by stockholders, the stock recognition and retention plan would reserve an amount equal to 4% of the shares of common stock sold in the offering, or 629,000 shares, 740,000 shares, 851,000 shares and 978,650 shares at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively. If we adopt the recognition and retention plan after one year following the completion of the conversion, we may grant shares in an amount greater than 4% of the shares of common stock sold in the offering, although such plan, including the amount granted under such plan, may remain subject to supervisory restrictions. We have not yet determined whether we will present this plan for stockholder approval within 12 months following the completion of the conversion or whether we will present this plan for stockholder approval more than 12 months following the completion of the conversion. We must recognize an expense for shares of common stock awarded over their vesting period at the fair market value of the shares on the date they are awarded. The recipients will be awarded shares of common stock under the stock recognition and retention plan at no cost to them. No awards would be made under the stock recognition and retention plan until the plan is approved by stockholders. If the shares awarded under the stock recognition and retention plan come from authorized but unissued shares of the common stock totaling 4% of the shares sold in the offering, stockholders would experience dilution of approximately 3.8% in their ownership interest in BankFinancial Corporation.

Awards granted under the stock recognition and retention plan would be nontransferable and nonassignable. Under Office of Thrift Supervision regulations, if the stock recognition and retention plan is adopted within one year following the conversion, the shares of common stock which are subject to an award may vest no faster than 20% per year beginning 12 months after the date of grant of the award. Awards would be adjusted for capital changes such as stock dividends and stock splits. Awards would be 100% vested upon termination of employment or service due to death, disability or following a change in control, and if the stock recognition and retention plan is adopted more than one year after the conversion, awards also would be 100% vested upon normal retirement. Under Office of Thrift Supervision rules, if the stock recognition and retention plan is adopted within one year of the conversion, no individual officer may receive more than 25% of the awards under the plan, no non-employee director may receive more than 5% of the awards under the plan, and all non-employee directors as a group may receive no more than 30% of the awards under the plan in the aggregate.

The recipient of an award will recognize income equal to the fair market value of the stock earned, determined as of the date of vesting, unless the recipient makes an election under Section 83(b) of the Internal Revenue Code of 1986, as amended, to be taxed earlier. The amount of income recognized by the recipient would be a deductible expense of BankFinancial Corporation for tax purposes.

SUBSCRIPTIONS BY DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information regarding intended common stock subscriptions by each of the directors and executive officers of BankFinancial, F.S.B. and their associates, and by all directors and executive officers as a group. In the event the individual maximum purchase limitation is increased, persons subscribing for the maximum amount may increase their purchase order. Directors and executive officers will purchase shares of common stock at the same $10.00 purchase price per share and on the same terms as other purchasers in the offering. This table excludes shares of common stock to be purchased by the employee stock ownership plan, as well as any recognition and retention plan awards or stock option grants that may be made no earlier than six months after the completion of the offering. The directors and officers have indicated their intention to subscribe in the offering for an aggregate of $3.9 million of shares of common stock, equal to 2.5%, 2.1%, 1.8% and 1.6% of the number of shares of common stock to be sold in the offering at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively. Purchases by directors, executive officers and their associates will be included in determining whether the required minimum number of shares has been subscribed for in the offering.

Name	Number of Shares (1)	Aggregate Purchase Price (1)	Percent at Midpoint
F. Morgan Gasior	50,000	$500,000	*	%
Dr. Kenneth Cmiel	1,000	10,000	*
Patrick I. Hartnett	5,000	50,000	*
John M. Hausmann, C.P.A.	15,000	150,000	*
Sherwin R. Koopmans	20,000	200,000	*
Joseph A. Schudt	50,000	500,000	*
Terry R. Wells	12,000	120,000	*
Glen R. Wherfel, C.P.A.	25,000	250,000	*
Gregg T. Adams	10,000	100,000	*
James J. Brennan	50,000	500,000	*
Christa N. Calabrese	5,000	50,000	*
Paul A. Cloutier, C.P.A.	50,000	500,000	*
Mark W. Collins	25,000	250,000	*
Robert O’Shaughnessy	50,000	500,000	*
Patricia Smith	5,000	50,000	*
Donald F. Stelter	15,000	150,000	*
Thad F. Stewart	1,000	10,000	*

All directors and executive officers as a group	389,000	$3,890,000	2.1%

*	Less than 1%.

(1)	Includes purchases by the individual’s spouse and other relatives of the named individual living in the same household. The above named individuals are not aware of any other purchases by a person who, or entity which, would be considered an associate of the named individuals under the Plan of Conversion.

THE CONVERSION; PLAN OF DISTRIBUTION

The Boards of Directors of BankFinancial Corporation and BankFinancial MHC have approved the plan of conversion and reorganization. The plan of conversion and reorganization must also be approved by the members of BankFinancial MHC (depositors and certain borrowers of BankFinancial, F.S.B.). A special meeting of members has been called for this purpose. The Office of Thrift Supervision has conditionally approved the plan of conversion and reorganization; however, such approval does not constitute a recommendation or endorsement of the plan of conversion and reorganization by that agency.

General

The respective Boards of Directors of BankFinancial MHC and BankFinancial Corporation adopted the plan of conversion and reorganization on August 25, 2004. Pursuant to the plan of conversion and reorganization, our organization will convert from the mutual holding company form of organization to the fully stock form and we will sell shares of common stock to the public in our offering. BankFinancial MHC, the mutual holding company parent of BankFinancial Corporation, will be merged into BankFinancial, F.S.B., and BankFinancial MHC will no longer exist. BankFinancial Corporation, which owns 100% of BankFinancial, F.S.B., will be succeeded by a new Maryland corporation with the same name. When the conversion is completed, all of the capital stock of BankFinancial, F.S.B. will be owned by BankFinancial Corporation, our newly formed Maryland holding company, and all of the common stock of BankFinancial Corporation will be owned by public stockholders.

We intend to retain between $77.3 million and $104.8 million of the net proceeds of the offering, or $120.6 million if the offering range is increased by 15%, and to contribute the balance of the net proceeds to BankFinancial, F.S.B. The conversion will be consummated only upon the issuance of at least 15,725,000 shares of our common stock offered pursuant to the plan of conversion and reorganization.

The plan of conversion and reorganization provides that we will offer shares of common stock for sale in the subscription offering to eligible account holders, our tax-qualified employee benefit plans, including the employee stock ownership plan and Associate Investment Plan (401(k) plan), supplemental eligible account holders and other members (depositors and certain borrowers of BankFinancial, F.S.B.). If all shares are not subscribed for in the subscription offering, we may, at our discretion, offer common stock for sale in a community offering to members of the general public, with a preference given to natural persons residing in the Illinois counties of Cook, DuPage, Lake and Will.

We have the right to accept or reject, in whole or in part, any orders to purchase shares of the common stock received in the community offering. The community offering, if any, may begin at the same time as, during, or after the subscription offering, and must be completed within 45 days after the completion of the subscription offering unless otherwise extended by us with the approval of the Office of Thrift Supervision. See “—Community Offering.”

We determined the number of shares of common stock to be offered in the offering based upon an independent valuation appraisal of the estimated consolidated pro forma market value of BankFinancial Corporation. All shares of common stock to be sold in the offering will be sold at $10.00 per share. Investors will not be charged a commission to purchase shares of common stock. The independent valuation will be updated and the final number of the shares of common stock to be issued in the offering will be determined at the completion of the offering. See “—Determination of Share Price and Number of Shares to be Issued” for more information as to the determination of the estimated pro forma market value of the common stock.

The following is a brief summary of the conversion and is qualified in its entirety by reference to the provisions of the plan of conversion and reorganization. A copy of the plan of conversion and reorganization is available for inspection at each branch office of BankFinancial, F.S.B. and at the Southeast Regional and the Washington, D.C. offices of the Office of Thrift Supervision. The plan of conversion and reorganization is also filed as an exhibit to BankFinancial MHC’s application to convert from mutual to stock form of which this prospectus is a part, copies of which may be obtained from the Office of Thrift Supervision. See “Where You Can Find Additional Information.”

Reasons for the Conversion

The primary reasons for the conversion and related stock offering are:

•	to provide additional financial resources to pursue future acquisition opportunities and limited de novo branching opportunities;

•	to support our internal growth through lending in communities we serve or may serve in the future;

•	to enhance our existing products and services and to support the development of new products and services;

•	to improve our overall competitive position;

•	to repay term debt we incurred in acquiring Success Bancshares and in funding the redemption of the trust preferred securities that we assumed from Success Bancshares in 2003;

•	to provide better capital management tools, including the ability to pay dividends and to repurchase shares of our common stock; and

•	to retain and attract qualified personnel by establishing stock benefit plans for management and employees, including a stock option plan, a stock recognition and retention plan and an employee stock ownership plan.

As a fully converted stock holding company, we will have greater flexibility in structuring mergers and acquisitions. Our current mutual holding company structure limits our ability to offer shares of our common stock as consideration for a merger or acquisition since BankFinancial MHC is required to own a majority of our shares of common stock. Potential sellers often want stock for at least part of the acquisition consideration. Our new stock holding company structure will enable us to offer stock or cash consideration, or a combination thereof, and will therefore enhance our ability to compete with other bidders when acquisition opportunities arise.

We have no current arrangements or agreements to acquire other banks, thrifts and financial service companies or branch offices. However, we have had, and intend to continue to have, discussions with local financial institutions to determine whether they would be interested in exploring the possibility of our acquiring them after the offering is completed, and we have sufficient capital resources to fund an acquisition. In addition, we have participated in, and intend to continue to participate in, sales processes initiated on behalf of local financial institutions that have made a decision to explore the possibility of a sale. We have also explored, and intend to continue to explore, the possibility of acquiring financial service companies, insurance agencies and engaging in limited de novo branching. We are presently investigating the feasibility of establishing a small number of de novo branches in the Chicago metropolitan area, but have no current plans to engage in extensive de novo branching. On a long-term basis, we may consider the establishment of de novo branches or the acquisition of financial institutions in other Midwestern states. There can be no assurance that we will be able to consummate any acquisitions or establish any new branches. See “Risk Factors—Our Ability to Successfully Conduct Acquisitions Will Affect Our Ability to Grow Our Franchise and Compete Effectively in Our Marketplace.”

Approvals Required

The affirmative vote of a majority of the total eligible votes of the members of BankFinancial MHC at the special meeting of members is required to approve the plan of conversion and reorganization. By their approval of the plan of conversion and reorganization, the members of BankFinancial MHC will also be approving the merger of BankFinancial MHC into BankFinancial, F.S.B. The plan of conversion and reorganization also must be approved by the Office of Thrift Supervision, which has given its conditional approval.

A special meeting of members to consider and vote upon the plan of conversion and reorganization has been set for June 8, 2005.

Effects of Conversion on Depositors, Borrowers and Members

Continuity. While the conversion is being accomplished, the normal business of BankFinancial, F.S.B. of accepting deposits and making loans will continue without interruption. BankFinancial, F.S.B. will continue to be a federally chartered savings bank and will continue to be regulated by the Office of Thrift Supervision. After the conversion, BankFinancial, F.S.B. will continue to offer existing services to depositors, borrowers and other customers. The directors serving BankFinancial Corporation, a federal corporation, at the time of the conversion will be the directors of BankFinancial Corporation, a Maryland corporation, after the conversion.

Effect on Deposit Accounts. Pursuant to the plan of conversion and reorganization, each depositor of BankFinancial, F.S.B. at the time of the conversion will automatically continue as a depositor after the conversion, and the deposit balance, interest rate and other terms of such deposit accounts will not change as a result of the conversion. Each such account will be insured by the Federal Deposit Insurance Corporation to the same extent as before the conversion. Depositors will continue to hold their existing certificates, passbooks and other evidences of their accounts.

Effect on Loans. No loan outstanding from BankFinancial, F.S.B. will be affected by the conversion, and the amount, interest rate, maturity and security for each loan will remain as it was contractually fixed prior to the conversion.

Effect on Voting Rights of Members. At present, all depositors and certain borrowers of BankFinancial, F.S.B. are members of, and have voting rights in, BankFinancial MHC as to all matters requiring membership action. Upon completion of the conversion, depositors and borrowers will cease to be members of BankFinancial MHC and will no longer have voting rights. Upon completion of the conversion, all voting rights in BankFinancial, F.S.B. will be vested in BankFinancial Corporation as the sole stockholder of BankFinancial, F.S.B. The stockholders of BankFinancial Corporation will possess exclusive voting rights with respect to BankFinancial Corporation common stock.

Tax Effects. We will receive an opinion of counsel or tax advisor with regard to federal and state income tax consequences of the conversion to the effect that the conversion will not be taxable for federal or state income tax purposes to BankFinancial MHC, BankFinancial Corporation, members of BankFinancial MHC, eligible account holders, supplemental eligible account holders, or BankFinancial, F.S.B. See “—Material Income Tax Consequences.”

Effect on Liquidation Rights. Each depositor in BankFinancial, F.S.B. has both a deposit account in BankFinancial, F.S.B. and a pro rata ownership interest in the net worth of BankFinancial MHC based upon the deposit balance in his or her account. This ownership interest is tied to the depositor’s account and has no tangible market value separate from the deposit account. This interest may only be realized in the event of a complete liquidation of BankFinancial MHC and BankFinancial, F.S.B. Any depositor who opens a deposit account obtains a pro rata ownership interest in BankFinancial MHC without any additional payment beyond the amount of the deposit. A depositor who reduces or closes his or her account receives a portion or all, respectively, of the balance in the deposit account but nothing for his or her ownership interest in the net worth of BankFinancial MHC, which is lost to the extent that the balance in the account is reduced or closed.

Consequently, depositors in a stock subsidiary of a mutual holding company normally have no way of realizing the value of their ownership interest, which has realizable value only in the unlikely event that BankFinancial MHC and BankFinancial, F.S.B. are completely liquidated. If this occurs, the depositors of record at that time, as owners, would share pro rata in any residual surplus and reserves of BankFinancial MHC after other claims, including claims of depositors to the amounts of their deposits, are paid.

In the unlikely event that BankFinancial, F.S.B. were to liquidate after the conversion, all claims of creditors, including those of depositors, also would be paid first, followed by distribution of the “liquidation account” to depositors as of March 31, 2003 and March 31, 2005 who continue to maintain their deposit accounts as of the date of liquidation, with any assets remaining thereafter distributed to BankFinancial Corporation as the holder of BankFinancial, F.S.B.’s capital stock. Pursuant to the rules and regulations of the Office of Thrift Supervision, a post-conversion merger, consolidation, sale of bulk assets or similar combination or transaction with another insured savings institution would not be considered a liquidation and, in such a transaction, the liquidation account would be assumed by the surviving institution. See “—Liquidation Rights.”

Determination of Share Price and Number of Shares to be Issued

The plan of conversion and reorganization and federal regulations require that the aggregate purchase price of the common stock sold in the offering be based on the appraised pro forma market value of the common stock, as determined by an independent valuation. BankFinancial, F.S.B. and BankFinancial Corporation have retained RP Financial, LC. to prepare an independent valuation appraisal. For its services in preparing the initial valuation, RP Financial will receive a fee of $90,000, and will be reimbursed for its expenses. RP Financial will receive an additional fee of $10,000 for each update to the valuation appraisal. BankFinancial, F.S.B. and BankFinancial Corporation have agreed to indemnify RP Financial and its employees and affiliates against specified losses, including any losses in connection with claims under the federal securities laws, arising out of its services as independent appraiser, except where such liability results from its negligence or bad faith.

The independent valuation appraisal considered the pro forma impact of the offering. Consistent with the Office of Thrift Supervision appraisal guidelines, the appraisal applied three primary methodologies: the pro forma price-to-book value approach applied to both reported book value and tangible book value; the pro forma price-to-earnings approach applied to reported and core earnings; and the pro forma price-to-assets approach. The market value ratios applied in the three methodologies were based upon the current market valuations of the peer group companies identified by RP Financial, subject to valuation adjustments applied by RP Financial to account for differences between BankFinancial Corporation and the peer group. RP Financial placed the greatest emphasis on the price-to-core earnings and price-to-book value approaches in estimating pro forma market value.

The independent valuation was prepared by RP Financial in reliance upon the information contained in this prospectus, including the consolidated financial statements of BankFinancial MHC. RP Financial also considered the following factors, among others:

•	the present results and financial condition of BankFinancial MHC, and the projected results and financial condition of BankFinancial Corporation, a Maryland corporation;

•	the economic and demographic conditions in BankFinancial, F.S.B.’s existing market area;

•	certain historical, financial and other information relating to BankFinancial, F.S.B.;

•	a comparative evaluation of the operating and financial characteristics of BankFinancial, F.S.B. with those of other similarly situated publicly traded savings institutions located in the State of Illinois, and other states in the Midwest United States;

•	the impact of the conversion and the offering on BankFinancial Corporation’s stockholders’ equity and earnings potential;

•	the proposed dividend policy of BankFinancial Corporation; and

•	the trading market for securities of comparable institutions and general conditions in the market for such securities.

Included in RP Financial’s independent valuation were certain assumptions as to the pro forma earnings of BankFinancial Corporation after the conversion that were utilized in determining the appraised value. These assumptions included estimated expenses, an assumed after-tax rate of return on the net offering proceeds and purchases in the open market of 4% of the common stock issued in the offering by the recognition and retention plan at the $10.00 purchase price. See “Pro Forma Data” for additional information concerning these assumptions. The use of different assumptions may yield different results.

The independent valuation states that as of April 1, 2005, the estimated pro forma market value of BankFinancial Corporation ranged from $157.3 million to $212.8 million, with a midpoint of $185.0 million. The Board of Directors of BankFinancial Corporation decided to offer the shares of common stock for a price of $10.00 per share primarily because it is the price most commonly used in mutual-to-stock conversions of financial institutions. The number of shares offered will be equal to the aggregate offering price of the shares divided by the price per share. Based on the valuation range and the $10.00 price per share, the minimum of the offering range will be 15,725,000 shares, the midpoint of the offering range will be 18,500,000 shares and the maximum of the offering range will be 21,275,000 shares, or 24,466,250 if the maximum amount is adjusted because of demand for shares or changes in market conditions.

The following table presents a summary of selected pricing ratios for BankFinancial Corporation and our peer group companies identified by RP Financial. Our pro forma price-to-core earnings multiple is annualized based on earnings for the year ended December 31, 2004, while information for the peer group companies is based on earnings for the year ended December 31, 2004 or the latest available trailing twelve-month period. All other information presented is as of December 31, 2004. Compared to the average pricing of the peer group, our pro forma pricing ratios at the maximum of the offering range indicated a premium of 75.1% on a price-to-core earnings basis, a discount of 40.7% on a price-to-book basis and a discount of 43.6% on a price-to-tangible book basis. The pricing ratios result from our generally having higher levels of equity but lower earnings than the companies in the peer group on a pro forma basis. Our board of directors, in reviewing and approving the valuation, considered the range of price-to-core earnings multiples and the range of price-to-book value ratios and price-to-tangible book value ratios at the different amounts of shares to be sold in the offering. The appraisal did not consider one valuation approach to be more important than the other. Instead, the appraisal concluded that these ranges represented the appropriate balance of the two approaches to valuing BankFinancial Corporation, and the number of shares to be sold, in comparison to the peer group institutions. Specifically, in approving the valuation, the board believed that BankFinancial Corporation would not be able to sell its shares at a price-to-book value that was in line with the peer group without unreasonably exceeding the identified peer group on a price-to-core earnings basis. The estimated appraised value and the resulting premium/discount took into consideration the potential financial impact of the conversion and offering.

	Pro forma price-to-core earnings multiple		Pro forma price-to-book value ratio	Pro forma price-to-tangible book value ratio
BankFinancial Corporation
Maximum	34.31	x	76.28%	82.39%
Minimum	25.36		68.21	74.93

Valuation of peer group companies as of April 1, 2005
Averages	19.59	x	128.70%	146.11%
Medians	18.38		128.10	145.55

RP Financial considered our price-to-earnings multiple to be less meaningful, as we reported a low level of net income for the period reviewed by RP Financial (the year ended December 31, 2004). RP Financial calculated an estimate of our core earnings by excluding the effects on our earnings of impairment losses we recognized during 2003 and 2004 on our Fannie Mae and Freddie Mac floating rate preferred stock and gains on the sale of securities and loans. RP Financial then calculated our price-to-core earnings multiples presented in the above table based upon its calculation of our estimated core earnings.

RP Financial estimated our core earnings for the year ended December 31, 2004 as follows:

Amount
(In thousands)
Net income	$1,457
Add back: Loss on impairment of securities held for sale (1)	5,298
Less: Gain on sale of assets (1)	(554)

Estimated core earnings	$6,201

(1)	Calculated after tax at an effective combined federal and state tax rate of 39.75%.

The Board of Directors of BankFinancial Corporation reviewed the independent valuation and, in particular, considered the following:

•	BankFinancial MHC’s financial condition and results of operations;

•	comparison of financial performance ratios of BankFinancial MHC to those of other financial institutions of similar size; and

•	market conditions generally and, in particular, for financial institutions.

All of these factors are set forth in the independent valuation. The Board of Directors also reviewed the methodology and the assumptions used by RP Financial, LC. in preparing the independent valuation and believes that such assumptions were reasonable. The offering range may be amended with the approval of the Office of Thrift Supervision, if required, as a result of subsequent developments in the financial condition of BankFinancial MHC or BankFinancial, F.S.B. or market conditions generally. In the event the independent valuation is updated to amend the pro forma market value of BankFinancial Corporation to less than $157.3 million or more than $244.7 million, the appraisal will be filed with the Securities and Exchange Commission by a post-effective amendment to BankFinancial Corporation’s registration statement.

The independent valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of our common stock. RP Financial, LC. did not independently verify our consolidated financial statements and other information that we provided to them, nor did RP Financial, LC. independently value our assets or liabilities. The independent valuation considers BankFinancial, F.S.B. as a going concern and should not be considered as an indication of the liquidation value of BankFinancial, F.S.B. Moreover, because the valuation is necessarily based upon estimates and projections of a number of matters, all of which may change from time to time, no assurance can be given that persons purchasing our common stock in the offering will thereafter be able to sell their shares at prices at or above the $10.00 offering price per share.

Following commencement of the subscription offering, the maximum of the valuation range may be increased by up to 15%, or up to $244.7 million, without resoliciting subscribers, which will result in a corresponding increase of up to 15% in the maximum of the offering range to up to 24,466,250 shares, to reflect changes in the market and financial conditions or demand for the shares. We will not decrease the minimum of the valuation range and the minimum of the offering range without a resolicitation of subscribers. The subscription price of $10.00 per share will remain fixed. See “—Limitations on

Common Stock Purchases” as to the method of distribution and allocation of additional shares that may be issued in the event of an increase in the offering range to fill unfilled orders in the offering.

If the update to the independent valuation at the conclusion of the offering results in an increase in the maximum of the valuation range to more than $244.7 million and a corresponding increase in the offering range to more than 24,466,250 shares, or a decrease in the minimum of the valuation range to less than $157.3 million and a corresponding decrease in the offering range to fewer than 15,725,000 shares, then we will promptly return with interest at BankFinancial, F.S.B.’s passbook savings rate of interest all funds previously delivered to us to purchase shares of common stock and cancel deposit account withdrawal authorizations, and, after consulting with the Office of Thrift Supervision, we may terminate the plan of conversion and reorganization. Alternatively, we may hold a new offering, establish a new offering range, extend the offering period and commence a resolicitation of subscribers or take other actions as permitted by the Office of Thrift Supervision in order to complete the conversion and the offering. In the event that a resolicitation is commenced, we will promptly cancel deposit account withdrawal authorizations and return all funds received to subscribers as described above. We will notify subscribers of the extension of time and of the rights of subscribers to place a new stock order for a specified period of time. Any resolicitation following the conclusion of the subscription and community offerings would not exceed 45 days unless further extended by the Office of Thrift Supervision for periods of up to 90 days.

An increase in the number of shares to be issued in the offering would decrease both a subscriber’s ownership interest and BankFinancial Corporation’s pro forma earnings and stockholders’ equity on a per share basis while increasing pro forma earnings and stockholders’ equity on an aggregate basis. A decrease in the number of shares to be issued in the offering would increase both a subscriber’s ownership interest and BankFinancial Corporation’s pro forma earnings and stockholders’ equity on a per share basis, while decreasing pro forma earnings and stockholders’ equity on an aggregate basis. For a presentation of the effects of these changes, see “Pro Forma Data.”

Copies of the independent valuation appraisal report of RP Financial, LC. and the detailed memorandum setting forth the method and assumptions used in the appraisal report are available for inspection at the main office of BankFinancial, F.S.B. and as specified under “Where You Can Find Additional Information.”

Subscription Offering and Subscription Rights

In accordance with the plan of conversion and reorganization, rights to subscribe for shares of common stock in the subscription offering have been granted in the following descending order of priority. The filling of all subscriptions that we receive will depend on the availability of common stock after satisfaction of all subscriptions of all persons having prior rights in the subscription offering and to the maximum, minimum and overall purchase limitations set forth in the plan of conversion and reorganization and as described below under “—Limitations on Common Stock Purchases.”

Priority 1: Eligible Account Holders. Each BankFinancial, F.S.B. depositor with aggregate deposit account balances of $50.00 or more (a “Qualifying Deposit”) on March 31, 2003 (an “Eligible Account Holder”) will receive, without payment therefor, nontransferable subscription rights to purchase, subject to the overall purchase limitations, up to 50,000 shares of our common stock or, if greater, 15 times the number of subscription shares offered multiplied by a fraction of which the numerator is the aggregate Qualifying Deposit account balances of the Eligible Account Holder and the denominator is the aggregate Qualifying Deposit account balances of all Eligible Account Holders, subject to the overall purchase limitations. See “—Limitations on Common Stock Purchases.” If there are not sufficient shares available to satisfy all subscriptions, shares will first be allocated so as to permit each Eligible Account Holder to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares or the number of shares for which he or she subscribed. Thereafter, unallocated shares will be allocated to each Eligible Account Holder whose subscription remains unfilled in the proportion that the amount of his or her Qualifying Deposit bears to the total amount of Qualifying Deposits of all subscribing Eligible Account Holders whose subscriptions remain unfilled. If an amount so allocated exceeds the amount subscribed for by any one or more Eligible Account Holders, the excess shall be reallocated among those Eligible Account Holders whose subscriptions are not fully satisfied until all available shares have been allocated.

To ensure proper allocation of shares of our common stock, each Eligible Account Holder must list on his or her stock order form all deposit accounts in which he or she has an ownership interest on March 31, 2003. In the event of oversubscription, failure to list an account could result in fewer shares being allocated than if all accounts had been disclosed. In the event of an oversubscription, the subscription rights of Eligible Account Holders who are also directors or executive officers of BankFinancial Corporation or their associates will be subordinated to the subscription rights of other Eligible Account Holders to the extent attributable to increased deposits in the twelve months preceding March 31, 2003.

Priority 2: Tax-Qualified Plans. Our tax-qualified employee benefit plans, including our employee stock ownership plan and Associate Investment Plan (401(k) plan), will receive, without payment therefor, nontransferable subscription rights to purchase in the aggregate up to 10% of the shares of common stock sold in the offering.

Priority 3: Supplemental Eligible Account Holders. To the extent that there are sufficient shares of common stock remaining after satisfaction of subscriptions by Eligible Account Holders and our tax-qualified employee benefit plans, each BankFinancial, F.S.B. depositor with a Qualifying Deposit on March 31, 2005 who is not an Eligible Account Holder (“Supplemental Eligible Account Holder”) will receive, without payment therefor, nontransferable subscription rights to purchase up to 50,000 shares of common stock or, if greater, 15 times the number of subscription shares offered multiplied by a fraction of which the numerator is the aggregate Qualifying Deposit account balances of the Supplemental Eligible Account Holder and the denominator is the aggregate Qualifying Deposit account balances of all Supplemental Eligible Account Holders, subject to the overall purchase limitations. See “—Limitations on Common Stock Purchases.” If there are not sufficient shares available to satisfy all subscriptions, shares will be allocated so as to permit each Supplemental Eligible Account Holder to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares of common stock or the number of shares for which he or she subscribed. Thereafter, unallocated shares will be allocated to each Supplemental Eligible Account Holder whose subscription remains unfilled in the proportion that the amount of his or her Qualifying Deposit bears to the total amount of Qualifying Deposits of all Supplemental Eligible Account Holders whose subscriptions remain unfilled. If an amount so allocated exceeds the amount subscribed for by any one or more Supplemental Eligible Account Holders, the excess shall be reallocated among those Supplemental Eligible Account Holders whose subscriptions are not fully satisfied until all available shares have been allocated.

To ensure proper allocation of common stock, each Supplemental Eligible Account Holder must list on the stock order form all deposit accounts in which he or she has an ownership interest at March 31, 2005. In the event of oversubscription, failure to list an account could result in fewer shares being allocated than if all accounts had been disclosed.

Priority 4: Other Members. To the extent that there are shares of common stock remaining after satisfaction of subscriptions by Eligible Account Holders, our tax-qualified employee benefit plans and Supplemental Eligible Account Holders, each depositor of BankFinancial, F.S.B. on the voting record date of April 10, 2005 and each borrower as of January 1, 1999 whose borrowings remain outstanding as of April 10, 2005 who is not an Eligible Account Holder or Supplemental Eligible Account Holder (“Other Members”) will receive, without payment therefor, nontransferable subscription rights to purchase up to 50,000 shares of common stock, subject to the overall purchase limitations. See “—Limitations on Common Stock Purchases.” If there are not sufficient shares available to satisfy all subscriptions, available shares will be allocated on a pro rata basis based on the size of the order of each Other Member whose order remains unfilled.

Expiration Date. The Subscription Offering will expire at 12:00 noon, Central time, on May 16, 2005, unless extended by us for up to 45 days or such additional periods with the approval of the Office of Thrift Supervision, if necessary. Subscription rights will expire whether or not each eligible depositor or borrower can be located. We may decide to extend the expiration date of the subscription offering for any reason, whether or not subscriptions have been received for shares at the minimum, midpoint or maximum of the offering range. Subscription rights which have not been exercised prior to the expiration date will become void.

We will not execute orders until we have received orders to purchase at least the minimum number of shares of common stock. If we have not received orders to purchase at least 15,725,000 shares within 45 days after the expiration date and the Office of Thrift Supervision has not consented to an extension, all funds delivered to us to purchase shares of common stock in the offering will be returned promptly to the subscribers with interest at BankFinancial, F.S.B.’s passbook savings rate and all deposit account withdrawal authorizations will be canceled. If an extension beyond the 45-day period following the expiration date is granted by the Office of Thrift Supervision, all funds delivered to us to purchase shares of common stock in the offering will be returned promptly to the subscribers with interest at BankFinancial, F.S.B.’s passbook savings rate and all deposit account withdrawal authorizations will be canceled. We will notify subscribers of the extension of time and of the rights of subscribers to place a new stock order for a specified period of time. Extensions may not go beyond June 8, 2007, which is two years after the special meeting of members of BankFinancial MHC to vote on the conversion.

Community Offering

To the extent that shares of common stock remain available for purchase after satisfaction of all subscriptions of the Eligible Account Holders, our tax-qualified employee benefit plans, Supplemental Eligible Account Holders and Other Members, we may offer shares pursuant to the plan of conversion and reorganization to members of the general public in a community offering. Shares may be offered with a preference to natural persons residing in the Illinois counties of Cook, DuPage, Lake and Will.

Subscribers in the community offering may purchase up to 50,000 shares of common stock, subject to the overall purchase limitations. See “—Limitations on Common Stock Purchases.” The opportunity to purchase shares of common stock in the community offering category is subject to our right, in our sole discretion, to accept or reject any such orders in whole or in part either at the time of receipt of an order or as soon as practicable following the expiration date of the offering.

If we do not have sufficient shares of common stock available to fill the orders of natural persons residing in the Illinois counties of Cook, DuPage, Lake and Will, we will allocate the available shares among those persons in a manner that permits each of them, to the extent possible, to purchase the lesser of 100 shares, or the number of shares subscribed for by such person. Thereafter, unallocated shares will be allocated among natural persons residing in the Illinois counties of Cook, DuPage, Lake and Will whose orders remain unsatisfied on an equal number of shares basis per order.

The term “residing” or “resident” as used in this prospectus means any person who occupies a dwelling within the Illinois counties of Cook, DuPage, Lake and Will, has a present intent to remain within this community for a period of time and manifests the genuineness of that intent by establishing an ongoing physical presence within the community, together with an indication that this presence within the community is something other than merely transitory in nature. We may utilize deposit or loan records or other evidence provided to us to decide whether a person is a resident. In all cases, however, the determination shall be in our sole discretion.

Expiration Date. The community offering may begin during or after the subscription offering, and is currently expected to terminate at the same time as the subscription offering, and must terminate no more than 45 days following the subscription offering. BankFinancial Corporation may decide to extend the community offering for any reason and is not required to give purchasers notice of any such extension unless such period extends beyond June 30, 2005. If we have not received orders to purchase 15,725,000 shares by June 30, 2005, all funds delivered to us will be returned promptly to the subscribers with interest at BankFinancial, F.S.B.’s passbook savings rate and all withdrawal authorizations will be canceled. If an extension is granted by the Office of Thrift Supervision, we will notify purchasers of the extension of time and of the rights of purchasers to place a new stock order for a specified period of time. These extensions may not go beyond June 8, 2007, which is two years after the special meeting of members of BankFinancial MHC to vote on the conversion.

Syndicated Community Offering

The plan of conversion provides that, if necessary, all shares of common stock not purchased in the subscription offering and community offering may be offered for sale to the general public in a syndicated community offering to be managed by Sandler O’Neill, acting as our agent. In such capacity, Sandler O’Neill may form a syndicate of other broker-dealers. Neither Sandler O’Neill nor any registered broker-dealer will have any obligation to take or purchase any shares of the common stock in the syndicated community offering; however, Sandler O’Neill has agreed to use its best efforts in the sale of shares in any syndicated community offering. The syndicated community offering would terminate no later than 45 days after the expiration of the subscription offering, unless extended by us, with approval of the Office of Thrift Supervision. See “—Community Offering” above for a discussion of rights of subscribers in the event an extension is granted.

The opportunity to subscribe for shares of common stock in the syndicated community offering is subject to our right to reject orders, in whole or in part, either at the time of receipt of an order or as soon as practicable following the expiration date of the offering. If your order is rejected in part, you will not have the right to cancel the remainder of your order.

Purchasers in the syndicated community offering are eligible to purchase up to 50,000 shares of common stock, subject to the overall purchase limitations. See “—Limitations on Common Stock Purchases.” We may begin the syndicated community offering at any time following the commencement of the subscription offering.

If we are unable to find purchasers from the general public for all unsubscribed shares, we will make other purchase arrangements, if feasible. Other purchase arrangements must be approved by the Office of Thrift Supervision and may provide for purchases by directors, officers, their associates and other persons in excess of the limitations provided in the plan of conversion and in excess of the proposed director purchases discussed earlier, although no purchases are currently intended. If other purchase arrangements cannot be made, we may do any of the following: terminate the offering and promptly return all funds; set a new offering range, notify all subscribers and give them the opportunity to confirm, cancel or change their orders; or take such other actions as may be permitted by the Office of Thrift Supervision.

Limitations on Common Stock Purchases

The plan of conversion and reorganization includes the following limitations on the number of shares of common stock that may be purchased in the offering:

•	No person may purchase fewer than 25 shares of common stock or generally more than 50,000 shares;

•	Our tax-qualified stock benefit plans, including our employee stock ownership plan and Associate Investment Plan (401(k) plan) may purchase in the aggregate up to 10% of the shares of common stock issued in the offering, including shares issued in the event of an increase in the offering range of up to 15%;

•	Except for the tax-qualified employee benefit plans, as described above, no person or entity, together with associates or persons acting in concert with such person or entity, may purchase more than 75,000 shares in all categories of the offering combined; and

•	The maximum number of shares of common stock that may be purchased in all categories of the offering by our executive officers and directors and their associates, in the aggregate may not exceed 25% of the shares issued in the offering.

Depending upon market or financial conditions, our Board of Directors, with the approval of the Office of Thrift Supervision and without further approval of members of BankFinancial MHC, may decrease or increase the purchase limitations. If a purchase limitation is increased, subscribers in the subscription offering who ordered the maximum amount will be, and, in our sole discretion, some other large subscribers may be, given the opportunity to increase their subscriptions up to the then applicable limit. The effect of this type of resolicitation will be an increase in the number of shares of common stock owned by subscribers who choose to increase their subscriptions.

In the event of an increase in the offering range of up to 15% of the total number of shares of common stock offered in the offering, shares will be allocated in the following order of priority in accordance with the plan of conversion:

(1)	to fill our tax-qualified employee benefit plans’ subscriptions for up to 10% of the total number of shares of common stock issued in the offering;

(2)	in the event that there is an oversubscription at the Eligible Account Holder, Supplemental Eligible Account Holder or Other Member levels, to fill unfulfilled subscriptions of these subscribers according to their respective priorities; and

(3)	to fill unfulfilled subscriptions in the community offering, with preference given first to natural persons residing in the Illinois counties of Cook, DuPage, Lake and Will.

The term “associate” of a person means:

(1)	any corporation or organization, other than BankFinancial Corporation, BankFinancial, F.S.B. or a majority-owned subsidiary of BankFinancial, F.S.B., of which the person is a senior officer, partner or 10% beneficial stockholder;

(2)	any trust or other estate in which the person has a substantial beneficial interest or serves as a trustee or in a fiduciary capacity, excluding any employee stock benefit plan in which the person has a substantial beneficial interest or serves as trustee or in a fiduciary capacity; and

(3)	any blood or marriage relative of the person, who either lives in the same home as the person or who is a director or officer of BankFinancial Corporation or BankFinancial, F.S.B.

The term “acting in concert” means:

(1)	knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement; or

(2)	a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise.

A person or company which acts in concert with another person or company (“other party”) shall also be deemed to be acting in concert with any person or company who is also acting in concert with that other party, except that any tax-qualified employee stock benefit plan will not be deemed to be acting in concert with its trustee or a person who serves in a similar capacity solely for the purpose of determining whether common stock held by the trustee and common stock held by the employee stock benefit plan will be aggregated.

Our directors are not treated as associates of each other solely because of their membership on the Board of Directors. We have the right to determine whether prospective purchasers are associates or acting in concert. Shares of common stock purchased in the offering will be freely transferable except for shares purchased by executive officers and directors of BankFinancial Corporation or BankFinancial, F.S.B. and except as described below. Any purchases made by any associate of BankFinancial Corporation or BankFinancial, F.S.B. for the explicit purpose of meeting the minimum number of shares of common stock required to be sold in order to complete the offering shall be made for investment purposes only and not with a view toward redistribution. In addition, under the guidelines of the National Association of Securities Dealers, Inc., members of the National Association of Securities Dealers and their associates are subject to certain restrictions on transfer of securities purchased in accordance with subscription rights and to certain reporting requirements upon purchase of these securities. For a further discussion of limitations on purchases of shares of our common stock at the time of conversion and thereafter, see “—Certain Restrictions on Purchase or Transfer of Our Shares After Conversion” and “Restrictions on Acquisition of BankFinancial Corporation.”

Marketing and Distribution; Compensation

Offering materials have been initially distributed to certain persons by mail, with additional copies made available through our Conversion Center.

We have engaged Sandler O’Neill, a broker-dealer registered with the National Association of Securities Dealers, as a financial and marketing advisor in connection with the offering of our common stock. In its role as financial and marketing advisor, Sandler O’Neill will assist us in the offering as follows:

•	consulting as to the securities marketing implications of any aspect of the plan of conversion or any related corporate documents;

•	reviewing with our Board of Directors the securities marketing implications of the independent appraiser’s appraisal of the common stock;

•	reviewing all offering documents, including this prospectus, stock order forms and related offering materials (we are responsible for the preparation and filing of such documents);

•	assisting in the design and implementation of a marketing strategy for the offering;

•	assisting us in scheduling and preparing for meetings with potential investors and broker-dealers; and

•	providing such other general advice and assistance we may request to promote the successful completion of the offering.

For these services, Sandler O’Neill will receive a fee of 0.90% of the aggregate dollar amount of the common stock sold in the subscription and community offerings if the conversion is consummated, excluding in each case shares purchased by our tax qualified employee benefit plans and shares purchased by our directors, officers and employees and their immediate families. For these services, we have made an advance payment of $25,000 to Sandler O’Neill and will make another advance payment of $25,000 when the subscription offering commences.

The plan of conversion provides that, if necessary, all shares of common stock not purchased in the subscription offering and community offering may be offered for sale to the general public in a syndicated community offering to be managed by Sandler O’Neill. In such capacity, Sandler O’Neill may form a syndicate of other broker-dealers. Neither Sandler O’Neill nor any registered broker-dealer will have any obligation to take or purchase any shares of the common stock in the syndicated community offering; however, Sandler O’Neill has agreed to use its best efforts in the sale of shares in any syndicated community offering. If there is a syndicated community offering, Sandler O’Neill will receive a management fee of 1.0% of the aggregate dollar amount of the common stock sold in the syndicated community offering. The total fees payable to Sandler O’Neill and other NASD member firms in the syndicated community offering will not exceed 6.0% of the aggregate dollar amount of the common stock sold in the syndicated community offering.

We also will reimburse Sandler O’Neill for its reasonable out-of-pocket expenses (including legal fees and expenses) associated with its marketing effort, up to a maximum of $50,000 unless otherwise agreed by us. If the plan of conversion is terminated or if Sandler O’Neill’s engagement is terminated in accordance with the provisions of the agreement, Sandler O’Neill will only receive reimbursement of its reasonable out-of-pocket expenses and will return any amounts paid or advanced by us in excess of these expenses. We will indemnify Sandler O’Neill against liabilities and expenses (including legal fees)

incurred in connection with certain claims or litigation arising out of or based upon untrue statements or omissions contained in the offering material for the common stock, including liabilities under the Securities Act of 1933.

In addition, we have engaged Sandler O’Neill to act as conversion agent in connection with the offering. In its role as conversion agent, Sandler O’Neill will assist us in the offering as follows:

(1)	consolidation of accounts and development of a central file;

(2)	preparation of order and/or request forms;

(3)	organization and supervision of our Conversion Center; and

(4)	subscription services.

For these services, Sandler O’Neill will receive a fee of $35,000 and reimbursement for its reasonable out-of-pocket expenses.

Our directors and executive officers may participate in the solicitation of offers to purchase common stock. These persons will be reimbursed for their reasonable out-of-pocket expenses incurred in connection with the solicitation. Other trained employees of BankFinancial, F.S.B. may assist in the offering in ministerial capacities, providing clerical work in effecting a sales transaction or answering questions of a ministerial nature. No offers or sales may be made by tellers or at the teller counters. All sales activity will be conducted in a segregated or separately identifiable area of BankFinancial, F.S.B.’s Hazel Crest office facility apart from the area accessible to the general public. Other questions of prospective purchasers will be directed to executive officers or registered representatives of Sandler O’Neill. Our other employees have been instructed not to solicit offers to purchase shares of common stock or provide advice regarding the purchase of common stock. We will rely on Rule 3a4-1 under the Securities Exchange Act of 1934, as amended, and sales of common stock will be conducted within the requirements of Rule 3a4-1, so as to permit officers, directors and employees to participate in the sale of common stock. None of our officers, directors or employees will be compensated in connection with their participation in the offering by the payment of commissions or other remuneration based either directly or indirectly on the transactions in the shares of common stock.

The offering will comply with the requirements of Rule 10b-9 under the Securities Exchange Act of 1934.

Procedure for Purchasing Shares

Expiration Date. The offering will expire at 12:00 noon, Central time, on May 16, 2005, unless we extend it for up to 45 days, with the approval of the Office of Thrift Supervision, if required. This extension may be approved by us, in our sole discretion, without further approval or additional notice to purchasers in the offering. Any extension of the subscription and/or community offering beyond June 30, 2005 would require the Office of Thrift Supervision’s approval. All funds delivered to us to purchase shares of common stock in the offering would be returned promptly to the subscribers with interest at BankFinancial, F.S.B.’s passbook savings rate and all deposit account withdrawal authorizations would be canceled. Potential purchasers would be given the right to place new orders for common stock. If we have not received orders to purchase the minimum number of shares offered in the offering by the expiration date or any extension thereof, we may terminate the offering and promptly refund all funds received for shares of common stock. If the number of shares offered is reduced below the minimum of the offering range, or increased above the adjusted maximum of the offering range, we will promptly return all funds previously delivered to us to purchase shares of common stock with interest at BankFinancial, F.S.B.’s passbook savings rate and all deposit account withdrawal authorizations will be canceled. Subscribers may be resolicited with the approval of the Office of Thrift Supervision.

To ensure that each purchaser receives a prospectus at least 48 hours before the expiration date of the offering in accordance with Rule 15c2-8 of the Securities Exchange Act of 1934, as amended, no prospectus will be mailed any later than five days prior to the expiration date or hand delivered any later than two days prior to the expiration date. Execution of an order form will confirm receipt of delivery in accordance with Rule 15c2-8. Order forms will be distributed only with a prospectus. Subscription funds will be maintained in a segregated account at BankFinancial, F.S.B. or at another insured depository institution and will earn interest at our passbook savings rate from the date of receipt.

We reserve the right in our sole discretion to terminate the offering at any time and for any reason, in which case we will cancel any deposit account withdrawal orders and promptly return all funds delivered to us, with interest at BankFinancial, F.S.B.’s passbook savings rate from the date of receipt.

We have the right to reject any order submitted in the offering by a person who we believe is making false representations or who we otherwise believe, either alone or acting in concert with others, is violating, evading, circumventing, or intends to violate, evade or circumvent the terms and conditions of the plan of conversion.

Use of Order Forms. In order to purchase shares of common stock in the subscription offering and community offering, you must complete an order form and remit full payment. We will not be required to accept incomplete order forms, unsigned order forms, orders submitted on photocopied or facsimiled order forms. We must receive all order forms prior to 12:00 noon, Central time, on May 16, 2005. We are not required to accept order forms that are not received by that time, are executed defectively or are received without full payment or without appropriate withdrawal instructions. A postmark prior to May 16, 2005 will not entitle you to purchase shares of common stock unless we receive the envelope by May 16, 2005. We are not required to notify subscribers of incomplete or improperly executed order forms. We have the right to permit the correction of incomplete or improperly executed order forms or waive immaterial irregularities. We do not represent, however, that we will do so and we have no affirmative duty to notify any prospective subscriber of any such defects. You may submit your order form and payment by mail using the return envelope provided, by bringing your order form to our Conversion Center or by overnight delivery to the indicated address on the order form. Once tendered, an order form cannot be modified or revoked without our consent. We reserve the absolute right, in our sole discretion, to reject orders received in the community offering, in whole or in part, at the time of receipt or at any time prior to completion of the offering. If you are ordering shares, you must represent that you are purchasing shares for your own account and that you have no agreement or understanding with any person for the sale or transfer of the shares. Our interpretation of the terms and conditions of the plan of conversion and reorganization and of the acceptability of the order forms will be final, subject to the authority of the Office of Thrift Supervision.

By signing the order form, you will be acknowledging that the common stock is not a deposit or savings account and is not federally insured or otherwise guaranteed by BankFinancial, F.S.B. or the federal government, and that you received a copy of this prospectus. However, signing the order form will not result in you waiving your rights under the Securities Act of 1933 or the Securities Exchange Act of 1934.

Payment for Shares. Payment for all shares of common stock will be required to accompany all completed order forms for the purchase to be valid. Payment for shares may be made by:

(1)	personal check, bank check or money order, payable to BankFinancial Corporation; or

(2)	authorization of withdrawal from BankFinancial, F.S.B. deposit accounts designated on the order form.

Appropriate means for designating withdrawals from deposit accounts at BankFinancial, F.S.B. are provided in the order forms. The funds designated must be available in the account(s) at the time the order form is received. A hold will be placed on these funds, making them unavailable to the depositor. Funds authorized for withdrawal will continue to earn interest within the account at the contract rate until the offering is completed, at which time the designated withdrawal will be made. Interest penalties for early withdrawal applicable to certificate accounts will not apply to withdrawals authorized for the purchase of shares of common stock; however, if a withdrawal results in a certificate account with a balance less than the applicable minimum balance requirement, the certificate will be canceled at the time of withdrawal without penalty and the remaining balance will earn interest at the current passbook rate subsequent to the withdrawal. In the case of payments made by check or money order, these funds must be available in the account(s) and will be immediately cashed and placed in a segregated account at BankFinancial, F.S.B. and/or another insured depository institution and will earn interest at BankFinancial, F.S.B.’s passbook savings rate from the date payment is received until the offering is completed or terminated.

You may not use a check drawn on a BankFinancial, F.S.B. line of credit, and we will not accept third-party checks (a check written by someone other than you) payable to you and endorsed over to BankFinancial Corporation. If you request that we place a hold on your checking account for the subscription amount, we reserve the right to interpret that as your authorization to treat those funds as if we had received a check for the designated amount, and we will immediately withdraw the amount from your checking account. Once we receive your executed order form, it may not be modified, amended or rescinded without our consent, unless the offering is not completed by the expiration date, in which event purchasers may be given the opportunity to increase, decrease or rescind their orders for a specified period of time.

If you are interested in using your individual retirement account funds to purchase shares of common stock, you must do so through a self-directed individual retirement account such as a brokerage firm individual retirement account. By regulation, BankFinancial, F.S.B.’s individual retirement accounts are not self-directed, so they cannot be invested in shares of our common stock. Therefore, if you wish to use your funds that are currently in a BankFinancial, F.S.B. individual retirement account, you may not designate on the order form that you wish funds to be withdrawn from the account for the purchase of common stock. The funds you wish to use for the purchase of common stock will have to be transferred to a brokerage account. It may take several weeks to transfer your BankFinancial, F.S.B. individual retirement account to an independent trustee, so please allow yourself sufficient time to take this action. There will be no early withdrawal or Internal Revenue Service interest penalties for these transfers. Depositors interested in using funds in an individual retirement account or any other retirement account to purchase shares of common stock should contact our Conversion Center as soon as possible, preferably at least two weeks prior to the end of the offering period, because processing such transactions takes additional time, and whether such funds can be used may depend on limitations imposed by the institutions where such funds are currently held. We cannot guarantee that you will be able to use such funds.

We will have the right, in our sole discretion, to permit institutional investors to submit irrevocable orders together with the legally binding commitment for payment and to thereafter pay for the shares of common stock for which they subscribe in the community offering at any time prior to 48 hours before the completion of the offering. This payment may be made by wire transfer.

Our employee stock ownership plan will not be required to pay for any shares purchased in the offering until consummation of the offering, provided there is a loan commitment from an unrelated financial institution or BankFinancial Corporation to lend to the employee stock ownership plan the necessary amount to fund the purchase.

Regulations prohibit BankFinancial, F.S.B. from knowingly lending funds or extending credit to any persons to purchase shares of common stock in the offering.

Delivery of Stock Certificates. Certificates representing shares of common stock issued in the offering and BankFinancial, F.S.B. checks representing any applicable refund and/or interest paid on subscriptions made by check or money order will be mailed to the persons entitled thereto at the certificate registration address noted on the order form, as soon as practicable following consummation of the offering and receipt of all necessary regulatory approvals. Any certificates returned as undeliverable will be held by the transfer agent until claimed by persons legally entitled thereto or otherwise disposed of in accordance with applicable law. Until certificates for the shares of common stock are available and delivered to purchasers, purchasers may not be able to sell the shares of common stock which they ordered, even though the common stock will have begun trading.

Other Restrictions. Notwithstanding any other provision of the plan of conversion and reorganization, no person is entitled to purchase any shares of common stock to the extent the purchase would be illegal under any federal or state law or regulation, including state “blue sky” regulations, or would violate regulations or policies of the National Association of Securities Dealers, Inc., particularly those regarding free riding and withholding. We may ask for an acceptable legal opinion from any purchaser as to the legality of his or her purchase and we may refuse to honor any purchase order if an opinion is not timely furnished. In addition, we are not required to offer shares of common stock to any person who resides in a foreign country.

Restrictions on Transfer of Subscription Rights and Shares

Office of Thrift Supervision regulations prohibit any person with subscription rights, including the Eligible Account Holders, Supplemental Eligible Account Holders and Other Members, from transferring or entering into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights issued under the plan of conversion and reorganization or the shares of common stock to be issued upon their exercise. These rights may be exercised only by the person to whom they are granted and only for his or her account. Each person exercising subscription rights will be required to certify that he or she is purchasing shares solely for his or her own account and that he or she has no agreement or understanding regarding the sale or transfer of such shares. The regulations also prohibit any person from offering or making an announcement of an offer or intent to make an offer to purchase subscription rights or shares of common stock to be issued upon their exercise prior to completion of the offering.

We intend to pursue any and all legal and equitable remedies in the event we become aware of the transfer of subscription rights, and we will not honor orders that we believe involve the transfer of subscription rights.

Conversion Center

If you have any questions regarding the offering, please call or visit our Conversion Center, toll free, at 1-(888) 409-5600, from 10:00 a.m. to 4:00 p.m., Central time, Monday through Friday. The Conversion Center is located at our Hazel Crest office, 3700 W. 183rd Street, Hazel Crest, Illinois 60429. The Conversion Center will be closed weekends and bank holidays.

Liquidation Rights

In the unlikely event of a complete liquidation of BankFinancial Corporation prior to the conversion, all claims of creditors of BankFinancial Corporation, including those of depositors of BankFinancial, F.S.B. (to the extent of their deposit balances), would be paid first. Thereafter, if there were any assets of BankFinancial Corporation remaining, these assets would be distributed to stockholders, including BankFinancial MHC. In the unlikely event that BankFinancial MHC and BankFinancial Corporation liquidated prior to the conversion, all claims of their creditors would be paid first. Then, if there were any assets of BankFinancial MHC remaining, members of BankFinancial MHC would receive those remaining assets, pro rata, based upon the deposit balances in their deposit account in BankFinancial, F.S.B. immediately prior to liquidation. In the unlikely event that BankFinancial, F.S.B. were to liquidate after the conversion, all claims of creditors, including those of depositors, would be paid first, followed by distribution of the “liquidation account” to certain depositors, with any assets remaining thereafter distributed to BankFinancial Corporation as the holder of BankFinancial, F.S.B. capital stock. Pursuant to the rules and regulations of the Office of Thrift Supervision, a post-conversion merger, consolidation, sale of bulk assets or similar combination or transaction with another insured savings institution would not be considered a liquidation and, in these types of transactions, the liquidation account would be assumed by the surviving institution.

The plan of conversion and reorganization provides for the establishment, upon the completion of the conversion, of a special “liquidation account” for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders in an amount equal to the total equity of BankFinancial MHC as of the date of its latest balance sheet contained in this prospectus.

The purpose of the liquidation account is to provide Eligible Account Holders and Supplemental Eligible Account Holders who maintain their deposit accounts with BankFinancial, F.S.B. after the conversion with a liquidation interest in the unlikely event of the complete liquidation of BankFinancial, F.S.B. after the conversion. Each Eligible Account Holder and Supplemental Eligible Account Holder that continues to maintain his or her deposit account at BankFinancial, F.S.B., would be entitled, on a complete liquidation of BankFinancial, F.S.B. after the conversion, to an interest in the liquidation account prior to any payment to the stockholders of BankFinancial Corporation. Each Eligible Account Holder and Supplemental Eligible Account Holder would have an initial interest in the liquidation account for each deposit account, including savings accounts, transaction accounts such as negotiable order of withdrawal accounts, money market deposit accounts, and certificates of deposit, with a balance of $50 or more held in BankFinancial, F.S.B. on March 31, 2003 and March 31, 2005, respectively. Each Eligible Account Holder and Supplemental Eligible Account Holder would have a pro rata interest in the total liquidation account for each such deposit account, based on the proportion that the balance of each such deposit account on March 31, 2003 or March 31, 2005, respectively, bears to the balance of all deposit accounts in BankFinancial, F.S.B. on such dates.

If, however, on any December 31 annual closing date commencing on or after the effective date of the conversion, the amount in any such deposit account is less than the amount in the deposit account on March 31, 2003 or March 31, 2005, as applicable, or any other annual closing date, then the interest in the liquidation account relating to such deposit account would be reduced from time to time by the proportion of any such reduction, and such interest will cease to exist if such deposit account is closed. In addition, no interest in the liquidation account would ever be increased despite any subsequent increase in the related deposit account. Payment pursuant to liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders would be separate and apart from the payment of any insured deposit accounts to such depositor. Any assets remaining after the above liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders are satisfied would be distributed to BankFinancial Corporation as the sole stockholder of BankFinancial, F.S.B.

Material Income Tax Consequences

Consummation of the conversion is subject to the prior receipt of an opinion of counsel or tax advisor with respect to federal and state income taxation that the conversion will not be a taxable transaction to BankFinancial MHC, BankFinancial Corporation, BankFinancial, F.S.B., Eligible Account Holders, Supplemental Eligible Account Holders, and other members of BankFinancial MHC. Unlike private letter rulings, opinions of counsel or tax advisors are not binding on the Internal Revenue Service or any state taxing authority, and such authorities may disagree with such opinions. In the event of such disagreement, there can be no assurance that BankFinancial Corporation or BankFinancial, F.S.B. would prevail in a judicial proceeding.

BankFinancial MHC and BankFinancial Corporation have received an opinion of counsel, Luse Gorman Pomerenk & Schick, P.C., regarding all of the material federal income tax consequences of the conversion, which includes the following:

1.	The conversion of BankFinancial Corporation, a federal corporation, to a federally chartered interim stock savings bank will qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code, and the merger of BankFinancial Corporation with and into BankFinancial, F.S.B. qualifies as a tax-free reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code.

2.	Neither BankFinancial Corporation, a federal corporation, BankFinancial, F.S.B., nor BankFinancial MHC will recognize any gain or loss upon the transfer of assets of BankFinancial Corporation to BankFinancial, F.S.B. in exchange for shares of common stock of BankFinancial, F.S.B., which will be constructively received by BankFinancial MHC. (Sections 361 and 1032(a) of the Internal Revenue Code).

3.	The basis of the assets of BankFinancial Corporation and the holding period of such assets to be received by BankFinancial, F.S.B. will be the same as the basis and holding period in such assets in the hands of BankFinancial Corporation immediately before the exchange. (Sections 362(b) and 1223(2) of the Internal Revenue Code).

4.	The conversion of BankFinancial MHC to a federally chartered interim stock savings bank will qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code and the merger of BankFinancial MHC with and into BankFinancial, F.S.B. qualifies as a tax-free reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code.

5.	The exchange of Eligible Account Holders’ and Supplemental Account Holders’ interests in BankFinancial MHC for interests in a liquidation account established in

BankFinancial, F.S.B. will satisfy the continuity of interest requirement of Section 1.368-1(b) of the Federal Income Tax Regulations.

6.	None of BankFinancial MHC, BankFinancial, F.S.B., nor Eligible Account Holders, Supplemental Eligible Account Holders or Other Members, will recognize any gain or loss on the transfer of the assets of BankFinancial MHC to BankFinancial, F.S.B. in exchange for an interest in a liquidation account established in BankFinancial, F.S.B. for the benefit of Eligible Account Holders and Supplemental Eligible Account holders who remain depositors of BankFinancial, F.S.B. and nontransferable subscription rights to purchase shares of BankFinancial Corporation common stock.

7.	It is more likely than not that the nontransferable subscription rights have no value, based on the fact that these rights are acquired by the recipients without cost, are nontransferable and of short duration, and afford the recipients the right only to purchase the common stock at a price equal to its estimated fair market value, which will be the same price as the subscription price for the shares of common stock in the offering. Accordingly, no gain or loss will be recognized by Eligible Account Holders, Supplemental Eligible Account Holders or other members upon distribution to them of nontransferable subscription rights to purchase shares of BankFinancial Corporation common stock, provided that the amount to be paid for BankFinancial Corporation common stock is equal to the fair market value of BankFinancial Corporation common stock.

8.	The basis of the shares of BankFinancial Corporation common stock purchased in the offering will be the purchase price. The holding period of the BankFinancial Corporation common stock purchased pursuant to the exercise of nontransferable subscription rights will commence on the date on which the right to acquire such stock was exercised.

9.	No gain or loss will be recognized by BankFinancial Corporation on the receipt of money in exchange for shares of BankFinancial Corporation common stock sold in the offering.

In the view of RP Financial, LC. (who is acting as independent appraiser of the value of the shares of BankFinancial Corporation common stock in connection with the conversion), which view is not binding on the Internal Revenue Service, the subscription rights do not have any value for the reasons set forth in paragraph 7, above. If the subscription rights granted to Eligible Account Holders and Supplemental Eligible Account Holders are deemed to have an ascertainable value, receipt of these rights could result in taxable gain to those Eligible Account Holders and Supplemental Eligible Account Holders who exercise the subscription rights in an amount equal to their value, and BankFinancial Corporation could recognize gain on a distribution. Eligible Account Holders and Supplemental Eligible Account Holders are encouraged to consult with their own tax advisors as to the tax consequences in the event that subscription rights are deemed to have an ascertainable value.

The Internal Revenue Service has announced that it will not issue private letter rulings with respect to the issue of whether nontransferable rights have value. Unlike private letter rulings, an opinion of counsel or the view of an independent appraiser is not binding on the Internal Revenue Service and the Internal Revenue Service could disagree with the conclusions reached therein. Depending on the conclusion or conclusions with which the Internal Revenue Service disagrees, the Internal Revenue Service may take the position that the transaction is taxable to any one or more of BankFinancial MHC, the members of BankFinancial MHC, BankFinancial Corporation and the Eligible Account Holders and Supplemental Eligible Account Holders who exercise their subscription rights. In the event of a disagreement, there can be no assurance that BankFinancial Corporation or BankFinancial, F.S.B. would prevail in a judicial or administrative proceeding.

The federal tax opinion has been filed with the Securities and Exchange Commission as an exhibit to BankFinancial Corporation’s registration statement. Advice regarding the Illinois state income tax consequences consistent with the federal tax opinion has been issued by Crowe Chizek and Company LLC, tax advisors to BankFinancial MHC and BankFinancial Corporation.

Certain Restrictions on Purchase or Transfer of Our Shares after Conversion

All shares of common stock purchased in the offering by a director or an executive officer of BankFinancial, F.S.B. generally may not be sold for a period of one year following the closing of the conversion, except in the event of the death of the director or executive officer. Each certificate for restricted shares will bear a legend giving notice of this restriction on transfer, and instructions will be issued to the effect that any transfer within this time period of any certificate or record ownership of the shares other than as provided above is a violation of the restriction. Any shares of common stock issued at a later date as a stock dividend, stock split or otherwise with respect to the restricted stock will be similarly restricted. The directors and executive officers of BankFinancial Corporation also will be restricted by the insider trading rules promulgated pursuant to the Securities Exchange Act of 1934.

Purchases of shares of our common stock by any of our directors, executive officers and their associates, during the three-year period following the closing of the conversion may be made only through a broker or dealer registered with the Securities and Exchange Commission, except with the prior written approval of the Office of Thrift Supervision. This restriction does not apply, however, to negotiated transactions involving more than 1% of our outstanding common stock or to purchases of our common stock by our stock option plan or any of our tax-qualified employee stock benefit plans or nontax-qualified employee stock benefit plans, including any recognition and retention plans or restricted stock plans.

Office of Thrift Supervision regulations prohibit BankFinancial Corporation from repurchasing its shares of common stock during the first year following conversion unless compelling business reasons exist for such repurchases. After one year, the Office of Thrift Supervision does not impose any repurchase restrictions.

RESTRICTIONS ON ACQUISITION OF BANKFINANCIAL CORPORATION

Although the Board of Directors of BankFinancial Corporation is not aware of any effort that might be made to obtain control of BankFinancial Corporation after the conversion, the Board of Directors believes that it is appropriate to include certain provisions as part of BankFinancial Corporation’s articles of incorporation to protect the interests of BankFinancial Corporation and its stockholders from takeovers which the Board of Directors of BankFinancial Corporation might conclude are not in the best interests of BankFinancial, F.S.B., BankFinancial Corporation or BankFinancial Corporation’s stockholders.

The following discussion is a general summary of the material provisions of BankFinancial Corporation’s articles of incorporation and bylaws, BankFinancial, F.S.B.’s charter and bylaws and certain other statutory and regulatory provisions that may be deemed to have an “anti-takeover” effect. The following description of certain of these provisions is necessarily general and, with respect to provisions contained in BankFinancial Corporation’s articles of incorporation and bylaws and BankFinancial, F.S.B.’s charter and bylaws, reference should be made in each case to the document in question, each of which is part of BankFinancial MHC’s application for conversion with the Office of Thrift Supervision and BankFinancial Corporation’s registration statement filed with the Securities and Exchange Commission. See “Where You Can Find Additional Information.”

BankFinancial Corporation’s Articles of Incorporation and Bylaws

BankFinancial Corporation’s articles of incorporation and bylaws contain a number of provisions relating to corporate governance and rights of stockholders that might discourage future takeover attempts. As a result, stockholders who might desire to participate in such transactions may not have an opportunity to do so. In addition, these provisions will also render the removal of the Board of Directors or management of BankFinancial Corporation more difficult.

The following description is a summary of the provisions of the articles of incorporation and bylaws. See “Where You Can Find Additional Information” as to how to review a copy of these documents.

Directors. Initially, the Board of Directors will be divided into three classes. Only one class of directors will be elected annually. Thus, it would take at least two annual elections to replace a majority of BankFinancial Corporation’s board of directors. Further, the bylaws authorize the board of directors to establish additional classes of directors and fill any vacancies so created, and impose notice, informational and other requirements and conditions in connection with the nomination by stockholders of candidates for election to the Board of Directors or the proposal by stockholders of business to be acted upon at an annual meeting of stockholders.

Restrictions on Call of Special Meetings. The bylaws provide that special meetings of stockholders can be called by the Chief Executive Officer, the President or the Board of Directors pursuant to a resolution adopted by a majority of the total number of directors authorized by our articles of incorporation and bylaws or upon the written request of stockholders entitled to cast a majority of the votes entitled to be cast at the Special Meeting, subject to compliance with certain rules and procedures set forth in the bylaws.

Prohibition of Cumulative Voting. The articles of incorporation prohibit cumulative voting for the election of Directors.

Limitation of Voting Rights. The articles of incorporation provide that in no event will any person who beneficially owns, directly or indirectly, more than 10% of the then-outstanding shares of common stock, be entitled or permitted to vote any of the shares of common stock held in excess of the 10% limit.

Restrictions on Removing Directors from Office. The articles of incorporation provide that directors can be removed from office for cause if the removal is approved by the vote of stockholders owning at least two-thirds of the shares entitled to vote in the election of directors (after giving effect to the limitation on voting rights discussed above in “—Limitation of Voting Rights). However, if removal of a director is recommended by at least two-thirds of the total number of directors authorized by our articles of incorporation and bylaws (excluding the director whose removal is sought), a director may be removed with or without cause and the removal need only be approved by stockholders owning a majority of the shares entitled to vote on the matter (after giving effect to the limitation on voting rights discussed above in “—Limitation of Voting Rights”).

Authorized but Unissued Shares. After the conversion, BankFinancial Corporation will have authorized but unissued shares of common and preferred stock. See “Description of Capital Stock of BankFinancial Corporation Following the Conversion.” The articles of incorporation authorize 100,000,000 shares of common stock and 25,000,000 shares of serial preferred stock. The Board of Directors of BankFinancial Corporation may amend the articles of incorporation, without action by the stockholders, to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that BankFinancial Corporation has authority to issue. In addition, the Board of Directors of BankFinancial Corporation is authorized, without further approval of the stockholders, to issue additional shares of common or preferred stock and to classify or reclassify any unissued shares of stock (including common stock and preferred stock) from time to time into one or more classes or series subject to applicable provisions of law, and the Board of Directors is authorized to fix by setting or changing the designations, and the relative preferences, conversion or other rights (including offering rights), voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each class or series, voting rights, if any, including without limitation, offering rights of such shares (which could be multiple or as a separate class). In the event of a proposed merger, tender offer or other attempt to gain control of BankFinancial Corporation that the Board of Directors does not approve, it might be possible for the Board of Directors to authorize the issuance of common stock or a series of preferred stock with rights and preferences that would impede the completion of the transaction. An effect of the possible issuance of common or preferred stock therefore may be to deter a future attempt to gain control of BankFinancial Corporation. The Board of Directors has no present plan or understanding to issue any preferred stock.

Amendments to Articles of Incorporation and Bylaws. Maryland law provides that, subject to limited exceptions, the amendment or repeal of any provision of our articles of incorporation requires the approval at least two-thirds shares of common stock entitled to vote on the matter (after giving effect to the limitation on voting rights discussed above in “—Limitation of Voting Rights”). Our articles of incorporation, however, provide that if a proposed amendment or repeal is approved by at least two-thirds of the total number of authorized directors, assuming no vacancies, of BankFinancial Corporation, the proposed amendment or repeal need only be approved by a majority of the shares entitled to vote on the matter (after giving effect to the limitation on voting rights discussed above in “—Limitation of Voting Rights”). Maryland law and our articles of incorporation also provide that, in any event, the proposed amendment or repeal of any provision of our articles of incorporation must be approved and deemed advisable by our board of directors before it can be submitted for consideration at an annual or special meeting.

The bylaws may be amended exclusively by the affirmative vote of at least two-thirds of the total number of authorized directors, assuming no vacancies, of BankFinancial Corporation.

Approval of Consolidations, Mergers, and Other Similar Transactions. Maryland law provides that, subject to limited exceptions, consolidations, mergers and other similar transactions require the approval of stockholders owning at least two-thirds of the shares of common stock entitled to vote on the matter (after giving effect to the limitation on voting rights discussed above in “—Limitation of Voting Rights”). However, our articles of incorporation provide that if the transaction is approved by at least two-thirds of the total number of authorized directors, assuming no vacancies, of BankFinancial Corporation, the transaction need only be approved by stockholders owning a majority of the shares entitled to vote on the matter (after giving effect to the limitation on voting rights discussed above in “—Limitation of Voting Rights”).

In addition, BankFinancial Corporation is subject to the Maryland Business Combination Act, which prohibits a business combination between a corporation and an interested stockholder (one who beneficially owns 10% or more of the voting power of the corporation’s shares or an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation) or an affiliate of an interested stockholder for a period of five years after the most recent date on which the interested stockholder becomes an interested stockholder, unless the board of directors approved in advance the transaction by which the interested stockholder otherwise would have become an interested stockholder or the corporation has exempted itself from the statute pursuant to a charter provision or by a resolution of its board of directors. After the five-year period has elapsed, a corporation subject to the statute may not consummate a business combination with an interested stockholder unless (1) the transaction has been recommended by the board of directors and (2) the transaction has been approved by the affirmative vote of at least (a) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (b) two-thirds of the votes entitled to be cast by holders of voting stock other than shares owned by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder. These approval requirements do not have to be met if certain fair price and terms criteria have been satisfied.

Conversion Regulations

Office of Thrift Supervision regulations prohibit any person from making an offer, announcing an intent to make an offer or participating in any other arrangement to purchase stock or acquiring stock or subscription rights in a converting institution or its holding company from another person prior to completion of its conversion. Further, without the prior written approval of the Office of Thrift Supervision, no person may make an offer or announcement of an offer to purchase shares or actually acquire shares of a converted institution or its holding company for a period of three years from the date of the completion of the conversion if, upon the completion of such offer, announcement or acquisition, the person would become the beneficial owner of more than 10% of the outstanding stock of the institution or its holding company. The Office of Thrift Supervision has defined “person” to include any individual, group acting in concert, corporation, partnership, association, joint stock company, trust, unincorporated organization or similar company, a syndicate or any other group formed for the purpose of acquiring, holding or disposing of securities of an insured institution. However, offers made exclusively to a bank or its holding company, or an underwriter or member of a selling group acting on the converting institution’s or its holding company’s behalf for resale to the general public are excepted. The regulation also provides civil penalties for willful violation or assistance in any such violation of the regulation by any person connected with the management of the converting institution or its holding company or who controls more than 10% of the outstanding shares or voting rights of a converted institution or its holding company.

Change of Control Regulations

Under the Change in Bank Control Act, no person may acquire control of an insured federal savings bank or its parent holding company unless the Office of Thrift Supervision has been given 60 days’ prior written notice and has not issued a notice disapproving the proposed acquisition. In addition, Office of Thrift Supervision regulations provide that no company may acquire control of a savings bank without the prior approval of the Office of Thrift Supervision. Any company that acquires such control becomes a “savings and loan holding company” subject to registration, examination and regulation by the Office of Thrift Supervision.

Control, as defined under federal law, means ownership, control of or holding irrevocable proxies representing more than 25% of any class of voting stock, control in any manner of the election of a majority of the savings bank’s directors, or a determination by the Office of Thrift Supervision that the acquiror has the power to direct, or directly or indirectly to exercise a controlling influence over, the management or policies of the institution. Acquisition of more than 10% of any class of a savings bank’s voting stock, if the acquiror is also subject to any one of eight “control factors,” constitutes a rebuttable determination of control under the regulations. Such control factors include the acquiror being one of the two largest stockholders. The determination of control may be rebutted by submission to the Office of Thrift Supervision, prior to the acquisition of stock or the occurrence of any other circumstances giving rise to such determination, of a statement setting forth facts and circumstances which would support a finding that no control relationship will exist and containing certain undertakings. The regulations provide that persons or companies which acquire beneficial ownership exceeding 10% or more of any class of a savings bank’s stock who do not intend to participate in or seek to exercise control over a savings bank’s management or policies may qualify for a safe harbor by filing with the Office of Thrift Supervision a certification form that states, among other things, that the holder is not in control of such institution, is not subject to a rebuttable determination of control and will take no action which would result in a determination or rebuttable determination of control without prior notice to or approval of the Office of Thrift Supervision, as applicable. There are also rebuttable presumptions in the regulations concerning whether a group “acting in concert” exists, including presumed action in concert among members of an “immediate family.”

The Office of Thrift Supervision may prohibit an acquisition of control if it finds, among other things, that:

(1)	the acquisition would result in a monopoly or substantially lessen competition;

(2)	the financial condition of the acquiring person might jeopardize the financial stability of the institution; or

(3)	the competence, experience or integrity of the acquiring person indicates that it would not be in the interest of the depositors or the public to permit the acquisition of control by such person.

DESCRIPTION OF CAPITAL STOCK

General

At the effective date, BankFinancial Corporation will be authorized to issue 100,000,000 shares of common stock, par value of $0.01 per share, and 25,000,000 shares of preferred stock, par value $0.01 per share. BankFinancial Corporation currently expects to issue in the offering up to 21,275,000 shares of common stock, subject to adjustment. BankFinancial Corporation will not issue shares of preferred stock in the conversion. Each share of BankFinancial Corporation common stock will have the same relative rights as, and will be identical in all respects to, each other share of common stock. Upon payment of the subscription price for the common stock, in accordance with the plan of conversion and reorganization, all of the shares of common stock will be duly authorized, fully paid and nonassessable.

The shares of common stock of BankFinancial Corporation will represent nonwithdrawable capital, will not be an account of an insurable type, and will not be insured by the Federal Deposit Insurance Corporation or any other government agency.

Common Stock

Dividends. BankFinancial Corporation may pay dividends out of statutory surplus or from net earnings if, as and when declared by its Board of Directors. The payment of dividends by BankFinancial Corporation is subject to limitations that are imposed by law and applicable regulation. The holders of common stock of BankFinancial Corporation will be entitled to receive and share equally in dividends as may be declared by the Board of Directors of BankFinancial Corporation out of funds legally available therefor. If BankFinancial Corporation issues shares of preferred stock, the holders thereof may have a priority over the holders of the common stock with respect to dividends.

Voting Rights. Upon consummation of the conversion, the holders of common stock of BankFinancial Corporation will have exclusive voting rights in BankFinancial Corporation. They will elect BankFinancial Corporation’s Board of Directors and act on other matters as are required to be presented to them under Maryland law or as are otherwise presented to them by the Board of Directors. Generally, each holder of common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. Any person who beneficially owns more than 10% of the then-outstanding shares of BankFinancial Corporation’s common stock, however, will not be entitled or permitted to vote any shares of common stock held in excess of the 10% limit. If BankFinancial Corporation issues shares of preferred stock, holders of the preferred stock may also possess voting rights. Certain matters, including a consolidation, merger, share exchange or a sale of substantially all of the assets of BankFinancial Corporation require a two-thirds stockholder vote unless the transaction is first approved by at least two-thirds of the Board of Directors.

As a federal stock savings bank, corporate powers and control of BankFinancial, F.S.B. are vested in its Board of Directors, who elect the officers of BankFinancial, F.S.B. and who fill any vacancies on the Board of Directors. Voting rights of BankFinancial, F.S.B. are vested exclusively in the owners of the shares of capital stock of BankFinancial, F.S.B., which will be BankFinancial Corporation, and voted at the direction of BankFinancial Corporation’s Board of Directors. Consequently, the holders of the common stock of BankFinancial Corporation will not have direct control of BankFinancial, F.S.B.

Liquidation. In the event of any liquidation, dissolution or winding up of BankFinancial, F.S.B., BankFinancial Corporation, as the holder of 100% of BankFinancial, F.S.B.’s capital stock, would be entitled to receive all assets of BankFinancial, F.S.B. available for distribution, after payment or provision for payment of all debts and liabilities of BankFinancial, F.S.B., including all deposit accounts and accrued interest thereon, and after distribution of the balance in the liquidation account to Eligible Account Holders and Supplemental Eligible Account Holders. In the event of liquidation, dissolution or winding up of BankFinancial Corporation, the holders of its common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of BankFinancial Corporation available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of the common stock in the event of liquidation or dissolution.

Preemptive Rights. Holders of the common stock of BankFinancial Corporation will not be entitled to preemptive rights with respect to any shares that may be issued. The common stock is not subject to redemption.

Preferred Stock

None of the shares of BankFinancial Corporation’s authorized preferred stock will be issued as part of the offering. Preferred stock may be issued with preferences and designations as our Board of Directors may from time to time determine. Our Board of Directors may, without stockholder approval, issue shares of preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control.

TRANSFER AGENT

The transfer agent and registrar for BankFinancial Corporation’s common stock is Computershare, Denver, Colorado.

EXPERTS

The consolidated financial statements of BankFinancial MHC, Inc. as of December 31, 2004 and 2003, and for each of the years in the three-year period ended December 31, 2004, appearing elsewhere in this prospectus have been included herein and in the registration statement in reliance upon the report of Crowe Chizek and Company LLC, independent registered public accounting firm, which is included herein and upon the authority of said firm as experts in accounting and auditing.

RP Financial, LC. has consented to the publication herein of the summary of its report to BankFinancial Corporation setting forth its opinion as to the estimated pro forma market value of the shares of common stock upon completion of the conversion and offering and its letter with respect to subscription rights.

LEGAL MATTERS

Luse Gorman Pomerenk & Schick, P.C., Washington, D.C., counsel to BankFinancial Corporation, BankFinancial MHC and BankFinancial, F.S.B., will issue to BankFinancial Corporation its opinion regarding the legality of the common stock and the federal income tax consequences of the conversion. Certain legal matters will be passed upon for Sandler O’Neill & Partners, L.P. by Barack Ferrazzano Kirschbaum Perlman and Nagelberg LLP, Chicago, Illinois.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

BankFinancial Corporation has filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 with respect to the shares of common stock offered hereby. As permitted by the rules and regulations of the Securities and Exchange Commission, this prospectus does not contain all the information set forth in the registration statement. Such information, including the appraisal report which is an exhibit to the registration statement, can be examined without charge at the public reference facilities of the Securities and Exchange Commission located at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of such material can be obtained from the Securities and Exchange Commission at prescribed rates. The Securities and Exchange Commission telephone number is 1-800-SEC-0330. In addition, the Securities and Exchange Commission maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission, including BankFinancial Corporation. The statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are, of necessity, brief descriptions of the material terms of, and should be read in conjunction with, such contract or document.

BankFinancial MHC has filed with the Office of Thrift Supervision an Application on Form AC with respect to the conversion. This prospectus omits certain information contained in the application. The application may be examined at the principal office of the Office of Thrift Supervision, 1700 G

Street, N.W., Washington, D.C. 20552, and at the Southeast Regional Office of the Office of Thrift Supervision, 1475 Peachtree Street, N.E., Atlanta, Georgia 30309.

In connection with the offering, BankFinancial Corporation will register its common stock under Section 12(g) of the Securities Exchange Act of 1934 and, upon such registration, BankFinancial Corporation and the holders of its common stock will become subject to the proxy solicitation rules, reporting requirements and restrictions on common stock purchases and sales by directors, officers and greater than 10% stockholders, the annual and periodic reporting and certain other requirements of the Securities Exchange Act of 1934. Under the plan of conversion and reorganization, BankFinancial Corporation has undertaken that it will not terminate such registration for a period of at least three years following the conversion and the offering.

BANKFINANCIAL MHC, INC.

Burr Ridge, Illinois

CONSOLIDATED FINANCIAL STATEMENTS

All schedules are omitted as the required information either is not applicable or is included in the consolidated financial statements or related notes.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

BankFinancial MHC, Inc.

Burr Ridge, Illinois

We have audited the accompanying consolidated statements of financial condition of BankFinancial MHC, Inc. as of December 31, 2004 and 2003, and the related consolidated statements of income (loss), changes in members’ equity and comprehensive income (loss), and cash flows for each of the three years in the period ended December 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of BankFinancial MHC, Inc. as of December 31, 2004 and 2003, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2004 in conformity with U.S. generally accepted accounting principles.

As discussed in Note 20, the accompanying consolidated financial statements for the year ended December 31, 2003 have been restated to change the method of recognizing other than temporary impairment on securities available for sale, specifically certain perpetual preferred equity securities issued by the Federal National Mortgage Association and the Federal Home Loan Mortgage Corporation.

/s/ Crowe Chizek and Company LLC

Crowe Chizek and Company LLC

Oak Brook, Illinois

March 4, 2005

BANKFINANCIAL MHC, INC.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

December 31, 2004 and 2003

(In thousands)

	2004	2003
		(Restated)
ASSETS
Cash and due from financial institutions	$27,867	$26,359
Interest-bearing deposits in other financial institutions	1,431	2,271

Cash and cash equivalents	29,298	28,630
Securities available-for-sale, at fair value	268,093	257,520
Loans held-for-sale	5,531	5,280
Loans receivable, net of allowance for loan losses:
December 31, 2004, $11,019; and
December 31, 2003, $12,034	1,091,952	1,067,248
Stock in Federal Home Loan Bank, at cost	24,226	22,806
Premises and equipment, net	32,954	33,019
Accrued interest receivable	5,420	5,201
Goodwill	10,865	10,865
Core deposit intangible	9,882	11,583
Other assets	14,561	15,759

Total assets	$1,492,782	$1,457,911

LIABILITIES AND MEMBERS’ EQUITY
Liabilities
Deposits	1,115,696	1,073,897
Borrowings	264,742	268,225
Advance payments by borrowers taxes and insurance	7,074	7,523
Accrued interest payable and other liabilities	10,382	11,579

Total liabilities	1,397,894	1,361,224
Commitments and contingent liabilities
Members’ equity
Retained earnings	96,455	94,998
Accumulated other comprehensive income (loss)	(1,567)	1,689

Total members’ equity	94,888	96,687

Total liabilities and members’ equity	$1,492,782	$1,457,911

See accompanying notes to consolidated financial statements.

BANKFINANCIAL MHC, INC.

CONSOLIDATED STATEMENTS OF INCOME (LOSS)

Years ended December 31, 2004, 2003, and 2002

(In thousands)

	2004	2003	2002
	(Restated)
Interest and dividend income
Loans, including fees	$56,630	$56,912	$68,230
Securities	8,144	9,288	12,016
Other	1,524	1,842	1,950

Total interest income	66,298	68,042	82,196
Interest expense
Deposits	14,198	13,317	19,508
Borrowings	9,272	17,235	19,257

Total interest expense	23,470	30,552	38,765

Net interest income	42,828	37,490	43,431
Provision (credit) for loan losses	(22)	(579)	(422)

Net interest income after provision (credit) for loan losses	42,850	38,069	43,853
Noninterest income
Fees and service charges	5,503	5,790	5,112
Insurance commissions and annuities income	782	824	1,169
Gain on sale of loans	321	2,419	1,352
Gain (loss) on sale of securities	599	—	(2)
Loan servicing fees	987	664	606
Amortization and impairment of servicing assets	(772)	(1,475)	(2,144)
Operations of real estate owned	509	(215)	(224)
Other	1,129	992	992

Total noninterest income	9,058	8,999	6,861
Noninterest expense
Compensation and benefits	25,875	26,160	26,491
Office occupancy and equipment	5,112	4,942	6,286
Advertising and public relations	856	1,456	1,162
Data processing	2,765	2,515	3,394
Supplies, telephone, and postage	1,961	2,099	2,217
Amortization of intangibles	1,701	1,768	1,835
Loss on impairment of securities available for sale	8,793	12,457	—
Losses on early extinguishment of debt	—	8,347	—
Other	3,652	4,317	3,535

Total noninterest expense	50,715	64,061	44,920

Income (loss) before income taxes	1,193	(16,993)	5,794
Income tax expense (benefit)	(264)	(7,415)	748

Net income (loss)	$1,457	$(9,578)	$5,046

See accompanying notes to consolidated financial statements.

BANKFINANCIAL MHC, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS’ EQUITY AND

COMPREHENSIVE INCOME (LOSS)

Years ended December 31, 2004, 2003, and 2002

(In thousands)

	Retained Earnings	Accumulated Other- Comprehensive Income (Loss)	Total Members’ Equity	Comprehensive Income (Loss)
Balance at January 1, 2002	$99,530	$2,942	$102,472
Comprehensive income
Net income	5,046	—	5,046	$5,046
Change in other comprehensive income (loss), net of tax effects	—	(4,020)	(4,020)	(4,020)

Total comprehensive income				$1,026

Balance at December 31, 2002	104,576	(1,078)	103,498
Comprehensive income
Net loss (Restated)	(9,578)	—	(9,578)	$(9,578)
Change in other comprehensive income (loss), net of tax effects (Restated)	—	2,767	2,767	2,767

Total comprehensive income (Restated)				$(6,811)

Balance at December 31, 2003	94,998	1,689	96,687
Comprehensive income
Net income	1,457	—	1,457	$1,457
Change in other comprehensive income (loss), net of tax effects	—	(3,256)	(3,256)	(3,256)

Total comprehensive loss				$(1,799)

Balance at December 31, 2004	$96,455	$(1,567)	$94,888

See accompanying notes to consolidated financial statements.

BANKFINANCIAL MHC, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years ended December 31, 2004, 2003, and 2002

(In thousands)

	2004	2003	2002
	(Restated)
Cash flows from operating activities
Net income (loss)	$1,457	$(9,578)	$5,046
Adjustments to reconcile to net income (loss) to net cash from operating activities
Provision (credit) for loan losses	(22)	(579)	(422)
Depreciation and amortization	3,500	3,657	5,191
Amortization of premiums and discounts	161	1,057	1,837
Net (gain) loss on sale of securities	(599)	—	2
Loss on impairment of securities available for sale	8,793	12,457	—
Loss on early extinguishment of debt	—	8,347	—
Amortization of premium on early extinguishment of debt	2,499	4,131	—
Amortization of core deposit and other intangible assets	2,837	4,084	2,376
Net change in net deferred loan origination costs	(381)	(557)	46
Net gain on sale of real estate owned	(542)	(20)	(23)
Net gain on sale of loans	(321)	(2,419)	(1,352)
Loans originated for sale	(47,631)	(152,148)	(117,213)
Proceeds from sale of loans	47,701	160,453	123,486
Federal Home Loan Bank of Chicago stock dividends	(1,420)	(1,678)	(1,062)
Net change in:
Deferred income tax	(395)	(6,932)	(547)
Accrued interest receivable	(219)	585	1,600
Other assets	151	(613)	958
Interest payable and other liabilities	(1,197)	(5,659)	(1,121)

Net cash from operating activities	14,372	14,588	18,802
Cash flows from investing activities
Securities available-for-sale
Proceeds from sales	10,551	—	35,312
Proceeds from maturities	525	4,139	33,552
Proceeds from principal repayments	44,213	127,043	66,512
Purchases	(1,510)	(25,709)	(70,409)
Loans receivable
Principal payments on loans receivable	439,065	515,904	723,112
Purchases	(115,166)	(115,660)	(13,816)
Originated for investment	(427,457)	(534,273)	(605,934)
Proceeds from sale of real estate owned	2,733	2,640	2,056
Purchase of premises and equipment, net	(2,312)	(8,766)	(3,530)

Net cash from investing activities	(49,358)	(34,682)	166,855

(Continued)

BANKFINANCIAL MHC, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years ended December 31, 2004, 2003, and 2002

(In thousands)

	2004	2003	2002
		(Restated)
Cash flows from financing activities
Net change in deposits	$42,085	$19,700	$(116,000)
Net change in advance payments by borrowers for taxes and insurance	(449)	(8)	823
Net change in borrowings	(5,982)	(34,518)	(23,877)
Payment for early extinguishment of debt	—	(17,195)	—

Net cash from financing activities	35,654	(32,021)	(139,054)

Net change in cash and cash equivalents	668	(52,115)	46,603
Beginning cash and cash equivalents	28,630	80,745	34,142

Ending cash and cash equivalents	$29,298	$28,630	$80,745

Supplemental disclosures:
Interest paid	$21,144	$28,592	$41,607
Income taxes paid	—	—	—
Loans transferred to other real estate	557	3,301	2,009
Loans securitized	78,626	137,706	—
Due from broker for sale of securities not settled	205	—	—

See accompanying notes to consolidated financial statements.

BANKFINANCIAL MHC, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation: The consolidated financial statements include the accounts and transactions of BankFinancial MHC, Inc. and its wholly owned subsidiary, BankFinancial Corporation, and BankFinancial Corporation’s wholly owned subsidiary, BankFinancial F.S.B. (“the Bank”) and the Bank’s wholly owned subsidiaries, BankFinancial Asset Recovery Corporation, SXNB Corporation, and Financial Assurance Inc. (collectively, “the Company”). SXNB Corporation ceased operations and was dissolved in October 2003. All significant intercompany accounts and transactions have been eliminated.

Nature of Business: The Company’s revenues, operating income, and assets are primarily from the banking industry. All of the Company’s banking operations are considered by management to be aggregated in one reportable operating segment. Loan origination customers are mainly located in the greater Chicago metropolitan area. To supplement loan originations, the Company purchases mortgage loans for which the underlying collateral is predominantly located in Illinois. The loan portfolio is concentrated in loans that are primarily secured by real estate.

Use of Estimates: To prepare financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the financial statements and the disclosures provided, and future results could differ. The allowance for loan losses, loan servicing rights, impairment of securities and fair value of financial instruments are particularly subject to change.

Securities: Debt securities are classified as held-to-maturity and carried at amortized cost when management has the positive intent and ability to hold them to maturity. Debt securities are classified as available-for-sale when they might be sold before maturity. Equity securities with readily determinable fair values are classified as available-for-sale. Securities available-for-sale are carried at fair value, with unrealized holding gains and losses reported in other comprehensive income. Other securities, such as Federal Home Loan Bank (“FHLB”) stock, are carried at cost.

Interest income is recognized under the interest method and includes amortization of purchase premium and discount. Gains and losses on sales are based on the amortized cost of the security sold. Declines in the fair value of securities below their cost that are other than temporary are reflected as realized losses. In determining if losses are other-than-temporary, management considers: (1) the length of time and extent that fair value has been less than cost or adjusted cost, as applicable (2) the financial condition and near term prospects of the issuer, and (3) the Company’s ability and intent to hold the security for a period sufficient to allow for any anticipated recovery in fair value.

(Continued)

BANKFINANCIAL MHC, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Loans and Loan Income: Loans that management has the intent and ability to hold until maturity or payoff are reported at the principal balance outstanding, net of the allowance for loan losses, premiums and discounts on loans purchased, and net deferred loan costs. Interest income on loans is recognized in income over the term of the loan based on the amount of principal outstanding.

Loans originated are identified as either held for sale or investment at or soon after origination and accounted for accordingly. Loans that have been classified as held for sale are recorded at the lower of aggregate cost or market value. The Company sells a portion of its mortgage loan production in the secondary market. The Company obtains sales commitments on certain of these loans immediately prior to making the origination commitment. Net unrealized losses are recognized by charges to income.

Premiums and discounts associated with loans purchased are amortized over the expected life of the loan using the level-yield method.

Interest income is reported on the interest method and includes amortization of net deferred loan fees and costs over the contractual loan term, adjusted for prepayments. Interest income is discontinued at the time the loan is 90 days delinquent unless the loan is well-secured and in process of collection. In all cases, loans are placed on nonaccrual or charged off at an earlier date if collection of principal or interest is considered doubtful.

All interest accrued but not received for loans placed on nonaccrual is reversed against interest income. Interest received on such loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Allowance for Loan Losses: The allowance for loan losses is a valuation allowance for probable incurred credit losses. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance. Management estimates the allowance balance required using past loan loss experience; the nature and volume of the portfolio; information about specific borrower situations; and estimated collateral values, economic conditions, and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management’s judgment, should be charged off.

(Continued)

BANKFINANCIAL MHC, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

The allowance consists of specific and general components. The specific component relates to loans that are individually classified as impaired or loans otherwise classified as substandard or doubtful. The general component covers nonclassified loans and is based on historical loss experience adjusted for current factors.

A loan is impaired when full payment under the loan terms is not expected. Commercial and commercial real estate loans are individually evaluated for impairment. If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan’s existing rate or at the fair value of collateral if repayment is expected solely from the collateral. Large groups of smaller balance homogeneous loans, such as consumer and residential real estate loans, are collectively evaluated for impairment, and accordingly, they are not separately identified for impairment disclosures.

Loan commitments are considered in determining the provision for loan losses. The Company has not recorded any provision for losses on loan commitments since no losses were probable and reasonably estimable.

Premises and Equipment: Land is carried at cost. Premises and equipment are stated at cost less accumulated depreciation. Depreciation is included in noninterest expense and is computed on the straight-line method over the estimated useful lives of the assets. Useful lives are estimated to be 25 to 40 years for buildings and improvements that extend the life of the original building, 10 to 20 years for routine building improvements, five to fifteen years for furniture and equipment, two to five years for computer hardware and software and no greater than four years on automobiles. The cost of maintenance and repairs is charged to expense as incurred and significant repairs are capitalized.

Mortgage Servicing Rights: Mortgage servicing rights are recognized as assets for purchased rights and for the allocation value of retained servicing rights on loans sold. Mortgage servicing rights are expensed in proportion to, and over the period of, estimated net servicing revenues. Impairment is evaluated based on the fair value of the rights, using groupings of the underlying loans as to interest rates and then, secondarily, to geographic and prepayment characteristics. Any impairment of a grouping is reported as a valuation allowance.

Real Estate Owned: Real estate properties acquired in collection of a loan are initially recorded at fair value at acquisition, establishing a new cost basis. If fair value declines, a valuation allowance is recorded through expense. Expenses, gains and losses on disposition, and changes in the valuation allowance are reported in noninterest income.

(Continued)

BANKFINANCIAL MHC, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Long-Term Assets: Premises and equipment and other long-term assets are reviewed for impairment when events indicate that their carrying amount may not be recoverable from future undiscounted cash flows. If impaired, the assets are recorded at fair value.

Goodwill and Other Intangible Assets: Goodwill results from prior business acquisitions and represents the excess of the purchase price over the fair value of acquired tangible assets and liabilities and identifiable intangible assets. Goodwill is assessed at least annually for impairment and any such impairment will be recognized in the period identified. There was no impairment to goodwill for the years ended December 31, 2004 and 2003.

Other intangible assets consist of core deposit intangible assets arising from whole bank acquisitions. They are initially measured at fair value and then are amortized on an accelerated method over their estimated useful lives, which is ten years.

Income Taxes: Income tax expense is the sum of the current year income tax due or refundable and the change in the deferred tax assets and liabilities. Deferred tax assets and liabilities are the expected future tax consequences of temporary differences between the carrying amounts and tax basis of assets and liabilities, computed using enacted tax rates. A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized.

Loan Commitments and Related Financial Instruments: Financial instruments include off-balance-sheet credit instruments, such as commitments to make loans and commercial letters of credit, issued to meet customer financing needs. The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay. Such financial instruments are recorded when they are funded.

Derivatives: Interest rate caps, which are derivative instruments, are recorded at their fair values. These derivatives are not designated as hedges; therefore, changes in fair value are reflected in income currently.

Fair Values of Financial Instruments: Fair values of financial instruments are estimated using relevant market value information and other assumptions, as more fully disclosed in a separate note. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect the estimates.

(Continued)

BANKFINANCIAL MHC, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Loss Contingencies: Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not believe that there now are such matters that will have a material effect on the financial statements.

Cash Flows Reporting: Cash and cash equivalents include cash, amounts due from financial institutions under 90 days, and daily funds sold. Net cash flows are reported for customer deposit transactions, borrowings and advance payments by borrowers for taxes and insurance.

Comprehensive Income: Comprehensive income consists of net income and other comprehensive income. Other comprehensive income includes unrealized gains and losses on securities available-for-sale, which are also recognized as separate components of members’ equity.

New Accounting Standards: In January 2003, the Emerging Issues Task Force (“EITF”) began a project “EITF 03-1” to provide additional guidance on when a market value decline on debt and marketable equity securities should be considered other-than-temporary. Currently, declines in market value that are considered to be other-than-temporary require that a loss be recognized through the income statement. The EITF issued additional guidance in March 2004 establishing criteria for recognition and measurement under this pronouncement. The Financial Accounting Standards Board recently delayed the effective date of the impairment requirements of EITF 03-1. If EITF 03-1 becomes effective in the future, management believes that it should not have a material impact on the Company’s financial results as the Company already applies SEC Staff Accounting Bulletin 59 which management believes is no less stringent than EITF 03-1 as currently proposed.

On March 9, 2004, the SEC issued Staff Accounting Bulletin No. 105, Application of Accounting Principles to Loan Commitments. According to the release, the fair value of the loan commitment is determined without considering the value of future cash flows related to servicing the loans, and thus the fair value represents the value of having to make a loan at what may become a below-market rate. This guidance is applicable for mortgage loan commitments, where the loans are to be sold, entered into as of April 1, 2004 or later. Management determined that implementation did not have a material impact on financial statement reporting.

(Continued)

BANKFINANCIAL MHC, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Table amounts in thousands)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

In December 2004, the Financial Accounting Standards Board issued Statement 123R “Share-Based Payment,” that would be effective for all employee awards granted, modified, or settled after July 1, 2005 for calendar year-end companies. As of the effective date, compensation expense related to the non-vested portion of awards outstanding as of that date would be based on the grant-date fair value as calculated under the original provisions of Statement 123. Adoption of this standard could materially impact the amount of compensation expense incurred for future financial statements reporting if the Company has a stock award program in place after the proposed statement becomes effective.

Reclassifications: Certain reclassifications have been made in the prior year’s financial statements to conform with the current year’s presentation.

NOTE 2 - SECURITIES

The fair value of securities available-for-sale and the related gross unrealized gains and losses recognized in accumulated other comprehensive loss at December 31 is as follows:

	Fair Value	Gross Unrealized Gains	Gross Unrealized Losses
2004
State and municipal	$3,464	$7	$(13)
Mortgage-backed securities	178,668	696	(1,660)
Collateralized mortgage obligations	1,700	27	—
SBA-guaranteed loan participation certificates	1,941	1	(18)
Equity securities	82,320	235	(1,875)

	$268,093	$966	$(3,566)

2003 - Restated
State and municipal	$2,385	$14	$(14)
Mortgage-backed securities	154,267	1,471	(832)
Collateralized mortgage obligations	2,832	30	(1)
SBA-guaranteed loan participation certificates	2,601	2	(14)
Equity securities	95,335	2,500	(398)
Other debt securities	100	—	—

	$257,520	$4,017	$(1,259)

(Continued)

BANKFINANCIAL MHC, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Table amounts in thousands)

NOTE 2 - SECURITIES (Continued)

Mortgage-backed securities and collateralized mortgage obligations consist of Federal Home Loan Mortgage Corporation (“Freddie Mac”), Federal National Mortgage Association (“Fannie Mae”) and Government National Mortgage Association (“Ginnie Mae”) issues at December 31, 2004 and 2003. Equity securities consist primarily of Fannie Mae and Freddie Mac preferred stock.

The fair values of debt securities available-for-sale at December 31, 2004 by contractual maturity, are shown below. Securities not due at a single maturity date are shown separately. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

2004
Due in one year or less	$389
Due after one year through five years	1,856
Due after five years through ten years	1,219

3,464
Mortgage-backed securities	178,668
Collateralized mortgage obligations	1,700
SBA-guaranteed loan participation certificates	1,941
Equity securities	82,320

Total	$268,093

Securities pledged at year end 2004 and 2003 had a carrying amount of $86.2 million and $171.4 million, respectively, and were pledged to secure certain depository relationships, advances from the FHLB of Chicago, and a line of credit with the Federal Reserve Bank of Chicago.

Sales of securities available-for-sale were as follows:

	2004	2003	2002
Proceeds	$10,551	$—	$35,312
Gross gains	599	—	69
Gross losses	—	—	(71)

(Continued)

BANKFINANCIAL MHC, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Table amounts in thousands)

NOTE 2 - SECURITIES (Continued)

Securities with unrealized losses at year-end 2004 and 2003 not recognized in income are as follows:

	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
2004
State and municipal	$—	$—	$1,081	$13	$1,081	$13
Mortgage-backed securities	75,122	887	49,201	773	124,323	1,660
Collateralized mortgage obligations	—	—	—	—	—	—
SBA-guaranteed loan participation certificates	—	—	1,472	18	1,472	18
Equity securities	38,375	1,375	20,750	500	59,125	1,875

Total temporarily impaired	$113,497	$2,262	$72,504	$1,304	$186,001	$3,566

2003 – Restated
State and municipal	$—	$—	$1,081	$14	$1,081	$14
Mortgage-backed securities	83,268	831	523	1	83,791	832
Collateralized mortgage obligations	1,185	1	—	—	1,185	1
SBA-guaranteed loan participation certificates	—	—	1,842	14	1,842	14
Equity securities	25,725	398	—	—	25,725	398

Total temporarily impaired	$110,178	$1,230	$3,446	$29	$113,624	$1,259

The Company evaluates its investment securities with significant declines in fair value on a quarterly basis to determine whether they should be considered temporarily or other than temporarily impaired.

The unrealized losses on investments in state and municipal bonds, mortgage-backed securities, collateralized mortgage obligations, and SBA guaranteed loan participation certificates above were attributable to increases in interest rates, rather than credit quality. Since the Company has the ability and intent to hold these investments until a market price recovery or maturity, these investments are not considered impaired on an other-than-temporary basis.

(Continued)

BANKFINANCIAL MHC, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - SECURITIES (Continued)

The Company has developed a methodology for conducting periodic impairment testing on marketable equity securities with dividends that adjust periodically based on market interest rate indices (Fannie Mae and Freddie Mac preferred stocks included in equity securities). A determination of the severity of the impairment and the continuous duration of the impairment (generally as well as the continuous duration of any impairment exceeding 5%) is made. Using a valuation model, a projection is prepared for the value of each security in future periods using current data and mean and median historical data as inputs for the forward yield curve and the volatility curve parameters, and for each security, its original, current and mid-point spread over the applicable risk-free benchmark since time of issuance. The projection results are used to assess the likelihood of a recovery of the carrying value of the security, using evaluation criteria that require greater evidence of a full recovery as the duration and, particularly, the severity of an impairment increase, and consideration of other evidence that is relevant to the issue of recovery. Acting on the premise that a write-down may be required, the model results are considered together with other relevant evidence and a judgment is made as to whether the evidence favors a full recovery and whether the Company has the intent and ability to hold the preferred stock for the duration of the forecasted recovery period. In the absence of other relevant evidence, the model results will generally be controlling. If other relevant evidence exists, the model results will not necessarily be controlling and are weighed with the other relevant evidence.

The analysis performed and the evidence considered determined that unrealized losses on certain of the Fannie Mae and Freddie Mac preferred stocks constituted other than temporary impairments in 2004 and 2003. This conclusion was based primarily on the duration and severity of the unrealized losses, the Company’s inability to forecast a full recovery in the value of these securities except in a small number of projected interest rate scenarios, the more stringent standards that must be met under SAB No. 59 when the severity and duration of losses are significant, and the uncertainties that are inherent in forecasting when interest rates, interest rate volatilities and spreads to risk-free benchmarks will return to historical norms. Based on these determinations, the Company reduced the combined carrying value of certain of the Fannie Mae and Freddie Mac preferred stocks by recording an impairment charge of $8.8 million and $12.5 million for the years ended December 31, 2004 and 2003, respectively.

(Continued)

BANKFINANCIAL MHC, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Table amounts in thousands)

NOTE 3 - LOANS RECEIVABLE

Loans receivable are as follows:

	2004	2003
Secured by one-to-four-family residential real estate	$363,097	$352,079
Secured by multi-family mortgage loans	240,607	239,758
Nonresidential real estate	248,781	256,871
Construction and land loans	59,950	65,052
Commercial loans	92,455	79,729
Commercial leases	86,362	72,962
Consumer loans	2,755	3,502
Other loans (including municipal)	6,044	6,621

Total loans	1,100,051	1,076,574
Loans in process	824	993
Net deferred loan origination costs	2,096	1,715
Allowance for loan losses	(11,019)	(12,034)

Loans, net	$1,091,952	$1,067,248

As of December 31, 2004 and 2003, there were approximately $223.3 million and $160.5 million, respectively, of loans purchased from other financial institutions included in the amount of loans secured by one-to-four-family residential real estate. Loans purchased were secured primarily by properties in Illinois.

Activity in the allowance for loan losses is as follows:

	2004	2003	2002
Beginning balance	$12,034	$12,461	$13,465
Provision (credit) for loan losses	(22)	(579)	(422)
Loans charged off	(1,393)	(433)	(1,292)
Recoveries	400	585	710

Ending balance	$11,019	$12,034	$12,461

(Continued)

BANKFINANCIAL MHC, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Table amounts in thousands)

NOTE 3 - LOANS RECEIVABLE (Continued)

Impaired loans were as follows:

	2004	2003
Period-end loans with allocated allowance for loan losses	$9,491	$7,128
Period-end loans with no allocated allowance for loan losses	7,575	2,731

Total	$17,066	$9,859

Amount of the allowance for loan losses allocated	$2,056	$2,866
Average of impaired loans during the period	$13,510	$6,057

Interest income received on impaired loans was immaterial for the years ended December 31, 2004, 2003, and 2002.

Nonperforming loans were as follows:

	2004	2003
Loans past due over 90 days still on accrual	$—	$—
Nonaccrual loans	6,524	7,120

Nonperforming loans includes both smaller balance homogeneous loans that are collectively evaluated for impairment and individually classified impaired loans.

(Continued)

BANKFINANCIAL MHC, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Table amounts in thousands)

NOTE 4 - SECONDARY MORTGAGE MARKET ACTIVITIES

First mortgage loans serviced for others are not included in the accompanying consolidated statements of financial condition. The unpaid principal balances of these loans were approximately $393.9 million, $357.7 million and $248.3 million at December 31, 2004, 2003, and 2002 respectively. Custodial escrow balances maintained in connection with the foregoing loan servicing were approximately $10.1 million, $7.4 million and $12.2 million at December 31, 2004, 2003 and 2002 respectively.

Capitalized mortgage servicing rights are included in other assets in the accompanying consolidated statements of financial condition. Activity for capitalized mortgage servicing rights and the related valuation allowance was as follows.

	2004	2003
Servicing rights
Beginning of year	$2,690	$2,745
Additions	990	2,102
Amortized to expense	(857)	(2,157)

Balance, end of year	$2,823	$2,690

Valuation allowance
Beginning of year	$318	$1,000
Additions expensed	296	144
Reductions credited to expense	(381)	(826)

Balance, end of year	$233	$318

Carrying value of mortgage servicing rights	$2,590	$2,372

Fair value of mortgage servicing rights	$2,738	$3,146

The estimated fair value of mortgage servicing rights is the present value of the expected future cash flows over the projected life of the loan. Assumptions used in the present value calculation are based on actual performance of the underlying servicing along with general market consensus. The expected cash flow is the net amount of all mortgage servicing income and expense items. The expected cash flows are discounted at an interest rate appropriate for the associated risk given the current market conditions. Significant assumptions are as follows:

	2004	2003
Prepayment speed	23.55%	18.24%
Discount rate	12.00%	9.00%
Average servicing cost per loan	$54.00	$53.00
Escrow float rate	2.93%	4.00%

(Continued)

BANKFINANCIAL MHC, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Table amounts in thousands)

NOTE 4 - SECONDARY MORTGAGE MARKET ACTIVITIES (Continued)

Key economic assumptions used in measuring the fair value of the Company’s mortgage servicing rights as of December 31, 2004 and the effect on the fair value of our mortgage servicing rights from adverse changes in those assumptions, are as follows:

(dollars in thousands)
Fair value of mortgage servicing rights	$2,738
Weighted average annual prepayment speed	23.55%
Decrease in fair value from 10% adverse change	158
Decrease in fair value from 20% adverse change	297
Weighted-average annual discount rate	12.00%
Decrease in fair value from 10% adverse change	78
Decrease in fair value from 20% adverse change	153

These sensitivities are hypothetical and should be used with caution. As the figures indicate, changes in fair value based on variations in individual assumptions generally cannot be used to predict changes in fair value based upon further variations of the same assumptions. Also, in the above table, the effect of a variation in a particular assumption on the fair value of the retained interest is calculated independently without changing any other assumption. In reality, changes in one factor may result in changes in another factor, which might magnify or counteract the sensitivities.

Estimated amortization expense for each of the next five years:

2005	$789
2006	594
2007	425
2008	302
2009	216

NOTE 5 - SECURITIZATIONS

The Company securitizes conforming adjustable rate residential mortgage loans with Fannie Mae. In these securitizations, the Company retained servicing responsibilities. The Company receives annual servicing fees approximating 0.25 percent of the outstanding balance. Fannie Mae has no recourse to the Company’s other assets for failure of debtors to pay when due. The Company receives securities in exchange for loans in these transactions and records no gain or loss. During 2004 and 2003, $78.6 million and $137.7 million of adjustable rate residential mortgage loans were securitized. There were no securitizations in 2002.

(Continued)

BANKFINANCIAL MHC, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Table amounts in thousands)

NOTE 6 - ACCRUED INTEREST RECEIVABLE

Accrued interest receivable is summarized as follows:

	2004	2003
Investment securities	$692	$643
Loans receivable	4,728	4,558

	$5,420	$5,201

NOTE 7 - PREMISES AND EQUIPMENT

Premises and equipment are as follows:

	2004	2003
Land and land improvements	$9,019	$9,080
Buildings and improvements	27,908	27,455
Furniture and equipment	7,673	6,978
Computer equipment	10,599	9,452

	55,199	52,965
Accumulated depreciation	(22,245)	(19,946)

	$32,954	$33,019

Depreciation and amortization of premises and equipment was $3.5 million, $3.7 million, and $5.2 million for the years ended December 31, 2004, 2003, and 2002, respectively.

The Company leases branch facilities and corporate office space under noncancelable operating lease agreements expiring in 2008. Rent expense for facilities was $215,000, $409,000, and $1.1 million in 2004, 2003, and 2002, respectively, excluding taxes, insurance, and maintenance. The minimum rental commitments, not including taxes, insurance, and maintenance, at December 31, 2004 leases are summarized below:

2005	$390
2006	398
2007	402
2008	140

Total	$1,330

(Continued)

BANKFINANCIAL MHC, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Table amounts in thousands)

NOTE 7 - PREMISES AND EQUIPMENT (Continued)

The Company has subleased some of these branch facilities and currently is entitled to receive income of approximately:

2005	$208
2006	178
2007	175
2008	73

Total	$634

NOTE 8 - CORE DEPOSIT INTANGIBLE

Core deposit intangible assets were as follows:

	2004		2003
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Amortized intangible assets:
Core deposit intangibles	$15,340	$5,458	$15,340	$3,757

Aggregate amortization expense was $1.7 million, $1.8 million and $1.8 million for 2004, 2003, and 2002, respectively.

Estimated amortization expense for each of the next five years:

2005	$1,634
2006	1,566
2007	1,490
2008	1,423
2009	1,356

(Continued)

BANKFINANCIAL MHC, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Table amounts in thousands)

NOTE 9 - DEPOSITS

Year-end deposits are as follows:

	2004	2003
Non-interest-bearing demand	$104,448	$98,087
Interest-bearing NOW	232,968	237,584
Money market	205,933	159,611
Savings	132,009	135,517
Certificates of deposit	440,338	443,098

	$1,115,696	$1,073,897

Certificates of deposit of $100,000 or more were approximately $142.5 million and $123.0 million at year-end 2004 and 2003, respectively. Amounts over $100,000 are not insured by the Federal Deposit Insurance Corporation.

Included in certificates of deposit are $23.9 million and $18.6 million of brokered deposits at December 31, 2004 and 2003, respectively. All brokered deposits are over $100,000.

Scheduled maturities of certificates of deposit are as follows:

2005	$339,394
2006	67,572
2007	20,284
2008	5,398
2009	7,514
2010	52
2011	124

Total	$440,338

Interest expense on deposit accounts is summarized as follows for the periods indicated:

	2004	2003	2002
Interest-bearing NOW	$1,249	$1,208	$2,203
Money market accounts	2,667	1,735	2,572
Savings	825	690	901
Certificates of deposit	9,457	9,684	13,832

	$14,198	$13,317	$19,508

(Continued)

BANKFINANCIAL MHC, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Table amounts in thousands)

NOTE 10 - BORROWINGS

Borrowed funds are summarized as follows:

			December 31, 2004		December 31, 2003
	Contractual Interest Rate Range		Weighted Average Contractual Rate	Amount	Weighted Average Contractual Rate	Amount
Fixed-rate advance from FHLB due:
Within 1 year	1.41%	2.32%	1.75%	$94,612	1.30%	$99,412
1 to 2 years	2.13	3.27	2.61	53,236	1.69	58,914
2 to 3 years	2.66	3.52	3.35	56,000	2.52	20,000
3 to 4 years	—	—	—	—	3.52	25,000
5 to 6 years	—	—	—	—	—	—
Greater than 6 years (callable 9/20/05)	6.44	6.44	6.44	25,000	6.44	25,000

Total fixed rate advances	1.41%	6.44%	2.85%	228,848	2.31%	228,326
Open Line advance, due on demand	2.47	2.47	2.47	2,000	1.21	7,000

Total FHLB funds	1.41	6.44	2.85	230,848	2.27	235,326
Securities sold under agreements to repurchase	1.75	1.75	1.75	3,894	0.50	2,899
Other borrowings	4.02	4.02	4.02	30,000	3.16	30,000

Total borrowings	1.41%	6.44%	2.97%	$264,742	2.36%	$268,225

In July 2003, BankFinancial elected to pursue certain balance sheet restructuring strategies as a result of the historically low interest rate environment. The restructuring consisted of retiring $25.0 million of Federal Home Loan Bank Advances and replacing the other $145.0 million with new Federal Home Loan Bank Advances with a weighted average coupon of 1.38% and a weighted average maturity of approximately one year. The Company incurred a net pre-tax prepayment penalty of $15.4 million, recognized an immediate loss of $8.3 million on the early extinguishment of debt, and deferred the remaining prepayment penalty in accordance with EITF 96-19, Debtor’s Accounting for a Modification or Exchange of Debt Instruments. The remaining portion of the prepayment penalty is being amortized as a yield adjustment over the life of the refinanced borrowings. As of December 31, 2004 and 2003, the unamortized prepayment penalty was $388,000 and $2.9 million, respectively.

(Continued)

BANKFINANCIAL MHC, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 - BORROWINGS (Continued)

The Company maintains a collateral pledge agreement covering secured advances whereby the Company has agreed to at all times keep on hand, free of all other pledges, liens, and encumbrances, specifically identified whole first mortgages on improved residential property not more than 90-days delinquent to secure advances from the FHLB of Chicago. All stock in the FHLB of Chicago is pledged as additional collateral for these advances. At December 31, 2004, $169.8 million and $69.9 million of first mortgage and multi-family mortgage loans, respectively, collateralized the advances. At December 31, 2003, $250.7 million first mortgage loans and $80.6 million in securities collateralized the advances.

At December 31, 2004 and 2003, the Company had available pre-approved overnight federal funds borrowing and repurchase agreement lines of $65 million and $45 million, respectively. At December 31, 2004 and 2003, the Company also had a line of credit available with the Federal Reserve Bank of Chicago for $16.6 million and $14.9 million, respectively. At December 31, 2004 and 2003, there was no outstanding balance on these lines.

The Company became the holder of the Trust Preferred Securities through the acquisition of Success Bancshares, Inc. (“Success”) in November of 2001. On May 19, 1998, Success issued $15 million ($10 per preferred security) of Trust Preferred Securities (“Securities”) through Success Capital Trust I (“Trust”), a statutory business trust and wholly owned subsidiary of Success. The Securities paid cumulative cash distributions quarterly at an annual rate of 8.95%. Proceeds from the sale of the Securities were invested by the Trust in 8.95% Junior Subordinated Deferrable Interest Debentures issued by Success, which represents all of the assets of the Trust. The Securities were subject to mandatory redemption, in whole or in part, upon repayment of the Junior Subordinated Debentures at the stated maturity, May 19, 2028 or their earlier redemption, in each case at a redemption price equal to the aggregate liquidation preference of the Securities plus any accumulated and unpaid distributions thereon to the date of redemption. The Company provided a full, irrevocable, and unconditional guarantee on a subordinated basis of the obligations of the Trust under the preferred securities in the event of the occurrence of an event of default, as defined in such guarantee. The Company, in accordance with the redemption provisions of the Securities, repaid the Securities on December 15, 2003 for a total of $15.5 million.

(Continued)

BANKFINANCIAL MHC, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 - BORROWINGS (Continued)

The Company entered into a promissory note with another financial institution on November 15, 2001. In 2003 the amount of the note was increased to $30.0 million from $15.0 million, with interest terms remaining the same, payable at the 90-day LIBOR plus 200 basis points. The interest on the note resets quarterly and interest is payable quarterly. At December 31, 2004 and 2003, the interest rate on the note was 4.02% and 3.16%, respectively. The Company also entered into a $5 million revolving line of credit agreement at the 90-day LIBOR plus 200 basis points. The interest on the line resets quarterly and interest is payable quarterly. At December 31, 2004 and 2003, the Company had not drawn on the line. These borrowings are secured by 1,000 shares of common stock of the Company, and mature March 31, 2005. The financing agreements contain certain financial covenants. At December 31, 2004 and 2003, the Company was in compliance with these covenants, as amended.

NOTE 11 - REGULATORY MATTERS

The Bank is subject to regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory—and possibly additional discretionary—actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by regulators about components, risk weightings, and other factors.

The prompt corrective action regulations provide five classifications, including well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and plans for capital restoration are required.

(Continued)

BANKFINANCIAL MHC, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Table amounts in thousands)

NOTE 11 - REGULATORY MATTERS (Continued)

At year end, actual capital levels and minimum required levels for the Bank were:

	Actual		Minimum Required for Capital Adequacy Purposes		Minimum Required to Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2004
Total capital (to risk-weighted assets)	$113,693	10.35%	$87,892	8.00%	$109,865	10.00%
Tier 1 (core) capital (to risk-weighted assets)	104,730	9.53	43,946	4.00	65,919	6.00
Tier 1 (core) capital (to adjusted total assets)	104,730	7.12	58,873	4.00	73,591	5.00

December 31, 2003
Total capital (to risk-weighted assets)	$112,051	10.06%	$89,109	8.00%	$111,387	10.00%
Tier 1 (core) capital (to risk-weighted assets)	102,883	9.24	44,555	4.00	66,832	6.00
Tier 1 (core) capital (to adjusted total assets)	102,883	7.18	57,313	4.00	71,641	5.00

The following is a reconciliation of the Bank’s equity under accounting principles generally accepted in the United States of America (“GAAP”) to regulatory capital.

	2004	2003
GAAP equity	$119,983	$122,533
Disallowed intangible assets	(16,820)	(17,961)
Unrealized loss (gain) on securities available-for-sale	1,567	(1,689)
Disallowed subsidiaries equity	—	—
Disallowed mortgage servicing assets	—	—

Tier I capital	104,730	102,883
General regulatory loan loss reserves	8,963	9,168

Total regulatory capital	$113,693	$112,051

(Continued)

BANKFINANCIAL MHC, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Table amounts in thousands)

NOTE 11 - REGULATORY MATTERS (Continued)

As of December 31, 2004 and 2003, the most recent notification from the OTS categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the institution’s category.

Federal regulations require the Bank to comply with a Qualified Thrift Lender (“QTL”) test, which requires that 65% of assets be maintained in housing-related finance and other specified assets. If the QTL test is not met, limits are placed on growth, branching, new investment, FHLB advances, and dividends or the institution must convert to a commercial bank charter. Management considers the QTL test to have been met.

NOTE 12 - INCOME TAXES

The income tax expense (benefit) is as follows:

	2004	2003	2002
Current	$131	$(483)	$1,295
Deferred	(395)	(6,932)	(547)

Total income tax expense (benefit)	$(264)	$(7,415)	$748

A reconciliation of the provision for income taxes computed at the statutory federal corporate tax rate of 34% to the income tax expense in the consolidated statements of income follows:

	2004	2003	2002
Provision computed at the statutory federal tax rate	$406	$(5,778)	$1,970
State taxes and other, net	(216)	(1,019)	(99)
Dividends received deduction	(454)	(618)	(1,123)

	$(264)	$(7,415)	$748

Effective income tax rate	(22.13%)	(43.64%)	12.91%

Retained earnings at December 31, 2004 and 2003 include approximately $14.9 million for which no deferred federal income tax liability has been recorded. This amount represents an allocation of income to bad debt deductions for tax purposes alone.

(Continued)

BANKFINANCIAL MHC, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Table amounts in thousands)

NOTE 12 - INCOME TAXES (Continued)

The net deferred tax asset is as follows:

	2004	2003
Gross deferred tax assets
Allowance for loan losses	$4,379	$4,662
Interest rate caps	—	114
Branch closing reserve	169	175
Accumulated depreciation	—	263
Alternative minimum tax, general business credit and net operating loss carryforwards	2,454	4,626
Impairment of securities available for sale	8,446	4,826
Unrealized loss on securities available-for-sale	1,033	—
Other	375	108

	16,856	14,774
Gross deferred tax liabilities
Net deferred loan origination costs	(1,555)	(1,410)
FHLB stock dividends	(3,038)	(2,411)
Purchase accounting adjustments	(4,642)	(5,621)
Unrealized gain on securities available-for-sale	—	(1,068)
Accumulated depreciation	(360)	—
Mortgage servicing rights	(1,029)	(917)
Other	(389)	—

	(11,013)	(11,427)

Net deferred tax asset	$5,843	$3,347

As of December 31, 2004 and 2003, the Company had a federal net operating loss of approximately $3.4 million and $13.0 million, respectively. As of December 31, 2004 and 2003, the Company had a state net operating loss of approximately $7.2 million and $16.6 million, respectively. The net operating losses are being carried forward and will be available to reduce future taxable income. These net operating loss carryforwards expire beginning in 2016 through 2023.

Based upon projections of future taxable income, management believes that it is more likely than not that the deferred tax assets will be fully realized.

(Continued)

BANKFINANCIAL MHC, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13 - EMPLOYEE BENEFIT PLANS

Employee Stock Ownership Plan (ESOP) The Company established an ESOP for its employees effective January 1, 2004. The ESOP covers all of its eligible employees. Employees are eligible to participate in the ESOP after attainment of age 21 and completion of one year of service. Company contributions to the plan are at the discretion of the Board of Directors. Contributions totaling $10,000 were made for the year ended 2004.

Profit Sharing Plan/401(k) Plan The Company has a defined contribution plan (“profit sharing plan”) covering all of its eligible employees. Employees are eligible to participate in the profit sharing plan after attainment of age 21 and completion of one year of service. The Company matches employee contributions up to 5% of an employee’s wages. The Company may also contribute an additional amount annually at the discretion of the Board of Directors. Contributions totaling $717,000, $740,000, and $718,000 were made for the years ended 2004, 2003, and 2002, respectively.

NOTE 14 - LOAN COMMITMENTS AND OTHER RELATED ACTIVITIES

The Company is party to various financial instruments with off-balance-sheet risk. The Company uses these financial instruments in the normal course of business to meet the financing needs of customers and to effectively manage exposure to interest rate risk. These financial instruments include commitments to extend credit, standby letters of credit, unused lines of credit commitments to sell loans, and interest rate caps. When viewed in terms of the maximum exposure, those instruments may involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated statements of financial condition. Credit risk is the possibility that a counterparty to a financial instrument will be unable to perform its contractual obligations. Interest rate risk is the possibility that, due to changes in economic conditions, the Company’s net interest income will be adversely affected.

The following is a summary of the contractual or notional amount of each significant class of off-balance-sheet financial instruments outstanding. The Company’s exposure to credit loss in the event of nonperformance by the counterparty for commitments to extend credit, standby letters of credit, and unused lines of credit is represented by the contractual notional amount of these instruments. For interest rate caps, the contractual or notional amounts substantially exceed actual exposure to credit loss.

(Continued)

BANKFINANCIAL MHC, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Table amounts in thousands)

NOTE 14 - LOAN COMMITMENTS AND OTHER RELATED ACTIVITIES (Continued)

The contractual or notional amounts are as follows:

	2004	2003
Financial instruments wherein contractual amounts represent credit risk
Commitments to extend credit	$27,533	$23,617
Standby letters of credit	4,029	3,103
Unused lines of credit	225,209	205,189
Commitments to sell mortgages	1,917	2,954

Financial instruments wherein notional amounts exceed the amount of credit risk
Interest rate caps	—	50,000

At year-end 2004, fixed-rate commitments were $4.7 million, with rates ranging from 5.13% to 6.75% and adjustable-rate commitments of $22.8 million, with rates ranging from 4.05% to 6.50%. These commitments are due to expire within 2 months of issuance.

Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if it is deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation of the counterparty. The collateral held varies, but primarily consists of single-family residential real estate.

(Continued)

BANKFINANCIAL MHC, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Table amounts in thousands)

NOTE 15 - FAIR VALUES OF FINANCIAL INSTRUMENTS

The carrying amount and estimated fair value of financial instruments is as follows:

	2004		2003
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Financial assets
Cash and cash equivalents	$29,298	$29,298	$28,630	$28,630
Securities	268,093	268,093	257,520	257,520
Loans held-for-sale	5,531	5,531	5,280	5,280
Loans receivable, net of allowance for loan losses	1,091,952	1,100,296	1,067,248	1,095,391
FHLB stock	24,226	24,226	22,806	22,806
Accrued interest receivable	5,420	5,420	5,201	5,201
Mortgage servicing rights	2,590	2,738	2,372	3,146

Financial liabilities
Non-interest-bearing demand deposits	$(104,448)	$(104,448)	$(98,087)	$(98,087)
NOW and money market deposits	(438,901)	(438,901)	(397,195)	(397,195)
Savings	(132,009)	(132,009)	(135,517)	(135,517)
Certificates of deposit	(440,338)	(440,541)	(443,098)	(444,575)
Borrowings	(264,742)	(267,950)	(268,225)	(267,201)
Accrued interest payable	(874)	(874)	(604)	(604)

For purposes of the above, the following assumptions were used:

Cash and Cash Equivalents: The estimated fair values for cash and cash equivalents are based on their carrying value due to the short-term nature of these assets.

Securities: The estimated fair values of securities are based on quoted market prices when they are currently available. If a quoted market price for a specific security is not currently available, the Company estimates the fair value based on the quoted market price of another security with similar characteristics, adjusted to reflect objectively measurable differences such as coupon rates and reset dates. In the absence of current quoted market prices for the same or a similar security, the Company uses other valuation techniques to determine fair value, such as obtaining broker-dealer valuations or estimating fair value based on valuation modeling. Significant judgment is involved in determining fair value in the absence of current quoted market prices.

Loans: The estimated fair value for loans has been determined by calculating the present value of future cash flows based on the current rate the Company would charge for similar loans with similar maturities, applied for an estimated time period until the loan is assumed to be repriced or repaid. The estimated fair values of loans held-for-sale are based on quoted market prices.

(Continued)

BANKFINANCIAL MHC, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15 - FAIR VALUES OF FINANCIAL INSTRUMENTS (Continued)

Mortgage servicing rights: The estimated fair value of mortgage servicing rights is the present value of the expected future cash flows over the projected life of the loan. Assumptions used in the present value calculation are based on actual performance of the underlying servicing along with general market consensus.

Deposit Liabilities: The estimated fair value for certificate deposits has been determined by calculating the present value of future cash flows based on estimates of rates the Company would pay on such deposits, applied for the time period until maturity. The estimated fair values of non-interest-bearing demand, NOW, money market, and savings deposits are assumed to approximate their carrying values as management establishes rates on these deposits at a level that approximates the local market area. Additionally, these deposits can be withdrawn on demand.

Borrowings: The estimated fair values of advances from the FHLB and note payable are based on current market rates for similar financing. The estimated fair value of securities sold under agreements to repurchase is assumed to equal its carrying value due to the short-term nature of the liability.

Accrued Interest: The estimated fair values of accrued interest receivable and payable are assumed to equal their carrying value.

Off-Balance-Sheet Instruments: Off-balance-sheet items consist principally of unfunded loan commitments, standby letters of credit, and unused lines of credit. The estimated fair values of unfunded loan commitments, standby letters of credit, and unused lines of credit are not material.

While the above estimates are based on management’s judgment of the most appropriate factors, as of the balance sheet date, there is no assurance that the estimated fair values would have been realized if the assets were disposed of or the liabilities settled at that date, since market values may differ depending on the various circumstances. The estimated fair values would also not apply to subsequent dates.

In addition, other assets and liabilities that are not financial instruments, such as premises and equipment, are not included in the above disclosures.

(Continued)

BANKFINANCIAL MHC, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Table amounts in thousands)

NOTE 16 - OTHER COMPREHENSIVE INCOME (LOSS)

Other comprehensive loss (income) components and related taxes were as follows:

	2004	2003	2002
Unrealized holding gains (losses) on securities available-for- sale	(14,152)	(7,783)	(6,767)
Tax effect	6,418	3,175	2,746

Unrealized holding gains (losses) on securities available-for-sale, net of tax	(7,734)	(4,608)	(4,021)

Less reclassification adjustments for (gains) losses recognized in income	(599)	—	2
Tax effect	272	—	(1)

Less reclassification adjustments for (gains) losses recognized in income, net of tax	(327)	—	1

Loss on impairment of securities available-for-sale	8,793	12,457	—
Tax effect	(3,988)	(5,082)	—

Loss on impairment of securities available-for-sale, net of tax	4,805	7,375	—

Other comprehensive income (loss)	$(3,256)	$2,767	$(4,020)

NOTE 17 - PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION

Condensed financial information of BankFinancial MHC, Inc. follows:

CONDENSED STATEMENTS OF FINANCIAL CONDITION

	2004	2003
ASSETS
Cash in subsidiary	$202	$227
Investment in subsidiary	94,623	96,400
Other assets	63	1,996

Total assets	$94,888	$98,623

LIABILITIES AND MEMBERS’ EQUITY
Accrued expenses and other liabilities	—	1,936
Members’ equity	94,888	96,687

Total liabilities and members’ equity	$94,888	$98,623

(Continued)

BANKFINANCIAL MHC, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Table amounts in thousands)

NOTE 17 - PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION (Continued)

CONDENSED STATEMENTS OF INCOME

	2004	2003	2002
Other expense	$36	$31	$33

Loss before income tax and subsidiary earnings (loss)	(36)	(31)	(33)
Income tax benefit	14	12	13
Equity in earnings (loss) of subsidiary	1,479	(9,559)	5,066

Net income (loss)	$1,457	$(9,578)	$5,046

CONDENSED STATEMENTS OF CASH FLOWS

	2004	2003	2002
Cash flows from operating activities
Net income (loss)	$1,457	$(9,578)	$5,046
Adjustments Equity in (earnings) loss of subsidiary	(1,479)	9,559	(5,066)
Change in other assets	1,933	(1,687)	2,190
Change in other liabilities	(1,936)	1,724	(2,203)

Net cash from operating Activities	(25)	18	(33)

Net change in cash and cash equivalents	(25)	18	(33)
Beginning cash and cash equivalents	227	209	242

Ending cash and cash equivalents	$202	$227	$209

(Continued)

BANKFINANCIAL MHC, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Table amounts in thousands)

NOTE 18 - SELECTED QUARTERLY FINANCIAL DATA (Unaudited)

	Year Ended December 31, 2004
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Interest Income	$16,030	$15,950	$16,719	$17,599
Interest Expense	6,176	5,374	5,693	6,227

Net interest income	9,854	10,576	11,026	11,372
Provision (credit) for loan losses	—	—	(212)	190

Net interest income	9,854	10,576	11,238	11,182
Non interest income	2,147	2,165	2,352	2,394
Non interest expense
Loss on impairment of securities-available-for-sale	—	—	5,500	3,293
Other non interest expense	10,810	10,563	10,105	10,444

Non interest expense	10,810	10,563	15,605	13,737

Income (loss) before income taxes	1,191	2,178	(2,015)	(161)
Income tax expense (benefit)	291	671	(969)	(257)

Net Income (loss)	$900	$1,507	$(1,046)	$96

	Year Ended December 31, 2003
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Interest Income	$18,165	$17,426	$15,990	$16,461
Interest Expense	7,573	7,398	7,384	8,197

Net interest income	10,592	10,028	8,606	8,264
Provision (credit) for loan losses	—	(275)	—	(304)

Net interest income	10,592	10,303	8,606	8,568
Non interest income	1,987	2,168	2,860	1,984
Non interest expense
Loss on impairment of securities-available-for-sale	8,500	3,957	—	—
Losses on early extinguishment of debt	—	—	8,347	—
Other non interest expense	10,831	10,963	11,015	10,448

Non interest expense	19,331	14,920	19,362	10,448

Income (loss) before income taxes	(6,752)	(2,449)	(7,896)	104
Income tax benefit	(2,902)	(1,142)	(3,185)	(186)

Net Income (loss)	$(3,850)	$(1,307)	$(4,711)	$290

(Continued)

BANKFINANCIAL MHC, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 19 - ADOPTION OF PLAN OF CONVERSION AND REORGANIZATION

On August 25, 2004, the Board of Directors of the Company adopted a Plan of Conversion and Reorganization to convert from a mutual holding company form of organization to the stock form of organization and will sell shares of common stock to the public. BankFinancial MHC, Inc., the mutual holding company parent of BankFinancial Corporation, will be merged into BankFinancial, F.S.B., and BankFinancial MHC will no longer exist. BankFinancial Corporation, which owns 100% of BankFinancial, F.S.B., will be succeeded by a new corporation with the same name. When the conversion is completed, all of the capital stock of BankFinancial, F.S.B. will be owned by BankFinancial Corporation, the newly formed holding company, and all of the common stock of BankFinancial Corporation will be owned by public stockholders.

A subscription offering of shares of common stock will be offered initially to eligible account holders, the Company’s tax-qualified employee benefit plans, supplemental eligible account holders and other members of the Company. Any shares of the Company’s common stock not sold in the subscription offering will be offered for sale to the general public, giving preference to the Company’s market area.

At the time of conversion, the Company will establish a liquidation account in an amount equal to its net worth as of the latest statement of financial condition appearing in the final prospectus. The liquidation account will be maintained for the benefit of eligible depositors who continue to maintain their accounts at the Company after conversion. The liquidation account will be reduced annually to the extent that eligible depositors have reduced their qualifying deposits. Subsequent increases will not restore an eligible account holder’s interest in the liquidation account. In the event of complete liquidation, each eligible depositor will be entitled to receive a distribution from the liquidation account in an amount proportionate to the current adjusted qualifying balances for the accounts held. The liquidation account balance is not available for payment of dividends.

Conversion costs have been deferred and will be deducted from the proceeds of the shares sold in the conversion. If the conversion is not completed, all costs will be charged to expense. At December 31, 2004, $911,600 has been incurred and deferred.

(Continued)

BANKFINANCIAL MHC, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 20 - RESTATEMENT

The accompanying consolidated financial statements for the year ended December 31, 2003 have been restated to change the method of recognizing other than temporary impairment on securities available for sale, specifically certain perpetual preferred equity securities issued by Fannie Mae and Freddie Mac. During 2004, the Company completed a comprehensive review of its methodology in determining whether other than temporary impairment was present in its securities portfolio for all periods presented. This comprehensive review was conducted in connection with the preparation of the Company’s initial public offering and review of guidance contained in Securities and Exchange Commission (SEC) Staff Accounting Bulletin No. 59 – Noncurrent Marketable Equity Securities (SAB 59).

Management’s comprehensive review determined that certain of the perpetual preferred securities issued by Fannie Mae and Freddie Mac were other than temporarily impaired in 2003. This determination was based primarily on the duration and severity of the unrealized losses, management’s inability to forecast a full recovery in the value of the securities except in a small number of projected interest rate scenarios, and the uncertainties that are inherent in forecasting when interest rates, interest rate volatilities and spreads to risk-free benchmarks will return to historic norms. As a result, management recorded a prior period adjustment to recognize a $12.5 million other than temporary impairment loss on securities available for sale for the year ended December 31, 2003. Net loss was increased for this adjustment by $7.6 million to $9.6 million for the year ended December 31, 2003. There was no effect on net income in 2002.

You should rely only on the information contained in this document or that to which we have referred you. No person has been authorized to give any information or to make any representation other than as contained in this prospectus and, if given or made, such other information or representation must not be relied upon as having been authorized by BankFinancial Corporation or BankFinancial, F.S.B. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any person in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this prospectus nor any sale hereunder shall under any circumstances create any implication that there has been no change in the affairs of BankFinancial Corporation or BankFinancial, F.S.B. since any of the dates as of which information is furnished herein or since the date hereof.

BankFinancial Corporation

(Proposed Holding Company for

BankFinancial, F.S.B.)

Up to 24,466,250 Shares of

Common Stock

Par value $0.01 per share

PROSPECTUS

Sandler O’Neill & Partners, L.P.

April 15, 2005

Until May 20, 2005 or 25 days after commencement of the syndicated community offering, if any, whichever is later, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver the prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.